Form 10-K, Exhibit 13
period 1996-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 1997-03-31
CIK 1008579

Excerpt from Highlands Bankshares, Inc.
1996 Annual Report

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation

                              FINANCIAL HIGHLIGHTS


Results of Operations                                   1996               1995              1994         1996/1995   1995/1994
                                                        (In Thousands except share and per share data)      Percentage Change


Net Interest Income                                        $6,774            $5,424            $4,440          24.89%      22.16%
Net Income (Loss)                                           1,764             1,449             1,160          21.74       24.91

Financial Condition at Year-End


Assets
Loans                                                     207,739           162,543           128,749          27.81       26.25
Securities                                                154,951           113,743            93,738          36.23       21.34
Deposits                                                   31,345            32,276            27,389          (2.88)      17.84
Stockholders' Equity                                      189,719           147,327           117,314          28.77       25.58
Shares Outstanding                                         14,617            12,812            10,243          14.09       25.08
                                                            1,222             1,218             1,216           0.33        0.16

Significant Ratios


Return on average assets                                     0.97              1.00              1.00          (0.03)       0.00
Return on average equity                                    13.01             12.45             11.38           4.50        9.40
Average stockholders' equity to
        average assets                                       7.46              8.05              8.75          (7.33)      (0.08)
Allowance for loan losses as a
         percentage of total loans                           0.69              0.80              0.89         (12.50)     (10.11)
Non-performing loans to total loans                          0.01              0.00              0.00           0.00        0.00


Per Share Data
Based on weighted-average shares outstanding

Net Income                                         $         1.45    $         1.19    $         0.96          21.85       23.96
Stockholders' equity (book value)
         per shares outstanding at
         year-end                                           11.97             10.52              8.43          13.88       24.79


                     COMPARISON OF RESULTS OF OPERATIONS FOR
                   THE YEARS ENDED DECEMBER 31, 1996 AND 1995


Net interest income for the year-ended December 31, 1996 increased 24.89%, approximately $1.35 million and over 1995. Average interest earning assets increased $34.1 million from 1995 to 1996 while average interest-bearing liabilities increased $29.7 million. The yield on average interest-earning assets for the year ended December 31, 1996 was 8.61% compared with 8.56% for the comparable 1995 period. The 1996 yield on loans decreased by 2 basis points as compared to 1995 period at 9.38%. The yield on average investments remained constant at 6.01% for December 31, 1996 and 1995. The yield on average interest-bearing liabilities increased 5 basis points during 1996 to 5.43% as compared to 5.38% during 1995. Net income for the year-ended December 31, 1996 was $1.76 million, an increase of 21.74% over the 1995 period. Income tax expense for 1996 increased 10.01% to $857 thousand as compared to $779 thousand for the 1995 period.


                     COMPARISON OF RESULTS OF OPERATIONS FOR
                   THE YEARS ENDED DECEMBER 31, 1995 AND 1994


Net interest income for the year-ended December 31, 1995 increased 22.16%, approximately $980 thousand over 1994. Average interest earning assets increased $26.6 million from 1994 to 1995 while average interest-bearing liabilities increased $22.2 million. The yield on average interest-earning assets for the year-ended December 31, 1995 was 8.51% compared with 7.68% for the comparable 1994 period. The 1995 yield on loans increased by 69 basis points as compared to the 1994 period. The yield on average interest-bearing liabilities increased to 6.02% as of December 31, 1995 from 5.34% for the comparable 1994 period. The yield on average interest-bearing liabilities increased 100.02 basis points during 1995 to 5.38% as compared to 4.36% during 1994. Net income for the year-ended December 31, 1995 was $1.45 million, an increase of 24.91% over the 1994 period. Income tax expense for 1995 increased 34.04% to $0.78 million as compared to $0.58 million for the 1994 period.

                               [NET INCOME GRAPH]
                                 (In Millions)

                    $1.16          $1.45          $1.76
                     1994           1995           1996

                        COMPARISON OF FINANCIAL CONDITION
                          AT DECEMBER 31, 1996 AND 1995


Total assets at December 31, 1996 totaled $207.7 million compared to $162.5 million at December 31, 1995. This 27.81% growth in assets was primarily due to the large volume of loans originated. Total loans increased 36.23%, or $41.2 million over the comparable 1995 period. The security portfolio decreased 2.88% to $31.3 million during 1996 as contrasted to the 1995 period. The majority of the principle payments received were used to fund loans, rather than reinvesting in lower yielding securities, which resulted in the 2.88% decrease in the security portfolio. Total deposits increased to $189.7 million or 28.77% from 1995's level of $147.3 million. Stockholder's equity increased 14.09% during 1996. The Financial Accounting Standards Board's (FASB) Statement on Accounting Standards No. 115 was implemented during 1994. FASB's SAS 115 required that all securities classified as "Available-for-Sale" be adjusted to market value through the use of a valuation account, and that any paper gains or losses be run through the Stockholder's Equity section of the balance sheet. The effect of implementing SAS 115 caused an increase in Stockholder's Equity at December 31, 1995 of $18 thousand, net of the related deferred tax. As of December 31, 1996 the Corporation's security portfolio had $18 thousand in paper losses, net of deferred taxes. The Corporation notes that it does have the ability and intent to carry to maturity approximately $31.3 million of the "Available-for-Sale" securities.


                        COMPARISON OF FINANCIAL CONDITION
                          AT DECEMBER 31, 1995 AND 1994


Total assets at December 31, 1995 totaled $162.5 million compared to $128.8 million at December 31,1994. This 26.24% growth in assets was primarily due to the large volume of loan demand. Total loans increased 21.34%, or $20.0 million over the comparable 1994 period. The security portfolio increased 17.84% to $32.3 million during 1995 as contrasted to the 1994 period. Total deposits increased to $147.4 million or 25.66% from 1994's level of $117.3 million. Stockholder's Equity increased 25.09% during 1995. The Financial Accounting Standards Board's (FASB) Statement on Accounting Standards No. 115 was implemented during 1994. FASB's SAS 115 required that all securities classified as "Available-for-Sale" be adjusted to market value through the use of a valuation account, and that any paper gains or losses be run through the Stockholder's Equity section of the balance sheet. The effect of implementing SAS 115 caused a reduction in Stockholder's Equity at December 31, 1994 of $1.09 million, net of the related deferred tax. As of December 31, 1995 the Corporation's security portfolio had recovered this $1.09 million in paper losses and had net unrealized holding gains of approximately $18 thousand, net of deferred taxes. The Corporation notes that it does have the ability and intent to carry to maturity approximately $32.3 million of the "Available-for-Sale" securities.


                              [TOTAL ASSETS GRAPH]
                                 (In Millions)

                    $128.7              $162.5              $207.7
                     1994                1995                1996




                              [TOTAL LOANS GRAPH]
                                 (In Millions)

                    $93.7               $113.7              $154.9
                     1994                1995                1996

                       COMPARISON OF SIGNIFICANT RATIOS AT
                           DECEMBER 31, 1996 AND 1995


Return on average assets dropped slightly to 0.97% for the year-ended December 31, 1996 as compared to 1.00% for the comparable 1995 period. The 27.81% growth in assets and the absorption of the operational costs from the new Bristol Branch both had significant impact relating to the decrease in this performance ratio. Return on average equity increased 4.50% from 12.45% at December 31, 1995 to 13.01% at year-end 1996. Average stockholders' equity to average assets declined to 7.46% at December 31, 1996 from 8.05% at December 31, 1995. Non-performing loans to total loans increased to 0.01% as of December 31, 1996 as compared to 0.00% for the comparable 1995 period. Allowance for loan losses as a percentage of total loans decreased 7.33% to 0.69% at December 31, 1996. The decreases in average stockholders' equity to average assets and allowance for loan losses as a percentage of total loans reflects the enormous amount of growth which the Corporation has sustained during 1996.


                       COMPARISON OF SIGNIFICANT RATIOS AT
                           DECEMBER 31, 1995 AND 1994


Return on average assets remained constant at 1.00% for the year-ended December 31, 1995 and the comparable 1994 period. Considering the Corporation's 24.91% growth rate in average assets during 1995 it is a great achievement to maintain such a steady performance ratio. Return on average equity increased 9.40% from 11.38% at December 31, 1994 to 12.45% at year-end 1995. Average stockholders' equity to average assets declined to 8.05% at December 31, 1995 from 8.75% at December 31, 1994. Non-performing loans to total loans remained constant at 0.00% for the two comparable periods. Allowance for loan losses as a percentage of total loans decreased 10.11% to 0.80% at December 31, 1995. The decreases in average stockholders' equity to average assets and allowance for loan losses as a percentage of total loans reflects the enormous amount of growth which the Corporation has sustained during 1995.


                        [RETURN ON AVERAGE EQUITY GRAPH]
                                  (In Percent)

                         11.38          12.45          13.01
                          1994           1995           1996

                      COMPARISON OF PER SHARE DATA FOR THE
                     YEARS ENDED DECEMBER 31, 1996 AND 1995


Net income per share, on a weighted average basis, increased 21.85% to $1.45 at December 31, 1996 as compared to $1.19 for the comparable 1995 period. Book value per share of common stock increased by 13.88% to $11.97 per share as compared to $10.52 at December 31, 1995. The Corporation had approximately $18 thousand in paper losses as of December 31 1996, net of deferred taxes, due to FASB;s SAS 115 which had virtually no affect on the book value computation.


                      COMPARISON OF PER SHARE DATA FOR THE
                     YEARS ENDED DECEMBER 31, 1995 AND 1994


Net income per share, on a weighted average basis, increased 23.96% to $1.19 at December 31, 1995 as compared to $0.96 for the comparable 1994 period, as adjusted for the 1995 2:1 stock split. Book value per share of common stock increased by 24.79% to $10.52 per share as compared to $8.43 at December 31, 1994. Due to the implementation of FASB's SAS 115, which was explained in the Comparison of Financial Condition, the Corporation recovered over $1 million, net of deferred taxes, in paper losses on it's security portfolio which significantly affected the stock's book value at December 31, 1995.



                           [EARNINGS PER SHARE GRAPH]
                                  (In Dollars)

                 $0.96               $1.19               $1.45
                  1994                1995                1996

Item 14(a).    Financial Statements


                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 1996

                                 C O N T E N T S


                                                                          Page

INDEPENDENT AUDITOR'S REPORT                                                F1

FINANCIAL STATEMENTS
  Consolidated Balance Sheets                                               F2
  Consolidated Statements of Income                                         F3
  Consolidated Statements of Stockholders' Equity                           F4
  Consolidated Statements of Cash Flows                                     F5
  Notes to Consolidated Financial Statements                          F6 - F18

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
Highlands Bankshares, Inc. and Subsidiary
Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 1996, 1995, and 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiary as of December 31, 1996, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                           /s/ Brown, Edwards & Company, L.L.P.
                                           CERTIFIED PUBLIC ACCOUNTANTS

468 East Main Street
Abingdon, VA 24210
January 31, 1997

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                         Page F2

                           CONSOLIDATED BALANCE SHEETS
                        December 31, 1996, 1995 and 1994
                                 (In thousands)

                ASSETS                                         1996         1995        1994
                                                            ----------------------------------
Cash and due from banks (Note 18)                           $   8,008    $   5,618   $   3,883
Federal funds sold                                              7,948        5,535        --
Investment securities available for sale (Note 3)              31,345       32,276      27,389
Loans, net of allowance for credit losses of $1,072,
  $908, and $836 thousand for 1996, 1995 and 1994,
  respectively (Notes 4 and 5)                                153,879      112,835      92,902

Bank premises and equipment (Note 6)                            4,583        4,346       2,605
Interest receivable                                             1,271        1,068         806
Other assets (Note 9)                                             705          865       1,164
                                                            ---------    ---------    --------

               Total Assets                                 $ 207,739    $ 162,543   $ 128,749
                                                            =========    =========   =========


             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 7)
     Interest bearing                                       $ 163,468    $ 127,024   $ 101,162
     Noninterest bearing                                       26,003       20,303      16,152
                                                            ---------    ---------    --------

               Total Deposits                                 189,471      147,327     117,314
                                                            ---------    ---------    --------

Short term borrowings (Note 8)                                     71        1,000         327
Notes Payable (Note 10)                                         1,858         --          --
Interest, taxes and other liabilities                           1,722        1,404         865
                                                            ---------    ---------    --------
                                                                3,651        2,404       1,192
                                                            ---------    ---------    --------

               Total Liabilities                              193,122      149,731     118,506
                                                            ---------    ---------    --------

STOCKHOLDERS' EQUITY
     Common stock (Notes 12 and 14)                             3,054        3,044       3,038
     Surplus                                                    5,187        5,120       5,116
     Undivided profits                                          6,394        4,630       3,181
     Unrealized gains (losses) on securities available
       for sale                                                   (18)          18      (1,092)
                                                            ---------    ---------    --------
               Total Stockholders' Equity                      14,617       12,812      10,243
                                                            ---------    ---------    --------


               Total Liabilities and Stockholders' Equity   $ 207,739    $ 162,543    $128,749
                                                            =========    =========    ========


         The Notes to Consolidated Financial Statements are an integral part of these statements.

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                         Page F3

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1996, 1995 and 1994
                                 (In thousands)

 INTEREST INCOME                                          1996        1995        1994
                                                     -----------------------------------
     Interest and fees on loans                        $   12,310  $   9,590   $   6,765
     Interest on securities available for sale
          Taxable                                           2,009      1,735       1,509
          Exempt from taxable income                           73         58          70
     Interest on Federal funds sold                           204        202          76
     Interest on deposits with banks                         --         --             5
                                                       ----------  ---------   ---------
               Total Interest Income                       14,596     11,585       8,425

INTEREST EXPENSE
     Interest on deposits                                   7,822      6,161       3,985
                                                       ----------  ---------   ---------
          Net interest income                               6,774      5,424       4,440
     Provision for loan losses (Note 5)                       374        143         120
                                                       ----------  ---------   ---------
          Net interest income after provision for loan
            losses                                          6,400      5,281       4,320
                                                       ----------  ---------   ---------

NON-INTEREST INCOME
     Securities gains (losses), net                            23         (1)         15
     Service charges on deposit accounts                      474        371         291
     Insurance commissions                                     24         25          29
     Other service charges, commissons and fees                96         58          65
     Other operating income, rents                             43         35          25
                                                       ----------  ---------   ---------
               Total Non-Interest Income                      660        488         425
                                                       ----------  ---------   ---------

NON-INTEREST EXPENSES
     Salaries and employee benefits (Note 13)               2,481      1,904       1,555
     Compensation related to stock options
       granted (Note 14)                                       53          4          78
     Occupancy expense of bank premises                       298        212         177
     Furniture and equipment expense                          564        510         308
     Other operating expenses (Note 20)                     1,043        911         886
                                                       ----------  ---------   ---------
               Total Non-Interest Expenses                  4,439      3,541       3,004
                                                       ----------  ---------   ---------
               Income Before Taxes on Income                2,621      2,228       1,741

     Income Tax Expense (Note 9)                              857        779         581
                                                       ----------  ---------   ---------


               Net Income                              $   1,764   $   1,449   $  1,160
                                                       =========   =========   ========


Net Income Per Share (Note 12)                         $    1.45   $     .19   $   0.96
                                                       =========   =========   ========

         The Notes to Consolidated Financial Statements are an integral part of these statements.

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                         Page F4
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1995, 1994 and 1993
                                 (In thousands)


                                                                                                                         Unrealized
                                                                                                                         Gain (loss)
                                                                                                                         Securities
                                                                Common Stock                                Undivided     Available
                                                            Shares        Par Value          Surplus          Profits      for sale

 Balance, December 31, 1993 as
   restated                                                  $1,206          $3,014          $ ,007          $2,021            --

     Net income                                                --              --              --             1,160            --

     Common stock issued for
        stock options exercised                                  10              24              31            --              --

     Stock options granted                                     --              --                78            --              --
         (Note 14)

     Unrealized gains (losses)                                 --              --              --              --            (1,092)
                                                             ------          ------          ------          ------          ------

Balance, December 31, 1994 as
   restated                                                   1,216           3,038           5,116           3,181          (1,092)

     Net income                                                --              --              --             1,449            --

     Common stock issued for
        stock options exercised                                   2               6            --              --              --

     Stock options granted                                     --              --                 4            --              --
          (Note 14)

     Unrealized gains (losses)                                 --              --              --              --             1,110
                                                             ------          ------          ------          ------          ------


Balance, December 31, 1995                                    1,218           3,044           5,120           4,630              18

     Net income                                                --              --              --             1,764            --

     Common stock issued for
        stock options exercised                                   4              10              14            --              --

     Stock options granted                                     --              --                53            --              --
          (Note 14)

     Unrealized gains (losses)                                 --              --              --              --               (36)
                                                             ------          ------          ------          ------          ------


Balance, December 31, 1996                                   $1,222          $3,054          $ ,187          $6,394          $  (18)
                                                             ======          ======          ======          ======          ======

         The Notes to Consolidated Financial Statements are an integral part of these statements.

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                         Page F5

                CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended
                        December 31, 1996, 1995 and 1994
                                 (In thousands)

                                                                        1996        1995        1994
                                                                  ------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                       $  1,764    $  1,449    $  1,160
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                        374         143         120
          Provision for deferred income taxes                              (67)        596        (589)
          Deferred compensation expense                                     53           4          78
          Depreciation                                                     214         157         124
          Securities (gains) losses                                        (23)          1         (15)
          Net amortization on securities                                   125          76         103
          Increase in interest receivable                                 (203)       (262)       (303)
          (Increase) decrease in other assets                              227         299         (48)
          Increase (decrease) in interest, taxes and other
            liabilities                                                    318         (58)        240
                                                                      --------    --------    --------
               Net Cash Provided by Operating Activities                 2,782       2,405         870
                                                                      --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (increase) decrease in time balances with banks                  --          --           100
     Securities available for sale:
          Proceeds from sale of securities                              12,779         586       1,349
          Proceeds from maturities of debt securities                    2,125       3,209         720
          Purchase of securities                                       (14,128)     (7,648)     (6,066)
          Net (increase) decrease in federal funds sold                 (2,413)     (5,534)      7,825
          Net increase in loans                                        (41,418)    (20,077)    (26,592)
          Premises and equipment expenditures                             (446)     (1,899)       (310)
                                                                      --------    --------    --------
               Net Cash Used in Investing Activities                   (43,501)    (31,363)    (22,974)
                                                                      --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
          Net increase in certificates of deposit                       29,811      22,582      17,136
          Net increase in demand, savings and other deposits            12,333       7,432       5,324
          Increase (decrease) in federal funds purchased                  --          (327)        327
          Net proceeds from Federal Home Loan Bank
            Advances                                                       929       1,000        --
          Proceeds from issuance of common stock                            36           6          55
                                                                      --------    --------    --------
               Net cash provided by financing activities                43,109      30,693      22,842
                                                                      --------    --------    --------
               Net increase (decrease) in cash and cash equivalents      2,390       1,735         738

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           5,618       3,883       3,145
                                                                      --------    --------    --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $  8,008    $  5,618    $  3,883
                                                                      ========    ========    ========


SUPPLEMENTAL DISCLOSURE OF NON-CASH
  TRANSACTIONS

     Unrealized gain (loss) in value of  securities
       available for sale (net of tax effects of
       $(19), $572 and $(563) at December 31, 1996,
       1995 and 1994, respectively                                    $    (36)   $  1,110    $ (1,092)
       ====     =====                                                 ========    ========    ========


      Investment securities transferred to
      available for sale                                              $     -     $     -     $ 24,733
                                                                      ========    ========    ========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the year for:
     Interest                                                         $  7,595    $  5,629    $  3,755
                                                                      ========    ========    ========
     Income taxes                                                     $    901    $    783    $    579
                                                                      ========    ========    ========


         The Notes to Consolidated Financial Statements are an integral part of these statements.

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                         Page F6
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note  1. Summary of Significant Accounting Policies

                  Basis of Presentation:

                  The accounting and reporting policies of Highlands Bankshares, Inc. and Subsidiary conform to generally accepted accounting principles and the predominant practices within the banking industry. The accompanying consolidated financial statements have been prepared on the accrual basis.

                  Principles of Consolidation:

                  The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc. and Subsidiary (the "Company") and its wholly-owned subsidiary, Highlands Union Bank (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

                  Nature of Operations:

                  Highlands Bankshares, Inc. and Subsidiary operates in Abingdon, Virginia and surrounding Southwest Virginia, under the laws of the Commonwealth of Virginia. The Company was organized December 29, 1995. Highlands Union Bank, its wholly-owned subsidiary, began banking operations on April 27, 1985.

                  Securities Available for Sale:

                  Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

                  Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                  Reserve for Possible Loan Losses:

                  The reserve for possible loan losses for financial statement purposes is based upon management's evaluation of amounts required to maintain the reserve at an adequate level upon consideration of losses charged to the reserve, current economic conditions, changes in the size and character of the loan portfolio, and other relevant factors which, in management's judgment, deserve current recognition.

                  Premises and Equipment:

                  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives. Maintenance and repairs are charged to current operations while improvements are capitalized. Disposition gains and losses are reflected in current operations.

                  Intangible Assets:

                  Organizational costs are stated at cost less accumulated amortization. Amortization is computed on the straight-line method over 60 months.



                                   (Continued)

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                         Page F7
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)

         Note  1. Summary of Significant Accounting Policies (Continued)

                  Cash and Cash Equivalents:

                  For   purposes  of  reporting   cash  flows,   cash  and  cash
                  equivalents include cash on hand and amounts due from banks.

                  Income Taxes:

                  Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                  Income on Loans and Loan Fees:

                  Accrual of interest on commercial loans, mortgages and consumer single-payment loans is based generally on the daily amount of principal outstanding. Interest on installment loans is reported as income over the term of the loan under the simple interest method and the sum-of-the-months'-digits (Rule of 78's) method. The Rule of 78's method is not materially different from the interest method. Beginning with 1996 the Bank has discontinued the use of the "Rule of 78's". It is the Bank's policy to discontinue the accrual of interest on loans based on their delinquency status and evaluation of the related collateral and the financial strength of the borrower. The accrual of interest income is normally discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the net realizable value of collateral is sufficient to cover the principal balance and accrued interest. When interest accruals are discontinued, interest accrued and not collected in the current year is reversed and interest accrued and not collected in prior years is charged to the allowance for credit losses.

                  For mortgage loans, the portion of loan origination fees that exceeds the direct costs of underwriting and closing loans is deferred. The deferred fees received are amortized to income over the estimated lives of the mortgage loans using a straight line method. The deferred fees received in connection with installment loans are amortized over the life of the loan. The aforementioned amortization methods are not materially different from the interest method.

                  Earnings Per Share:

                  Earnings per share are calculated based on the weighted average outstanding shares during the year.

                  Estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

                  Reclassification of Financial Statement Presentation:

                  Certain reclassifications have been made to the 1995 and 1994 financial statements to conform with the 1996 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                         Page F8
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)

         Note  2. Business Combination

                  On December 29, 1995 Highlands Bankshares, Inc. issued approximately 1.2 million shares of its common stock in exchange for all the outstanding common stock of Highlands Union Bank. In addition, outstanding employee stock options to purchase Highlands Union Bank common stock were converted into options to purchase shares of Highlands Bankshares, Inc. The merger has been accounted for as a pooling of interests. Restatement of prior year financial statements was not deemed necessary due to immateriality.

         Note  3. Investment Securities

                  Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Statement No. 115 addresses the classification, accounting and disclosure of investments in debt and equity securities. In connection with the adoption of this statement, securities were classified into two categories: securities available for sale and investment securities held-to-maturity. Prior to January 1, 1994, securities available for sale were recorded at the lower of aggregate cost or market value. Under Statement No. 115, securities available for sale are recorded at market value with the unrealized gain or loss, net of deferred income taxes, reflected as a separate component of stockholders' equity. The amortized cost and market value of securities classified as available for sale are as follows:

                  Securities available for sale:


                                                                      1996
                                       -------------------------------------------------------------------
                                            Gross             Gross                            Approximate
                                          Amortized        Unrealized        Unrealized          Market
                                            Cost              Gains            Losses            Values
                                       ----------------  ----------------  ----------------  -------------

 U.S. Treasury securities                   $1,003          $    -             $   4             $   999
 U.S. Government agencies and
   corporations                              3,500               -                38               3,462
 State and political subdivisions            1,004              27                 -               1,031
 Mortgage Backed Securities                 25,005               -                13              24,992
 Other securities                              861               -                 -                 861
                                       -------------------------------------------------------------------

                                           $31,373          $   27             $   5             $31,345
                                       ===================================================================



                                                                      1995
                                       -------------------------------------------------------------------
                                            Gross             Gross                            Approximate
                                          Amortized        Unrealized        Unrealized          Market
                                            Cost              Gains            Losses            Values
                                       ----------------  ----------------  ----------------  -------------

 U.S. Treasury securities                   $ 3,008        $    -              $   20             $ 2,988
 U.S. Government agencies and
   corporations                               8,139             68                 67               8,140
 State and political subdivisions             1,331             77                  -               1,408
 Mortgage Backed Securities                  18,861            152                182              18,831
 Other securities                               909              -                  -                 909
                                       -------------------------------------------------------------------

                                            $32,248        $   297             $  269             $32,276
                                       ===================================================================



                                   (Continued)

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                         Page F9
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note  3. Investment Securities (Continued)


                                                                       1994
                                       -------------------------------------------------------------------
                                            Gross             Gross                            Approximate
                                          Amortized        Unrealized        Unrealized          Market
                                            Cost              Gains            Losses            Values
                                       ----------------  ----------------  ----------------  -------------

 U.S. Treasury securities                   $ 4,513        $    -              $  178             $ 4,335
 U.S. Government agencies and
   corporations                               7,987             -                 618               7,369
 State and political subdivisions               816             8                   6                 818
 Mortgage Backed Securities                  14,946            26                 873              14,099
 Other securities                               768             -                   -                 768
                                       -------------------------------------------------------------------

                                            $29,030        $   34              $1,675            $27,389
                                       ===================================================================




                  Securities being held to maturity:

                  Investment securities available for sale with a carrying value of $1,003, $3,808 and $2,503 thousand at December 31, 1996,
                  1995 and 1994 respectively, and a market value of $998, $3,782, and $2,443 thousand at December 31, 1996, 1995 and
                  1994 were pledged as collateral on public deposits and for other purposes as required or permitted by law.

                  The amortized cost and estimated fair value of securities available for sale at December 31, 1996 by contractual maturity are shown below. Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                                          Approx-
                                                                                                            imate
                                                                                        Amortized          Market
                                                                                             Cost           Value
                                                                                     ------------       -----------

                           Due in one year or less                                   $        567       $       565
                           Due after one year through five years                            4,151             4,109
                           Due after five years through ten years                             789               818
                           Due after ten years                                              -                -
                                                                                     ------------       -----------
                                                                                            5,507             5,492
                                                                                     ------------       -----------

                           Mortgage-backed securities                                      25,005            24,992
                           Other securities                                                   861               861
                                                                                     ------------       -----------
                                                                                           25,866            25,853
                                                                                     ------------       -----------

                                                                                     $     31,373       $    31,345
                                                                                     ============       ===========

                                   (Continued)

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                        Page F10
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note  3. Investment Securities (Continued)

                  Gross realized gains and losses for the years ended December 31, 1996, 1995 and 1994 on investment securities available for sale are as follows:

                                                                            1996             1995              1994

                           Realized gains                              $      50        $       3          $     25
                           Realized losses                              $(    27)       $(      4)         $(    10)

         Note  4. Loans

                  The composition of the net loans is as follows:

                                                                            1996             1995              1994

                           Commercial                                 $   20,370       $   12,699        $    8,538
                           Real estate                                   101,570           76,590            62,955
                           Installment                                    30,656           23,342            21,890
                           Other                                           2,967            2,743             2,166
                                                                      ----------        ---------        ----------
                                                                         155,563          115,374            95,549
                                                                      ----------        ---------        ----------

                           Deduct:
                           Unearned discount                                 455            1,377             1,550
                           Allowance for credit losses                     1,072              908               836
                           Unearned net loan fees                            157              254               261
                                                                      ----------       ----------        ----------
                                                                           1,684            2,539             2,647
                                                                      ----------       ----------        ----------

                                                                      $  153,879       $  112,835        $   92,902
                                                                       =========       ==========        ==========


                  In May 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for the Impairment of a Loan" which is effective for fiscal years beginning after December 15, 1994. In October 1994, certain provisions of Statement No. 114 were amended by Statement No. 118. Statements 114 and 118 address the methods to be used by a creditor to measure the impairment of a loan and the proper recognition of a change in the value of an impaired loan. The Company has no loans that are considered impaired in conformity with SFAS 114.

                  Nonaccruing loans totaling $99, $235, and $0 thousand at December 31, 1996, 1995 and 1994 are included in the above loans. Interest income lost on these nonaccruing loans was approximately $6, $12, and $0 for December 31, 1996, 1995 and 1994, respectively.

                  Loans have been pledged as part of the floating blanket lien to secure Federal Home Loan Bank advances. (Note 8)



                                   (Continued)

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                        Page F11
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note  5. Allowance for Credit Losses

                  Activity in the allowance for credit losses is as follows for the periods ended December 31, 1996, 1995, 1994:

                                                                            1996             1995              1994
                                                                            ----             ----              ----

                  Balance, beginning                                    $    908         $    836          $    782
                  Provisions charged to
                   operations                                                374              143               120
                  Loans charged to reserve                              (    255)        (    188)         (     87)
                  Recoveries                                                  45              117                21
                                                                        --------         --------          --------

                  Balance, ending                                       $  1,072         $    908          $    836
                                                                        ========         ========          ========

         Note  6. Premises and Equipment

                  Premises and equipment, stated at cost, are comprised of the following:

                                                                            1996             1995              1994
                                                                            ----             ----              ----

                  Land                                                  $  1,451         $  1,301          $    765
                  Bank premises                                            2,909            2,876             1,785
                  Equipment                                                1,316            1,053               783
                                                                        --------         --------          --------
                                                                           5,676            5,230             3,333
                  Less accumulated
                   depreciation                                            1,093              884               728
                                                                        --------         --------          --------

                                                                        $  4,583         $  4,346          $  2,605
                                                                        ========         ========          ========

                  The depreciation expense is $214, $157, and $124 thousand for 1996, 1995, and 1994, respectively.

         Note  7.  Deposits

                  The composition of deposits is as follows:

                                                                                              December 31,
                                                                       --------------------------------------------
                                                                            1996             1995              1994
                                                                            ----             ----              ----

                  Demand                                               $  39,381        $  31,968        $   27,587
                  Savings                                                 21,930           17,010            18,257
                  Time deposits, $100,000 or
                   more                                                   31,007           26,297            18,836
                  Other time deposits                                     97,153           72,052            52,634
                                                                       ---------        ---------         ---------

                                                                       $ 189,471        $ 147,327         $ 117,314
                                                                       =========        =========         =========




                                   (Continued)

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                        Page F12
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note  7. Deposits (Continued)

                  The remaining maturities of time deposits at December 31, 1996 are as follows:


                  Three months or less                              $     28,128
                  Three through twelve months                             61,171
                  Over twelve months                                      38,861
                                                                     -----------

                                                                    $    128,160
                                                                    ============

         Note  8. Short Term Borrowings

                  Borrowed funds consist of Federal Home Loan Bank advances which are secured by a floating blanket lien on assets of the Bank, including loans. Short-term borrowings for December 31, 1996, 1995 and 1994 were $71, $1,000 and $327 thousand, respectively.


         Note  9. Income Taxes

                  The components of the net deferred tax asset at December 31, 1996, 1995 and 1994 were as follows:

                                                                            1996             1995              1994
                                                                           -----             ----              ----

                  Deferred tax assets:
                  Allowance for loan
                   loss                                                $     323         $    245          $    254
                  Deferred compensation
                   accruals                                                   90               78                77
                  Gain (loss) on securities
                   available for sale                                          9            -                   563
                                                                       ---------         --------          --------
                                                                             422              323               894
                                                                       ---------         --------          --------
                  Deferred tax liability:
                  Depreciation
                   differences                                         (     128)        (    106)         (     90)
                  Gain (loss) on securities
                   available for sale                                    -               (      9)             -
                                                                       ---------         --------          --------
                                                                       (     128)        (    115)         (     90)
                                                                       ---------         --------          --------

                  Net deferred tax asset                               $     294         $    208          $    804
                                                                       =========         ========          ========

                  The net deferred tax asset is included in the balance sheet under the caption "Other Assets".


                                   (Continued)

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                        Page F13
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note  9. Income Taxes (Continued)

                  The components of income tax expense (benefit) related to continuing operations are as follows:

                                                                            1996             1995              1994
                                                                           -----             ----              ----

                  Federal:
                    Current                                                  924          $   755          $    607
                    Deferred                                            (     67)              24          (     26)
                                                                        --------          -------          --------

                        Total                                           $    857          $   779          $    581
                                                                        ========          =======          ========

                  The Bank's income tax expense differs from the statutory federal rate of 34% as follows:


                                                                            1996             1995              1994
                                                                            ----             ----              ----

                  Statutory rate applied to
                   earnings before income taxes                         $    891          $   758           $   592
                  Tax exempt interest                                   (     15)         (    20)          (    24)
                  Other, net                                            (     19)              41                13
                                                                        --------          -------           -------

                                                                        $    857          $   779           $   581
                                                                        ========          =======           =======

         Note 10. Notes Payable

                  During the year, the Bank had the following notes payable agreements:

                                                                                        Current         Long-Term       Total
                                                                                        -------         ---------       -----
                  Note  payable  Federal  Home Loan Bank  dated June 6, 1996 for
                  $1,000,000 with an annual  interest rate of 5.6325%,  due June
                  8, 1998. The note requires annual interest payments.  The loan is secured by a floating blanket lien on
                  assets of the Bank, including loans.                                     -            1,000,000     1,000,000

                  Note  payable  Federal  Home Loan Bank  dated June 6, 1996 for
                  $1,000,000 with an annual interest rate of 7.02%,  due June 6,
                  2003. The note requires  annual  installments  of $71,429 plus interest.  The loan is secured by a floating  blanket  lien on assets of the Bank,
                  including loans.                                                       71,429           857,571       929,000
                                                                                   ------------       -----------    ----------

                           Totals                                                  $     71,429        $1,857,571    $1,929,000
                                                                                   ============        ==========    ==========




                                   (Continued)

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                        Page F14
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note 10. Notes Payable (Continued)

                  Principal maturities of notes payable at December 31, 1996 are as follows:

                  1997                               $     71,429
                  1998                                  1,071,429
                  1999                                     71,429
                  2000                                     71,429
                  2001                                     71,429
                  Thereafter                              571,855
                                                      -----------

                                                      $ 1,929,000
                                                      ===========

         Note 11. Operating Leases

                  The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year as follows:

                  Year ending December 31:

                    1997                                        $   303
                    1998                                            198
                    1999                                            111
                    2000                                             -
                    2001                                             -
                                                                -------

                  Total minimum payments required               $   612
                                                                =======

                  Total operating lease expense was $359, $261 and $158 for December 31, 1996, 1995 and 1994 respectively.

         Note 12. Common Stock, Stock Split, and Net Income Per Share

                  On April 13, 1995, the Board authorized a 2 for 1 stock split to be distributed to all shareholders of record as of April 12, 1995. As a result, authorized shares increased from 5,000,000 to 10,000,000 and par value decreased from $5.00 to $2.50 per share. All references in the financial statements to number of shares, per share amounts and market prices of the Bank's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

                  At December 31, 1996, 1995 and 1994, the Bank had 1,222, 1,218
                  and 1,216 thousand shares of common stock issued and outstanding, respectively. Net income per share is computed using the weighted average outstanding shares of 1,220, 1,214 and 1,208 thousand for the periods ended December 31, 1996, 1995 and 1994, respectively. The stock options (Note 14) have an antidilutive effect on earnings per share.

         Note 13. Profit Sharing Plan

                  Effective January 1, 1986, the Bank adopted a profit sharing plan covering substantially all employees with over one year of service. The plan provides for contributions in such amounts as the Board of Directors may annually determine, but not in excess of the amount permitted under the Internal Revenue Code as a deductible expense. The Bank accrued to the plan $120, $92 and $88 thousand for the years ended December 31, 1996, 1995 and 1994, respectively, which represents approximately 6%, 7% and 8% of qualifying salaries and wages of the Bank.

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                        Page F15
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note 14. Stock Option Plan

                  In 1995, Highlands Bankshares, Inc. adopted a non-qualified stock incentive option plan, which is identical to and replaced the plan adoped by Highlands Union Bank in 1986, for key employees, officers, and directors and reserved 150,000 shares of common stock for issuance thereunder. Options granted under the plan expire ten years from date of grant.

                  Shares under options which subsequently expire, or are canceled are available for subsequent grant. Option prices are determined by the Board of Directors, but shall not be less than the greater of the par value of such stock or 100% of the book value of such stock as shown by the Bank's last published statement prior to granting of the option. Proceeds received upon exercise of options are credited to common stock, to the extent of par value of the related shares, and the balance is credited to surplus. During 1996, 1995 and 1994 12,900, 700 and 9,600 shares were granted at $15.000, $9.333 and $8.330 per share at grant date, respectively.

                  Options outstanding at option price for the years ended December 31, are as follows:


                                                               1996                       1995                      1994
                                                    -----------------------       --------------------     ----------------------
                                                       Dollars     Number of        Dollars    Number of     Dollars     Number of
                                                    (Thousands)      Shares       (Thousands)   Shares     (Thousands)     Shares
                                                    -----------      ------       -----------   ------     -----------     ------

                  Options outstanding January 1      $     226       65,082         $    225     66,742      $    179       66,678
                  Granted                                   53       12,900                4        700            78        9,600
                  Exercised                            (    13)    (  4,194)         (     3)  (  2,360)      (    32)    (  9,536)
                                                     ---------     --------         --------   --------      --------     --------

                  Options outstanding December 31    $     266       73,788         $    226     65,082      $    225       66,742
                                                     =========     ========         ========   ========      ========     ========

                  At the time options are granted, the difference in market value and the option price is recorded as an expense and the related accrual is included in surplus. For 1996, 1995 and 1994 $53, $4 and $78 thousand was recorded as compensation as a result of options granted. As of December 31, 1996, 1995 and 1994 $266, $226 and $225 thousand remained as accrued stock options outstanding included in surplus.

         Note 15. Commitments, Contingencies and Concentrations of Credit

                  The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and standby letters of credit. These commitments include standby letters of credit of approximately $2,026, $218, and $341 thousand and unused portions of credit lines of $10,335, $8,202 and $7,085 thousand for the years ended December 31, 1996, 1995 and 1994, respectively. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

                  The Bank's exposure to credit loss, in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments.

                  The Bank has made arrangements with and has available from other corresponding banks, approximately $48,942,000 of unused lines of credit to fund any necessary cash requirements. The Bank has $1,929,000 of Federal Home Loan Bank advances outstanding as of December 31, 1996.






                                   (Continued)

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                        Page F16
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note 15. Commitments, Contingencies and Concentrations of Credit (Continued)

                  The Bank grants various types of credit including but not limited to, agribusiness, commercial, consumer, and residential loans to customers primarily located throughout Southwest Virginia. Each customer's credit worthiness is examined on a case by case basis. The amount of collateral obtained, if any, is determined by management's credit evaluation of the customer. Collateral held varies, but may include property, accounts receivable, inventory, plant and equipment, securities and other income producing properties. Although the loan portfolio is generally well diversified and geographically dispersed within the region, aggregate loans extended for real estate mortgages represent greater than 50% of the loan portfolio. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the region.

         Note 16. Fair Values of Financial Instruments

                  The carrying amounts and fair values of the Bank's financial instruments at December 31 were as follows (asset/liability):

                                1996                        1995

                        Carrying       Fair        Carrying        Fair
                          Amount       Value        Amount         Value
                          ------       -----        ------         -----

Cash and short-term
   investments         $  15,956     $  15,956     $  11,153     $  11,153
Investments in
   securities             31,345        31,345        32,276        32,276
Loans, net               153,879       156,977       112,835       115,272
Deposits                (189,471)     (190,071)     (147,327)     (148,463)
Short-term
   borrowings           (  1,929)     (  1,929)     (  1,000)     (  1,000)


                  Cash and Short-Term Investments

                  The carrying amount reported in the balance sheets for cash and short-term investments approximates fair value.

                  Investments in Securities

                  The carrying amount reported in the balance sheets for cash and short-term investments approximates fair value.

                  Loans

                  The fair values of loans represents the amount at which the loans of the Bank could be exchanged on the open market, as determined based on the current lending rate for similar types of lending arrangements discounted over the remaining life of the loans.

                  Deposits

                  The fair values of deposits represent the amount at which the liabilities of the Bank could be exchanged on the open market, as determined based on the incremental borrowing rate of the Bank for similar types of borrowing arrangements.

                  Short-Term Borrowings

                  The carrying amount reported in the balance sheets for cash and short-term investments approximates fair value.

                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                        Page F17
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note 17. Related Party Transactions

                  In the normal course of business, the Bank has made loans to directors and officers of the Bank. All loan and commitments made to such officers and directors and to companies in which they are officers or have significant ownership interest have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The activity of such loans is approximately as follows:

                                               1996         1995        1994

                  Balance, beginning        $ 6,317     $  5,712    $  4,528
                  Loan additions              2,712        3,525       1,889
                  Amounts collected         ( 3,488)    (  2,920)   (    705)
                                            -------     --------    --------

                  Balance, ending           $ 5,541     $  6,317    $  5,712
                                            =======     ========    ========

         Note 18. Restrictions on Cash

                  The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances was approximately $789 thousand at December 31, 1996.

         Note 19. Undivided Profits and Capital

                  Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Under that limitation, the Bank could have declared dividends of $9,080 and $5,216 thousand in 1996 and 1995, respectively.

                  Federal regulatory agencies have adopted various capital standards for financial institutions, including risk-based capital standards. The primary objectives of comparing capital positions of financial institutions are to take into account the different risks among financial institutions' assets and off-balance sheet items.

                  Risk-based capital standards have been supplemented with requirements for a minimum leverage ratio. The leverage ratio is the Company's Tier I Capital divided by the amount of the Company's total assets as reported on the balance sheet. In addition, the regulatory agencies consider the published capital levels as minimum levels and may require a Financial Institution to maintain capital at higher levels.

                  A comparison of the Company's capital as of December 31, 1996, 1995 and 1994 with the minimum requirements for well capitalized and adequately capitalized institutions is presented below.

                                                                       Minimum Requirements
                                                     1996        1995          1994         Well       Adequately
                                                   Actual      Actual        Actual     Capitalized   Capitalized

                  Tier I Risk-based Capital         9.41%      11.11%        12.10%        6.00%           4.00%
                  Total Risk-based Capital         10.12%      11.90%        13.00%       10.00%           8.00%
                  Leverage Ratio                    6.82%       7.48%         8.32%        5.00%           4.00%


                    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                                                                        Page F18
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996
                                 (In thousands)


         Note 20. Other Operating Expenses

                  Other operating expenses consist of the following:

                                                       1996       1995      1994

                  Data processing                 $       9     $   22    $   12
                  FDIC insurance                          2        134       214
                  Postage and freight                   161        130       105
                  Regulatory agency assessments          33         34        29
                  Supplies                              146        124       106
                  Bank stock tax                        122        126       107
                  Other                                 570        341       313
                                                    -------       ----      ----

                                                    $ 1,043      $ 911     $ 886
                                                     ======       ====      ====


         Note 21. Condensed Parent Company Balance Sheet

                  The condensed balance sheets below relates to Highlands Bankshares, Inc. for December 31, 1996 and 1995 and for the years then ended. Highlands Bankshares, Inc. was formed December 29, 1995 and exchanged common stock for the common stock of Highlands Union Bank. All significant transactions of Highlands Bankshares, Inc. affect the balance sheet only and accordingly, no condensed income statement or condensed cash flow statement has been presented below.

                  CONDENSED BALANCE SHEETS

                                                                            1996             1995

                  ASSETS
                    Cash                                               $     331        $       -
                    Investments in subsidiaries                           14,122           12,812
                    Land                                                     141                -
                    Other assets                                              24               10
                                                                       ---------         --------

                            Total Assets                                $ 14,618         $ 12,822
                                                                        ========         ========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
                    Interest, taxes and other
                       liabilities                                      $   -            $     10
                                                                        --------         --------

                            Total Liabilities                           $   -                  10
                                                                        --------         --------

                  STOCKHOLDERS' EQUITY
                    Unrealized gain (loss) securities                   (     18)              18
                    Common stock                                           3,055            3,044
                    Surplus                                                5,187            5,120
                    Undivided profits                                      6,394            4,630
                                                                        --------         --------

                            Total Stockholders'  Equity                   14,618           12,812
                                                                        --------         --------

                            Total Liabilities and
                             Stockholders' Equity                       $ 14,618         $ 12,822
                                                                        ========         ========
