Form 10-K405, Exhibit 13
period 2001-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2002-04-01
CIK 1008579

                                                                     EXHIBIT 13

                                                 FINANCIAL HIGHLIGHTS

Results of Operation                               2001              2000          1999          2001/2000    2000/1999
                            (In thousands except share and per share data)                          Percentage change
Net Interest Income                             $  14,111         $  12,718     $  11,504          10.95%      10.55%
Net Income (Loss)                               $   3,301         $   2,979     $   2,131          10.81%      39.79%

Financial Condition at Year-End

Assets                                          $ 453,745         $ 405,212     $ 358,348          11.98%      13.08%
Loans                                           $ 325,460         $ 291,895     $ 261,678          11.50%      11.55%
Securities                                      $ 100,270         $  82,632     $  70,798          21.35%      16.72%
Deposits                                        $ 392,093         $ 346,315     $ 306,193          13.22%      13.10%
Stockholders' Equity                            $  27,452         $  24,183     $  20,408          13.52%      18.50%

Shares Outstanding                                  2,644             2,637         2,624           0.27%       0.50%

Significant Ratios

Return on Average Assets                             0.77%             0.78%         0.64%         -1.28%      21.88%
Return on Average Equity                            12.78             13.69         11.13          -6.65%      23.00%
Average stockholders' equity to
   average assets                                    6.00              5.71          5.71           5.08%       0.00%
Allowance for loan lossess as a
   Percentage of total loans                         1.05              1.01          0.95           3.96%       6.32%
Non-performing loans to total loans                  0.57              0.51          0.63          11.76%    <19.05>

Per Share Data
Based on weighted average shares outstanding

Net Income                                      $    1.25             $1.13         $0.85          10.62%      32.94%
Stockholders' equity (book value)
   per shares outstanding at
   year-end                                         10.38              9.17          7.77          13.18%      18.03%

April 1, 2002

Dear Shareholders:

The National Economic and Business Environment in the year 2001 was at best volatile, uncertain and challenging. The year saw the Federal Reserve Bank drop short-term interest rates (Fed Funds) eleven times in an effort to stimulate a deteriorating economy. Fed Funds (Over Night Money) began the year at 6.50 percent and ended the year at 1.75 percent. The banking industry continued to experience tightening interest margins as a result of these economic pressures. The tragic terrorist attacks on September 11 added pressures to an already struggling economy. End of the year reports, however, indicate that the deterioration in the economy has slowed and offers hope that a slow recovery could be ahead.

Closer to home, we are pleased to report that the year 2001 was highlighted by continued growth, expansion, and increased net earnings and earnings per share for your company. In January, Highlands Union Bank's new location in Boone, North Carolina was formally opened to the public. Management is very pleased with the success experienced at the new Boone location during its first eleven months of operation. This first entry into the North Carolina market has been encouraging. Management is also pleased with the success during the first full year of operation of our Rogersville, Tennessee location. This first entry into the Tennessee market has been encouraging as well.

During the first quarter of the year, Highlands Union Financial Services, Inc. (A Wholly Owned Subsidiary of the Bank) was formed. This new Financial Services subsidiary will facilitate sales of financial products in the three states that we now serve. It is located in the Highlands Union Center Building across the street from the Main Office in Abingdon.

In November 2001, Highlands Union Bank opened its first Loan Production Office in Kingsport, Tennessee. This office will originate a full array of loan services in a new market area for your bank. We believe this Loan Production Office will add value to the bank going forward.

Results of operation for 2001 reflect an increase in assets of $48,533,000 or
11.98 percent; gross loans increased by $33,565,000 or 11.50 percent; and deposits increased by $45,778,000 or 13.22 percent. It was another record year for earnings. Net income was $3,301,000 or an increase of 10.81 percent. Return on equity was 12.78 percent compared to 13.69 percent in 2000, or a decrease of
6.65 percent. Return on assets was .77 percent compared to .78 percent in 2000, or a decrease of 1.28 percent. Earnings per share were

$1.25 compared to $1.13 in 2000 or an increase of 10.62 percent. Shareholders' equity (book value) per share at year-end was $10.38 compared to $9.17 in 2000, or an increase of 13.18 percent.

Highlands Union Bank continues to hold a significant market share in the communities that we serve. The significant growth experienced in previous years continued in 2001.

Board of Directors, Management, and Staff continue to focus on customer service as we grow. We continue to focus on providing friendly personal service, convenient hours, state of the art technology, extensive ATM networks, internet banking and electronic bill payment, financial services, insurance services and much more. We also continue to seek new and expanded markets and services in order to provide continued enhancement to shareholders' earnings.

We are especially happy to report to you the many positive things that have happened within your company during this year of much economic unrest and tragedy within our national borders, and we optimistically look forward to reporting to you during the coming year.

On behalf of the Directors, Officers and Employees of Highlands Bankshares, Inc. and Highlands Union Bank, we again thank our customers, shareholders and friends for your continued confidence and support as we grow and move forward.

Sincerely,

_________________________________          ____________________________________
Samuel L. Neese                            James T. Riffe
Chief Executive Officer                    Cashier

                            COMPARISON OF RESULTS OF
                         OPERATIONS FOR THE YEARS ENDED
                           DECEMBER 31, 2001 AND 2000

Net interest income for the year ended December 31, 2001 increased 10.95%, approximately $1.39 million over 2000. Average interest earning assets increased $48.1 million from 2000 to 2001 while average interest bearing liabilities increased $40.67 million. The tax equivalent yield on average interest earning assets for the year ended December 31, 2001 was 8.24% compared with 8.51% for the comparable 2000 period. The 2001 yield on average loans decreased by 15 basis points to 8.90% as compared to the 2000 period yield of 9.05%. The 2001 tax equivalent yield on average investments decreased .29% to 6.40% from December 31, 2000 to 2001. The yield on average interest bearing liabilities decreased 29 basis points during 2001 to 5.34% as compared to 5.63% during 2000. Net income for the year-ended 2001 was $3.3 million, an increase of 10.81% over the 2000 period. Income tax expense for 2001 decreased 9.95% to $1,107 thousand as compared to $1,229 thousand for the 2000 period. This tax reduction was primarily attributable to the increase in tax-exempt investments purchased by the Corporation.

                            COMPARISON OF RESULTS OF
                         OPERATIONS FOR THE YEARS ENDED
                           DECEMBER 31, 2000 AND 1999

Net interest income for the year ended December 31, 2000 increased 10.55%, approximately $1.21 million over 1999. Average interest earning assets increased $46.8 million from 1999 to 2000 while average interest bearing liabilities increased $40.01 million. The tax equivalent yield on average interest earning assets for the year ended December 31, 2000 was 8.51% compared with 8.21% for the comparable 1999 period. The 2000 yield on average loans increased by 18 basis points to 9.05% as compared to the 1999 period yield of 8.87%. The 2000 yield on average investments increased .90% to 6.69% from December 31, 1999 to 2000. The yield on average interest bearing liabilities increased 47 basis points during 2000 to 5.63% as compared to 5.16% during 1999. Net income for the year-ended 2000 was $2.98 million, an increase of 39.79% over the 1999 period. The Company's change in methodology of assessing overdraft fees had a significant impact on income for the year 2000. Income tax expense for 2000 increased 9.67% to $1,229 thousand as compared to $1,121 thousand for the 1999 period.

                            COMPARISON OF FINANCIAL
                       CONDITION AT DECEMBER 31, 2001 AND
                                      2000

Total assets at December 31, 2001 totaled $453.7 million compared to $405.2 million at December 31, 2000. This 11.98% growth in assets was primarily due to the expansion into the Boone, NC market as well as the Corporation's continued loan growth. Total loans increased 11.50% or $33.6 million over the comparable 2000 period. The security portfolio increased 21.35% to $100.3 million during 2001 as contrasted to the 2000 period. Total deposits increased to $392.1 million or 13.22% from 2000's level of $346.3 million. Stockholders' Equity increased 13.52% during 2001. The Financial Accounting Standards Board's (FASB) Statement on Accounting Standards No. 115 was implemented during 1994. FASB's SAS 115 required that all securities classified as "Available for Sale" be adjusted to market value through the use of a valuation account and any unrealized (paper) gains or losses be run through the Stockholders' Equity section of the balance sheet. The effect of SAS 115 caused an increase in Stockholders' Equity at December 31, 2000 of $162 thousand, net of the related deferred tax. As of December 31, 2001, the Corporation's security portfolio had $222 thousand in unrealized gains, net of deferred taxes. The Corporation notes that it does have the ability and intent to carry to maturity the existing $100.3 million of "available for sale" securities.

                            COMPARISON OF FINANCIAL
                       CONDITION AT DECEMBER 31, 1999 AND
                                      1998

Total assets at December 31, 2000 totaled $405.2 million compared to $358.3 million at December 31, 1999. This 13.08% growth in assets was primarily due to the large volume of loans originated. Total loans increased 11.55% or $30.2 million over the comparable 1999 period. The security portfolio increased 16.72% to $82.6 million during 2000 as contrasted to the 1999 period. Total deposits increased to $346.3 million or 13.10% from 1999's level of $306.2 million. Stockholders' Equity increased 18.50% during 2000. The Financial Accounting Standards Board's (FASB) Statement on Accounting Standards No. 115 was implemented during 1994. FASB's SAS 115 required that all securities classified as "Available for Sale" be adjusted to market value through the use of a valuation account and any unrealized (paper) gains or losses be run through the Stockholders' Equity section of the balance sheet. The effect of SAS 115 caused a decrease in Stockholders' Equity at December 31, 1999 of $619 thousand, net of the related deferred tax. As of December 31, 2000, the Corporation's security portfolio had $162 thousand in unrealized gains, net of deferred taxes. The Corporation notes that it does have the ability and intent to carry to maturity the existing $82.6 million of "available for sale" securities.

                        COMPARISON OF SIGNIFICANT RATIOS
                          AT DECEMBER 31, 2001 AND 2000

Return on average assets slightly decreased to .77% for the year-ended December 31, 2001 as compared to .78% for the comparable 2000 period. The continued growth in assets, the absorption of the operational costs from the new branch openings, the costs and interest expense related to the trust preferred securities, and the addition of over 1.4 million to the allowance for loan loss account all had a significant impact to this performance ratio. Non Interest Income including gains on security sales for the year 2001 increased by approximately 884 thousand over the prior year. Return on average equity decreased from 13.69% at December 31, 2000 to 12.78% at year-end 2001. Part of this decline in ROE was due to the increase in unrealized gains in the bond portfolio during the year. Average Stockholders' Equity to average assets increased 29 basis points to 6% at December 31, 2001. Non-performing loans to total loans increased to .57% as of December 31, 2001 as compared to .51% for the comparable 2000 period. Management is again pleased to report that the allowance for loan losses as a percentage of total loans increased 3.96% to 1.05% at December 31, 2001, especially when considering the substantial loan growth that occurred..

                        COMPARISON OF SIGNIFICANT RATIOS
                          AT DECEMBER 31, 2000 AND 1999

Return on average assets increased to .78% for the year-ended December 31, 2000 as compared to .64% for the comparable 1999 period. The continued growth in assets, the absorption of the operational costs from the new branch openings, the costs and interest expense related to the trust preferred securities, and the addition of over 1.2 million to the allowance for loan loss account all had a significant impact to this performance ratio. Non Interest Income for the year 2000 increased by approximately 1.13 million over the prior year. This increase was primarily attributable to an increase in fee income pertaining to assessing and collecting charges for items posting against overdrawn accounts. Return on average equity increased from 11.13% at December 31, 1999 to 13.69% at year-end 2000. Average Stockholders' Equity to average assets remained at 5.71% at December 31, 2000. Non-performing loans to total loans decreased to ..51% as of December 31, 2000 as compared to .63% for the comparable 1999 period. Allowance for loan losses as a percentage of total loans increased 6.32% to 1.01% at December 31, 2000.

                          COMPARISON OF PER SHARE DATA
                        FOR THE YEARS ENDED DECEMBER 31,
                                  2001 AND 2000

Net income per share, on a weighted average basis, increased 10.62% to $1.25 at December 31, 2001 as compared to $1.13 for the comparable 2000 period. Book value per share of common stock increased by 13.18% to $10.38 per share as compared to $9.17 at December 31, 2000. The Corporation had approximately $222 thousand in unrealized gains as of December 31, 2001, net of deferred taxes, due to FASB's SAS 115 which affected the book value computation. As of December 31, 2001 there were 2,644,000 shares issued and outstanding.

                          COMPARISON OF PER SHARE DATA
                        FOR THE YEARS ENDED DECEMBER 31,
                                  2000 AND 1999

Net income per share, on a weighted average basis, increased 32.94% to $1.13 at December 31, 2000 as compared to $.85 for the comparable 1999 period. Book value per share of common stock increased by 18.03% to $9.17 per share as compared to $7.77 at December 31, 1999. The Corporation had approximately $162 thousand in unrealized gains as of December 31, 2000, net of deferred taxes, due to FASB's SAS 115 which affected the book value computation. As of December 31, 2000 there were 2,637,000 shares issued and outstanding.

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES
                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2001

                                C O N T E N T S

                                                                      Page

INDEPENDENT AUDITOR'S REPORT                                             3

FINANCIAL STATEMENTS
 Consolidated Balance Sheets                                             4
 Consolidated Statements of Income                                       5
 Consolidated Statements of Changes in Stockholders' Equity              6
 Consolidated Statements of Cash Flows                                   7
 Notes to Consolidated Financial Statements                         8 - 32

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Highlands Bankshares, Inc., and Subsidiaries
Abingdon, Virginia

     We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiaries, as of December 31, 2001, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Highlands Bankshares, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiaries, as of December 31, 2001, 2000 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                                   CERTIFIED PUBLIC ACCOUNTANTS

1969 Lee Highway
Bristol, VA 24201
February 1, 2002

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                       December 31, 2001, 2000 and 1999
                            (Amounts in thousands)

         ASSETS                                                               2001           2000            1999
                                                                          -----------     -----------     -----------
Cash and due from banks (Note 17)                                         $    10,921     $    12,510     $    13,988
Federal funds sold                                                              1,320           2,782               -
                                                                          -----------     -----------     -----------

         Total Cash and Cash Equivalents                                       12,241          15,292          13,988

Investment securities available-for-sale (Note 2)                             100,270          82,632          70,798
Loans, net of allowance for loan losses of $3,418, $2,950
   and $2,494 in 2001, 2000, and 1999 respectively (Note 3)                   322,042         288,947         259,184
Premises and equipment, net (Note 4)                                           12,900          12,454           9,425
Interest receivable                                                             2,904           2,965           2,155
Other assets                                                                    3,388           2,922           2,798
                                                                          -----------     -----------     -----------

         Total Assets                                                     $   453,745     $   405,212     $   358,348
                                                                          ===========     ===========     ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 6)
   Noninterest bearing                                                    $    50,248     $    45,343     $    39,504
   Interest bearing                                                           341,845         300,972         266,689
                                                                          -----------     -----------     -----------

         Total Deposits                                                       392,093         346,315         306,193
                                                                          -----------     -----------     -----------

Federal funds purchased                                                             -               -           3,187
Interest, taxes and other liabilities                                           3,217           3,545           2,461
Other short term borrowings (Note 7)                                           13,000           5,000           8,000
Long-term debt (Note 8)                                                        10,483          18,669          10,599
Capital securities (Note 9)                                                     7,500           7,500           7,500
                                                                          -----------     -----------     -----------
                                                                               34,200          34,714          31,747
                                                                          -----------     -----------     -----------

         Total Liabilities                                                    426,293         381,029         337,940
                                                                          -----------     -----------     -----------
STOCKHOLDERS' EQUITY
   Common stock, 2,644, 2,637, and 2,624 shares
      issued and outstanding as of December 31, 2001,
      2000, and 1999, respectively  (Notes 11 and 13)                           3,304           3,296           3,280
   Additional paid-in capital                                                   6,063           5,952           5,768
   Retained Earnings                                                           17,863          14,773          11,979
   Accumulated other comprehensive income (loss)                                  222             162            (619)
                                                                          -----------     -----------     -----------

         Total Stockholders' Equity                                            27,452          24,183          20,408
                                                                          -----------     -----------     -----------

         Total Liabilities and Stockholders' Equity                       $   453,745     $   405,212     $   358,348
                                                                          ===========     ===========     ===========

         The Notes to Consolidated Financial Statements are an integral part of these statements.

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2001, 2000 and 1999
                 (Amounts in thousands, except per share data)

INTEREST INCOME                                                               2001           2000            1999
                                                                          -----------     -----------     -----------
   Loans receivable and fees on loans                                     $    27,574     $    25,077     $    21,873
   Securities available for sale:
      Taxable                                                                   4,135           4,691           3,667
      Tax-exempt                                                                  972             527              66
   Federal funds sold                                                             317             123              65
                                                                          -----------     -----------     -----------
         Total Interest Income                                                 32,998          30,418          25,671
                                                                          -----------     -----------     -----------

INTEREST EXPENSE
   Deposits                                                                    16,740          15,610          12,810
   Federal funds purchased                                                          -              62              89
   Other borrowed funds                                                         1,429           1,310             573
   Long-term debt                                                                 718             718             695
                                                                          -----------     -----------     -----------
         Total interest expense                                                18,887          17,700          14,167
                                                                          -----------     -----------     -----------

         Net interest income                                                   14,111          12,718          11,504

PROVISION FOR LOAN LOSSES                                                       1,448           1,277           1,418
                                                                          -----------     -----------     -----------

         Net interest income after provision for loan losses                   12,663          11,441          10,086
                                                                          -----------     -----------     -----------

NON-INTEREST INCOME
   Securities gains (losses), net                                                 494             (95)            117
   Service charges on deposit accounts                                          2,181           1,949             706
   Other service charges, commissions and fees                                    586             490             344
   Other operating income, rents                                                  103             136             186
                                                                          -----------     -----------     -----------
         Total Non-Interest Income                                              3,364           2,480           1,353
                                                                          -----------     -----------     -----------

NON-INTEREST EXPENSES
   Salaries and employee benefits (Note 12)                                     6,456           5,220           4,417
   Occupancy expense of bank premises                                           1,284             983             752
   Furniture and equipment expense                                                851             894             864
   Other operating expenses (Note 21)                                           3,028           2,616           2,154
                                                                          -----------     -----------     -----------
         Total Non-Interest Expenses                                           11,619           9,713           8,187
                                                                          -----------     -----------     -----------
         Income Before Income Taxes                                             4,408           4,208           3,252

   Income Tax Expense (Note 5)                                                  1,107           1,229           1,121
                                                                          -----------     -----------     -----------

         Net Income                                                       $     3,301     $     2,979     $     2,131
                                                                          ===========     ===========     ===========

Earnings Per Common Share (Note 11)                                       $      1.25     $      1.13     $      0.85
                                                                          ===========     ===========     ===========

Earnings Per Common Share - assuming dilution (Note 11)                   $      1.24     $      1.12     $      0.84
                                                                          ===========     ===========     ===========

         The Notes to Consolidated Financial Statements are an integral part of these statements.

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2001, 2000 and 1999
                             (Amounts in thousands)

                                                                                                   Accumulated
                                                 Common Stock         Additional                     Other            Total
                                           ------------------------    Paid-in      Retained     Comprehensive   Stockholders/1/
                                             Shares      Par Value     Capital      Earnings         Income          Equity
                                           ----------   -----------  -----------  ------------    ------------   --------------

Balance, December 31, 1998                      2,492   $     3,116  $     5,265   $     9,998       $    (100)     $    18,279
                                                                                                                 --------------

Comprehensive income:
     Net income                                     -             -            -         2,131             -              2,131
     Change in unrealized gain
       (loss) on securities available-
       for-sale, net of deferred
       income tax benefit of $268                   -             -            -             -            (526)            (526)
     Less: reclassification adjustment,
       net of income tax benefit of $4              -             -            -             -               7                7
                                                                                                                 --------------

         Total comprehensive income                 -             -            -             -               -            1,612
                                                                                                                 --------------

     Common stock issued for
        stock options exercised                   132           164          503             -               -              667
     Cash dividend                                  -             -            -          (150)              -             (150)
                                           ----------   -----------  -----------  ------------    ------------   --------------

Balance, December 31, 1999                      2,624         3,280        5,768        11,979            (619)          20,408
                                                                                                                 --------------

Comprehensive income:
     Net income                                     -             -            -         2,979               -            2,979
     Change in unrealized gain
       (loss) on securities available-
       for-sale, net of deferred
       income tax expense of $402                   -             -            -             -             717              717
     Less: reclassification adjustment,
       net of income tax benefit of $33             -             -            -             -              64               64
                                                                                                                 --------------

         Total comprehensive income                 -             -            -             -               -            3,760
                                                                                                                 --------------

     Common stock issued for
        stock options exercised                    13            16          184             -               -              200
     Cash dividend                                  -             -            -          (185)              -             (185)
                                           ----------   -----------  -----------  ------------    ------------   --------------

Balance, December 31, 2000                      2,637         3,296        5,952        14,773             162           24,183
                                                                                                                 --------------

Comprehensive income:
     Net income                                     -             -            -         3,301               -            3,301
     Change in unrealized gain
       (loss) on securities available-
       for-sale, net of deferred
       income tax expense of $31                    -             -            -             -             142              142
     Less: reclassification adjustment,
       net of income tax expense of $42             -             -            -             -             (82)             (82)
                                                                                                                 --------------

         Total comprehensive income                 -             -            -             -               -            3,361
                                                                                                                 --------------

     Common stock issued for
        stock options exercised                     7             8          111             -               -              119
     Cash dividend                                  -             -            -          (211)              -             (211)
                                           ----------   -----------  -----------  ------------    ------------   --------------

Balance, December 31, 2001                      2,644   $    3,304   $     6,063   $    17,863       $     222      $    27,452
                                           ----------   -----------  -----------  ------------    ------------   --------------

         The Notes to Consolidated Financial Statements are an integral part of these statements.

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2001, 2000 and 1999
                             (Amounts in thousands)

                                                                            2001              2000              1999
                                                                          ---------         ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                           $   3,301         $   2,979         $   2,131
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                           1,448             1,277             1,418
          Provision for deferred income taxes                                  (129)              (33)               14
          Depreciation and amortization                                         917               774               663
          Net realized (gains) losses on available-for-sale securities         (494)               95              (117)
          Net amortization on securities                                        (11)              (44)              294
          (Increase) decrease  in interest receivable                            61              (810)             (280)
          (Increase) decrease in other assets                                  (626)             (174)            1,101
          Increase (decrease) in interest, taxes and other
            liabilities                                                        (328)            1,084                83
                                                                          ---------         ---------         ---------
               Net Cash Provided by Operating Activities                      4,139             5,148             5,307
                                                                          ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Securities available for sale:
          Proceeds from sale of debt and equity securities                   11,455             4,979             7,624
          Proceeds from maturities of debt and equity securities             26,500            11,382            21,714
          Purchase of debt and equity securities                            (54,770)          (27,399)          (49,505)
     Net increase in loans                                                  (34,543)          (31,040)          (29,239)
     Premises and equipment expenditures                                     (1,332)           (3,536)           (1,796)
                                                                          ---------         ---------         ---------
               Net Cash Used in Investing Activities                        (52,690)          (45,614)          (51,202)
                                                                          ---------         ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in time deposits                                            9,712            33,585            17,286
     Net increase in demand, savings and other deposits                      36,066             6,537            16,566
     Increase (decrease) in federal funds purchased                               -            (3,187)            2,684
     Proceeds from issuance of short-term borrowings                              -             5,000             8,000
     Repayment of short-term borrowings                                           -            (8,000)                -
     Proceeds from issuance of long-term debt                                     -             8,000             4,000
     Repayment of long-term debt                                               (186)             (180)             (164)
     Cash dividends paid                                                       (211)             (185)             (150)
     Proceeds from exercise of common stock options                             119               200               667
                                                                          ---------         ---------         ---------
               Net Cash Provided by Financing Activities                     45,500            41,770            48,889
                                                                          ---------         ---------         ---------
               Net increase (decrease) in cash and cash equivalents          (3,051)            1,304             2,994

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               15,292            13,988            10,994
                                                                          ---------         ---------         ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $  12,241         $  15,292         $  13,988
                                                                          ---------         ---------         ---------

SUPPLEMENTAL DISCLOSURE OF NON-CASH
   TRANSACTIONS

     Premises and equipment purchased through seller financed
       transactions                                                       $       -         $     250         $       -
                                                                          ---------         ---------         ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the year for:
     Interest                                                             $  19,411         $  17,306         $  13,346
                                                                          ---------         ---------         ---------
     Income taxes                                                         $   1,111         $   1,348         $   1,150
                                                                          ---------         ---------         ---------

         The Notes to Consolidated Financial Statements are an integral part of these statements.

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             December 31, 2001
                          (Amounts in thousands)

NOTE  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation and Consolidation
         ---------------------------------------

         The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the "Parent Company") and its wholly-owned subsidiaries, Highlands Union Bank (the "Bank") and Highlands Capital Trust I (the "Trust"). The statements also include Highlands Union Insurance Services, Inc., (the "Insurance Services"), and Highlands Union Financial Services, Inc., (the "Financial Services") which are both wholly-owned subsidiaries of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of Highlands Bankshares, Inc. and Subsidiaries, (the "Company") conform to generally accepted accounting principals and to predominate practices within the banking industry.

         Nature of Operations
         --------------------

         The Company operates in Abingdon, Virginia, and surrounding southwest Virginia, eastern Tennessee, and western North Carolina under the laws of the Commonwealth of Virginia. The Company was organized on December 29, 1995. Highlands Union Bank, its wholly-owned subsidiary, began banking operations on April 27, 1985. The Bank operates under a state bank charter and provides a full line of financial services to individuals and businesses. Their primary lending products include mortgage, consumer and commercial loans, and their primary deposit products are checking, savings, and certificates of deposit. As a state bank and a member of the Federal Reserve Bank of Richmond, the Bank is subject to regulation by the Virginia State Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank. Highlands Capital Trust I became effective on January 14, 1998. The nature of the trust is described more fully in Note 9. Highlands Union Insurance Services, Inc. became effective October 8, 1999 for the purpose of selling insurance through Bankers Insurance LLC. The bank operated a financial services department for the purpose of brokering various investment vehicles until January 2, 2001. At that time, Highlands Union Financial Services, Inc. was created to convert that department into a separate legal entity.

         Cash and Cash Equivalents
         -------------------------

         For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold, all of which mature within ninety days.

         Securities Available-for-Sale
         -----------------------------

         Securities classified as available-for-sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

         Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred income tax effect. Realized gains or losses are recorded on the trade date and are determined on the basis of the amortized cost of specific securities sold. Realized gains or losses are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                                 (Continued)
                                      8

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Loans
         -----

         The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout southwest Virginia. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized to income over the estimated lives of the loans using the straight-line method. The aforementioned method is not materially different from the interest method.

         The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

         Allowance for Loan Losses
         -------------------------

         The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to have occurred. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length

                                 (Continued)
                                      9

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Allowance for Loan Losses (Continued)
         -------------------------

         of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Interest income is not recognized on impaired loans.

         Premises and Equipment
         ----------------------

         Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives. Maintenance and repairs are charged to current operations while improvements are capitalized. Disposition gains and losses are reflected in current operations.

         Intangible Assets
         -----------------

         Capital issue costs relating to the junior subordinated debt securities are stated at cost less accumulated amortization. Amortization is computed on the straight-line method over the life of the securities - 30 years.

         Income Taxes
         ------------

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

         Earnings Per Common Share
         -------------------------

         Earnings per common share are calculated based on the weighted average outstanding shares during the year. Earnings per common share assuming dilution are calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end.

         Use of Estimates
         ----------------

         In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and investment securities activities.

                                  (Continued)
                                      10

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 2001
                            (Amounts in thousands)

NOTE  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Business Segments
         -----------------

         The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

         Reclassification of Financial Statement Presentation
         ----------------------------------------------------

         Certain reclassifications have been made to the 2000 and 1999 financial statements to conform with the 2001 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

NOTE  2. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

         The amortized cost and market value of securities available-for-sale are as follows:

                                                                      2001
                                         -----------------------------------------------------------------

                                                             Gross                 Gross
                                         Amortized        Unrealized             Unrealized        Fair
                                           Cost              Gains                 Losses          Value
                                         ---------         ---------             ----------       --------

U.S. Government agencies and
 corporations                            $    501           $    1                 $     -        $    502
State and political subdivisions           24,378               45                     118          24,305
Mortgage backed securities                 62,309              594                     136          62,767
Other securities                           12,746               61                     111          12,696
                                         ---------         ---------             ----------       --------

                                         $ 99,934           $  701                 $   365        $100,270
                                         =========         =========             ==========       ========

                                                                     2000
                                         -----------------------------------------------------------------

                                                             Gross                  Gross
                                         Amortized        Unrealized             Unrealized         Fair
                                           Cost              Gains                  Losses          Value
                                         ---------         ---------             ----------       --------
U.S. Government agencies and
 corporations                            $  4,085           $          -           $     1        $  4,084
State and political subdivisions           13,403              413                       -          13,816
Mortgage backed securities                 62,515                      -               107          62,408
Other securities                            2,384                      -                60           2,324
                                         ---------         ---------             ----------       --------

                                         $ 82,387           $  413                 $   168        $ 82,632
                                         =========         =========             ==========       ========

                                  (Continued)
                                      11

             HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001
                        (Amounts in thousands)

NOTE 2. INVESTMENT SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

                                                                1999
                                      ---------------------------------------------------------

                                                        Gross            Gross
                                      Amortized       Unrealized       Unrealized       Fair
                                        Cost            Gains            Losses         Value
                                      ---------       ----------       ----------     ---------

U.S. Government agencies and
 corporations                         $   4,334       $       -         $    128      $   4,206
State and political subdivisions          2,473               -              215          2,258
Mortgage backed securities               62,834             122              687         62,269
Other securities                          2,095               -               30          2,065
                                      ---------       ----------       ----------     ---------

                                      $  71,736       $     122         $  1,060      $  70,798
                                      =========       ==========       ==========     =========

Investment securities available-for-sale with a carrying value of $6,713, $7,522, and $17,141 at December 31, 2001, 2000 and 1999 respectively, and a market value of $6,686, $7,516, and $16,955 at December 31, 2001, 2000 and 1999
were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock with a carrying value of $1,916, $1,829 and $1,541 at December 31, 2001, 2000 and 1999,
respectively are included in the caption "Other securities". These investments are considered to be restricted as the Company is required by FHLB and FRB to hold these investments, and the only market for this stock is the issuing agency.

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2001, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Approximate
                                         Amortized            Market
                                           Cost               Value
                                         ---------          ----------

Due in one year or less                  $       -          $        -
Due after one year through five years        1,227               1,273
Due after five years through ten years       1,832               1,847
Due after ten years                         21,820              21,687
                                         ---------          ----------
                                            24,879              24,807

Mortgage-backed securities                  70,887              71,266
Other securities                             4,168               4,197
                                         ---------          ----------
                                         $  99,934          $  100,270
                                         =========          ==========

                                  (Continued)
                                      12

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 2.  INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

         For the years ended December 31, 2001, 2000 and 1999, proceeds from sale of securities were $11,455, $4,979 and $7,624, respectively. Gross realized gains and losses on investment securities available for sale were as follows:

                                                 2001        2000        1999
                                               --------    --------    --------

Realized gains                                 $    494    $      2    $    117
Realized losses                                $      -    $(    97)   $(     -)
Tax (benefit) provision                        $    168    $(    32)   $     40

NOTE 3.  LOANS

The composition of net loans is as follows:

                                                 2001        2000        1999
                                               --------    --------    --------
Real Estate Secured:
  Residential 1-4 family                       $114,556    $102,631    $ 94,356
  Multifamily                                     3,011       3,909       3,072
  Commercial, Construction and Land Development  80,673      61,666      53,893
  Second mortgages                                7,737       5,342       4,199
  Equity lines of credit                          4,166       3,455       3,536
  Farmland                                        5,065       4,928       4,403
                                               --------    --------    --------
                                                215,208     181,931     163,459
                                               --------    --------    --------

Secured, Other:
  Personal                                       60,532      63,137      60,492
  Commercial                                     26,002      26,463      18,226
  Agricultural                                    3,274       2,498       2,408
                                               --------    --------    --------
                                                 89,808      92,098      81,126
                                               --------    --------    --------

Unsecured                                        20,614      18,059      17,258
                                               --------    --------    --------
                                                325,630     292,088     261,843
                                               --------    --------    --------

Less:
  Unearned discount                                   1           4           7
  Allowance for loan losses                       3,418       2,950       2,494
  Net deferred loan fees                            169         187         158
                                               --------    --------    --------
                                                  3,588       3,141       2,659
                                               --------    --------    --------

Loans, net                                     $322,042    $288,947    $259,184
                                               ========    ========    ========

                                  (Continued)
                                      13

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 3.  LOANS (CONTINUED)

         Activity in the allowance for loan losses is as follows:

                                                 2001        2000        1999
                                               --------    --------    --------
Balance, beginning                             $  2,950    $  2,494    $  2,008
Provision charged to operations                   1,448       1,277       1,418
Loans charged to reserve                       (  1,204)   (    994)   (  1,094)
Recoveries                                          224         173         162
                                               --------    --------    --------

Balance, ending                                $  3,418    $  2,950    $  2,494
                                               ========    ========    ========

         The following is a summary of information pertaining to impaired loans:

                                                         December 31,
                                               --------------------------------

                                                 2001        2000        1999
                                               --------    --------    --------
Impaired loans without a
  valuation allowance                          $      -    $    727    $  1,152
Impaired loans with a valuation
  allowance                                       1,159         202           -
                                               --------    --------    --------
Total impaired loans                           $  1,159    $    929    $  1,152
                                               ========    ========    ========

Valuation allowance related to
  impaired loans                               $    570    $    202    $      -
                                               ========    ========    ========

Average investment in
  impaired loans                               $    879    $  1,109    $  1,111
                                               ========    ========    ========

         No interest income was recognized on impaired loans during the periods presented, and no additional funds are committed to be advanced in connection with impaired loans.

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are comprised of the following:

                                                 2001        2000        1999
                                               --------    --------    --------

Land                                           $  4,120    $  4,120    $  2,391
Bank premises                                     7,506       6,475       5,770
Equipment                                         5,402       4,391       3,719
                                               --------    --------    --------
                                                 17,028      14,986      11,880

Less: accumulated depreciation                    4,201       3,326       2,569
                                               --------    --------    --------
                                                 12,827      11,660       9,311

Construction in Progress                             73         794         114
                                               --------    --------    --------

                                               $ 12,900    $ 12,454    $  9,425
                                               ========    ========    ========

         Depreciation expense was $886, $757, and $641 for 2001, 2000 and 1999, respectively.

         Construction in progress for 2001 consists of the costs for renovations to the main branch in Abingdon, Virginia.

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 5.  INCOME TAXES

         The components of the net deferred tax asset, included in other assets, are as follows:

                                                 2001        2000        1999
                                               --------    --------    --------
Deferred tax assets:
Allowance for loan loss                        $    841    $    735    $    626
Deferred compensation                                 3           4           4
Net unrealized loss on securities
  available-for-sale                                  -           -         319
                                               --------    --------    --------
                                                    844         739         949
                                               --------    --------    --------
Deferred tax liability:
Depreciation                                   (    293)   (    311)   (    235)
Net unrealized gain on securities
  available-for-sale                           (    114)   (     83)          -
                                               --------    --------    --------
                                               (    407)   (    394)   (    235)
                                               --------    --------    --------

Net deferred tax asset                           $  437    $    345    $    714
                                               ========    ========    ========

         The components of income tax expense related to continuing operations are as follows:

                                                 2001        2000        1999
                                               --------    --------    --------
Federal:
  Current                                      $  1,236    $  1,262    $  1,107
  Deferred                                     (    129)   (     33)         14
                                               --------    --------    --------

Total                                          $  1,107    $  1,229    $  1,121
                                               --------    --------    --------

         The Bank's income tax expense differs from the statutory federal rate of 34% as follows:

                                                 2001        2000        1999
                                               --------    --------    --------
Statutory rate applied to
  earnings before income taxes                 $  1,498    $  1,431    $  1,106
Tax exempt interest                            (    331)   (    179)   (     22)
Other, net                                     (     60)   (     23)         37
                                               --------    --------    --------

                                               $  1,107    $  1,229    $  1,121
                                               ========    ========    ========

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 6.  DEPOSITS

         The composition of deposits is as follows:

                                                 2001        2000        1999
                                               --------    --------    --------

Noninterest bearing demand                     $ 50,248    $ 45,343    $ 39,504
Interest bearing demand                          37,464      25,697      26,074
Savings deposits                                 60,166      45,826      44,751
Time deposits, in amounts of
$100,000 or more                                 65,437      55,054      47,922
Other time deposits                             178,778     174,395     147,942
                                               --------    --------    --------
                                               $392,093    $346,315    $306,193
                                               ========    ========    ========

         The scheduled maturities of time deposits at December 31, 2001, are as follows:

2002                                           $176,095
2003                                             32,332
2004                                             21,028
2005                                              9,995
2006                                              1,977
Thereafter                                        2,788
                                               --------

                                               $244,215
                                               ========

NOTE 7.  OTHER SHORT-TERM BORROWINGS

         Other short-term borrowings in the balance sheet consist of Federal Home Loan Bank advances that are secured by a floating blanket lien on a specific class of mortgage loans of the Bank. The Federal Home Loan Bank has the option to convert these advances to a three month LIBOR-based floating rate advance. These notes carry interest rates of 6.17% and 6.28%.

NOTE 8.  LONG-TERM DEBT

         At December 31, Highlands Bankshares Inc. and Subsidiaries had the following long-term debt agreements:

                                                 2001        2000        1999
                                               --------    --------    --------

Note payable Federal Home Loan Bank dated
June 6, 1996 for $1,000 with an annual
interest rate of 7.02%, due June 6, 2003. The
note requires semi-annual installments of
$71 plus interest. The loan is secured by a
floating blanket lien on a specific class of
mortgage loans of the Bank.                    $    214    $    357    $    500

                                  (Continued)
                                      16

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                           (Amounts in thousands)

NOTE 8.  LONG-TERM DEBT (CONTINUED)

                                                 2001        2000        1999
                                               --------    --------    --------

Note payable Federal Home Loan Bank dated
March 26, 1998 for $6,000 with an annual
interest rate of 5.51%, due March 26, 2008.
The note requires quarterly interest payments
and has an early conversion option at March
26, 2003. The loan is secured by a floating
blanket lien on a specific class of mortgage
loans of the Bank.                                6,000       6,000       6,000

Note payable Federal Home Loan Bank dated
August 13, 1999, for $4,000 with an annual
interest rate of 6.385%, due August 13, 2009.
The note requires quarterly interest payments
and has an early conversion option at
August 13, 2004. The loan is secured by a
floating blanket lien on a specific class of
mortgage loans of the Bank.                       4,000       4,000       4,000

Note Payable to Federal Home Loan Bank dated
March 3, 2000 for $8,000 with an annual
interest rate of 6.28%, due March 3, 2010.
The note requires quarterly interest payments
and has an early conversion option at March
3, 2002. The loan is secured by a floating
blanket lien on a specific class of mortgage
loans of the bank.                                    -       8,000           -

Other notes payable resulting from
sellerfinancing transactions for $375 with
annual interest rates ranging from 8.0% to
8.50%, and due dates ranging from 2003-2010.
The notes require monthly installments of
principal and interest of $6. The loans are
secured by a first deed of trust on real
estate.                                        $    269    $    312    $     99
                                               --------    --------    --------

Total long-term debt                           $ 10,483    $ 18,669    $ 10,599
                                               ========    ========    ========

         Principal maturities of long-term debt at December 31, 2001 are as follows:

2002                                           $    188
2003                                              6,115
2004                                              4,023
2005                                                 24
2006                                                 27
Thereafter                                          106
                                               --------

                                               $  10483
                                               ========

                                  (Continued)
                                      17

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 8.  LONG-TERM DEBT (CONTINUED)

         The note payable to Federal Home Loan Bank for $8,000 shown as long-term debt in 2000 has been reclassed as other short-term borrowing for 2001 due to the early conversion feature in 2002.

NOTE 9.  CAPITAL SECURITIES

         On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028. The principal asset of the Trust is $7,500 of the Parent Company's junior subordinated debt securities with like maturities and like interest rates to the Capital Securities. Additionally, the Trust has issued 9,000 shares of common securities to the Parent Company. The 9.25% Capital Securities had $7,500 outstanding at December 31, 2001, and an estimated fair value of $7,637. The related junior subordinated debt securities had an estimated fair value of $7,637.

         The Capital Securities, the assets of the Trust and the common securities issued by the Trust are redeemable in whole or in part on or after January 15, 2008, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.

         The Capital Securities may be included in Tier I capital for regulatory capital adequacy determination purposes up to 25% of Tier I capital after its inclusion. The portion of the Capital Securities not considered as Tier I capital may be included in Tier II capital. Distributions to the holders of the Capital Securities are included in interest expense.

         The obligations of the Parent Company with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Parent Company of the Trust's obligations with respect to the Capital Securities.

         Subject to certain exceptions and limitations, the Parent Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Capital Securities.

NOTE 10. OPERATING LEASES

         The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year.

         Year ending December 31:

2002                                           $    218
2003                                                215
2004                                                207
                                               --------

         Total minimum payments required       $    640
                                               =========

         Total operating lease expense was $226, $337 and $297 for December 31, 2001, 2000 and 1999 respectively.

                                  (Continued)
                                      18

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                (Amounts in thousands, except per share data)

NOTE 10. OPERATING LEASES (CONTINUED)

         The Company owns several buildings for use by its' subsidiaries and leases the remaining space.The following is a schedule by years of future minimum rental payments due to be received under operating leases that have initial or remaining noncancelable terms in excess of one year as follows:

         Year Ending December 31:

2002                                           $     25
2003                                                  3
                                               --------

Total minimum payments required                $     28
                                               ========

         Total operating lease income was $24, $69 and $122 for December 31, 2001, 2000 and 1999, respectively.

NOTE 11. COMMON STOCK, STOCK SPLIT, AND EARNINGS PER COMMON SHARE

         On April 22, 1999, the Board authorized a 2 for 1 stock split to be distributed to all shareholders of record as of April 1, 1999. As a result, authorized shares increased from 10,000 to 20,000 and par value decreased from $2.50 to $1.25 per share. Shares issued and outstanding at December 31, 2001, 2000 and 1999 were 2,644, 2,637 and 2,624, respectively. All references in the financial statements to number of shares, per share amounts and market prices of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

         Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31. Outstanding stock options (Note 13) have a dilutive effect on earnings per share, and are determined using the treasury stock method.

         The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

                                                    2001       2000       1999
                                                  --------   --------   --------

Income available to common stockholders           $  3,301   $  2,979   $  2,131
Weighted average shares outstanding                  2,639      2,632      2,521
Shares outstanding including assumed conversion      2,651      2,655      2,542
Basic earnings per share                          $   1.25   $   1.13   $   0.85
Fully diluted earnings per share                  $   1.24   $   1.12   $   0.84

         Highlands Bankshares, Inc., paid dividends of $211, $185, and $150 or $0.08 per share, $0.07 per share, and $0.06 per share in 2001, 2000 and 1999, respectively.

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                (Amounts in thousands, except per share data)

NOTE 12. PROFIT SHARING AND RETIREMENT SAVINGS PLAN

         The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements. The Bank makes a 2% profit sharing contribution to all employees exclusive of employee contributions and employer matching. Employees may elect to make voluntary contributions to the plan up to 15% of their base pay. In addition to the 2% profit sharing contribution, the Bank matches 50% of the employee's initial 6% contribution; therefore, the maximum employer matching contribution per employee could be 3% of base pay. The cost of Bank contributions under the savings plan was $186, $150 and $137, in 2001, 2000 and 1999 respectively.

NOTE 13. STOCK OPTION PLAN

         In 1996, Highlands Bankshares, Inc., adopted a non-qualified stock incentive option plan, for key employees, officers, and directors and reserved 150,000 shares of common stock for issuance thereunder. The plan is identical to and replaced the plan previously adopted by Highlands Union Bank.

         The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Option exercise prices are determined by the Board of Directors based on recent open market sales, but shall not be less than the greater of the par value of such stock or 100% of the book value of such stock as shown by the Company's last published statement prior to granting of the option. Proceeds received upon exercise of options are credited to common stock, to the extent of par value of the related shares, and the balance is credited to surplus. Shares under options which are canceled are available for subsequent grant.

         The Company applies APB Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                    Years Ended December 31,
                                               --------------------------------
                                                 2001        2000        1999
                                               --------    --------    --------

Net income              As reported            $  3,301    $  2,979    $  2,131
                        Pro forma              $  3,070    $  2,797    $  1,875

Earnings per share      As reported            $   1.25    $   1.13    $    .85
                        Pro forma              $   1.16    $   1.06    $    .74

Earnings per share -    As reported            $   1.24    $   1.12    $    .84
Assuming dilution Pro   forma                  $   1.15    $   1.05    $    .74

                                  (Continued)
                                      20

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                (Amounts in thousands, except per share data)

NOTE 13. STOCK OPTION PLAN (CONTINUED)

         The pro forma amount shown above reflect the options granted during the year discounted using the expected life, expected volatility and risk-free interest rates as shown below. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                    Years Ended December 31,
                                               -----------------------------
                                                 2001        2000        1999
                                               --------    --------    --------

Expected life                                  10 years    10 years    10 years
Expected volatility                               8.33%       7.16%      61.73%
Risk-free interest rate                           5.48%       6.25%       6.10%

         A summary of the status of the Company's stock option plan is presented below:

                                      2001                  2000                  1999
                                --------------------  -------------------  -------------------

                                Weighted               Weighted               Weighted
                                Average                Average                Average
                                Exercise   Number of   Exercise   Number of   Exercise   Number of
                                 Price      Shares      Price      Shares      Price      Shares
                                --------   ---------   --------   ---------   --------   ---------

Options outstanding January 1   $ 17.40      81,274      14.76      69,122    $  7.64     174,685
Granted                           25.00      32,900      23.50      25,300      19.00      26,650
Exercised                         17.81   (   6,673)     15.24   (  13,148)      5.04   ( 132,213)
                                           --------               --------               --------

Options outstanding and
  exercisable at December 31    $ 19.70     107,501    $ 17.40      81,274    $ 14.76      69,122
                                           ========               ========               ========

Weighted-average fair
  value of options granted
  during the year               $ 25.00                $ 23.50                $ 19.00

         Information pertaining to options outstanding at December 31, 2001 is as follows:

                                        Options Outstanding and Exercisable
                                      ---------------------------------------
                                                       Weighted
                                                        Average      Weighted
                                                       Remaining      Average
Range of                               Number        Contractual     Exercise
Exercise Prices                      Outstanding         Life          Price
-----------------                    -----------    ------------    ---------
$4.17 - $7.50                          5,700         3.46 years     $  5.98
11.50 - 15.50                         30,795         6.29             14.05
19.00 - 25.00                         71,006         8.67             23.25
                                     -------

Outstanding at
end of year                          107,501         7.72 years     $ 19.70
                                     =======
                                      21

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 14. OFF-BALANCE SHEET ACTIVITIES

         The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and standby letters of credit of approximately $2,722, $1,901, and $1,088, unfunded commitments under lines of credit of $20,324, $23,689 and $19,067 and commitments to grant loans of $9,320, $2,632, and $458 for the years ended December 31, 2001, 2000 and 1999, respectively. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

         The Bank's exposure to credit loss, in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

         Unfunded commitments under lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

NOTE 15. COMMITMENTS AND CONTINGENCIES

         The Bank has made arrangements with and has available from other corresponding banks, approximately $96,010 of unused lines of credit to fund any necessary cash requirements. The Bank has $23,214 of Federal Home Loan Bank advances outstanding as of December 31, 2001. A specific class of mortgage loans with a balance of $114,244 at December 31, 2001 were pledged to the FHLB as collateral.

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

          The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

          Cash and Cash Equivalents
          -------------------------

          The carrying amount reported in the balance sheets for cash, short-term investments and federal funds sold approximates fair value.

          Securities Available for Sale
          -----------------------------

          Fair value for securities, excluding Federal Home Loan Bank and Federal Reserve Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank and Federal Reserve Bank stock approximates fair value based on the redemption provisions of those Banks.

          Loans
          -----

          The fair value of loans represent the amount at which the loans of the Bank could be exchanged on the open market, based upon the current lending rate for similar types of lending arrangements discounted over the remaining life of the loans.

          Deposits
          --------

          The fair value of deposits represent the amount at which the deposit liabilities of the Bank could be exchanged on the open market, based upon the incremental borrowing rate of the Bank for similar types of borrowing arrangements.

          Federal Funds Purchased and Other Short-Term Borrowings
          -------------------------------------------------------

          The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

                                 (Continued)
                                      23

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 16.  FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

          Long-Term Debt and Capital Securities
          -------------------------------------

          Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

          Off-Balance-Sheet Instruments
          -----------------------------

          The amount of off-balance sheet commitments to extend credit, standby letters of credit, and financial guarantees, is considered equal to fair value. Because of the uncertainty involved in attempting to assess the likelihood and timing of commitments being drawn upon, coupled with the lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the given value of the commitment.

          The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

                                            2001                        2000                        1999
                                  -------------------------  --------------------------  ---------------------------
                                    Carrying      Fair          Carrying      Fair          Carrying      Fair
                                    Amount        Value         Amount        Value         Amount        Value
                                  -----------  ------------  ------------  ------------  ------------  -------------
Cash and cash equivalents         $   12,241    $   12,241    $   15,292    $   15,292    $   13,988    $   13,988
Securities available for sale        100,270       100,270        82,632        82,632        70,798        70,798
Loans, net                           322,042       328,059       288,947       286,306       259,184       257,737
Deposits                          (  392,093)   (  395,684)   (  346,315)   (  346,888)   (  306,193)   (  306,019)
Federal funds purchased                    -             -             -             -         3,187)   (    3,187)
Other short-term borrowings           13,000    (   13,198)   (    5,000)   (    5,110)   (    8,000)        8,144
Long-term debt                        10,483    (   10,523)   (   18,669)   (   18,066)   (    6,763)   (    9,947)
Capital securities                (    7,500)   (    7,637)   (    7,500)   (    7,240)   (    7,500)   (    7,511)

NOTE 17.  RELATED PARTY TRANSACTIONS

          In the normal course of business, the Bank has made loans to its' directors and officers and their affiliates. All loans and commitments made to such officers and directors and to companies in which they are officers or have significant ownership interest have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The activity of such loans are approximately as follows:

                               2001          2000          1999
                            ---------     ---------     ---------
Balance, beginning          $   8,279     $   7,767     $   6,657
Additions                       2,814         3,839         4,698
Reductions                  (   1,699)    (   3,327)    (   3,588)
                             --------      --------      --------
Balance, ending             $   9,394     $   8,279     $   7,767
                            =========     =========     =========

Unused Commitments          $     719     $     555     $     315
                            =========     =========     =========

          Deposits from related parties held by the Bank at December 31, 2001 and 2000 were $2,750 and $2,354, respectively.

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 18.  RESTRICTIONS ON CASH

          The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances at December 31, 2001, 2000 and 1999 were $3,550, $2,763 and $2,109, respectively.

NOTE 19.  MINIMUM REGULATORY CAPITAL REQUIREMENTS

          The Company and the Bank are subject to various regulatory capital requirements administered by its primary regulator, the Federal Reserve Bank of Richmond. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Company and Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines involving quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2001, 2000, and 1999, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

          Based on the Federal Reserve Bank's regulatory framework for prompt corrective action, the Bank is considered to be well capitalized for all required ratios. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based capital to risk-weighted assets, Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

                                 (Continued)
                                      25

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 19.  MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

          The Company's actual and required capital amounts and ratios are as follows:

                                                       For Capital
                                       Actual       Adequacy Purposes
                                 -----------------  -----------------
                                 Amount     Ratio   Amount     Ratio
                                 ------     -----   ------     -----
As of December 31, 2001:
  Total Risk-Based Capital
     (to Risk-Weighted Assets)   $37,783   12.39%   $24,388   8.0****%
  Tier I Capital
     (to Risk-Weighted Assets)    34,366   11.27%    12,194   4.0****%
  Tier I Capital
     (to Adjusted Total Assets)   34,366    7.53%    18,255   4.0****%

As of December 31, 2000:
  Total Risk-Based Capital
     (to Risk-Weighted Assets)   $34,116   12.38%   $25,055   ****8.0%
  Tier I Capital
     (to Risk-Weighted Assets)    31,167   11.31%    11,027   ****4.0%
  Tier I Capital
     (to Adjusted Total Assets)   31,167    7.32%    17,026   ****4.0%

As of December 31, 1999:
  Total Risk-Based Capital
     (to Risk-Weighted Assets)   $31,015   12.88%   $19,265   ****8.0%
  Tier I Capital
     (to Risk-Weighted Assets)    28,036   11.64%     9,632   ****4.0%
  Tier I Capital
     (to Adjusted Total Assets)   28,036    7.88%    14,236   ****4.0%

**** represents greater than or equal to

                                 (Continued)
                                      26

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 19.  MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

          The Bank's actual and required capital amounts and ratios are as follows:

                                                                      To be Well Capitalized
                                                                         under the Prompt
                                                      For Capital       Corrective Action
                                      Actual       Adequacy Purposes       Provisions
                                -----------------  ------------------   --------------------
                                Amount     Ratio   Amount      Ratio    Amount      Ratio
                                ------     -----   ------      -----    ------      -----
As of December 31, 2001:
    Total Risk-Based Capital
    (to Risk-Weighted Assets)   $32,143   10.71%   $24,004   ****8.0%   $30,005   ****10.0%
    Tier I Capital
    (to Risk-Weighted Assets)    28,744    9.58%    12,002   ****4.0%    18,003    ****6.0%
    Tier I Capital
    (to Adjusted Total Assets)   28,744    6.38%    18,027   ****4.0%    22,534    ****5.0%

As of December 31, 2000:
    Total Risk-Based Capital
    (to Risk-Weighted Assets)   $28,098   10.40%   $21,623   ****8.0%   $27,029   ****10.0%
    Tier I Capital
    (to Risk-Weighted Assets)    25,167    9.31%    10,812   ****4.0%    16,217    ****6.0%
    Tier I Capital
    (to Adjusted Total Assets)   25,167    6.37%    15,803   ****4.0%    19,753    ****5.0%

As of December 31, 1999:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)   $24,898   10.49%   $18,995   ****8.0%   $24,744   ****10.0%
    Tier I Capital
    (to Risk-Weighted Assets)    22,410    9.44%     9,498   ****4.0%    14,247    ****6.0%
    Tier I Capital
    (to Adjusted Total Assets)   22,410    6.40%    14,010   ****4.0%    17,512    ****5.0%

**** represents greater than or equal to

NOTE 20.  RESTRICTIONS ON DIVIDENDS

          The Parent Company's principal asset is its investment in the Bank, a wholly owned consolidated subsidiary. The primary source of income for the Parent Company historically has been dividends from the Bank. Regulatory agencies limit the amount of fund that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

          Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2002 without regulatory approval totals $6,998 plus year-to-date 2002 net profits as of the declaration date.

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 21.  OTHER OPERATING EXPENSES

          Other operating expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:
                                2001        2000        1999
                               -------     -------     -------

Postage and freight            $   392     $   305     $   322
                               =======     =======     =======

NOTE 22.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

          The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2001, 2000 and 1999 and for the years then ended. Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

          CONDENSED BALANCE SHEETS
          ------------------------

                                                          2001        2000       1999
                                                       --------    --------    --------
ASSETS
 Cash                                                  $    989    $    551    $    887
 Investment securities available
  for sale                                                    -         151       1,059
 Loans, net of allowance for loan losses
   of $18, $18 and $6 in 2001, 2000 and
   1999, respectively                                     2,906       3,728       2,552
 Equity in subsidiaries                                  29,330      25,624      21,794
 Premises and equipment, net                              1,513       1,394       1,381
 Other assets                                               361         383         381
                                                       --------    --------    --------

      Total Assets                                     $ 35,099    $ 31,831    $ 28,054
                                                       ========    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Interest, taxes and other
  liabilities                                          $    148    $    148    $    146
 Capital securities                                       7,500       7,500       7,500
                                                       --------    --------    --------
      Total Liabilities                                   7,648       7,648       7,646
                                                       --------    --------    --------

STOCKHOLDERS' EQUITY
 Common stock                                             3,304       3,296       3,280
 Additional paid-in capital                               6,063       5,952       5,768
 Retained earnings                                       18,084      14,935      11,363
 Accumulated other comprehensive income (loss)                -           -    (      3)
                                                       --------    --------    --------

      Total Stockholders' Equity                         27,451      24,183      20,408
                                                       --------    --------    --------
      Total Liabilities and
      Stockholders' Equity                             $ 35,099    $ 31,831    $ 28,054
                                                       ========    ========    ========

                                 (Continued)
                                      28

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 22.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

          CONDENSED STATEMENTS OF INCOME
          ------------------------------

                                                          2001        2000       1999
                                                       --------    --------    --------
Dividends from Subsidiary                              $      -    $    300    $      -
Interest income                                             300         314         264
Other income                                                226         154         163
Capital securities expense                             (    694)   (    696)   (    685)
Operating expense                                      (    178)   (    146)   (    155)
                                                       --------    --------    --------
                                                       (    346)   (     74)   (    413)

Income tax benefit                                          118          25         140
Equity in undistributed earnings of subsidiary            3,518       3,806       1,882
                                                       --------    --------    --------

Net income                                             $  3,290    $  3,757    $  1,609
                                                       ========    ========    ========

                                 (Continued)
                                      29

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                            (Amounts in thousands)

NOTE 22.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

          CONDENSED STATEMENTS OF CASH FLOWS
          ----------------------------------

                                                          2001        2000       1999
                                                       --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                            $  3,290    $  3,757    $  1,609
 Adjustments to reconcile net income to
  net cash provided by operating activities:
    Allowance for loan losses                                 -          12           6
    Depreciation and amortization                            50          40          47
    Provision for deferred income taxes                     (28)          7    (      1)
    Equity in undistributed earnings of subsidiary     (  3,518)   (  3,806)   (  1,882)
    Net amortization on securities                            -           2          20
    Increase in other assets                           (     79)   (     45)   (     93)
    Increase (decrease) in other liabilities                  -           2    (      6)
                                                       --------    --------    ---------

    Net cash used in operating activities              (    285)   (     31)   (    300)
                                                       --------    --------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Securities available for sale:
   Proceeds from sale of securities                         151         819           -
   Proceeds from maturities of securities                     -          91       1,360
 Net decrease in federal funds sold                           -           -       1,670
 Net (increase) decrease in loans                           822    (  1,188)   (  2,558)
 Premises and equipment expenditures                       (158)   (     42)   (      4)
                                                       --------    --------    ---------

   Net cash provided by (used in)
    investing activities                                    815    (    320)        468
                                                       --------    --------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash dividends paid                                       (211)   (    185)   (    150)
 Proceeds from issuance of common stock                     119         200         667
                                                       --------    --------    ---------

   Net cash provided by (used in) financing
    activities                                              (92)         15         517
                                                       --------    --------    ---------

   Net increase (decrease) in cash and cash
    equivalents                                             438    (    336)        685

 CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                                      551         887         202
                                                       --------    --------    ---------

 CASH AND CASH EQUIVALENTS
  AT END OF YEAR                                       $    989    $    551    $    887
                                                       ========    ========    ========

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                (Amounts in thousands, except per share data)

NOTE 23.  QUARTERLY DATA (UNAUDITED)

Consolidated quarterly results of operation were as follows:

                                                                     2001
                                              ----------------------------------------------------
                                              March 31      June 30       Sept 30       Dec 31
                                              --------      ----------    ----------    ----------
Interest Income                               $   8,306     $   8,196     $   8,244     $   8,252
Interest Expense                              (   4,918)    (   4,908)    (   4,756)    (   4,305)
                                              ----------    ----------    ----------    ----------

Net interest income                               3,388         3,288         3,488         3,947
Provision for loan losses                     (     430)    (     323)    (     253)    (     442)
                                              ----------    ----------    ----------    ----------
Net interest income after provision for
  possible loan losses                            2,958         2,965         3,235         3,505
Other income                                        791           904           871           798
Other expenses                                (   2,736)    (   2,836)    (   2,908)    (   3,139)
                                              ----------    ----------    ----------    ----------

Income before income taxes                        1,013         1,033         1,198         1,164
Income taxes                                  (     280)    (     257)    (     314)    (     256)
                                              ----------    ----------    ----------    ----------

Net income                                    $     733     $     776     $     884     $     908
                                              ----------    ----------    ----------    ----------

Earnings per common share:
  Basic                                       $     .28     $     .29     $     .33     $     .35
                                              ==========    ==========    ==========    ==========
  Diluted                                     $     .28     $     .29     $     .33     $     .34
                                              ==========    ==========    ==========    ==========

                                                                     2000
                                              ----------------------------------------------------
                                              March 31      June 30       Sept 30       Dec 31
                                              --------      ----------    ----------    ----------
Interest Income                              $   6,975      $   7,425     $   7,830     $   8,188
Interest Expense                             (   3,921)     (   4,253)    (   4,643)    (   4,883)
                                              ----------    ----------    ----------    ----------

Net interest income                              3,054          3,172         3,187         3,305
Provision for loan losses                    (     362)     (     314)    (     297)    (     304)
                                              ----------    ----------    ----------    ----------
Net interest income after provision for
  possible loan losses                           2,692          2,858         2,890         3,001
Other income                                       473            635           662           710
Other expenses                               (   2,227)     (   2,335)    (   2,465)    (   2,686)
                                              ----------    ----------    ----------    ----------

Income before income taxes                         938          1,158         1,087         1,025
Income taxes                                 (     300)     (     342)    (     321)    (     266)
                                              ----------    ----------    ----------    ----------

Net income                                   $     638      $     816     $     766     $     759
                                              ==========    ==========    ==========    ==========

Earnings per common share:
  Basic                                      $     .24      $     .31     $     .29     $     .29
                                              ==========    ==========    ==========    ==========
  Diluted                                    $     .24      $     .31     $     .28     $     .29
                                              ==========    ==========    ==========    ==========

                                 (Continued)
                                      31

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2001
                (Amounts in thousands, except per share data)

NOTE 23.  QUARTERLY DATA (UNAUDITED) (CONTINUED)

                                                                     1999
                                              ----------------------------------------------------
                                              March 31      June 30       Sept 30       Dec 31
                                              --------      ----------    ----------    ----------
Interest Income                               $   6,044     $   6,228     $   6,579     $   6,820
Interest Expense                              (   3,317)    (   3,444)    (   3,619)    (   3,787)
                                              ----------    ----------    ----------    ----------

Net interest income                               2,727         2,784         2,960         3,033
Provision for loan losses                     (     369)    (     327)    (     415)    (     307)
                                              ----------    ----------    ----------    ----------
Net interest income after provision for
  possible loan losses                            2,358         2,457         2,545         2,726
Other income                                        313           337           439           264
Other expenses                                (   1,966)    (   2,045)    (   2,053)    (   2,123)
                                              ----------    ----------    ----------    ----------

Income before income taxes                          705           749           931           867
Income taxes                                  (     239)    (     250)    (     307)    (     325)
                                              ----------    ----------    ----------    ----------

Net income                                    $     466     $     499     $     624     $     542
                                              ==========    ==========    ==========    ==========

Earnings per common share:
  Basic                                       $     .18     $     .20     $     .25     $     .22
                                              ==========    ==========    ==========    ==========
  Diluted                                     $     .18     $     .20     $     .25     $     .21
                                              ==========    ==========    ==========    ==========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

                                  2000 - 2001

     In a comparison of the financial conditions of the company from the year 2000 to December 2001, total assets grew from $405.21 million on December 31, 2000 to $453.75 million at December 31, 2001. The growth totaling 11.98% was due to several factors including the opening of the Boone, N. C. office in January of 2001 and the continued growth of our branch acquisition in Rogersville, Tenn. from September of 2000. The Boone office has produced over $15 million of loans and the Rogersville office has almost tripled is deposit size since the acquisition. Overall the growth of assets was fueled by the increase in bank deposits nationwide as individuals placed their monies in banks as a result of the market's decline and uncertainty in the economy. Our deposits grew from $346.32 million at the end of last year to $392.10 million on December 31, 2001. This growth of $45.78 million or 13.22% allowed the management of the company an opportunity to realign the position of a portion of our interest bearing liabilities to longer-term maturities. Our deposit portfolio consists of 62% time deposits, 15% savings deposits and 23% transaction accounts. These longer-term maturities of interest bearing liabilities should enable the bank to hold a good position going forward if interest rates rise. Our growth on the asset side of the ledger was lead by our loan growth of 11.50% or $33.56 million from $291.90 million in 2000 to $325.46 million on December 31, 2001. The strong loan growth was helped by the refinancing of mortgages nationwide during the low interest rates of the last half of the year. The mix of loans remains excellent with 66% of our loan portfolio secured by real estate, 28% secured by collateral other than real estate and only 6% unsecured. The investment securities portfolio of the company increased 21.25% or $17.64 million during the year. The leading categories of growth were an increase of $6.02 million in adjustable rate mortgage- backed securities and $10.49 million in securities of state and political subdivisions. A decrease in other securities and U.S. government agencies accounted for the difference in the total change of $17.64 million

     Our income for the year 2001 followed the strong performance of the balance sheet growth with an increase in net income of 10.95% from $2.98 million in 2000 to $3.30 million in 2001. Our strong loan growth lead to an increase of $2.50 million in loan income, which is excellent considering the lowering of interest rates over the past year. This growth of 9.96% compares favorably to the deposit expense growth of 7.24%. since our deposit balance growth included a significant increase in non-interest checking. The increase in our net interest income before the provision for loan losses was a very respectable 10.95% resulting from the increase in our interest margin between deposit expense and loan income due to the falling rate environment and the repricing of liabilities faster than assets on the balance sheet. Non-interest income increases came from an increase in securities gains of $494 thousand in 2001 compared to a loss of $95 thousand in 2000. Non-interest expenses increased from $9.71 million in 2000 to $11.62 million in 2001. A large portion of this increase was due to the opening of the Boone, N. C. in January of 2001 and the operation for a full year of the Rogersville office

Management is pleased to note that earnings per common share increased from $1.13 in 2000 to $1.25 in 2001 which represents an increase of 10.62% for the year. Book value per share also increased from $9.17 at December 31, 2000 to $10.38 at December 31, 2001. Return on Average Equity decreased 6.65% in 2001 to 12.78%. This decline was partly due to the market value of our securities portfolio increasing significantly throughout the year. Return on Average Assets dropped 1.28% to .77% at December 31, 2001.

                                  1999 - 2000

     For the year ended December 31, 2000, the Company's assets totaled $405.21 million compared to $358.35 million at December 31, 1999. This 13.08% increase in growth was largely due to the $30.22 million dollar increase in outstanding loans. We continued to have strong loan demand throughout the year 2000. The security portfolio increased 16.72% to $82.63 million during the year 2000 The majority of this increase was in adjustable rate mortgage - backed securities and securities issued by state and political subdivisions. Management continually addresses its asset liability mix by the amount and types of securities purchased. Total deposits grew to $346.32 million or 13.10% over 1999's level of $306.19 million. Part of this growth was due to the acquisition of our Rogersville, Tenn. branch from First Vantage Bank in September of 2000. This purchase in Tennessee also allows the Company, at its option, to expand into other Tennessee markets. We also began construction of our Boone, N. C. branch during 2000. Total Stockholders' Equity increased to $24.18 million at December 31, 2000 of which $162 thousand represents unrealized gains, net of deferred tax, in our securities portfolio.

     Net Interest Income for the year ended December 31, 2000 increased 10.55 % over 1999. The $1.21 million dollar increase was primarily due to the above mentioned growth on both sides of the balance sheet. The tax-equivalent yield on average earning assets increased 29 basis points over 1999. The yield on average interest bearing liabilities increased 47 basis points during 2000 over the prior year. This resulted in a 14 basis point reduction in our net interest margin as compared to 1999. Non - interest income however increased significantly over 1999. Management is continually looking for measures to enhance and improve our fee income. The Company's change in methodology of assessing overdraft fees had a significant impact on income for the year 2000. Total non- interest income increased by approximately $1.13 million over 1999.

     Management is also pleased to report that during the year we increased our allowance for loan loss account as a percentage of total loans to 1.01% at December 31, 2000. This percentage represents an increase of 6.32% over the December 31, 1999 figure of .95%. Management intends to maintain sufficient reserves in our loan loss account even as we continue to experience exceptional loan growth. Net income for the year 2000 was a record $2.98 million which enhanced the book value per share of common stock by 18.03% over 1999. Return on average equity was also significantly higher due to the improved net income. ROE increased from 11.13% at December 31, 1999 to 13.69% at December 31, 2000. It is, of course, our objective to maintain a satisfactory and acceptable return on average equity ratio. We feel that increased non-interest income will help us achieve this objective in addition to an improving net interest margin. Return on average assets also increased from .64% in 1999 to .78% in 2000.

     Earnings per share increased a phenomenal 32.94% due to our record net income. We also are pleased to report that we paid our third consecutive annual dividend during the year 2000.

     In summary, we are very excited to report to our valued shareholders about what has occurred during the past two years. We are especially optimistic about the opportunity to now serve two additional markets in Tennessee and North Carolina as well as the potential of the additional products and services that have been implemented over the past 24 months. We feel that all of these new investments will be major contributors to the value of your company in the years to come.