Form 10-K, Exhibit 13
period 2002-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2003-03-31
CIK 1008579

Exhibit 13.1

                 [EXCERPTS FROM ANNUAL REPORT TO SHAREHOLDERS]


                              FINANCIAL HIGHLIGHTS

Results of Operation                        2002          2001         2000           2002/2001     2001/2000
                                     (In thousands except share and per share data)      Percentage change


Net Interest Income                        $ 16,678      $14,111       $12,718          18.19%       10.95%
Net Income (Loss)                          $  4,104      $ 3,301       $ 2,979          24.33%       10.81%


Financial Condition at Year-End


Assets                                     $ 485,603     $453,745      $405,212          7.02%       11.98%
Loans                                      $ 339,521     $325,460      $291,895          4.32%       11.50%
Securities                                 $ 104,925     $100,270      $82,632           4.64%       21.35%
Deposits                                   $ 410,301     $392,093      $346,315          4.64%       13.22%
Stockholders' Equity                       $ 32,199      $27,452       $24,183          17.29%       13.52%

Shares Outstanding                            2648        2,644        2,637             0.15%        0.27%


Significant Ratios


Return on Average Assets                     0.87%        0.77%        0.78%            12.99%       -1.28%
Return on Average Equity                     13.82        12.78        13.69             8.14%       -6.65%
Average stockholders' equity to
   average assets                             6.32         6.00         5.71             5.33%        5.08%
Allowance for loan lossess as a
   percentage of total loans                  1.14         1.05         1.01             8.57%        3.96%
Non-performing loans to total loans           0.76         0.57         0.51            33.33%       11.76%


Per Share Data
Based on weighted average shares outstanding

Net Income                                  $ 1.55        $1.25        $1.13            24.00%       10.62%
Stockholders' equity (book value)
    per shares outstanding at
    year-end                                 12.16        10.38         9.17            17.15%       13.20%


Income Tax Expense                         1107000      1229276      1120934            -9.95%        9.67%

Info for graphs
Annual report                                        2002      2001      2000

Graph 1       Net Income                              4.1       3.30      2.98
              in millions


Graph 2       Total Assets                          485.6      453.7     405.2
              in millions

Graph 3       Total Loans                           339.5      325.5     291.9
              in millions

Graph 4       Earnings Per Share                  $  1.55     $ 1.25    $ 1.13
              In dollars

Graph 5       Return on Average Equity              13.82      12.78     13.69
              in percent

Graph 6       Book Value per share at Year end    $ 12.16    $ 10.38    $ 9.17
              in dollars

Graph 7       Deposits                              410.3      392.1     346.3
              in millions

Graph 8       Shareholders'  Equity                  32.2       27.5      24.2
              in millions

                      Management's Discussion and Analysis


                                   2002 - 2001


           For the year ended December 31, 2002, total assets grew from $453.75 million on December 31, 2001 to $485.60 million at December 31, 2002. The increase totaling 7.02% was due to several factors including the continued growth of our Boone N. C. and Rogersville TN. branch offices. Outstanding loans at the Boone office exceeded $27 million as of December 31, 2002. The Rogersville office has tripled is deposit size since the acquisition date in September of 2000. The growth of assets during 2002 was funded primarily by the increase in savings and checking accounts as individuals continued to place their dollars in banks as a result of the market's decline. Our deposits grew from $392.10 million at the end of last year to $410.30 million on December 31, 2002. The continued reduction of interest rates during 2002 allowed management of the company another year of opportunity to shift the overall position of our interest bearing liabilities to longer-term maturities. We feel that the Bank's asset liablility mix is now much more favorably positioned when interest rates rise. As of December 31, 2002 our deposit portfolio consisted of 57% time deposits, 17% savings deposits and 26% transaction accounts. We also were able to increase the percentage of adjustable rate assets compared to fixed rate over the prior year. This too has strengthened our position in the event of rising interest rates. During 2002, outstanding loans grew 4.32% or $14.06 million. The loan growth was helped by the continued refinancing of mortgages nationwide due to the low interest rate environment during the year. Our "collateral mix"of loans strengthened with 71% of our loan portfolio secured by real estate, 23% secured by collateral other than real estate and only 6% unsecured. . The investment securities portfolio of the company increased a moderate 4.64% or $4.66 million during the year. During the second quarter of 2002, we purchased $7.8 million of Bank Owned Life Insurance. The earnings related to this purchase will be used to offset future employee benefit costs. Also during 2002, we purchased an equity owner's interest in Virginia Title Center, LLC., which is headquartered in Roanoke, Virginia.
         Our net income for the year 2002 increased $803 thousand over 2001which resulted in a record year of earnings for your Company. We had an increase in net income of 24.33% from $3.30 million in 2001 to $4.10 million in 2002. Our growth in outstanding loans and securities helped offset the declining yields related to our loan and securities portfolios. Our net interest income increased 18.19% from $14.11 million in 2001 to $16.68 million in 2002. We greatly benefited this past year by our interest bearing liabilities re-pricing downward more rapidly than our interest earning assets. Interest income declined $2.05 million from the prior year as compared to interest expense which decreased $4.62 million from 2001. The tax-equivalent yield on our average interest-earning assets for 2002 was 7.18% compared to 8.24% for the year ended December 31st, 2001. The yield on our average interest-bearing liabilities for 2002 declined to 3.73% from 5.34% for the prior year. We also had a significant increase in our non-interest bearing checking accounts which helped to lower our cost of funds.

         Non-interest income increased 282 thousand over 2001. This is especially encouraging since net securities gains for 2002 totaled only $17 thousand as compared to $494 thousand in 2001. The increase in non-interest income was primarily attributable to an increase in overdraft fees, increased debit card / credit card fee income, earnings related to our purchase of Bank
Owned Life Insurance and dividends received from our investment in Virginia Title Center. Non-interest expenses increased from $11.62 million in 2001 to $13.05 million in 2002. A portion of this increase was due to the opening of the Boone, N. C. branch office in January of 2001 and the addition of personnel in the Abingdon market area.
         Our allowance for loan losses as a percentage of total loans at December 31, 2002 increased 8.57% to 1.14% as compared to 1.05% for the prior year. Management is especially pleased to mention that earnings per common share increased from $1.25 in 2001 to $1.55 in 2002 which represents an increase of 24% for the year. Book value per share also increased from $10.38 at December 31, 2001 to $12.16 at December 31, 2002. Return on Average Equity increased 8.14% in 2002 to 13.82%. Return on Average Assets increased 12.99% to .87% at December 31, 2002.
         We are also pleased to report that we paid our fifth consecutive dividend in 2002. During the first quarter of 2002, we implemented our Dividend Reinvestment and Optional Stock Purchase Plan and we are happy to report to you that the response from our shareholders has been very positive.

                                    2001-2000

           For the year ended December 31, 2001, total assets grew from $405.21 million on December 31, 2000 to $453.75 million at December 31, 2001. The growth totaling 11.98% was due to several factors including the opening of the Boone,
N. C. office in January of 2001 and the continued growth of our branch acquisition in Rogersville, Tenn. from September of 2000. The Boone office has produced over $15 million of loans and the Rogersville office has almost tripled is deposit size since the acquisition. Overall the growth of assets was fueled by the increase in bank deposits nationwide as individuals placed their dollars in banks as a result of the market's decline and uncertainty in the economy. Our deposits grew from $346.32 million at the end of last year to $392.10 million on December 31, 2001. This growth of $45.78 million or 13.22% allowed the management of the company an opportunity to realign the position of a portion of our interest bearing liabilities to longer-term maturities. Our deposit portfolio as of December 31, 2001 consisted of 62% time deposits, 15% savings deposits and 23% transaction accounts. These longer-term maturities of interest bearing liabilities should enable the bank to hold a good position going forward if interest rates rise. Our growth on the asset side of the ledger was primarily due to our loan growth of 11.50% or $33.56 million from $291.90 million in 2000 to $325.46 million on December 31, 2001. The strong loan growth was helped by the refinancing of mortgages nationwide during the low interest rates of the last half of the year. The mix of collateral securing our loans remains excellent with 66% of our loan portfolio secured by real estate, 28% secured by collateral other than real estate and only 6% unsecured. The investment securities portfolio of the company increased 21.25% or $17.64 million during the year. The leading categories of growth were an increase of $6.02 million in adjustable rate mortgage- backed securities and $10.49 million in securities of state and political subdivisions. A decrease in other securities and U.S. government agencies accounted for the difference in the total change of $17.64 million.

         Our income for the year 2001 followed the strong performance of the balance sheet growth with an increase in net income of 10.95% from $2.98 million in 2000 to $3.30 million in 2001. Our strong loan growth lead to an increase of $2.50 million in loan income, which is excellent considering the lowering of interest rates over the past year. This growth of 9.96% compares favorably to the deposit expense growth of 7.24%. since our deposit balance growth included a significant increase in non-interest checking. The increase in our net interest income before the provision for loan losses was a very respectable 10.95% resulting from the increase in our interest margin between deposit expense and loan income due to the falling rate environment and the re-pricing of liabilities faster than assets on the balance sheet. Non-interest income increases came from an increase in securities gains of $494 thousand in 2001 compared to a loss of $95 thousand in 2000. Non-interest expenses increased from $9.71 million in 2000 to $11.62 million in 2001. A large portion of this increase was due to the opening of the Boone, N. C. branch office in January of 2001 and the operation for a full year of the Rogersville office. Management is pleased to note that earnings per common share increased from $1.13 in 2000 to $1.25 in 2001 which represents an increase of 10.62% for the year. Book value per share also increased from $9.17 at December 31, 2000 to $10.38 at December 31, 2001. Return on Average Equity decreased 6.65% in 2001 to 12.78%. This decline was partly due to the market value of our securities portfolio increasing significantly throughout the year. Return on Average Assets dropped 1.28% to .77% at December 31, 2001.



                  In summary, as always we are very excited to report to our valued shareholders what has occurred during the past three years. We are especially pleased with not only the improved earnings of your Company but also the program initiatives that have been put in place. We feel optimistic about the continued opportunity for growth in our market areas. As of December 31, 2002, we have broken ground to build a new branch in Blountville, Tennessee. We truly believe that the products, services, and delivery systems that have been implemented in our tri-state market area will certainly add value to your Company in the years to come.

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2002

                                 C O N T E N T S


                                                                          Page

INDEPENDENT AUDITOR'S REPORT                                                3

FINANCIAL STATEMENTS
  Consolidated Balance Sheets                                               4
  Consolidated Statements of Income                                         5
  Consolidated Statements of Changes in Stockholders' Equity                6
  Consolidated Statements of Cash Flows                                     7
  Notes to Consolidated Financial Statements                           8 - 33

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
Highlands Bankshares, Inc., and Subsidiaries
Abingdon, Virginia

         We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiaries, as of December 31, 2002, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Highlands Bankshares, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiaries, as of December 31, 2002, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                          /s/ Brown, Edwards & Company, L.L.P.
                                          CERTIFIED PUBLIC ACCOUNTANTS

1969 Lee Highway
Bristol, VA 24201
January 24, 2003

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        December 31, 2002, 2001 and 2000
                             (Amounts in thousands)


                ASSETS                                                     2002                 2001                 2000
                                                                      -------------         ------------          -----------
 Cash and due from banks                                               $     13,369         $     10,921          $    12,510
 Federal funds sold                                                           5,132                1,320                2,782
                                                                      -------------         ------------          -----------

                Total Cash and Cash Equivalents                              18,501               12,241               15,292

 Investment securities available-for-sale (Note 2)                          102,743               98,299               80,748
 Other Investments, at cost (Note 3)                                          2,182                1,971                1,884
 Loans, net of allowance for loan losses of $3,877, $3,418
    and $2,950 in 2002, 2001, and 2000 respectively (Note 4)                335,644              322,042              288,947
 Premises and equipment, net (Note 5)                                        13,157               12,900               12,454
 Interest receivable                                                          2,708                2,904                2,965
 Other assets (Note 6)                                                       10,668                3,388                2,922
                                                                      -------------         ------------          -----------

                Total Assets                                          $     485,603         $     453,74          $   405,212
                                                                      =============         ============          ===========


              LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits (Note 8)
      Noninterest bearing                                             $      55,597         $     50,248          $    45,343
      Interest bearing                                                      354,704              341,845              300,972
                                                                      -------------         ------------          -----------

                Total Deposits                                              410,301              392,093              346,315
                                                                      -------------         ------------          -----------

 Interest, taxes and other liabilities                                        2,309                3,217                3,545
 Other short term borrowings (Note 9)                                        19,094               13,000                5,000
 Long-term debt (Note 10)                                                    14,200               10,483               18,669
 Capital securities (Note 11)                                                 7,500                7,500                7,500
                                                                      -------------         ------------          -----------
                                                                             43,103               34,200               34,714
                                                                      -------------         ------------          -----------

                Total Liabilities                                           453,404              426,293              381,029
                                                                      -------------         ------------          -----------

 STOCKHOLDERS' EQUITY
      Common stock, 2,648, 2,644, and 2,637 shares
          issued and outstanding as of December 31, 2002,
          2001, and 2000, respectively  (Notes 13 and 15)                     3,309                3,304                3,296
      Additional paid-in capital                                              6,150                6,063                5,952
      Retained Earnings                                                      21,729               17,863               14,773
      Accumulated other comprehensive income                                  1,011                  222                  162
                                                                      -------------         ------------          -----------

                Total Stockholders' Equity                                   32,199               27,452               24,183
                                                                      -------------         ------------          -----------

                Total Liabilities and Stockholders' Equity            $     485,603         $    453,745          $   405,212
                                                                      =============         ============          ===========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2002, 2001 and 2000
                             (Amounts in thousands)



 INTEREST INCOME                                                            2002                 2001                2000
                                                                       ------------         ------------          -----------
      Loans receivable and fees on loans                               $     26,095         $     27,574          $    25,077
      Securities available for sale:
         Taxable                                                              3,299                4,135                4,691
         Tax-exempt                                                           1,459                  972                  527
      Federal funds sold                                                         91                  317                  123
                                                                       ------------         ------------          -----------
            Total Interest Income                                            30,944               32,998               30,418
                                                                       ------------         ------------          -----------

 INTEREST EXPENSE
     Deposits                                                                11,768               16,740               15,610
     Federal funds purchased                                                      3                    -                   62
     Other borrowed funds                                                     2,495                2,147                2,028
                                                                       ------------         ------------          -----------
           Total interest expense                                            14,266               18,887               17,700
                                                                       ------------         ------------          -----------

           Net interest income                                               16,678               14,111               12,718

 PROVISION FOR LOAN LOSSES (Note 4)                                           1,825                1,448                1,277
                                                                       ------------         ------------          -----------

           Net interest income after provision for loan losses               14,853               12,663               11,441
                                                                       ------------         ------------          -----------

 NON-INTEREST INCOME
      Securities gains (losses), net                                             17                  494                  (95)
      Service charges on deposit accounts                                     2,620                2,181                1,949
      Other service charges, commissions and fees                               634                  586                  490
      Other operating income                                                    375                  103                  136
                                                                       ------------         ------------          -----------
             Total Non-Interest Income                                        3,646                3,364                2,480
                                                                       ------------         ------------          -----------

 NON-INTEREST EXPENSES
      Salaries and employee benefits (Note 14)                                7,167                6,456                5,220
      Occupancy expense of bank premises                                        568                  565                  435
      Furniture and equipment expense                                         1,718                1,570                1,442
      Other operating expenses (Note 23)                                      3,593                3,028                2,616
                                                                       ------------         ------------          -----------
             Total Non-Interest Expenses                                     13,046               11,619                9,713
                                                                       ------------         ------------          -----------
             Income Before Income Taxes                                       5,453                4,408                4,208

      Income Tax Expense (Note 7)                                             1,349                1,107                1,229
                                                                       ------------         ------------          -----------

             Net Income                                                $      4,104         $      3,301          $     2,979
                                                                       ============         ============          ===========

 Earnings Per Common Share (Note 13)                                   $       1.55         $       1.25          $      1.13
                                                                       ============         ============          ===========

 Earnings Per Common Share - assuming dilution (Note 13)               $       1.54         $       1.24          $      1.12
                                                                       ============         ============          ===========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years
                     Ended December 31, 2002, 2001 and 2000
                             (Amounts in thousands)

                                                                                          Accumulated
                                           Common Stock           Additional                 Other          Total
                                     -------------------------     Paid-in     Retained   Comprehensive  Stockholders'
                                       Shares      Par Value       Capital     Earnings      Income         Equity
                                     -----------   -----------   -----------  ----------- -------------  -------------
 Balance, December 31, 1999                2,624   $     3,280   $     5,768  $    11,979   $      (619)  $    20,408
                                                                                                          -----------

                                                                                                             ---------

 Comprehensive income:
      Net income                               -             -             -        2,979             -         2,979
      Change in unrealized gain
        (loss) on securities available-
        for-sale, net of deferred
        income tax expense of $402             -             -             -            -             -          7188
      Less: reclassification adjustment,
        net of income tax benefit of $32       -             -             -            -            63            63
                                                                                                          -----------

          Total comprehensive income           -             -             -                          -         3,760
                                                                                                          -----------

      Common stock issued for
         stock options exercised              13            16           184            -             -           200
      Cash dividend                            -             -             -         (185)            -          (185)
                                     -----------   -----------   -----------  -----------   -----------   -----------

 Balance, December 31, 2000                2,637         3,296         5,952        14,773          162        24,183
                                                                                                          -----------

 Comprehensive income:
      Net income                               -             -             -         3,301            -         3,301
      Change in unrealized gain
        (loss) on securities available-
        for-sale, net of deferred
        income tax expense of $31              -             -             -             -            -          3866
      Less: reclassification adjustment,
        net of income tax expense of $168      -             -             -             -            -          (326)
                                                                                                          -----------

          Total comprehensive income           -             -             -             -            -         3,361
                                                                                                          -----------

      Common stock issued for
         stock options exercised               7             8           111            -             -           119
      Cash dividend                            -             -             -         (211)            -          (211)
                                     -----------   -----------   -----------  -----------   -----------   -----------

 Balance, December 31, 2001                2,644         3,304         6,063       17,863           222        27,452
                                                                                                          -----------

 Comprehensive income:
      Net income                               -             -             -        4,104             -         4,104
      Change in unrealized gain
        (loss) on securities available-
        for-sale, net of deferred
        income tax expense of $412             -             -             -            -           800           800
      Less: reclassification adjustment,
        net of income tax expense of $6        -             -             -            -           (11)          (11)
                                                                                                          -----------

          Total comprehensive income           -             -             -            -             -         4,893
                                                                                                          -----------

      Common stock issued for
         stock options exercised               3             4            74            -             -            78
      Common stock issued for
        dividend reinvestment and optional
        cash purchase plan                     1             1            13            -             -            14
      Cash dividend                            -             -             -         (238)            -          (238)
                                     -----------   -----------   -----------  -----------   -----------   -----------

 Balance, December 31, 2002                2,648    $    3,309    $    6,150  $     21,729    $   1,011   $     32,199
                                          ======      ========      ========    =========      ========      =========


The Notes to Consolidated Financial Statements are an integral part of these statements.

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2002, 2001 and 2000
                             (Amounts in thousands)


                                                                            2002            2001             2000
                                                                         ----------      ----------       ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                         $    4,104      $    3,301       $    2,979
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Provision for loan losses                                          1,825           1,448            1,277
           Provision for deferred income taxes                                  (96)           (129)             (33)
           Depreciation and amortization                                        968             917              774
           Net realized (gains) losses on available-for-sale securities         (17)           (494)              95
           Net amortization on securities                                       160             (11)             (44)
           (Increase) decrease  in interest receivable                          196              61             (810)
           (Increase) in other assets                                        (7,215)           (626)            (174)
           Increase (decrease) in interest, taxes and other
             liabilities                                                       (908)           (328)           1,084
                                                                         ----------      ----------       ----------
                Net Cash provided by (used in) operating activities            (983)          4,139            5,148
                                                                         ----------      ----------       ----------

 CASH FLOWS FROM INVESTING ACTIVITIES:
      Securities available for sale:
          Proceeds from sale of debt and equity securities                    9,394          11,455            4,979
          Proceeds from maturities of debt and equity securities             20,922          26,500           11,382
          Purchase of debt and equity securities                            (34,114)        (54,770)         (27,399)
      Purchase of other investments                                            (212)              -                -
      Net increase in loans                                                 (15,426)        (34,543)         (31,040)
      Premises and equipment expenditures                                    (1,194)         (1,332)          (3,536)
                                                                         ----------      ----------       ----------
                Net Cash used in investing activities                       (20,630)        (52,690)         (45,614)
                                                                         ----------      ----------       ----------

 CASH FLOWS FROM FINANCING ACTIVITIES:
      Net increase (decrease) in time deposits                               (9,367)          9,712           33,585
      Net increase in demand, savings and other deposits                     27,575          36,066            6,537
      Decrease in federal funds purchased                                         -               -           (3,187)
      Proceeds from issuance of short-term borrowings                             -               -            5,000
      Repayment of short-term borrowings                                          -               -           (8,000)
      Proceeds from issuance of long-term debt                               10,000               -            8,000
      Repayment of long-term debt                                              (189)           (186)            (180)
      Cash dividends paid                                                      (238)           (211)            (185)
      Proceeds from exercise of common stock options                             78             119              200
      Proceeds from issuance of common stock                                     14               -                -
                                                                         ----------      ----------       ----------
                Net Cash provided by financing activities                    27,873          45,500           41,770
                                                                         ----------      ----------       ----------
                Net increase (decrease) in cash and cash equivalents          6,260          (3,051)           1,304

 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                              12,241          15,292           13,988
                                                                         ----------      ----------       ----------

 CASH AND CASH EQUIVALENTS AT END OF YEAR                                $   18,501      $   12,241        $  15,292
                                                                         ==========      ==========        =========

 SUPPLEMENTAL DISCLOSURE OF NON-CASH
    TRANSACTIONS

      Premises and equipment purchased through seller financed
        transactions                                                     $        -      $        -        $     250
                                                                         ==========      ==========        =========

 SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
 Cash paid during the year for:
      Interest                                                           $   15,194      $   19,411        $  17,306
                                                                         ==========      ==========        =========
      Income taxes                                                       $    1,619      $    1,111        $   1,348
                                                                         ==========      ==========        =========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                 HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note  1.  Summary of Significant Accounting Policies

                  Basis of Presentation and Consolidation

                  The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the "Parent Company") and its wholly-owned subsidiaries, Highlands Union Bank (the "Bank") and Highlands Capital Trust I (the "Trust"). The statements also include Highlands Union Insurance Services, Inc., (the "Insurance Services"), and Highlands Union Financial Services, Inc., (the "Financial Services") which are both wholly-owned subsidiaries of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of Highlands Bankshares, Inc. and Subsidiaries, (the "Company") conform to U.S. generally accepted accounting principals and to predominate practices within the banking industry.

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

                  Cash and Cash Equivalents

                  For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold, all of which mature within ninety days.

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


                                   (Continued)
                                        8

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)

         Note  1.  Summary of Significant Accounting Policies (Continued)

                  Loans

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


                                   (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
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

                  Use of Estimates

                  In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and investment securities activities.


                                   (Continued)
                                       10

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
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

                  Reclassification of Financial Statement Presentation

                  Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 financial statement presentation. Such reclassifications had no effect on net income as previously reported.


         Note  2. Investment Securities Available-For-Sale

                  The   amortized   cost  and   market   value   of   securities
                  available-for-sale are as follows:

                                                                                    2002
                                                          ---------------------------------------------------------
                                                                               Gross         Gross
                                                          Amortized         Unrealized     Unrealized       Fair
                                                              Cost             Gains         Losses         Value
                                                          -------------    --------------  -----------  -----------
                  State and political subdivisions        $ 29,824         $     972      $      77        $ 30,719
                  Mortgage backed securities                57,052               720             42          57,730
                  Other securities                          14,335               174            215          14,294
                                                          --------         ---------      ---------        --------

                                                          $101,211         $   1,866      $     334        $102,743
                                                          ========         =========      =========        ========


                                                                                    2001
                                                          ---------------------------------------------------------
                                                                               Gross         Gross
                                                          Amortized         Unrealized     Unrealized       Fair
                                                              Cost             Gains         Losses         Value
                                                          -------------    --------------  -----------  -----------

                  U.S. Government agencies and
                    corporations                          $    501         $       1      $       -        $    502
                  State and political subdivisions          24,378                45            118          24,305
                  Mortgage backed securities                62,309               594            136          62,767
                  Other securities                          10,775                61            111          10,725
                                                          --------         ---------      ---------        --------

                                                          $ 97,963         $     701      $     365        $ 98,299
                                                          ========         =========      =========        ========


                                   (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 2.  Investment Securities Available-for-Sale (Continued)

                                                                                    2000
                                                          ---------------------------------------------------------
                                                                               Gross         Gross
                                                          Amortized         Unrealized     Unrealized       Fair
                                                              Cost             Gains         Losses         Value
                                                          -------------    --------------  -----------  -----------

                  U.S. Government agencies and
                    corporations                          $  4,085         $       -      $       1        $  4,084
                  State and political subdivisions          13,403               413              -          13,816
                  Mortgage backed securities                62,515                 -            107          62,408
                  Other securities                             500                 -             60             440
                                                          --------         ---------      ---------        --------

                                                          $ 80,503         $     413      $     168        $ 80,748
                                                          ========         =========      =========        ========

                  Investment securities available-for-sale with a carrying value of $8,432, $6,713, and $7,522 at December 31, 2002, 2001 and
                  2000 respectively, and a market value of $8,675, $6,686, and $7,516 at December 31, 2002, 2001 and 2000, respectively were pledged as collateral on public deposits and for other purposes as required or permitted by law.

                  The amortized cost and estimated fair value of securities available-for-sale at December 31, 2002 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                 Approximate
                                                                                 Amortized          Market
                                                                                    Cost            Value
                                                                                ----------       -----------
                           Due in one year or less                              $        -       $         -
                           Due after one year through five years                     1,352             1,437
                           Due after five years through ten years                      955               986
                           Due after ten years`                                     27,517            28,296
                                                                                ----------       -----------
                                                                                    29,824            30,719

                           Mortgage-backed securities                               57,052            57,730
                           Other securities                                         14,335            14,294
                                                                                ----------       -----------
                                                                                $  101,211       $   102,743
                                                                                ==========       ===========

                  For the years ended December 31, 2002, 2001, and 2000, proceeds from sale of securities were $9,394, $11,455 and $4,979, respectively. Gross realized gains and losses on investment securities available for sale were as follows:

                                                                          2002             2001               2000
                                                                      ----------       ----------        ----------

                           Realized gains                             $       67       $       494       $        2
                           Realized losses                            $       50       $        -        $(      97)
                           Tax (benefit) provision                    $        6       $       168       $(      32)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 3.  Other Investments

                  Federal  Home Loan Bank (FHLB)  stock,  Federal  Reserve  Bank
                  (FRB) stock and Community Bankers' Bank Stock with a carrying value of $2,182, $1,971 and $1,884 at December 31, 2002, 2001
                  and 2000, respectively are listed as " Other Investments" on the Company's financial statements. These investments are considered to be restricted as the Company is required by these agencies to hold these investments, and the only market for this stock is the issuing agency.


         Note  4. Loans

                  The composition of net loans is as follows:

                                                                          2002             2001               2000
                                                                      ----------       ----------        ----------
                    Real Estate Secured:
                    Residential 1-4 family                            $  128,462       $  114,556        $  102,631
                    Multifamily                                            3,383            3,011             3,909
                    Commercial, Construction and Land Development         85,468           80,673            61,666
                    Second mortgages                                      11,676            7,737             5,342
                    Equity lines of credit                                 5,253            4,166             3,455
                    Farmland                                               5,589            5,065             4,928
                                                                      ----------       ----------        ----------
                                                                         239,831          215,208           181,931

                    Secured, Other:
                    Personal                                              49,483           60,532            63,137
                    Commercial                                            26,043           26,002            26,463
                    Agricultural                                           4,209            3,274             2,498
                                                                      ----------       ----------        ----------
                                                                          79,735           89,808            92,098
                                                                      ----------       ----------        ----------

                    Unsecured                                             20,135           20,614            18,059
                                                                      ----------       ----------        ----------
                                                                         339,701          325,630           292,088
                                                                      ----------       ----------        ----------

                    Less:
                       Unearned discount                                       -                1                 4
                       Allowance for loan losses                           3,877            3,418             2,950
                       Net deferred loan fees                                180              169               187
                                                                      ----------       ----------        ----------
                                                                           4,057            3,588             3,141
                                                                      ----------       ----------        ----------

                    Loans, net                                        $  335,644       $  322,042        $  288,947
                                                                      ==========       ==========        ==========

                                   (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)

         Note  4. Loans (Continued)

                  Activity in the allowance for loan losses is as follows:

                                                                         2002              2001              2000
                                                                      ----------       ----------        ----------
                  Balance, beginning                                  $    3,418       $    2,950        $    2,494
                  Provision charged to operations                          1,825            1,448             1,277
                  Loans charged to reserve                            (    1,526)      (    1,204)       (      994)
                  Recoveries                                                 160              224               173
                                                                      ----------       ----------        ----------

                  Balance, ending                                     $    3,877       $    3,418        $    2,950
                                                                      ==========       ==========        ==========

                  The following is a summary of information pertaining to impaired loans:

                                                                                      December 31,
                                                                      ---------------------------------------------


                                                                          2002             2001              2000
                                                                      ----------       ----------        ----------
                  Impaired loans without a
                     valuation allowance                              $        -       $        -        $      727
                  Impaired loans with a valuation
                     Allowance                                             1,728            1,159               202
                                                                      ----------       ----------        ----------
                  Total impaired loans                                $    1,728       $    1,159        $      929
                                                                      ==========       ==========        ==========

                  Valuation allowance related to
                      impaired loans                                  $      642       $      570        $      202
                                                                      ==========       ==========        ==========

                  Average investment in
                      impaired loans                                  $    1,607       $      879        $    1,109
                                                                      ==========       ==========        ==========

                  No interest income was recognized on impaired loans during the periods presented, and no additional funds are committed to be advanced in connection with impaired loans.

         Note  5. Premises and Equipment

                  Premises and equipment are comprised of the following:

                                                                         2002             2001              2000
                                                                      ----------       ----------        ----------
                  Land                                                $    4,445       $    4,120        $    4,120
                  Bank premises                                            7,821            7,506             6,475
                  Equipment                                                5,940            5,402             4,391
                                                                      ----------       ----------        ----------
                                                                          18,206           17,028            14,986

                  Less: accumulated depreciation                           5,112            4,201             3,326
                                                                      ----------       ----------        ----------
                                                                          13,094           12,827            11,660

                  Construction in Progress                                    63               73               794
                                                                      ----------       ----------        ----------

                                                                      $   13,157       $   12,900        $   12,454
                                                                      ==========       ==========        ==========

                  Depreciation expense was $937, $886, and $757 for 2002, 2001 and 2000, respectively.

                  Construction in progress for 2002 consists of the costs related to a new branch being constructed in Blountville, Tennessee.

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 6.  Bank Owned Life Insurance

                  During 2002, the Company purchased insurance on the lives of certain key directors and officers. As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable. The current value of the policies at December 31, 2002, is $7,571 and is included in "Other Assets" in the balance sheet.


         Note  7. Income Taxes

                  The components of the net deferred tax asset, included in other assets, are as follows:

                                                                          2002              2001              2000
                                                                       ---------        ---------         ---------
                  Deferred tax assets:
                  Allowance for loan loss                              $     937        $     841         $     735
                  Deferred compensation                                        3                3                 4
                                                                       ---------        ---------         ---------
                                                                             940              844               739
                                                                       ---------        ---------         ---------
                  Deferred tax liability:
                  Depreciation                                         (     293)       (     293)        (     311)
                  Net unrealized gain on securities
                     available-for-sale                                (     521)       (     114)        (      83)
                                                                       ---------        ---------         ---------
                                                                       (     814)       (     407)        (     394)
                                                                       ---------        ---------         ---------

                  Net deferred tax asset                               $     126        $     437         $     345
                                                                       =========        =========         =========


                  The components of income tax expense related to continuing operations are as follows:

                                                                          2002             2001              2000
                                                                       ---------        ---------         ---------
                  Federal:
                    Current                                            $   1,445        $   1,236         $   1,262
                    Deferred                                           (      96)       (     129)        (      33)
                                                                       ---------        ---------         ---------

                        Total                                          $   1,349        $   1,107         $   1,229
                                                                       =========        =========         =========


                  The Bank's income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

                                                                          2002              2001             2000
                                                                       ---------        ---------         ---------
                  Statutory rate applied to
                     earnings before income taxes                      $   1,852        $   1,498         $   1,431
                  Tax exempt interest                                  (     496)       (     331)        (     179)
                  Other, net                                           (       7)       (      60)        (      23)
                                                                       ---------        ---------         ---------

                                                                       $   1,349        $   1,107         $   1,229
                                                                       =========        =========         =========

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)

         Note  8. Deposits

                  The composition of deposits is as follows:

                                                                          2002              2001             2000
                                                                       ---------        ---------         ---------

                  Noninterest bearing demand                           $  55,597        $  50,248         $  45,343
                  Interest bearing demand                                 49,519           37,464            25,697
                  Savings deposits                                        70,258           60,166            45,826
                  Time deposits, in amounts of
                     $100,000 or more                                     61,465           65,437            55,054
                  Other time deposits                                    173,462          178,778           174,395
                                                                       ---------        ---------         ---------

                                                                       $ 410,301        $ 392,093         $ 346,315
                                                                       =========        =========         =========


                  The scheduled maturities of time deposits at December 31, 2002, are as follows:

                  2003                                                 $ 131,536
                  2004                                                    41,216
                  2005                                                    30,279
                  2006                                                     6,676
                  2007                                                    21,158
                  Thereafter                                               4,062
                                                                       ---------

                                                                       $ 234,927

         Note 9.  Other Short-Term Borrowings

                  Other short-term borrowings in the balance sheet consist of four Federal Home Loan Bank advances that are secured by a floating blanket lien on a specific class of mortgage loans of the Bank. The Federal Home Loan Bank has the option to convert three of these advances which total $19 million to a three month LIBOR-based floating rate advance. These notes carry interest rates of 5.51%, 6.28%, and 6.17%. The fourth advance matures in June of 2003. The advance carries an interest rate of 7.02%, and requires semi-annual principal payments and monthly interest payments.

                  Additionally, other short-term borrowings include a seller-financing transaction with a current unpaid principal balance of $23. The note carries an annual interest rate of 8.50% and a maturity date in 2003. The note requires monthly installments of principal and interest of $2. The loan is secured by a first deed of trust on real estate. The debt is listed under long-term debt for the years 2000 and 2001.

                HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 10.  Long-Term Debt

                  At December 31, Highlands Bankshares Inc. and Subsidiaries had the following long-term debt agreements:

                                                                           2002            2001              2000
                                                                       ---------        ---------         ---------


                   Note  payable  Federal  Home Loan Bank dated
                   June 6, 1996 for $1,000  with an annual
                   interest rate of 7.02%,  due June 6, 2003. The
                   note requires semi-annual installments of
                   $71 plus interest.  The loan is secured by a        Included in
                   floating blanket lien on a specific class of        short term
                   mortgage loans of the Bank.                         borrowings       $     214         $     357



                   Note payable  Federal Home Loan Bank dated
                   March 26, 1998 for $6,000 with an annual
                   interest rate of 5.51%,  due March 26, 2008.
                   The note requires  quarterly  interest payments
                   and has an early conversion option at March
                   26, 2003.  The loan is secured by a floating        Included in
                   blanket lien on a specific class of mortgage        short term
                   loans of the Bank.                                  borrowings           6,000             6,000



                   Note  payable  Federal  Home Loan Bank dated
                   August 13, 1999, for $4,000 with an annual
                   interest rate of 6.385%, due August 13, 2009.
                   The note requires  quarterly  interest payments
                   an has an early  conversion  option at
                   August 13, 2004. The loan is secured by a
                   floating blanket lien on a specific class of
                   mortgage loans of the Bank.                             4,000            4,000             4,000



                   Note  payable to Federal  Home Loan Bank dated
                   March 3, 2000 for $8,000 with an annual
                   interest rate of 6.28%,  due March 3, 2010. The
                   note requires quarterly interest  payments and has
                   an early conversion option at March 3, 2002.        Included in      Included in
                   The loan is secured by a floating blanket lien      short term       short term
                   on a specific class of mortgage loans of the Bank.  borrowings       borrowings            8,000


                                   (Continued)
                                       17

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 10.  Long-Term Debt (Continued)

                                                                           2002            2001              2000
                                                                       ---------        ---------         ---------

                   Note  payable to Federal  Home Loan Bank dated
                   February  13, 2002, for $5,000 with an annual
                   interest rate of 4.64%,  due February  13,  2012.
                   The note  requires  quarterly  interest payments
                   and has an early  conversion  option at
                   February 13, 2007.  The loan is secured by a
                   floating  blanket  lien on a specific class of
                   mortgage loans of the Bank.                         $   5,000        $       -         $       -

                   Note payable  Federal  Home Loan Bank dated
                   May 7, 2002,  for $5,000  with an annual
                   interest  rate of  4.72%,  due May 7, 2012.
                   The note requires  quarterly  interest payments
                   and has an  early  conversion  option  at
                   May 7,  2007.  The  loan is secured by a
                   floating blanket lien on a specific class of
                   mortgage loans of the Bank.                             5,000                -                 -

                   Other  notes  payable   resulting   from  seller-
                   financing transactions for $375 with annual
                   interest rates ranging from 8.0% to 8.50%,  and
                   due dates  ranging  from  2003-2010.  The notes
                   require monthly  installments of principal and
                   interest of $6. The loans are secured by a first
                   deed of trust on real estate.                             200              269               312
                                                                       ---------        ---------         ---------

                   Total long-term debt                                $  14,200        $  10,483         $  18,669
                                                                       =========        =========         =========


                  Principal maturities of long-term debt at December 31, 2002 are as follows:

                   2003                                                $      21
                   2004                                                    4,022
                   2005                                                       24
                   2006                                                       26
                   2007                                                   10,028
                   Thereafter                                                 79
                                                                       ---------

                                                                       $  14,200
         Note 11.  Capital Securities

                   On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028. The principal asset of the Trust is $7,500 of the Parent Company's junior subordinated debt securities with like maturities and like interest rates to the Capital Securities. Additionally, the Trust has issued 9,000 shares of common securities to the Parent Company. The 9.25% Capital Securities had $7,500 outstanding at December 31, 2002, and an estimated fair value of $7,752. The related junior subordinated debt securities had an estimated fair value of $7,752.

                                   (Continued)
                                       18

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 11.  Capital Securities (Continued)

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


         Note 12.  Operating Leases

                   The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year.

                   Year ending December 31:

                    2003                                               $     222
                    2004                                                      40
                    2005                                                       4
                                                                       ---------

                   Total minimum payments required                     $     266
                                                                       =========

                   Total operating lease expense was $ 232, $226 and $337 for December 31, 2002, 2001, and 2000 respectively.


         Note 13.  Common Stock and Earnings Per Common Share

                   Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31. Outstanding stock options (Note 15) have a dilutive effect on earnings per share, and are determined using the treasury stock method.

                                   (Continued)
                                       19

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                  (Amounts in thousands, except per share data)


         Note 13.  Common Stock and Earnings Per Common Share (Continued)

                   The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

                                                                          2002             2001              2000
                                                                       ---------        ---------         ---------

                    Income available to common stockholders            $   4,104        $   3,301         $   2,979
                    Weighted average shares outstanding                    2,645            2,639             2,632
                    Shares outstanding including assumed conversion        2,669            2,651             2,655
                    Basic earnings per share                           $   1.55         $    1.25         $    1.13
                    Fully diluted earnings per share                   $   1.54         $    1.24         $    1.12

                  Highlands Bankshares, Inc., paid dividends of $238, $211, and $185 or $0.09 per share, $0.08 per share, and $0.07 per share in 2002, 2001 and 2000, respectively.


         Note 14.  Profit Sharing and Retirement Savings Plan

                   The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements. The Bank makes a 2% profit sharing contribution to all employees exclusive of employee contributions and employer matching. Employees may elect to make voluntary contributions to the plan up to 15% of their base pay. In addition to the 2% profit sharing contribution, the Bank matches 50% of the employee's initial 6% contribution; therefore, the maximum employer matching contribution per employee could be 3% of base pay. The cost of Bank contributions under the savings plan was $207, $186 and $150, in 2002, 2001 and 2000 respectively.


         Note 15.  Stock Option Plan

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

                                   (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                  (Amounts in thousands, except per share data)


         Note 15.  Stock Option Plan (Continued)

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

                                                                                  Years Ended December 31,
                                                                       -----------------------------------------
                                                                             2002           2001           2000
                                                                       -----------    -----------    -----------

                   Net income               As reported                $     4,104    $     3,301    $     2,979
                                            Pro forma                  $     3,830    $     3,070    $     2,797

                   Earnings per share       As reported                $      1.55    $      1.25    $      1.13
                                            Pro forma                  $      1.45    $      1.16    $      1.06

                   Earnings per share -     As reported                $      1.54    $      1.24    $      1.12
                    Assuming dilution       Pro forma                  $      1.43    $      1.15    $      1.05


                   The pro forma amount shown above reflect the options granted during the year discounted using the expected life, expected volatility and risk-free interest rates as shown below. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                   Years Ended December 31,
                                                                       --------------------------------------------
                                                                            2002            2001              2000
                                                                       -------------- -----------------------------
                   Expected life                                          10 years        10 years       10 years
                   Expected volatility                                    6.30%            8.33%         7.16%
                   Risk-free interest rate                                5.43%            5.48%         6.25%

                                   (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                  (Amounts in thousands, except per share data)

         Note 15.   Stock Option Plan (Continued)

                  A summary of the status of the Company's stock option plan is presented below:

                                                            2002                     2001                  2000
                                                  --------------------  --------------------- ---------------------

                                                   Weighted              Weighted              Weighted
                                                   Average               Average               Average
                                                   Exercise   Number of  Exercise Number of    Exercise  Number of
                                                     Price     Shares     Price     Shares      Price      Shares
                                                  ---------   ---------  -------- ---------    --------  ---------
                   Options outstanding January 1  $ 19.70     107,501   $ 17.40     81,274    $  14.76      69,122
                   Granted                          26.00      30,000     25.00     32,900       23.50      25,300
                   Exercised                        23.35   (   3,403)    17.81   (  6,673)      15.24   (  13,148)
                   Expired                           2.83   (     880)       -           -           -           -
                                                  -------    --------   -------    -------    --------    --------

                   Options outstanding and
                     exercisable at December 31   $ 20.98     133,218   $ 19.70    107,501    $  17.40      81,274
                                                             ========              =======                ========

                   Weighted-average fair
                     value of options granted
                     during the year              $ 26.00               $ 25.00               $ 23.50


                  Information pertaining to options outstanding at December 31, 2002 is as follows:

                                                                       Options Outstanding and Exercisable
                                                                   -----------------------------------------
                                                                                    Weighted
                                                                                     Average       Weighted
                                                                                    Remaining       Average
                       Range of                                      Number         Contractual     Exercise
                   Exercise  Prices                                Outstanding         Life          Price
                   -------------------                             -----------     -------------- ----------

                   $  4.17  - $  7.50                                  5,700           2.25 years  $    5.98
                     10.50  -   15.50                                 29,896           5.06            13.95
                     19.00  -   26.00                                 97,622           8.02            24.01
                                                                   ---------

                   Outstanding at end of year                        133,218           7.11 years     $20.98
                                                                   =========

         Note 16.  Off-Balance Sheet Activities

                   The Bank is  party  to  various  financial  instruments  with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and standby letters of credit of approximately $2,694, $2,722, and $1,901, unfunded commitments under lines of credit of $28,716, $20,324 and $23,689 and commitments to grant loans of $6,540, $9,320, and $2,632 for the years ended December 31, 2002, 2001 and 2000 respectively. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

                                   (Continued)
                                       22

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)

         Note 16.  Off-Balance Sheet Activities (Continued)

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


         Note 17. Commitments and Contingencies

                  The Bank has made arrangements with and has available from other corresponding banks, approximately $128,300 of lines of credit to fund any necessary cash requirements. The Bank has $33,072 of Federal Home Loan Bank advances outstanding as of December 31, 2002. A specific class of mortgage loans with a balance of $124,141 at December 31, 2002 were pledged to the FHLB as collateral.


         Note 18.   Fair Values of Financial Instruments

                  The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments


                                   (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 18.  Fair Values of Financial Instruments (Continued)

                   and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

                   Other Short-Term Borrowings

                   The carrying amounts of borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

                   Long-Term Debt and Capital Securities

                   Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.


                                   (Continued)
                                       24

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 18.  Fair Values of Financial Instruments (Continued)

                   Off-Balance-Sheet Instruments

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

                   The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

                                                            2002                     2001                     2000
                                                   ----------------------     --------------------    -------------------
                                                     Carrying       Fair      Carrying        Fair    Carrying       Fair
                                                     Amount        Value      Amount         Value      Amount      Value
                                                   --------     ---------     ------      ------------  -----------------------
                   Cash and cash equivalents       $ 18,501     $  18,501     $ 12,241    $ 12,241    $ 15,292   $ 15,292
                   Securities available for sale    102,743       102,743       98,299      98,299      80,748     80,748
                   Loans, net                       335,644       340,976      322,042     328,059     288,947    286,306
                   Deposits                        (410,301)    ( 412,779)    (392,093)   (395,684)   (346,315)  (346,888)
                   Other short-term borrowings     ( 19,094)    (  19,112)    ( 13,000)   ( 13,198)   (  5,000)  (  5,110)
                   Long-term debt                  ( 14,200)    (  15,071)    ( 10,483)   ( 10,523)   ( 18,669)  ( 18,066)
                   Capital securities              (  7,500)    (   7,752)    (  7,500)   (  7,637)   (  7,500)  (  7,240)


         Note 19.  Related Party Transactions

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

                                                          2002              2001             2000
                                                       ---------        ---------         ---------
                   Balance, beginning                  $   9,394        $   8,279         $   7,767
                   Additions                               7,279            2,814             3,839
                   Reductions                          (   7,239)       (   1,699)        (   3,327)
                                                       ---------        ---------         ---------

                   Balance, ending                     $   9,434        $   9,394         $   8,279
                                                       =========        =========         =========

                   Unused Commitments                  $     620        $     719         $     555
                                                       =========        =========         =========

                    Deposits  from related  parties held by the Bank at December
                   31, 2002,  2001,  and 2000 were $3,156 and $2,750 and $2,354, respectively.

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 20.  Restrictions on Cash

                   The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances at December 31, 2002, 2001 and 2000 were $4,641, $3,550 and $2,763, respectively.


         Note 21.  Minimum Regulatory Capital Requirements

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

                   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2002, 2001, and 2000, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

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


                                   (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 21.   Minimum Regulatory Capital Requirements (Continued)

                   The Company's actual and required capital amounts and ratios are as follows:

                                                                               For Capital
                                                           Actual           Adequacy Purposes
                                                     ------------------   --------------------
                                                     Amount      Ratio      Amount       Ratio
                                                     ------      -----      ------       -----

                   As of December 31, 2002:
                     Total Risk-Based Capital
                          (to Risk-Weighted Assets) $ 42,254    13.33%      $ 25,349    =>8.0%
                     Tier I Capital
                          (to Risk-Weighted Assets)   38,377    12.11%        12,675    =>4.0%
                     Tier I Capital
                          (to Adjusted Total Assets)  38,377     7.94%        19,323    =>4.0%

                   As of December 31, 2001:
                     Total Risk-Based Capital
                          (to Risk-Weighted Assets) $ 37,783    12.39%      $ 24,388    8.0=>%
                     Tier I Capital
                          (to Risk-Weighted Assets)   34,366    11.27%        12,194    4.0=>%
                     Tier I Capital
                          (to Adjusted Total Assets)  34,366     7.53%        18,255    4.0=>%

                   As of December 31, 2000:
                     Total Risk-Based Capital
                          (to Risk-Weighted Assets) $ 34,116    12.38%      $ 25,055    =>8.0%
                     Tier I Capital
                          (to Risk-Weighted Assets)   31,167    11.31%        11,027    =>4.0%
                     Tier I Capital
                          (to Adjusted Total Assets)  31,167     7.32%        17,026    =>4.0%

                                  (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 21. Minimum Regulatory Capital Requirements (Continued)

                  The Bank's actual and required capital amounts and ratios are as follows:

                                                                                                 To be Well Capitalized
                                                                                                   under the Prompt
                                                                               For Capital         Corrective Action
                                                           Actual           Adequacy Purposes      Adequacy Purposes
                                                     ------------------   --------------------   ----------------------
                                                     Amount      Ratio      Amount       Ratio    Amount       Ratio
                                                     ------      -----      ------       -----    ------       -----
                   As of December 31, 2002:
                       Total Risk-Based Capital
                         (to Risk-Weighted Assets)   $35,598    11.44%      $ 24,892   =>%8.0      $31,115    =>%10.0
                       Tier I Capital
                         (to Risk-Weighted Assets)    31,741    10.20%        12,446   =>%4.0        18,669    =>%6.0
                       Tier I Capital
                         (to Adjusted Total Assets)   31,741     6.66%        19,057   =>%4.0        23,821    =>%5.0

                   As of December 31, 2001:
                       Total Risk-Based Capital
                         (to Risk-Weighted Assets)  $ 32,143    10.71%      $ 24,004    =>8.0%     $ 30,005    =>10.0%
                       Tier I Capital
                         (to Risk-Weighted Assets)    28,744     9.58%        12,002    =>4.0%       18,003     =>6.0%
                       Tier I Capital
                         (to Adjusted Total Assets)   28,744     6.38%        18,027    =>4.0%       22,534     =>5.0%

                   As of December 31, 2000:
                       Total Risk-Based Capital
                         (to Risk-Weighted Assets)  $ 28,098    10.40%      $ 21,623    =>8.0%     $ 27,029    =>10.0%
                       Tier I Capital
                         (to Risk-Weighted Assets)    25,167     9.31%        10,812    =>4.0%       16,217     =>6.0%
                       Tier I Capital
                         (to Adjusted Total Assets)   25,167     6.37%        15,803    =>4.0%       19,753     =>5.0%


         Note 22.  Restrictions on Dividends

                   The Parent Company's principal asset is its investment in the Bank, a wholly owned consolidated subsidiary. The primary source of income for the Parent Company historically has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

                   Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2003 without regulatory approval total $11,365 plus year-to-date 2003 net profits as of the declaration date.

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)

         Note 23.  Other Operating Expenses

                   Other operating expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:
                                              2002          2001         2000
                                           ---------     ---------    ---------

                   Postage and freight     $       -     $     392    $     305
                                           =========     =========    =========

                   Other losses            $     389     $       -    $       -
                                           =========     =========    =========

         Note 24.  Condensed Parent Company Financial Statements

                   The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2002, 2001 and 2000 and for the years then ended. Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

                   CONDENSED BALANCE SHEETS

                                                                           2002             2001              2000
                                                                       ---------        ---------         ---------
                   ASSETS
                     Cash                                              $   1,103        $     989         $     551
                     Investment securities available
                       for sale                                                -                -               151
                     Loans, net of allowance for loan losses
                         of $20, $18 and $18 in 2002, 2001 and
                        2000, respectively                                 3,881            2,906             3,728
                     Equity in subsidiaries                               33,064           29,330            25,624
                     Premises and equipment, net                           1,468            1,513             1,394
                     Other assets                                            345              361               383
                                                                       ---------        ---------         ---------

                             Total Assets                              $  39,861        $  35,099         $  31,831
                                                                       =========        =========         =========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
                     Interest, taxes and other
                        liabilities                                    $     162        $     147         $     148
                     Capital securities                                    7,500            7,500             7,500
                                                                       ---------        ---------         ---------
                             Total Liabilities                             7,662            7,647             7,648
                                                                       ---------        ---------         ---------

                   STOCKHOLDERS' EQUITY                                   32,199           27,452            24,183
                                                                       ---------        ---------         ---------

                             Total Liabilities and
                              Stockholders' Equity                     $  39,861        $  35,099         $  31,831
                                                                       =========        =========         =========

                                   (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 24.  Condensed Parent Company Financial Statements (Continued)


                   CONDENSED STATEMENTS OF INCOME
                                                                           2002            2001              2000
                                                                       ---------        ---------         ---------

                   Dividends from subsidiary                           $   1,500        $       -         $     300
                   Interest income                                           290              300               314
                   Other income                                              226              226               154
                   Interest expense                                    (     694)       (     694)        (     696)
                   Operating expense                                   (     162)       (     178)        (     146)
                                                                       ---------        ---------         ---------
                                                                           1,160        (     346)        (      74)

                   Income tax benefit                                        116              118                25
                   Equity in undistributed earnings of subsidiary          2,828            3,529             3,028
                                                                       ---------        ---------         ---------

                   Net income                                          $   4,104        $   3,301         $   2,979
                                                                       =========        =========         =========

                                  (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)


         Note 24.  Condensed Parent Company Financial Statements (Continued)

                   CONDENSED STATEMENTS OF CASH FLOWS

                                                                           2002             2001              2000
                                                                        ---------        ---------         ---------
                   Cash flows from operating activities:
                     Net income                                         $   4,104        $   3,301         $   2,979
                     Adjustments to reconcile net income to
                      net cash provided by operating activities:
                         Allowance for loan losses                              2                -                12
                         Depreciation and amortization                         58               50                40
                         Provision for deferred income taxes            (      45)       (      28)                7
                         Equity in undistributed earnings of subsidiary (   2,828)       (   3,529)        (   3,028)
                         Net amortization on securities                                          -                 2
                         Increase in other assets                       (      67)       (      79)        (      45)
                         Increase in other liabilities                         15                -                 2
                                                                        ---------        ---------         ---------

                         Net cash provided by (used in)
                               operating activities                         1,239        (     285)        (      31)
                                                                        ---------        ---------         ---------


                   Cash flows from investing  activities:
                     Securities  available for sale:
                         Proceeds from sale of securities                       -              151               819
                         Proceeds from maturities of securities                 -                -                91
                     Net (increase) decrease in loans                   (     977)             822         (   1,188)
                     Premises and equipment expenditures                (       2)       (     158)        (      42)
                                                                        ---------        ---------         ---------

                         Net cash provided by (used in)
                           investing activities                         (     979)             815         (     320)
                                                                        ---------        ---------         ---------


                   Cash flows from financing activities:
                     Cash dividends paid                                (     238)       (     211)        (     185)
                     Proceeds from issuance of common stock                    14                -                 -
                     Proceeds from exercise of common stock options            78              119               200
                                                                        ---------        ---------         ---------
                         Net cash provided by (used in) financing
                            activities                                  (     146)       (      92)               15
                                                                        ---------        ---------         ---------

                         Net increase (decrease) in cash and cash
                           equivalents                                        114              438         (     336)

                     Cash and cash equivalents
                       at beginning of yeAR                                   989              551               887
                                                                        ---------        ---------         ---------

                     Cash and cash equivalents
                       at end of yeAR                                   $   1,103        $     989         $     551
                                                                        =========        =========         =========


                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                             (Amounts in thousands)

         Note 25. Quarterly Data (Unaudited)

                  Consolidated quarterly results of operations were as follows:


                                                                                     2002
                                                              ------------------------------------------------
                                                               March 31     June 30      Sept 30       Dec 31
                                                               --------    ---------    ---------    ---------
         Interest Income                                      $   7,850    $   7,767    $   7,735    $   7,592
         Interest Expense                                     (   3,739)   (   3,551)   (   3,523)   (   3,453)
                                                              ---------    ---------    ---------    ---------

         Net interest income                                      4,111        4,216        4,212        4,139
         Provision for loan losses                            (     412)   (     575)   (     387)   (     451)
                                                              ---------    ---------    ---------    ---------
         Net interest income after provision for
           possible loan losses                                   3,699        3,641        3,825        3,688
         Other income                                               655          922        1,067        1,002
         Other expenses                                       (   3,104)   (   3,190)   (   3,418)   (   3,334)
                                                              ---------    ---------    ---------    ---------

         Income before income taxes                               1,250        1,373        1,474        1,356
         Income taxes                                         (     332)   (     371)   (     362)   (     284)
                                                              ---------    ---------    ---------    ---------

         Net income                                           $     918    $   1,002    $   1,112    $   1,072
                                                              =========    =========    =========    =========

         Earnings per common share:
           Basic                                              $    0.35    $    0.38    $    0.42    $     0.40
                                                              =========    =========    =========    ==========
           Diluted                                            $    0.35    $    0.38    $    0.42    $     0.39
                                                              =========    =========    =========    ==========

                                                                                                 2001
                                                              -----------------------------------------------------
                                                               March 31     June 30      Sept 30       Dec 31
                                                               --------    ---------    ---------    ---------

         Interest Income                                      $   8,306    $   8,196    $   8,244    $   8,252
         Interest Expense                                     (   4,918)   (   4,908)   (   4,756)   (   4,305)
                                                               --------     --------     --------     --------

         Net interest income                                      3,388        3,288        3,488        3,947
         Provision for loan losses                            (     430)   (     323)   (     253)   (     442)
                                                               --------     --------     --------     --------
         Net interest income after provision for
           possible loan losses                                   2,958        2,965        3,235        3,505
         Other income                                               791          904          871          798
         Other expenses                                       (   2,736)   (   2,836)   (   2,908)   (   3,139)
                                                               --------     --------     --------     --------

         Income before income taxes                               1,013        1,033        1,198        1,164
         Income taxes                                         (     280)   (     257)   (     314)   (     256)
                                                               --------     --------     --------     --------

         Net income                                           $     733    $     776    $     884    $     908
                                                              =========    =========    =========    =========

         Earnings per common share:
           Basic                                              $     .28    $     .29    $     .33    $      .35
                                                              =========    =========    =========    ==========
           Diluted                                            $     .28    $     .29    $     .33    $      .34
                                                              =========    =========    =========    ==========

                                   (Continued)

                  HIGHLANDS BANKSHARES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002
                  (Amounts in thousands, except per share data)


         Note 25.  Quarterly Data (Unaudited) (Continued)


                                                                                    2000
                                                              ------------------------------------------------
                                                               March 31     June 30      Sept 30       Dec 31
                                                               --------    ---------    ---------    ---------
         Interest Income                                      $   6,975    $   7,425    $   7,830    $   8,188
         Interest Expense                                     (   3,921)   (   4,253)   (   4,643)   (   4,883)
                                                               --------     --------     --------     --------

         Net interest income                                      3,054        3,172        3,187        3,305
         Provision for loan losses                            (     362)   (     314)   (     297)   (     304)
                                                               --------     --------     --------     --------
         Net interest income after provision for
           possible loan losses                                   2,692        2,858        2,890        3,001
         Other income                                               473          635          662          710
         Other expenses                                       (   2,227)   (   2,335)   (   2,465)   (   2,686)
                                                               --------     --------     --------     --------

         Income before income taxes                                 938        1,158        1,087        1,025
         Income taxes                                         (     300)   (     342)   (     321)   (     266)
                                                               --------     --------     --------     --------

         Net income                                           $     638    $     816    $     766    $     759
                                                              =========    =========    =========    =========

         Earnings per common share:
           Basic                                              $     .24    $     .31    $     .29    $      .29
                                                              =========    =========    =========    ==========
           Diluted                                            $     .24    $     .31    $     .28    $      .29
                                                              =========    =========    =========    ==========

