Form 10-K, Exhibit 13
period 2003-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2004-03-30
CIK 1008579

Exhibit 13.1

                 [EXCERPTS FROM ANNUAL REPORT TO SHAREHOLDERS]


                      Management's Discussion and Analysis

                                    2003-2002


         For the year ended December 31, 2003, total assets grew from $485.60 million on December 31, 2002 to $543.42 million at December 31, 2003. The increase totaling 11.91% was due to several factors including the continued growth in our North Carolina and Tennessee markets. During 2003, we also expanded our West Abingdon branch to full service and we opened a new branch in Blountville, Tennessee. As of December 31, 2003, we had also substantially completed construction of our latest branch located in Banner Elk, North Carolina. Outstanding loans in our North Carolina market exceeded $40 million as of December 31, 2003. The Rogersville, Tennessee office has quadrupled its deposit size since the acquisition date in September of 2000. Combined deposits at our newly constructed Blountville, Tennessee and our West Abingdon exceeded 8 million as of December 31, 2003. The growth of assets during 2003 was funded primarily by the increase in customer deposits as individuals continued to place their dollars in banks as a result of the market's uncertainty. Our deposits grew from $410.30 million at the end of last year to $450.01 million on December 31, 2003. Even as interest rates continued to decline, we were able to increase the percentage of adjustable rate loans compared to fixed rate over the prior year. We feel that the Bank's asset liability mix is now much more favorably positioned when interest rates rise as opposed to 2 to 3 years ago. As of December 31, 2003 our deposit portfolio consisted of 54% time deposits, 18% savings deposits and 27% transaction accounts. During 2003, outstanding loans grew 11.28% or $38.29 million. The loan growth was helped by the continued refinancing of mortgages nationwide due to the low interest rate environment during the year. Our "collateral mix"of loans again strengthened with 73% of our loan portfolio secured by real estate, 21% secured by collateral other than real estate and only 6% unsecured. Our loan to deposit ratio increased from 82.75% at December 31, 2002 to 83.96% at December 31, 2003. The investment securities portfolio of the company increased a moderate 19.10% or $20.04 million during the year. Our securities purchases were primarily tax - free municipal isssues and mortgage-backed securities.
         Our net income for the year 2003 increased $416 thousand over 2002 which resulted in another record year of earnings for your Company. We had an increase in net income of 10.14% from $4.10 million in 2002 to $4.52 million in 2003. Our growth in outstanding loans and securities helped offset the declining yields related to our loan and securities portfolios. Our net interest income slightly decreased .55% from $16.68 million in 2002 to $16.59 million in 2003. Interest income declined $1.48 million from the prior year as compared to interest expense which decreased $1.39 million from 2002. The tax-equivalent yield on our average interest-earning assets for 2003 was 6.34% compared to 7.18% for the year ended December 31st, 2002. The yield on our average interest-bearing liabilities for 2003 declined to 3.06% from 3.73% for the prior year.
         During the second quarter of 2003, the Company received regulatory approval to re-purchase 16% of the $7.5 million of trust preferred debt securities. The shares were re-purchased in April 2003 at a price of $26.15 per share which is equal to the 2008 call price. For future regulatory purposes, this $1.2 million will not be eligible to be included in Tier 1 or Tier 2 capital; however the reduction in interest expense will enhance the Company's net interest margin.
         Non-interest income increased 1.01 million over 2002. Security gains totaled $589 thousand for 2003 as compared to $17 thousand in 2002. The remaining increase in non-interest income was primarily attributable to increased debit card / credit card fee income, earnings related to our purchase of Bank Owned Life Insurance and dividends received from our investment in Virginia Title Center. Earnings related to our investment in Bankers Insurance, LLC. also increased over 2002. Non-interest expenses increased from $13.05 million in 2002 to $13.47 million in 2003. Salaries and employee benefits increased 8.08% in 2003 due to our continued growth and branch expansion.
         Our allowance for loan losses as a percentage of total loans at December 31, 2003 slightly decreased to 1.13% of total loans as compared to 1.14% for the prior year. Management is especially pleased to mention that earnings per common share increased from $1.55 in 2002 to $1.70 in 2003 which represents an increase of 9.68% for the year. Book value per share also increased from $12.16 at December 31, 2002 to $13.33 at December 31, 2003. Return on Average Equity decreased from 13.82% to 13.27% Return on Average Assets remained the same at .87% at December 31, 2003.
         We are also pleased to report that we paid our sixth consecutive dividend in 2003.
Participation in our both our Dividend Reinvestment Plan and Optional Stock Purchase plan has continued to grow.

                                   2002 - 2001


           For the year ended December 31, 2002, total assets grew from $453.75 million on December 31, 2001 to $485.60 million at December 31, 2002. The increase totaling 7.02% was due to several factors including the continued growth of our Boone N. C. and Rogersville TN. branch offices. Outstanding loans at the Boone office exceeded $27 million as of December 31, 2002. The Rogersville office has tripled is deposit size since the acquisition date in September of 2000. The growth of assets during 2002 was funded primarily by the increase in savings and checking accounts as individuals continued to place their dollars in banks as a result of the market's decline. Our deposits grew from $392.10 million at the end of last year to $410.30 million on December 31, 2002. The continued reduction of interest rates during 2002 allowed management of the company another year of opportunity to shift the overall position of our interest bearing liabilities to longer-term maturities. We feel that the Bank's asset liability mix is now much more favorably positioned when interest rates rise. As of December 31, 2002 our deposit portfolio consisted of 57% time deposits, 17% savings deposits and 26% transaction accounts. We also were able to increase the percentage of adjustable rate assets compared to fixed rate over the prior year. This too has strengthened our position in the event of rising interest rates. During 2002, outstanding loans grew 4.32% or $14.06 million. The loan growth was helped by the continued refinancing of mortgages nationwide due to the low interest rate environment during the year. Our "collateral mix"of loans strengthened with 71% of our loan portfolio secured by real estate, 23% secured by collateral other than real estate and only 6% unsecured. . The investment securities portfolio of the company increased a moderate 4.64% or $4.66 million during the year. During the second quarter of 2002, we purchased $7.8 million of Bank Owned Life Insurance. The earnings related to this purchase will be used to offset future employee benefit costs. Also during 2002, we purchased an equity owner's interest in Virginia Title Center, LLC. which is headquartered in Roanoke, Virginia.
         Our net income for the year 2002 increased $803 thousand over 2001which resulted in a record year of earnings for your Company. We had an increase in net income of 24.33% from $3.30 million in 2001 to $4.10 million in 2002. Our growth in outstanding loans and securities helped offset the declining yields related to our loan and securities portfolios. Our net interest income increased 18.19% from $14.11 million in 2001 to $16.68 million in 2002. We greatly benefited this past year by our interest bearing liabilities re-pricing downward more rapidly than our interest earning assets. Interest income declined $2.05 million from the prior year as compared to interest expense which decreased $4.62 million from 2001. The tax-equivalent yield on our average interest-earning assets for 2002 was 7.18% compared to 8.24% for the year ended December 31st, 2001. The yield on our average interest-bearing liabilities for 2002 declined to 3.73% from 5.34% for the prior year. We also had a significant increase in our non-interest bearing checking accounts which helped to lower our cost of funds.
         Non-interest income increased 282 thousand over 2001. This is especially encouraging since net securities gains for 2002 totaled only $17 thousand as compared to $494 thousand in 2001. The increase in non-interest income was primarily attributable to an increase in overdraft fees, increased debit card / credit card fee income, earnings related to our purchase of Bank
Owned Life Insurance and dividends received from our investment in Virginia Title Center. Non-interest expenses increased from $11.62 million in 2001 to $13.05 million in 2002. A portion of this increase was due to the opening of the Boone, N. C. branch office in January of 2001 and the addition of personnel in the Abingdon market area.
         Our allowance for loan losses as a percentage of total loans at December 31, 2002 increased 8.57% to 1.14% as compared to 1.05% for the prior year. Management is especially pleased to mention that earnings per common share increased from $1.25 in 2001 to $1.55 in 2002 which represents an increase of 24% for the year. Book value per share also increased from $10.38 at December 31, 2001 to $12.16 at December 31, 2002. Return on Average Equity increased 8.14% in 2002 to 13.82%. Return on Average Assets increased 12.99% to .87% at December 31, 2002.
         During the first quarter of 2002, we implemented our Dividend Reinvestment and Optional Stock Purchase Plan and we are happy to report to you that the response from our shareholders has been very positive.

                  In summary, as always we are very excited to report to our valued shareholders what has occurred during the past three years. We are especially pleased with not only the improved earnings of your Company but also the program initiatives that have been put in place. We feel optimistic about the continued opportunity for growth in not only our current market areas but new locations as well. Our Banner Elk, North Carolina branch is scheduled to open in February, 2004. We truly believe that the products, services, and delivery systems that have been implemented in our tri-state market area will certainly add value to your Company in the years to come.

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2003

                                 C O N T E N T S


                                                                          Page
                                                                          ----

INDEPENDENT AUDITOR'S REPORT                                                 3

FINANCIAL STATEMENTS
  Consolidated Balance Sheets                                                 4
  Consolidated Statements of Income                                           5
  Consolidated Statements of Stockholders' Equity                             6
  Consolidated Statements of Cash Flows                                       7
  Notes to Consolidated Financial Statements                             8 - 33

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
Highlands Bankshares, Inc. and Subsidiaries
Abingdon, Virginia

         We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiaries, as of December 31, 2003, 2002 and 2001 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Highlands Bankshares, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiaries, as of December 31, 2003, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                             CERTIFIED PUBLIC ACCOUNTANTS

1969 Lee Highway
Bristol, VA 24201
January 24, 2003

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        December 31, 2003, 2002 and 2001
                             (Amounts in thousands)

                ASSETS                                            2003          2002            2001
                                                               -----------    -----------   -----------
 Cash and due from banks                                       $    14,473    $    13,369   $    10,921

 Federal funds sold                                                    389          5,132         1,320
                                                               -----------    -----------   -----------

                Total Cash and Cash Equivalents                     14,862         18,501        12,241

 Investment securities available-for-sale (Note 2)                 122,064        102,743        98,299
 Other Investments, at cost (Note 3)                                 2,900          2,182         1,971
 Loans, net of allowance for loan losses of $4,274, $3,877
    and $3,418 in 2003, 2002, and 2001 respectively (Note 4)       373,534        335,644       322,042
 Premises and equipment, net (Note 5)                               15,465         13,157        12,900
 Interest receivable                                                 2,749          2,708         2,904
 Other assets (Note 6)                                              11,841         10,668         3,388
                                                               -----------    -----------   -----------
                Total Assets                                   $   543,416    $   485,603   $   453,745
                                                               ===========    ===========   ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY

 Deposits (Note 8)
      Noninterest bearing                                      $    59,057    $    55,597   $    50,248
      Interest bearing                                             390,952        354,704       341,845
                                                               -----------    -----------   -----------

                Total Deposits                                     450,009        410,301       392,093
                                                               -----------    -----------   -----------

 Interest, taxes and other liabilities                               2,244          2,309         3,217
 Other short term borrowings (Note 9)                               33,000         19,094        13,000
 Long-term debt (Note 10)                                           16,429         14,200        10,483
 Capital securities (Note 11)                                        6,300          7,500         7,500
                                                               -----------    -----------   -----------
                                                                    57,973         43,103        34,200
                                                               -----------    -----------   -----------

                Total Liabilities                                  507,982        453,404       426,293
                                                               -----------    -----------   -----------

 STOCKHOLDERS' EQUITY

      Common stock, 2,659, 2,648, and 2,644 shares
          issued and outstanding as of December 31, 2003,
          2002, and 2001, respectively. Authorized 20,000,000
          shares, par value $1.25 per share (Notes 13 and 15)        3,324          3,309         3,304
      Additional paid-in capital                                     6,305          6,150         6,063
      Retained Earnings                                             25,984         21,729        17,863
      Accumulated other comprehensive income (loss)                   (179)         1,011           222
                                                               -----------    -----------   -----------

                Total Stockholders' Equity                          35,434         32,199        27,452
                                                               -----------    -----------   -----------

                Total Liabilities and Stockholders' Equity     $   543,416    $   485,603   $   453,745
                                                               ===========    ===========   ===========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2003, 2002 and 2001
                  (Amounts in thousands, except per share data)


INTEREST INCOME                                                    2003        2002       2001
                                                                   ----        ----       ----

     Loans receivable and fees on loans                           $24,893     $26,095     $27,574
     Securities available for sale:
        Taxable                                                     2,214       3,185       3,997
        Tax-exempt                                                  2,183       1,459         972
        Other Investment Income                                        98         114         138
     Federal funds sold                                                75          91         317
                                                                  -------     -------     -------
           Total Interest Income                                   29,463      30,944      32,998
                                                                  -------     -------     -------

INTEREST EXPENSE

    Deposits                                                       10,335      11,768      16,740
    Federal funds purchased                                            13           3        --
    Other borrowed funds                                            2,529       2,495       2,147
                                                                  -------     -------     -------
          Total interest expense                                   12,877      14,266      18,887
                                                                  -------     -------     -------

          Net interest income                                      16,586      16,678      14,111

PROVISION FOR LOAN LOSSES (Note 4)                                  2,053       1,825       1,448
                                                                  -------     -------     -------

          Net interest income after provision for loan losses      14,533      14,853      12,663
                                                                  -------     -------     -------

NON-INTEREST INCOME
     Securities gains                                                 589          17         494
     Service charges on deposit accounts                            2,665       2,620       2,181
     Other service charges, commissions and fees                      778         634         586
     Other operating income                                           620         375         103
                                                                  -------     -------     -------
            Total Non-Interest Income                               4,652       3,646       3,364
                                                                  -------     -------     -------

NON-INTEREST EXPENSE
     Salaries and employee benefits (Note 14)                       7,746       7,167       6,456
     Occupancy expense of bank premises                               582         568         565
     Furniture and equipment expense                                1,607       1,718       1,570
     Other operating expenses (Note 23)                             3,535       3,593       3,028
                                                                  -------     -------     -------
            Total Non-Interest Expenses                            13,470      13,046      11,619
                                                                  -------     -------     -------

            Income Before Income Taxes                              5,715       5,453       4,408

     Income Tax Expense (Note 7)                                    1,195       1,349       1,107
                                                                  -------     -------     -------

            Net Income                                            $ 4,520     $ 4,104     $ 3,301
                                                                  =======     =======     =======

Earnings Per Common Share (Note 13)                               $  1.70     $  1.55     $  1.25
                                                                  =======     =======     =======

Earnings Per Common Share - assuming dilution (Note 13)           $  1.69     $  1.54     $  1.24
                                                                  =======     =======     =======


The Notes to Consolidated Financial Statements are an integral part of these statements.

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2003, 20021 and 2001
                             (Amounts in thousands)


                                                                                                           Accumulated
                                                                                   Additional                Other         Total
                                                                   Common Stock     Paid-in    Retained Comprenhensive Stockholders'
                                                                Shares   Par Value  Capital    Earnings      Income        Equity
                                                               --------   --------  --------   --------     --------      --------


Balance, December 31, 2000                                     $  2,637   $  3,296  $  5,952 $   14,773     $    162      $ 24,183
                                                                                                                          --------

 Comprehensive income:
Net income                                                          -          -         -        3,301          -           3,301
Change in unrealized gain (loss) on securities available-for-
sale, net of deferred income tax expense of $199                    -          -         -          -            386           386
Less: reclassification adjustment, net of income tax expense of
$168                                                                -          -         -          -           (326)         (326)
                                                                                                                          --------

Total comprehensive income                                          -          -         -          -            -           3,361
                                                                                                                          --------

Common stock issued for stock options exercised                       7          8       111        -            -             119
Cash dividend                                                       -          -         -         (211)         -            (211)
                                                               --------   --------  --------   --------     --------      --------


Balance, December 31, 2001                                        2,644      3,304     6,063     17,863          222        27,452
                                                                                                                          --------
 Comprehensive income:
Net income                                                          -          -         -        4,104          -           4,104
Change in unrealized gain (loss) on securities  available-for-
sale, net of deferred income tax expense of $412                    -          -         -          -            800           800
Less: reclassification adjustment, net of income tax expense of
$6                                                                  -          -         -          -            (11)          (11)
                                                                                                                          --------

 Total comprehensive income                                         -          -         -          -            -           4,893
                                                                                                                          --------

Common stock issued for stock options exercised                       3          4        74        -            -              78

Common stock issued for  dividend reinvestment and optional
 cash purchase plan                                                   1          1        13        -            -              14
Cash dividend                                                       -          -         -         (238)         -            (238)
                                                               --------   --------  --------   --------     --------      --------
 Balance, December 31, 2002                                       2,648      3,309  $  6,150   $ 21,729     $  1,011      $ 32,199

 Comprehensive income:
Net income                                                          -          -         -        4,520          -           4,520
Change in unrealized gain (loss) on securities available-for-
sale, net of deferred income tax benefit of  $413                   -          -         -          -           (801)         (801)
Less: reclassification adjustment, net of income tax expense of
$200                                                                -          -         -          -           (389)         (389)
                                                                                                                          --------

 Total comprehensive income                                         -          -         -          -            -           3,330
                                                                                                                          --------

Common stock issued for stock options exercised                      10         14       140        -            -             154
Common stock issued for  dividend reinvestment and optional
cash purchase plan                                                    1          1        15        -            -              16
Cash dividend                                                       -          -         -         (265)         -            (265)
                                                               --------   --------  --------   --------     --------      --------

 Balance, December 31, 200                                     $  2,659   $  3,324  $  6,305   $ 25,984     $   (179)     $ 35,434
                                                               ========   ========  ========   ========     ========      ========

The Notes to Consolidated Financial Statements are an integral part of these statements

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2003, 2002, and 2001
                              (Amount in thousands)

                                                                                        2003                2002           2001
                                                                                        ----                ----           ----
 CASH FLOWS FROM OPERATING ACTIVITIES:

      Net income                                                                       $  4,520           $  4,104      $  3,301
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Provision for loan losses                                                      2,053              1,825         1,448
           Provision for deferred income taxes                                              (27)               (96)         (129)
           Depreciation and amortization                                                    882                957           906
           Net realized gains on available-for-sale securities                             (589)               (17)
           Net amortization on securities                                                   302                160           (11)
           Amortization of Capital Issue costs                                               12                 11            11
           (Increase) decrease  in interest receivable                                      (41)               196            61
           Increase in other assets                                                        (565)            (7,215)         (626)
           Decrease in interest, taxes and other
             liabilities                                                                    (65)              (908)         (328)
                                                                                       --------           --------      --------
                Net Cash provided by (used in) operating activities                       6,482               (983)        4,139
                                                                                       --------           --------      --------

 CASH FLOWS FROM INVESTING ACTIVITIES:
      Securities available for sale:
          Proceeds from sale of debt and equity securities                                7,178              9,394        11,455
          Proceeds from maturities of debt and equity securities                         25,435             20,922        26,500
          Purchase of debt and equity securities                                        (53,451)           (34,114)      (54,683)
      Purchase of other investments                                                        (718)              (212)          (87)
      Net increase in loans                                                             (39,943)           (15,426)      (34,543)
      Premises and equipment expenditures                                                (2,920)            (1,194)       (1,332)
                                                                                       --------           --------      --------
                Net Cash used in investing activities                                   (64,419)           (20,630)      (52,690)
                                                                                       --------           --------      --------

 CASH FLOWS FROM FINANCING ACTIVITIES:

      Net increase (decrease) in certificates of deposit                                 11,186             (9,367)        9,712
      Net increase in demand, savings and other deposits                                 28,522             27,575        36,066
      Net increase in short term borrowings                                              13,906              6,094         7,806
      Net increase (decrease) in Long-Term Debt                                           1,979              3,717        (7,992)
      Repurchase of Capital Securities                                                   (1,200)
      Cash dividends paid                                                                  (265)              (238)         (211)
      Proceeds from exercise of common stock options                                        154                 78           119
      Proceeds from issuance of common stock                                                 16                 14           -
                                                                                       --------           --------      --------
                Net Cash provided by financing activities                                54,298             27,873        45,500
                                                                                       --------           --------      --------
                Net increase (decrease) in cash and cash equivalents                     (3,639)             6,260        (3,051)

 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                          18,501             12,241        15,292
                                                                                       --------           --------      --------

 CASH AND CASH EQUIVALENTS AT END OF YEAR                                              $ 14,862           $ 18,501      $ 12,241
                                                                                       ========           ========      ========

 SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS

 Land, premises and equipment purchased through seller financed
   transactions                                                                        $    250           $   -         $   -
                                                                                       ========           ========      ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for:
      Interest                                                                         $ 13,090           $ 15,194      $ 19,411
                                                                                       ========           ========      ========
                                                                                       $  1,150           $  1,619      $  1,111
                                                                                       ========           ========      ========

The Notes to Consolidated Financial Statements are an integral part of these statements

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


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

     Nature of Operations

     The Company operates in Abingdon, Virginia, and surrounding southwest Virginia, eastern Tennessee, and western North Carolina under the laws of the Commonwealth of Virginia. The Company was organized on December 29, 1995. The Parent Company is supervised by the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. The Bank began banking operations on April 27, 1985 under a state bank charter and provides a full line of financial services to individuals and businesses. The Bank's primary lending products include mortgage, consumer and commercial loans, and their primary deposit products are checking, savings, and certificates of deposit. As a state bank and a member of the Federal Reserve Bank of Richmond, the Bank is subject to regulation by the Virginia State Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank. Highlands Capital Trust I became effective January 14, 1998. The nature of the trust is described more fully in Note 11. Highlands Union Insurance Services, Inc. became effective October 8, 1999 for the purpose of selling insurance through Bankers Insurance LLC. The bank operated a financial services department for the purpose of brokering various investment vehicles until January 2, 2001. At that time, Highlands Union Financial Services, Inc. was created to convert that department into a separate legal entity.

     Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold, all of which mature within ninety days. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

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

     Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred income tax

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

     Note 1. Summary of Significant Accounting Policies (Continued)

     Securities Available-for-Sale (Continued)

     effect. Realized gains or losses are recorded on the trade date and are determined on the basis of the amortized cost of specific securities sold. Realized gains or losses are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

     Note 1. Summary of Significant Accounting Policies (Continued)

     Allowance for Loan Losses (Continued)

     according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Interest income is not recognized on impaired loans.

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

     Foreclosed Assets

     Assets acquired through, or in lieu of, loan foreclosure or repossession are held for sale and are initially recorded at fair value at the date of foreclosure or repossession, establishing a new cost basis. Subsequent to foreclosure or repossession, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed and repossessed assets. Foreclosed and repossessed assets at December 31, 2003, 2002 and 2001 were $439, $511 and $288, respectively.

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

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


     Note 1. Summary of Significant Accounting Policies (Continued)

     Stock Compensation Plans

     Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which his usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 15.)

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

     Reclassification of Financial Statement Presentation

     Certain reclassifications have been made to the 2002 and 2001 financial statements to conform with the 2003 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

     Recent Accounting  Pronouncements

     In October 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", effective October 1, 2002. The Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statement No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets". Thus the requirement in Statement 72 to recognize (and subsequently amortize) any

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

     Note 1. Summary of Significant Accounting Policies (Continued)

     Recent Accounting Pronouncements (Continued)

     excess of the fair value of liabilities assumed over the fair value of tangible and identifiable assets acquired as an unidentifiable intangible asset no longer applies to business combinations. The Company has had no branch acquisitions since the issuance of this Statement.


     Note 2. Investment Securities Available-For-Sale

     The amortized cost and market value of securities available-for-sale are as follows:

                                                           2003
                                     -------------------------------------------------
                                                 Amortized      Gross
                                                 Unrealized   Unrealized
                                       Cost        Gains        Losses      Fair Value
                                     --------    ----------   ----------    ----------
U.S Government agencies and
 corporations                        $  3,247     $     15     $    -       $  3,262
State and political subdivisions       48,275        1,035          679       48,631
Mortgage backed securities             53,583          220          329       53,474
Other securities                       17,231           98          632       16,697
                                     --------     --------     --------     --------
                                     $122,336     $  1,368     $  1,640     $122,064
                                     ========     ========     ========     ========



                                                           2002
                                     -------------------------------------------------
                                                 Amortized      Gross
                                                 Unrealized   Unrealized
                                       Cost        Gains        Losses      Fair Value
                                     --------    ----------   ----------    ----------
State and political subdivisions     $ 29,824     $    972     $     77     $ 30,719
Mortgage backed securities             57,052          720           42       57,730
Other securities                       14,335          174          215       14,294
                                     --------     --------     --------     --------
                                     $101,211     $  1,866     $    334     $102,743
                                     ========     ========     ========     ========


                                                           2001
                                     -------------------------------------------------
                                                 Amortized      Gross
                                                 Unrealized   Unrealized
                                       Cost        Gains        Losses      Fair Value
                                     --------    ----------   ----------    ----------

U.S Government agencies and
corporations                         $   501      $     1      $    -        $   502
State and political subdivisions      24,378           45           118       24,305
Mortgage backed securities            62,309          594           136       62,767
Other securities                      10,775           61           111       10,725
                                     -------      -------       -------      -------
                                     $97,963      $   701       $   365      $98,299
                                     =======      =======       =======      =======


                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


Note 2. Investment Securities Available-For-Sale (Continued)

     The following table presents the age of gross unrealized losses and fair value by investment category.

                                          -----------------------------December 31, 2003------------------------
                                           Less Than   12 months       12 Months or More               Total
                                                       Unrealized     Fair   Unrealized     Fair     Unrealized
                                          Fair Value     Losses      Value      Losses      Value      Losses
                                          ----------- ----------- ---------- ----------- ---------- ------------

         Mortgage-backed securities           32,023         328         63           1     32,086          329
         States and pol. subdivisions         22,209         679          -           -     22,209          679
         Other securities                      7,793         502        870         130      8,663          632
                                          ----------- ----------- ---------- ----------- ---------- ------------
           Total                          $   62,025  $    1,509  $     933  $      131  $  62,958   $    1,640
                                          =========== =========== ========== =========== ========== ============

     Management does not believe any individual unrealized loss as of December 31, 2003 represents an other-than-temporary impairment. The unrealized losses are primarily attributable to changes in interest rates. The Company has the both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized cost.

     Investment securities available-for-sale with a carrying value of $10,316, $8,432, and $6,713 at December 31, 2003, 2002 and 2001 respectively, and a market value of $10,614, $8,675, and $6,686 at December 31, 2003, 2002 and
     2001, respectively were pledged as collateral on public deposits and for other purposes as required or permitted by law.

     The amortized cost and estimated fair value of securities available-for-sale at December 31, 2003 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Approximate
                                         Amortized Cost      Market Value
                                         --------------      ------------
Due in one year or less                    $    986           $  1,010
Due after one year through five years           970                988
Due after five years through ten years        1,735              1,772
Due after ten years                          47,831             48,122
                                           --------           --------
                                             51,522             51,892

Mortgage-backed securities                   53,583             53,474
Other securities                             17,231             16,698
                                           --------           --------
                                           $122,336           $122,064
                                           ========           ========


     For the years ended December 31, 2003, 2002, and 2001, proceeds from sale of securities were $7,178, $9,394 and $11,455, respectively. Gross realized gains and losses on investment securities available for sale were as follows:

                                            2003                  2002                  2001
                                      ------------------    ------------------    -----------------
         Realized gains               $           589       $              67     $           494
         Realized losses              $             -       $              50     $             -
         Tax (benefit) provision      $           200       $               6     $           168


                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


Note 3. Other Investments

     Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock and Community Bankers' Bank Stock with a carrying value of $2,900, $2,182 and $1,971 at December 31, 2003, 2002 and 2001, respectively are listed as " Other Investments" on the Company's financial statements. These investments are considered to be restricted as the Company is required by these agencies to hold these investments, and the only market for this stock is the issuing agency.

Note 4. Loans

     The composition of net loans is as follows:

                                                         2003              2002              2001
                                                         ----              ----              ----

Real Estate Secured:
Residential 1-4 family                                 $141,693          $128,462          $114,556
Multifamily                                               2,651             3,383             3,011
Commercial, Construction and Land Development           113,146            85,468            80,673
Second mortgages                                          6,976            11,676             7,737
Equity lines of credit                                    7,430             5,253             4,166
Farmland                                                  4,843             5,589             5,065
                                                       --------          --------          --------
                                                        276,739           239,831           215,208

Secured, Other:
Personal                                                 48,637            49,483            60,532
Commercial                                               27,247            26,043            26,002
Agricultural                                              4,506             4,209             3,274
                                                       --------          --------          --------

Unsecured                                                20,448            19,894            20,478
Overdrafts                                                  420               241               136
                                                       --------          --------          --------
                                                         20,868            20,135            20,614

                                                        377,997           339,701           325,630
                                                       --------          --------          --------
Less:
  Unearned discount                                         -                 -                   1
  Allowance for loan losses                               4,274             3,877             3,418
  Net deferred fees                                         189               180               169
                                                       --------          --------          --------
                                                          4,463             4,057             3,588
                                                       --------          --------          --------
Loans, net                                             $373,534          $335,644          $322,042
                                                       ========          ========          ========

     Activity in the allowance for loan losses is as follows:

                                           2003             2002               2001
                                           ----             ----               ----
Balance, beginning                       $ 3,877           $ 3,418           $ 2,950
Provision charged to operations            2,053             1,825             1,448
Loans charged to reserve                  (1,780)           (1,526)           (1,204)
Recoveries                                   124               160               224
                                         -------           -------           -------
Balance, ending                          $ 4,274           $ 3,877           $ 3,418
                                         =======           =======           =======

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

Note 4. Loans (Continued)

     The following is a summary of information pertaining to impaired loans:

                                                                                      December 31,
                                                                    -------------------------------------------------
                                                                        2003              2002             2001
                                                                    --------------    -------------    --------------
         Impaired loans without a valuation  allowance              $      -          $     -          $     -

         Impaired loans with a valuation allowance                           2,064            1,130             1,252
                                                                    --------------    -------------    --------------
         Total impaired loans                                       $         2064    $       1,130    $        1,252
                                                                    ==============    =============    ==============
         Valuation allowance related to impaired loans              $          838    $         862    $          767
                                                                    ==============    =============    ==============

         Total non-accrual loans                                    $        3,723    $       1,728    $        1,159
                                                                    ==============    =============    ==============
         Total loans past due 90 days or more and still accruing    $          802    $         891    $          950
                                                                    ==============    =============    ==============
         Average investment in impaired loans                       $        1,597    $       1,191    $        1,113
                                                                    ==============    =============    ==============
         Interest income recognized on impaired loans               $            8    $           5    $      -
                                                                    ==============    =============    ==============
         Interest income recognized on a cash basis on impaired
         loans                                                      $            8    $           5    $      -
                                                                    ==============    =============    ==============

     No additional funds are committed to be advanced in connection with impaired loans.

Note 5. Premises and Equipment

     Premises and equipment are comprised of the following:

                                                             2003                  2002                  2001
                                                      -------------------    ------------------   -------------------
         Land                                                       4,984                 4,445   $             4,120
         Bank Premises                                              8,989                 7,821                 7,506
         Equipment                                                  6,777                 5,940                 5,402
                                                      -------------------    ------------------   -------------------
                                                                   20,750                18,206                17,028
         Less: accumulated depreciation                             5,899                  5,112                4,201
                                                      -------------------    ------------------   -------------------
                                                                   14,851                13,094                12,827
         Construction in Progress                                     614                    63                    73
                                                      -------------------    ------------------   -------------------
                                                      $            15,465    $           13,157   $            12,900
                                                      ===================    ==================   ===================

     Depreciation expense was $862, $937 and $886 for 2003, 2002 and 2001, respectively.

     Construction in progress for 2003 consists primarily of cost related to the new branch office being constructed in Bannner Elk, North Carolina. As of December 31, 2003 the branch office was substantially complete and expected to begin operations in February 2004.

Note 6. Bank Owned Life Insurance

     During 2002, the Company purchased insurance on the lives of certain key directors and officers. As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable. The current value of the policies at December 31, 2003 and 2002 are $7,929 and $7,571, respectively and are included in "Other Assets" in the balance sheet.

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


Note 7. Income Taxes

     The components of the net deferred tax asset, included in other assets, are as follows:


                                                       2003             2002              2001
                                                       ----             ----              ----
       Deferred tax assets:
         Allowance for loan loss                     $ 1,167           $   937           $   841
         Deferred compensation                             2                 3                 3
         Net unrealized loss on securities
           available-for-sale                             92               -                 -
                                                     -------           -------           -------
                                                       1,261               940               844
                                                     -------           -------           -------

       Deferred tax liability:
         Depreciation                                   (496)             (293)             (293)
         Net unrealized gains on securities
           available-for-sale                            -                (521)             (114)
                                                     -------           -------           -------
                                                        (496)             (814)             (407)
                                                     -------           -------           -------

       Net deferred tax asset                        $   766           $   126           $   437
                                                     =======           =======           =======



     The components of income tax expense related to continuing operations are as follows:

                                    2003              2002               2001
                                    ----              ----               ----

       Federal:
         Current                   $ 1,168           $ 1,445           $ 1,236
         Deferred                      (27)              (96)             (129)
                                   -------           -------           -------

           Total                   $ 1,195           $ 1,349           $ 1,107
                                   =======           =======           =======


     The Company's income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

                                                            2003                   2002                  2001
                                                      ------------------     ------------------   -------------------
         Statutory rate applied to earnings before
           income taxes                               $           1,943      $           1,852    $           1,498
         Tax exempt interest                          (             742)     (             496)   (             331)
         Other, net                                   (               6)     (               7)   (              60)
                                                      ------------------     ------------------   -------------------
             Total                                    $           1,195      $           1,349    $           1,107
                                                      ==================     ==================   ===================


                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

Note 8. Deposits

     The composition of deposits is as follows:

                                                             2003                  2002                 2001
                                                      -------------------    ------------------   ------------------
         Non-interest bearing demand                  $          59,057      $         55,597      $        50,248
         Interest bearing demand                                 64,048                49,519               37,464
         Savings deposits                                        80,764                70,258               60,166
         Time deposits, in amounts of $100,000
            or more                                              69,804                61,465               65,437
         Other time deposits                                    176,336               173,462              178,778
                                                      -------------------    ------------------   ------------------

         Total deposits                               $         450,009      $        410,301     $        392,093
                                                      ===================    ==================   ==================


     The scheduled maturities of time deposits at December 31, 2003, are as follows:


         2004                                         $       144,747
         2005                                                  47,528
         2006                                                  15,566
         2007                                                  22,336
         2008                                                   9,609
         Thereafter                                             6,354
                                                      -------------------

                                                      $       246,140
                                                      ===================



Note 9. Other Short-Term Borrowings

     Other short-term borrowings in the balance sheet consist of four Federal Home Loan Bank advances that are secured by a floating blanket lien on a specific class of mortgage loans of the Bank. The Federal Home Loan Bank has the option to convert three of these advances which total $17 million to a three month LIBOR-based floating rate advance. These notes carry interest rates of 6.17%, 6.28%, and 6.385%. The fourth advance, which had a balance of $16 million is a daily rate line of credit that matures in December of 2004. The advance carried an interest rate of 1.15% at December 31, 2003 and floats daily. Interest is paid monthly.

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

Note 10. Long-Term Debt

     At December 31, Highlands Bankshares, Inc. and Subsidiaries had the following long-term debt agreements:

                                                                                      2003            2002              2001
                                                                                      ----            ----              ----
                Note  payable  FHLB dated  06/06/96  for $1 million  with an annual  interest  rate of  7.02%,  due  06/06/03.  The  note
                requires semi-annual  installments of $71 plus interest. The                       Included in
                loan is  secured by a  floating  blanket  lien on a specific                       short term
                class of mortgage loans of the Bank.                                 Paid Off      borrowings        $        214

                Note  payable  FHLB dated  03/26/98  for $6 million  with an annual  interest  rate of  5.51%,  due  03/26/08.  The  note requires  quarterly  interest  payments  and  had  an  early
                conversion  option  that  expired on  03/26/03.  The loan is                       Included in
                secured by a floating  blanket  lien on a specific  class of                       short term
                mortgage loans of the Bank.                                     $      6,000       borrowings        $       6,000

                Note  payable  FHLB dated  08/13/99  for $4 million  with an annual  interest  rate of  6.385%,  due  08/13/09.  The note requires  quarterly  interest  payments  and  has  an  early
                conversion  option at  08/13/04.  The loan is  secured  by a    Included in
                floating  blanket lien on a specific class of mortgage loans     short term
                of the Bank.                                                     borrowings        $     4,000       $       4,000

                Note  payable FHLB dated  02/13/2002  for $5 million with an annual  interest rate of 4.640%,  due  02/13/2012.  The note requires  quarterly  interest  payments  and  has  an  early conversion  option at  02/13/07.  The loan is  secured  by a
                floating  blanket lien on a specific class of mortgage loans    $      5,000       $     5,000       $        -
                of the Bank.


                Note  payable FHLB dated  05/07/2002  for $5 million with an annual  interest rate of 4.720%,  due  05/07/2012.  The note requires  quarterly  interest  payments  and  has  an  early conversion  option at  05/07/2007.  The loan is secured by a floating  blanket lien on a specific class of mortgage loans
                of the Bank.                                                    $      5,000       $     5,000       $        -

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


Note 10. Long-Term Debt (Continued)


                Other  notes   payable   resulting   from   seller-financing
                transactions  for $430 with annual  interest  rates  ranging from 3.2% to 8.0%, and due dates ranging from 2010-2013. The notes require monthly installments of principal and interest of $6.  The loans are  secured  by a first  deed of trust on
                real estate.                                                    $        429       $       200       $         269
                                                                                ------------       -----------       -------------

         Total long-term debt                                                   $     16,429       $    14,200       $      10,483
                                                                                ============       ===========       =============


     Principal maturities of long-term debt at December 31, 2003 are as follows:

         2004                                         $         44
         2005                                                   48
         2006                                                   50
         2007                                               10,054
         2008                                                6,057
         Thereafter                                            176
                                                      ---------------

                                                       $    16,429
                                                      ===============



Note 11. Capital Securities

     On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028. The principal asset of the Trust is $7,500 of the Parent Company's junior subordinated debt securities with like maturities and like interest rates to the


     On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028. The principal asset of the Trust is $7,500 of the Parent Company's junior subordinated debt securities with like maturities and like interest rates to the Capital Securities. Additionally, the Trust has issued 9,000 shares of common securities to the Parent Company. The 9.25% Capital Securities had $6,300 outstanding at December 31, 2003, and an estimated fair value of $6,794. The related junior subordinated debt securities had an estimated fair value of $6,794. Highlands Bankshares, Inc. repurchased 48,000 shares of Highlands Capital Trust I on April 18, 2003, on the open market, at $26.15 per share. The price paid per share corresponds to the January 2008 call price. The premium paid of $55 will be expensed when the securities are called or at the maturity date of the capital securities.

     The Capital Securities, the assets of the Trust and the common securities issued by the Trust are redeemable in whole or in part on or after January 15, 2008, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.

     The Capital Securities may be included in Tier I capital for regulatory capital adequacy

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                  (Amounts in thousands, except per share data)


Note 11. Capital Securities (Continued)

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


Note 12. Operating Leases

     The  following  is a schedule by years of future  minimum  rental  payments
     required   under   operating   leases  that  have   initial  or   remaining
     non-cancelable terms in excess of one year.

         Year ending December 31:

         2004                                         $        57
         2005                                                  21
         2006                                                  21
                                                      -------------------

         Total minimum payments required              $        99
                                                      ===================

     Total operating lease expense was $ 227, $232 and $226 for December 31, 2003, 2002, and 2001 respectively.


Note 13. Common Stock and Earnings Per Common Share

     Earnings  per  common  share  is  computed   using  the  weighted   average
     outstanding shares for the years ended December 31. Outstanding stock options (Note 15) have a dilutive effect on earnings per share, and are determined using the treasury stock method.

     The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

                                                             2003                  2002                 2001
                                                       ------------------    ------------------   ------------------
         Income available to common stockholders       $           4,520     $           4,104    $           3,301
         Weighted average shares outstanding                       2,653                 2,645                2,639
         Shares outstanding including assumed
           conversion                                              2,675                 2,669                2,651
         Basic earnings per share                      $            1.70     $            1.55    $            1.25
                                                       ==================    ==================   ==================
         Fully diluted earnings per share              $            1.69     $            1.54    $            1.24
                                                       ==================    ==================   ==================


                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                  (Amounts in thousands, except per share data)


Note 13. Common Stock and Earnings Per Common Share (Continued)

     Highlands Bankshares, Inc. paid dividends of $265, $238, and $211 or $0.10 per share, $0.09 per share, and $0.08 per share in 2003, 2002 and 2001, respectively.


Note 14. Profit Sharing and Retirement Savings Plan

     The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements. The Bank makes a 2% profit sharing contribution to all employees exclusive of employee contributions and employer matching. Employees may elect to make voluntary contributions to the plan up to 15% of their base pay. In addition to the 2% profit sharing contribution, the Bank matches 50% of the employee's initial 6% contribution; therefore, the maximum employer matching contribution per employee could be 3% of base pay. The cost of Bank contributions under the savings plan was $223, $207 and $186, in 2003, 2002 and 2001 respectively.


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

                                                                             Years Ended December 31,
                                                               ------------------------------------------------------
                                                                    2003               2002                2001
                                                               ---------------    ----------------    ---------------

         Net income                            As reported     $         4,520    $          4,104    $         3,301
                                               Pro forma       $         4,316    $          3,830    $         3,070

         Earnings per share                    As reported     $          1.70    $           1.55    $          1.25
                                               Pro forma       $          1.63    $           1.45    $          1.16

         Earnings per share assuming           As reported     $          1.69    $           1.54    $          1.24
           dilution                            Pro forma       $          1.61    $           1.43    $          1.15

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                (Amounts in thousands, except for per share data)


Note 15. Stock Option Plan (Continued)

     The pro forma amount shown above reflect the options granted during the year discounted using the expected life, expected volatility and risk-free interest rates as shown below. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                     Years Ended December 31,
                                       ------------------------------------------------------
                                            2003               2002                2001
                                       ---------------    ----------------    ---------------


         Expected life                     10 years           10 years            10 years
         Expected volatility                6.20%              6.30%               8.33%
         Risk-free interest rates           5.15%              5.43%               5.48%

     A summary of the status of the Company's stock option plan is presented below:

                                                2003                       2002                      2001
                                      -------------------------- ------------------------- --------------------------

                                       Weighted                  Weighted                   Weighted
                                        Average                  Average                     Average
                                       Exercise     Number of    Exercise     Number of     Exercise     Number of
                                         Price        Shares       Price        Shares        Price        Shares
                                      ------------ ------------- ----------- ------------- ------------ -------------
Options outstanding at January 1      $    20.98       133,218    $   19.70      107,501    $   17.40         81,274
Granted                                    26.00        29,850        26.00       30,000        25.00         32,900
Exercised                                  13.43   (    11,010)       23.35  (     3,403)       17.81   (      6,673)
Expired                                    21.22   (     3,200)        2.83  (       880)          -            -
                                      ------------ ------------- ----------- ------------- ------------ -------------

Options outstanding and
   exercisable at December 31              22.48      148,858     $   20.98     133,218     $    19.70      107,501
                                      ============ ============= =========== ============= ============ =============
Weighted-average fair value of
   options granted during the year    $    26.00                  $    26.00                $    25.00
                                      ============               ===========               ============

     Information pertaining to options outstanding at December 31, 2003 is as follows:

                                                                  Options Outstanding and Exercisable
                                                   ------------------------------------------------------------------
                                                                         Weighted Average             Weighted
                                                      Number          Remaining Contractual        Average Exercise
            Range of Exercise Prices                Outstanding                Life                    Price
                                                   --------------    -------------------------    -------------------

$ 7.50  -  $ 7.50                                       2,900               2.68 years              $       7.50
$11.50  -  $14.25                                      25,079               4.31 years              $      13.90
$19.00  -  $26.00                                     120,879               7.82 years              $      24.62
                                                   --------------

Outstanding at end of year                            148,858               7.04 years              $      22.48
                                                   ==============

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


Note 16. Off-Balance Sheet Activities

     The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and standby letters of credit of approximately $3,485, $2,694, and $2,722, unfunded commitments under lines of credit of $29,665, $28,716 and $20,324 and commitments to grant loans of $5,073, $6,540, and $9,320 for the years ended December 31, 2003, 2002 and 2001 respectively. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

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

     Unfunded commitments under lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

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


Note 17. Commitments and Contingencies

     The Bank has made arrangements with and has available from other corresponding banks, approximately $140,567 of lines of credit to fund any necessary cash requirements. The Bank has $49,000 of Federal Home Loan Bank advances outstanding as of December 31, 2003. A specific class of mortgage loans, with a balance of $141,693, at December 31, 2003 were pledged to the FHLB as collateral.

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

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

     Securities Available for Sale

     Fair value for securities are based on quoted market prices.

     Other Investments

     Other investments include Federal Home Loan Bank, Federal Reserve Bank and Community Bankers Bank. The carrying value of those securities approximates fair value based on the redemption provisions of those Banks.

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

     Other Short-Term Borrowings

     The carrying amounts of borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


Note 18. Fair Values of Financial Instruments (Continued)

     Other Short-Term Borrowings (Continued)

     term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. Estimated maturity dates are also included in the calculation of fair value for these borrowings.

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

     The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

                                      2003                                 2002                               2001
                            ------------------------------     -----------------------------     ------------------------------
                            Carrying                           Carrying                          Carrying
                             Amount           Fair Value        Amount            Fair Value      Amount             Fair Value
                            ------------------------------     -----------------------------     ------------------------------
Cash and cash equivalents   $  14,473           $  14,473      $  18,501           $  18,501     $  12,241           $  12,241
Securities available for
 sale                         119,164             119,1644       100,561             100,561        96,328              96,328
Other investments               2,900               2,900          2,182               2,182         1,971               1,971
Loans, net                    373,534             376,354        335,644             340,976       322,042             328,059
Deposits                     (450,009)           (453,395)      (410,301)           (412,779)     (392,093)           (395,684)
Other short-term
  borrowings                  (33,043)            (33,909)       (19,094)            (19,112)      (13,000)            (13,198)
Long-term debt                (16,386)            (17,228)       (14,200)             15,071)       10,483)            (10,523)
Capital Securities             (6,300)             (6,794)        (7,500)             (7,752)       (7,500)             (7,637)


                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


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


                                    2003            2002             2001
                                 ------------    ------------     ------------

         Balance, beginning      $    9,434      $    9,394       $    8,279
           Additions                  8,357           7,279            2,814
           Reductions            (    6,209)     (    7,239)      (    1,699)
                                 ------------    ------------     ------------

         Balance, ending         $   11,582      $    9,434       $    9,394
                                 ============    ============     ============

         Unused commitments      $       796     $      620       $      719
                                 ============    ============     ============


     Deposits from related parties held by the Bank at December 31, 2003, 2002, and 2001 were $3,398 and $3,156 and $2,750, respectively.


Note 20. Restrictions on Cash

     The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances at December 31, 2003, 2002 and 2001 were $5,723, $4,641 and $3,550, respectively.


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

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


Note 21. Minimum Regulatory Capital Requirements (Continued)

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2003, 2002, and 2001, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

     Based on the regulatory framework for prompt corrective action, the Bank is considered to be well capitalized for all required ratios. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based capital to risk-weighted assets, Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

     The Company's actual and required capital amounts and ratios are as follows:

                                                                                             For Capital Adequacy
                                                                    Actual                         Purposes
                                                         -----------------------------    ---------------------------
                                                            Amount           Ratio          Amount          Ratio
                                                         -------------    ------------    -----------     -----------
         As of December 31, 2003:
         Total Risk-Based Capital (to Risk-Weighted
            Assets)                                      $    44,823           12.51%      $  28,653       =,> 8%
         Tier 1 Capital (to Risk-Weighted Assets)             40,549           11.32%         14,327       =,> 4%
         Tier 1 Capital (to Adjusted Total Assets)            40,549            7.52%         21,563       =,> 4%

         As of December 31, 2002:
         Total Risk-Based Capital (to Risk-Weighted
            Assets)                                      $    42,254           13.33%      $  25,349       =,> 8%
         Tier 1 Capital (to Risk-Weighted Assets)             38,377           12.11%         12,675       =,> 4%
         Tier 1 Capital (to Adjusted Total Assets)            38,377            7.94%         19,323       =,> 4%

         As of December 31, 2001:
         Total Risk-Based Capital (to Risk-Weighted
            Assets)                                      $    37,783           12.39%      $  24,388       =,> 8%
         Tier 1 Capital (to Risk-Weighted Assets)             34,366           11.27%         12,194       =,> 4%
         Tier 1 Capital (to Adjusted Total Assets)            34,366            7.53%         18,255       =,> 4%


                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

Note 21. Minimum Regulatory Capital Requirements (Continued)

     The Bank's actual and required capital amounts and ratios are as follows:

                                                                                                    To be Well
                                                                                              Capitalized under the
                                                                      For Capital Adequacy      Prompt Corrective
                                                   Actual                   Purposes            Action Provisions
                                          ------------------------- ------------------------- -----------------------
                                            Amount        Ratio        Amount       Ratio       Amount      Ratio
                                          ------------ ------------ ------------- ----------- ----------- -----------

         As of December 31, 2003:
         Total Risk-Based Capital (to
         Risk-Weighted  Assets)           $    38,508       10.85%   $  28,397     =,> 8%      $  35,496    =,> 10%
         Tier 1 Capital (to
         Risk-Weighted Assets)                 34,254        9.65%      14,198     =,> 4%         21,297    =,> 6%
         Tier 1 Capital (to Adjusted
         Total Assets)                         34,254        6.44%      21,272     =,> 4%         26,591    =,> 5%

         As of December 31, 2002:
         Total Risk-Based Capital (to
         Risk-Weighted Assets)            $    35,598       11.44%   $  24,892     =,> 8%      $  31,115    =,> 10%
         Tier 1 Capital (to
         Risk-Weighted Assets)                 31,741       10.20%      12,446     =,> 4%         18,669    =,> 6%
         Tier 1 Capital (to Adjusted
         Total Assets)                         31,741        6.66%      19,057     =,> 4%         23,821    =,> 5%

         As of December 31, 2001:
         Total Risk-Based Capital (to
         Risk-Weighted Assets)            $    32,143       10.71%   $  24,004     =,> 8%      $  30,005    =,> 10%
         Tier 1 Capital (to
         Risk-Weighted Assets)                 28,744        9.58%      12,002     =,> 4%         18,003    =,> 6%
         Tier 1 Capital (to Adjusted
         Total Assets)                         28,744        6.38%      18,027     =,> 4%         22,534    =,> 5%


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

     Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2003 without regulatory approval total $9,789 plus year-to-date 2004 net profits as of the declaration date.

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

Note 23. Other Operating Expenses

     Other operating expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:


                                     2003            2002            2001
                                 -------------   -------------  ---------------

         Postage and freight     $      306      $           -  $       392
                                 =============   =============  ===============

         Other losses            $      396      $       389    $           -
                                 =============   =============  ===============


Note 24. Condensed Parent Company Financial Statements

     The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2003, 2002 and 2001 and for the years then ended. Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.


         CONDENSED BALANCE SHEETS
                                                            2003            2002              2001
                                                            ----            ----              ----
         ASSETS
  Cash                                                     $ 1,232          $ 1,103          $   989
  Capital securities repurchased                             1,200              -                -
  Loans, net of allowance for loan losses of $20,
    $20, and $18 in 2003, 2002, and 2001
    respectively                                             3,383            3,881            2,906
  Equity in subsidiaries                                    35,440           33,064           29,330
  Premises and equipment, net                                1,431            1,468            1,513
  Other assets                                                 406              345              361
                                                           -------          -------          -------
     Total Assets                                          $43,092          $39,861          $35,099
                                                           =======          =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest, taxes and other liabilities                    $   158          $   162          $   147
  Capital securities                                         7,500            7,500            7,500
                                                           -------          -------          -------
     Total Liabilities                                       7,658            7,662            7,647
                                                           -------          -------          -------

STOCKHOLDERS' EQUITY                                        35,434           32,199           27,452
                                                           -------          -------          -------

     Total Liabilities and Stockholders' Equity            $43,092          $39,861          $35,099
                                                           =======          =======          =======

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)


Note 24. Condensed Parent Company Financial Statements (Continued)



         CONDENSED STATEMENTS OF INCOME
                                                                     2003               2002               2001

         Dividends from subsidiary                               $      1,200       $      1,500      $         -
         Interest income                                                  355                290                300
         Other income                                                     226                226                226
         Interest income                                                ( 694)             ( 694)             ( 694)
         Operating expense                                              ( 133)             ( 162)             ( 178)
                                                                 --------------     --------------    ---------------
                                                                          954              1,160              ( 346)

         Income tax benefit                                                84                116                118
         Equity in undistributed earnings of subsidiary                 3,482              2,828              3,529
                                                                        3,482              2,828              3,529
                                                                 --------------     --------------    ---------------

         Net income                                              $     4,520        $       4,104     $       3,301
                                                                 ==============     ==============    ===============

                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

Note 24. Condensed Parent Company Financial Statements (Continued)

         CONDENSED STATEMENTS OF CASH FLOWS

                                                                2003              2002             2001
                                                                ----              ----             ----

         CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                 $ 4,520           $ 4,104           $ 3,301
    Adjustments to reconcile net income to net cash
      Provided by operating activities:
       Allowance for loan losses                                   -                   2               -
       Depreciation and amortization                                49                58                50
       Provision for deferred income taxes                           5               (45)              (28)
       Equity in undistributed earnings of subsidiary           (3,482)           (2,828)           (3,529)
       Increase in other assets                                   (162)              (67)              (79)
       Increase (decrease)  in other liabilities                    (4)               15               -
                                                               -------           -------           -------
       Net cash provided by (used in) operating
         activities                                                926             1,239              (285)
                                                               -------           -------           -------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Securities available for sale:
       Proceeds from sale of securities                            -                 -                 151
    Net (increase) decrease in loans                               498              (977)              822
    Premises and equipment expenditures                            -                  (2)             (158)
                                                               -------           -------           -------
       Net cash provided by (used in) investing
         activities                                                498              (979)              815
                                                               -------           -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Cash dividends paid                                           (265)             (238)             (211)

    Repurchase of capital securities                            (1,200)              -                 -

    Proceeds from issuance of common stock                          16                14               -

    Proceeds from exercise of common stock options                 154                78               119

                                                               -------           -------           -------

       Net cash provided by(used in) financing
        activities                                              (1,295)             (146)              (92)
                                                               -------           -------           -------

       Net increase in cash and cash  equivalents                  129               114               438


CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                              1,103               989               551
                                                               -------           -------           -------

CASH AND CASH EQUIVALENTS AT END OF
  YEAR                                                         $ 1,232           $ 1,103           $   989
                                                               =======           =======           =======

                  HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

Note 25. Quarterly Data (Unaudited)

     Consolidated quarterly results of operations were as follows:

                                                                                      2003
                                                            ---------------------------------------------------------
                                                             March 31       June 30        Sept. 30        Dec. 31
                                                            -----------    -----------    -----------     -----------

         Interest Income                                    $   7,403      $   7,357      $   7,371       $   7,332
         Interest Expense                                   (   3,337)     (   3,279)     (   3,189)      (   3,072)
                                                            -----------    -----------    -----------     -----------

         Net interest income                                    4,066          4,078          4,182           4,260
         Provision for loan losses                          (     470)     (   ( 510)     (     447)      (    (626)
                                                            -----------    -----------    -----------     -----------
         Net interest income after provision for                3,596          3,568          3,735           3,634
           possible loan losses
         Other income                                           1,095          1,317          1,044           1,196
         Other expenses                                     (   3,268)     (   3,364)     (   3,389)      (   3,449)
                                                            -----------    -----------    -----------     -----------

         Income before income taxes                             1,423          1,521          1,390           1,381
         Income taxes                                       (     338)     (     338)     (     274)      (   ( 245)
                                                            -----------    -----------    -----------     -----------

         Net income                                         $   1,085      $   1,183      $   1,116       $   1,136
                                                            ===========    ===========    ===========     ===========

         Earnings per common share:
           Basic                                            $    0.41      $    0.45      $    0.42       $    0.42
                                                            ===========    ===========    ===========     ===========
           Diluted                                          $    0.41      $    0.44      $    0.42       $    0.42
                                                            ===========    ===========    ===========     ===========

                                                                                      2002
                                                            ---------------------------------------------------------
                                                             March 31       June 30        Sept. 30        Dec. 31
                                                            -----------    -----------    -----------     -----------

         Interest Income                                    $   7,850      $   7,767      $   7,735       $   7,592
         Interest Expense                                   (   3,739)     (   3,551)     (   3,523)      (   3,453)
                                                            -----------    -----------    -----------     -----------

         Net interest income                                    4,111          4,216          4,212           4,139
         Provision for loan losses                          (     412)     (     575)     (    (387)      (   ( 451)
                                                            -----------    -----------    -----------     -----------
         Net interest income after provision for                3,699          3,641          3,825           3,688
           possible loan losses
         Other income                                             655            922          1,067           1,002
         Other expenses                                     (   3,104)     (   3,190)     (   3,418)      (   3,334)
                                                            -----------    -----------    -----------     -----------

         Income before income taxes                             1,250          1,373          1,474           1,356
         Income taxes                                       (     332)     (     371)     (   ( 362)      (    (284)
                                                            -----------    -----------    -----------     -----------

         Net income                                         $     918      $   1,002      $   1,112       $   1,072
                                                            ===========    ===========    ===========     ===========

         Earnings per common share:
           Basic                                            $    0.35      $    0.38      $    0.42       $    0.40
                                                            ===========    ===========    ===========     ===========
           Diluted                                          $    0.35      $    0.38      $    0.42       $    0.39
                                                            ===========    ===========    ===========     ===========


                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                             (Amounts in thousands)

Note 25. Quarterly Data (Unaudited) (Continued)


                                                                                      2001
                                                            ---------------------------------------------------------
                                                             March 31       June 30        Sept. 30        Dec. 31
                                                            -----------    -----------    -----------     -----------

         Interest Income                                    $   8,306      $   8,196      $   8,244       $   8,252
         Interest Expense                                   (   4,918)     (   4,908)     (   4,756)      (   4,305)
                                                            -----------    -----------    -----------     -----------

         Net interest income                                    3,388          3,288          3,488           3,947
                                                            (              (              (               (
         Provision for loan losses                                430)           323)           253)            442)
                                                            -----------    -----------    -----------     -----------
         Net interest income after provision for                2,958          2,965          3,235           3,505
           possible loan losses
         Other income                                             791            904            871             798
         Other expenses                                     (   2,736)     (   2,836)     (   2,908)      (   3,139)
                                                            -----------    -----------    -----------     -----------

         Income before income taxes                             1,013          1,033          1,198           1,164

         Income taxes                                       (     280)     (     257)     (     314)      (     256)
                                                            -----------    -----------    -----------     -----------

         Net income                                         $     733      $     776      $     884       $     908
                                                            ===========    ===========    ===========     ===========

         Earnings per common share:
           Basic                                            $    0.28      $    0.29      $    0.33       $    0.35
                                                            ===========    ===========    ===========     ===========
           Diluted                                          $    0.28      $    0.29      $    0.33       $    0.34
                                                            ===========    ===========    ===========     ===========

