Form 10-K, Exhibit 13
period 2004-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2005-03-31
CIK 1008579

Exhibit 13.1

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2004

C O N T E N T S

INDEPENDENT REGISTERED AUDITOR’S REPORT

FINANCIAL STATEMENTS

  Consolidated Balance Sheets

  Consolidated Statements of Income

  Consolidated Statements of Stockholders' Equity

  Consolidated Statements of Cash Flows

  Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Highlands Bankshares, Inc. and Subsidiaries

Abingdon, Virginia

          We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2004, 2003, and 2002 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2004, 2003, and 2002, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Brown, Edwards & Company, L.L.P.

    CERTIFIED PUBLIC ACCOUNTANTS

Bristol, Virginia

February 1, 2005

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004, 2003 and 2002

(Amounts in thousands)

ASSETS	2004	2003	2002
Cash and due from banks	$ 11,795	$ 14,473	$ 13,369
Federal funds sold	1,714	389	5,132

Total Cash and Cash Equivalents	13,509	14,862	18,501

Investment securities available-for-sale (Note 2)	128,953	122,064	102,743
Other Investments, at cost (Note 3)	4,250	2,900	2,182
Loans, net of allowance for loan losses of $4,181, $4,274 and $3,877 in 2004, 2003, and 2002 respectively (Note 4)	387,133	373,534	335,644
Premises and equipment, net (Note 5)	16,638	15,465	13,157
Interest receivable	2,757	2,749	2,708
Other assets	13,820	11,842	10,668

Total Assets	$ 567,060	$ 543,416	$ 485,603

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)
Noninterest bearing	$ 72,906	$ 59,057	$ 55,597
Interest bearing	395,751	390,952	354,704

Total Deposits	468,657	450,009	410,301

Interest, taxes and other liabilities	1,921	2,244	2,309
Other short term borrowings (Note 9)	25,548	33,000	19,094
Long-term debt (Note 10)	25,335	16,429	14,200
Capital securities (Note 11)	6,300	6,300	7,500
	59,104	57,973	43,103

Total Liabilities	527,761	507,982	453,404

STOCKHOLDERS' EQUITY
Common stock, 2,665, 2,659, and 2,648 shares issued and outstanding as of December 31, 2004, 2003, and 2002, respectively. Authorized 20,000,000 shares, par value $1.25 per share (Notes 13 and 15)	3,331	3,324	3,309

Additional paid-in capital	6,418	6,305	6,150
Retained Earnings	30,321	25,984	21,729
Accumulated other comprehensive income (loss)	(771)	(179)	1,011

Total Stockholders' Equity	39,299	35,434	32,199

Total Liabilities and Stockholders' Equity	$ 567,060	$ 543,416	$ 485,603

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2004, 2003 and 2002

(Amounts in thousands, except per share data)

INTEREST INCOME	2004	2003	2002

Loans receivable and fees on loans	$ 24,575	$ 24,893	$ 26,095
Securities available for sale:
Taxable	2,164	2,214	3,185
Tax-exempt	2,547	2,183	1,459
Other Investment Income	159	98	114
Federal funds sold	15	75	91
Total Interest Income	29,460	29,463	30,944

INTEREST EXPENSE
Deposits	9,310	10,335	11,768
Federal funds purchased	72	13	3
Other borrowed funds	2,780	2,529	2,495
Total interest expense	12,162	12,877	14,266

Net interest income	17,298	16,586	16,678

PROVISION FOR LOAN LOSSES (Note 4)	1,300	2,053	1,825

Net interest income after provision for loan losses	15,998	14,533	14,853

NON-INTEREST INCOME
Securities gains	400	589	17
Service charges on deposit accounts	2,647	2,665	2,620
Other service charges, commissions and fees	880	778	634
Other operating income	645	620	375
Total Non-Interest Income	4,572	4,652	3,646

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14)	8,697	7,746	7,167
Occupancy expense of bank premises	774	582	568
Furniture and equipment expense	1,538	1,607	1,718
Other operating expenses (Note 23)	3,862	3,535	3,593
Total Non-Interest Expenses	14,871	13,470	13,046

Income Before Income Taxes	5,699	5,715	5,453

Income Tax Expense (Note 7)	1,042	1,195	1,349

Net Income	$ 4,657	$ 4,520	$ 4,104

Earnings Per Common Share (Note 13)	$ 1.75	$ 1.70	$ 1.55

Earnings Per Common Share - assuming dilution (Note 13)	$ 1.73	$ 1.69	$ 1.54

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 2004, 2003, and 2002

(Amounts in thousands)

					Accumulated Other Comprehensive Income
			Additional Paid-in Capital	Retained Earnings		Total Stockholders' Equity
	Common Stock
	Shares	Par Value

Balance, December 31, 2001	2,644	$ 3,304	$ 6,063	$ 17,863	$ 222	$ 27,452

Comprehensive income:
Net income	-	-	-	4,104	-	4,104
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax expense of $412	-	-	-	-	800	800
Less: reclassification adjustment, net of income tax expense of $6	-	-	-	-	(11)	(11)

Total comprehensive income	-	-	-	-	-	4,893

Common stock issued for stock options exercised	3	4	74	-	-	78
Common stock issued for dividend reinvestment and optional cash purchase plan	1	1	13	-	-	14
Cash dividend	-	-	-	(238)	-	(238)
Balance, December 31, 2002.
	2,648	3,309	6,150	21,729	1,011	$ 32,199
Comprehensive income:
Net income	-	-	-	4,520	-	4,520
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $413	-	-	-	-	(801)	(801)
Less: reclassification adjustment, net of income tax expense of $200	-	-	-	-	(389)	(389)

Total comprehensive income	-	-	-	-	-	3,330

Common stock issued for stock options exercised	10	14	140	-	-	154
Common stock issued for dividend reinvestment and optional cash purchase plan	1	1	15	-	-	16
Cash dividend	-	-	-	(265)	-	(265)

Balance, December 31, 2003	2,659	3,324	6,305	25,984	(179)	35,434

Comprehensive income:
Net income	-	-	-	4,657	-	4,657
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $169	-	-	-	-	(328)	(328)
Less: reclassification adjustment, net of income tax expense of $136	-	-	-	-	(264)	(264)

Total comprehensive income	-	-	-	-	-	4,065

Common stock issued for stock options exercised	5	6	92	-	-	98
Common stock issued for dividend reinvestment and optional cash purchase plan	1	1	21	-	-	22
Cash dividend	-	-	-	(320)	-	(320)

Balance, December 31, 2004	2,665	$ 3,331	$ 6,418	$ 30,321	$ (771)	$ 39,299

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003, and 2002

(Amount in thousands)

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 4,657	$ 4,520	$ 4,104
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	1,300	2,053	1,825
Provision for deferred income taxes	92	(27)	(96)
Depreciation and amortization	1,024	882	957
Net realized gains on available-for-sale securities	(400)	(589)	(17)
Net amortization on securities	589	302	160
Amortization of capital issue costs	13	12	11
(Increase) decrease in interest receivable	(8)	(41)	196
Increase in other assets	(1,937)	(565)	(7,215)
Decrease in interest, taxes and other
liabilities	(323)	(65)	(908)
Net Cash provided by (used in) operating activities	5,007	6,482	(983)

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	12,018	7,178	9,394
Proceeds from maturities of debt and equity securities	21,138	25,435	20,922
Purchase of debt and equity securities	(41,131)	(53,451)	(34,114)
Purchase of other investments	(1,300)	(718)	(212)
Net increase in loans	(14,899)	(39,943)	(15,426)
Premises and equipment expenditures	(2,088)	(2,920)	(1,194)
Net Cash used in investing activities	(26,262)	(64,419)	(20,630)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in certificates of deposit	13,900	11,186	(9,367)
Net increase in demand, savings and other deposits	4,748	28,522	27,575
Net increase (decrease) in short term borrowings	(7,495)	13,906	6,094
Net increase in long-term debt	8,949	1,979	3,717
Repurchase of capital securities	-	(1,200)	-
Cash dividends paid	(320)	(265)	(238)
Proceeds from exercise of common stock options	98	154	78
Proceeds from issuance of common stock	22	16	14
Net Cash provided by financing activities	19,902	54,298	27,873
Net increase (decrease) in cash and cash equivalents	(1,353)	(3,639)	6,260

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	14,862	18,501	12,241

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 13,509	$ 14,862	$ 18,501

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS

Land, premises and equipment purchased through seller financed transactions	$ -	$ 250	$ -

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 12,101	$ 13,090	$ 15,194
Income taxes	$ 1,196	$ 1,150	$ 1,619

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note  1.

 Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the “Parent Company”) and its wholly-owned subsidiaries, Highlands Union Bank (the "Bank") and Highlands Capital Trust I (the “Trust”).  The statements also include Highlands Union Insurance Services, Inc., (the “Insurance Services”), and Highlands Union Financial Services, Inc., (the “Financial Services”) which are both wholly-owned subsidiaries of the Bank.  All significant intercompany balances and transactions have been eliminated in consolidation.  The accounting and reporting policies of Highlands Bankshares, Inc. and Subsidiaries, (the “Company”) conform to U.S. generally accepted accounting principals and to predominate practices within the banking industry.

Nature of Operations

The Company operates in Abingdon, Virginia, and surrounding southwest Virginia, eastern Tennessee, and western North Carolina under the laws of the Commonwealth of Virginia.  The Parent Company was organized on December 29, 1995.  The Parent Company is supervised by the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. The Bank began banking operations on April 27, 1985 under a state bank charter and provides a full line of financial services to individuals and businesses.  The Bank’s primary lending products include mortgage, consumer and commercial loans, and their primary deposit products are checking, savings, and certificates of deposit.  As a state bank and a member of the Federal Reserve Bank of Richmond, the Bank is subject to regulation by the Virginia State Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank. Highlands Capital Trust I became effective January 14, 1998.  The nature of the trust is described more fully in Note 11.  Highlands Union Insurance Services, Inc. became effective October 8, 1999 for the purpose of selling insurance through Bankers Insurance LLC.  The Bank operated a financial services department for the purpose of brokering various investment vehicles until January 2, 2001.  At that time, Highlands Union Financial Services, Inc. was created to convert that department into a separate legal entity in order to transact financial services in all of the Bank’s market areas. During 2004, changes to the NASD rules required financial services to be operated underneath the bank structure once again. This change occurred August 1, 2004. The only activity running through Highlands Union Financial Services now relate to commissions from the sale of life insurance.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

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

Loans

The Company grants mortgage, commercial and consumer loans to customers.  A substantial portion of the loan portfolio is represented by mortgage loans throughout  southwest  Virginia. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

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

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection.  Credit card loans and other personal loans are typically charged off no later than 180 days past due.   In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The Company monitors and maintains an allowance for loan losses to absorb an estimate of probable losses inherent in the loan portfolio.  The Company maintains policies and procedures that address the systems of controls over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance the systems are maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan portfolio; and the loan grading system.

The Company’s Credit Review and Analysis Department evaluates various loans individually for impairment as required by Statement of Financial Accounting Standards (“SFAS”) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures.  Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management.  The evaluations are based

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note  1.

Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

upon discounted expected cash flows or collateral valuations.  If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment.  If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS No. 5, Accounting for Contingencies, with a group of loans that have similar characteristics.

For loans without individual measures of impairment, the Company makes estimates of losses for groups of loans as required by SFAS No. 5.  Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and the general collateral type.  A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan.  The resulting estimate of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans, including:  borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience, ability of lending management; and national and local economic conditions.

The amounts of estimated impairment for individually evaluated loans and groups of loans are added together for a total estimate of loan losses.  This estimate of losses is compared to the allowance for loan losses of the Company as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made.  If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates.  If the estimate of losses is below the range of reasonable estimates, the allowance would be reduced by way of a credit to the provision for loan losses.  The Company recognizes the inherent imprecision in estimates of losses due to various uncertainties  and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high or too low.  If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the Consolidated Financial Statements.

Premises and Equipment

Land is carried at cost.   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives.  Maintenance and repairs are charged to current operations while improvements are capitalized.  Disposition gains and losses are reflected in current operations. Purchased software costs are included in other assets and expensed over periods ranging from 3-5 years.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note  1.

Summary of Significant Accounting Policies (Continued)

Foreclosed Assets (Continued)

basis. Subsequent to foreclosure or repossession, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed and repossessed assets. Foreclosed and repossessed assets at December 31, 2004, 2003 and 2002 were $1,174, $439 and $511, respectively.

Income Taxes

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Common Share

Earnings per common share are calculated based on the weighted average outstanding shares during the year.  Earnings per common share assuming dilution are calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end.

Stock Compensation Plans

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 15.)

Use of Estimates

In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and investment securities.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Business Segments

The Company reports its activities as a single business segment.  In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R revises SFAS No. 123, “Accounting for Stock-Based Compensation” and generally requires the cost associated with employee services received in exchange for an award of equity instruments be measured based on the grant-date fair value of the award and recognized in the financial statements over the period during which employees are required to provide services in exchange for the award. SFAS No. 123R also provides guidance on how to determine the grant-date fair value for awards of equity instruments as well as alternative methods of adopting its requirements. SFAS No. 123R is effective for the beginning of the first interim or annual reporting period after June 15, 2005 (the quarter ended September 30, 2005 for the Company) and applies to all outstanding and unvested share-based payment awards at a company’s adoption date. The Company is currently assessing the impact of this statement on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments With Characteristics of both Liabilities and Equity.” The statement changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances). The Company is required to adopt the provisions of SFAS No. 150 for financial instruments entered into or modified after May 31, 2003 and otherwise as of July 7, 2003, except for mandatory redeemable financial instruments for which the adoption date is February 1, 2004. The Company’s trust preferred securities have always been shown as debt. The Company’s adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. FIN 46 defines the concept of “variable interests” and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one o r more years with a cumulative-effect adjustment as of the beginning of the first year restated. In December 2003, the FASB issued FIN 46R, which among other things, revised the implementation dates. The Company is required to immediately apply FIN 46 and FIN 46R (“the Interpretation”) to any entity that is subject to the Interpretation and that is created after December 31, 2003. The Company is also required to apply the Interpretation to any entity subject to the Interpretation that was created before December 31, 2003 by the beginning of the first annual period beginning after December 15, 2004. The Company’s adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note  2.

Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 1,247	$ 8	$ -	$ 1,255
State and political subdivisions	47,379	1,034	239	48,174
Mortgage backed securities	61,349	184	373	61,160
Other securities	20,146	52	1,834	18,364

	$ 130,121	$ 1,278	$ 2,446	$ 128,953

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 3,247	$ 15	$ -	$ 3,262
State and political subdivisions	48,275	1,035	679	48,631
Mortgage backed securities	53,583	220	329	53,474
Other securities	17,231	98	632	16,697

	$ 122,336	$ 1,368	$ 1,640	$ 122,064

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

State and political subdivisions	$ 29,824	$ 972	$ 77	$ 30,719
Mortgage backed securities	57,052	720	42	57,730
Other securities	14,335	174	215	14,294

	$ 101,211	$ 1,866	$ 334	$ 102,743

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note  2.

Investment Securities Available-For-Sale (Continued)

The following table presents the age of gross unrealized losses and fair value by investment category.

	---------------------------------------December 31, 2004----------------------------
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$ 28,536	$ 251	$ 12,456	$ 122	$40,992	$ 373
States and pol. subdivisions	6,483	40	9,242	200	15,725	239
Other securities	8,171	353	5,949	1,480	14,120	1,834

Total	$ 43,190	$ 644	$ 27,647	$ 1,802	$70,837	$ 2,446

Management does not believe any individual unrealized loss as of December 31, 2004 represents an other-than-temporary impairment. The unrealized losses are primarily attributable to changes in interest rates. The Company has both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized cost.

Investment securities available-for-sale with a carrying value of $12,324, $10,316, and $8,432 at December 31, 2004, 2003 and 2002 respectively, and a market value of $12,552, $10,614, and $8,675 at December 31, 2004, 2003 and 2002, respectively were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2004 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Approximate Market Value

Due in one year or less	$ -	$ -
Due after one year through five years	1,473	1,485
Due after five years through ten years	1,327	1,354
Due after ten years	45,826	46,590
	48,626	49,429

Mortgage-backed securities	61,349	61,160
Other securities	20,146	18,364
	$ 130,121	$ 128,953

For the years ended December 31, 2004, 2003, and 2002, proceeds from sale of securities were      $12,018, $7,178 and $9,394, respectively.  Gross realized gains and losses on investment securities available for sale were as follows:

	2004	2003	2002

Realized gains	$ 407	$ 589	$ 67
Realized losses	$ 7	$ -	$ 50
Tax provision	$ 136	$ 200	$ 6

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 3.  Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock and Community Bankers’ Bank Stock with a carrying value of $3,700, $2,900 and $2,182 at December 31, 2004, 2003 and 2002, respectively are listed as “ Other Investments” on the Company’s Balance Sheets.  These investments are considered to be restricted as the Company is required by these agencies to hold these investments, and the only market for this stock is the issuing agency.

Other investments also include the Company’s equity ownership investment in the Davenport Financial Fund, LLC., which is a fund that purchases various bank stocks in the Mid-Atlantic area. The Company accounts for this investment under the equity method. The Company’s original investment in this fund was $500 and the carrying value at December 31, 2004 was $550.

Note  4.

Loans

The composition of net loans is as follows:

	2004	2003	2002
Real Estate Secured:
Residential 1-4 family	$ 146,970	$ 141,693	$ 128,462
Multifamily	3,379	2,651	3,383
Commercial, Construction and Land Development	122,997	113,146	85,468
Second mortgages	7,419	6,976	11,676
Equity lines of credit	8,981	7,430	5,253
Farmland	9,347	4,843	5,589
	299,093	276,739	239,831

Secured, Other:
Personal	44,222	48,637	49,483
Commercial	24,992	27,247	26,043
Agricultural	4,024	4,506	4,209
	73,238	80,390	79,735

Unsecured	19,033	20,448	19,894
Overdrafts	143	420	241
	19,176	20,868	20,135

	391,507	377,997	339,701
Less:
Allowance for loan losses	4,181	4,274	3,877
Net deferred fees	193	189	180
	4,374	4,463	4,057

Loans, net	$ 387,133	$ 373,534	$ 335,644

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note  4.

Loans (Continued)

Activity in the allowance for loan losses is as follows:

	2004	2003	2002

Balance, beginning	$ 4,274	$ 3,877	$ 3,418
Provision charged to operations	1,300	2,053	1,825
Loans charged to reserve	(1,500)	(1,780)	(1,526)
Recoveries	107	124	160

Balance, ending	$ 4,181	$ 4,274	$ 3,877

The following is a summary of information pertaining to impaired loans:

December 31,
	2004	2003	2002

Impaired loans without a valuation allowance	$ -	$ -	$ -
Impaired loans with a valuation allowance	1,502	2,064	1,130
Total impaired loans	$ 1,502	$ 2,064	$ 1,130
Valuation allowance related to impaired loans	$ 326	$ 838	$ 862

Total non-accrual loans	$ 3,902	$ 3,723	$ 1,728
Total loans past due 90 days or more and still accruing	$ 661	$ 802	$ 891
Average investment in impaired loans	$ 1,841	$ 1,597	$ 1,191
Interest income recognized on impaired loans	$ 24	$ 8	$ 5
Interest income recognized on a cash basis on impaired loans	$ 24	$ 8	$ 5

No additional funds are committed to be advanced in connection with impaired loans.

Note 5. Premises and Equipment

                Premises and equipment are comprised of the following:

	2004	2003	2002

Land	$ 4,907	$ 4,984	$ 4,445
Bank Premises	10,193	8,989	7,821
Equipment	7,906	6,777	5,940
	23,006	20,750	18,206
Less: accumulated depreciation	6,814	5,899	5,112
	16,192	14,851	13,094
Construction in Progress	446	614	63

	$ 16,638	$ 15,465	$ 13,157

Depreciation expense was $1,004, $862, and $937 for 2004, 2003, and 2002, respectively. Construction in progress for 2004 consists primarily of cost related to the new check processing imaging system. As of December 31, 2004 the imaging project still had multiple application modules that are expected to be implemented by the end of the 2005 first quarter.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 6.  Bank Owned Life Insurance

During 2002, the Company purchased insurance on the lives of certain key directors and officers.  As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable.  The current value of the policies at December 31, 2004, 2003 and 2002 are $8,282, $7,929 and $7,571, respectively and are included in “Other Assets” in the balance sheet.

Note  7.

Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2004	2003	2002

Deferred tax assets:
Allowance for loan loss	$ 1,231	$ 1,167	$ 937
Deferred compensation	2	2	3
Net unrealized loss on securities available-for-sale	397	92	-
	1,630	1,261	940

Deferred tax liability:
Depreciation	(651)	(496)	(293)
Net unrealized gains on securities available-for-sale	-	-	(521)
	(651)	(496)	(814)

Net deferred tax asset	$ 979	$ 766	$ 126

The components of income tax expense related to continuing operations are as follows:

	2004	2003	2002

Federal:
Current	$ 950	$ 1,168	$ 1,445
Deferred	92	(27)	(96)

Total	$ 1,042	$ 1,195	$ 1,349

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2004	2003	2002

Statutory rate applied to earnings before income taxes	$ 1,938	$ 1,943	$ 1,852
Tax exempt interest	(866)	(742)	(496)
Other, net	(30)	(6)	(7)

Total	$ 1,042	$ 1,195	$ 1,349

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 8. Deposits

The composition of deposits is as follows:

	2004	2003	2002

Non-interest bearing demand	$ 72,906	$ 59,057	$ 55,597
Interest bearing demand	58,526	64,048	49,519
Savings deposits	77,186	80,764	70,258
Time deposits, in amounts of $100,000 or more	76,817	69,804	61,465
Other time deposits	183,222	176,336	173,462

Total deposits	$ 468,657	$ 450,009	$ 410,301

The scheduled maturities of time deposits at December 31, 2004, are as follows:

2005	$ 139,946
2006	40,275
2007	33,165
2008	29,075
2009	12,116
Thereafter	5,462

$ 260,039

Note 9. Other Short-Term Borrowings

Other short-term borrowings in the balance sheet consist of three Federal Home Loan Bank advances that are secured by a floating blanket lien on a specific class of mortgage loans of the Bank.  The Federal Home Loan Bank has the option to convert two of these advances which total $13 million to a three month LIBOR-based floating rate advance.  These notes carry interest rates of 6.17%, and 6.280%. The third advance, which had a balance of $12.5 million is a daily rate line of credit that matures in December of 2005.  The advance carried an interest rate of 2.50% at December 31, 2004 and floats daily. Interest is paid monthly.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 10.

Long-Term Debt

At December 31, Highlands Bankshares, Inc. and Subsidiaries had the following long-term debt agreements:

2004	2003	2002

Note payable FHLB dated 03/26/98 for $6 million with an annual interest rate of 5.51%, due 03/26/08. The note requires quarterly interest payments and had an early conversion option that expired on 03/26/03. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.

$ 6,000	$ 6,000	Included in short term borrowings

Note payable FHLB dated 08/13/99 for $4 million with an annual interest rate of 6.385%, due 08/13/09. The note requires quarterly interest payments and had an early conversion option at 08/13/04. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.

$ 4,000	Included in short term borrowings	$ 4,000

Note payable FHLB dated 02/13/2002 for $5 million with an annual interest rate of 4.640%, due 02/13/2012. The note requires quarterly interest payments and has an early conversion option at 02/13/07. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.

$ 5,000	$ 5,000	$ 5,000

Note payable FHLB dated 05/07/2002 for $5 million with an annual interest rate of 4.720%, due 05/07/2012. The note requires quarterly interest payments and has an early conversion option at 05/07/2007. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.

$ 5,000	$ 5,000	$ 5,000

Note payable FHLB dated 05/28/2004 for $5 million with an annual interest rate of 2.910%, due 05/28/2009. The note requires quarterly interest payments and has an early conversion option at 05/28/2006. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.

$ 5,000	N/A	N/A

                HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 10.  Long-Term Debt (Continued)

Other notes payable resulting from seller-financing transactions for $500 with annual interest rates ranging from 3.2% to 8.0%, and due dates ranging from 2010-2013. The notes require monthly installments of principal and interest of $6. The loans are secured by a first deed of trust on real estate.

	$ 335	$ 429	$ 200

Total long-term debt	$ 25,335	$ 16,429	$ 14,200

Principal maturities of long-term debt at December 31, 2003 are as follows:

2005	$ 50
2006	5,053
2007	10,057
2008	6,062
2009	4,040
Thereafter	73

$ 25,335

Note 11.

Capital Securities

On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028.  The principal asset of the Trust is $7,500 of the Parent Company’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities.  Additionally, the Trust has issued 9,000 shares of common securities to the Parent Company.  The 9.25% Capital Securities had $6,300 outstanding at December 31, 2004, and an estimated fair value of $6,692. The related junior subordinated debt securities had an estimated fair value of $6,692. Highlands Bankshares, Inc. repurchased 48,000 shares of Highlands Capital Trust I on April 18, 2003, on the open market, at $26.15 per share. The price paid per share corresponds to the January 2008 call price. The premium paid of $55 will be expensed when the securities are called or at the maturity date of the capi tal securities.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands, except per share data)

Note 11.

Capital Securities (Continued)

The obligations of the Parent Company with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Parent Company of the Trust’s obligations with respect to the Capital Securities.

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

Year ending December 31:

2005	$ 37
2006	29
2007	14

Total minimum payments required	$ 80

Total operating lease expense was $ 66, $227 and $232 for December 31, 2004, 2003, and 2002 respectively.

Note 13.

Common Stock and Earnings Per Common Share

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31.  Outstanding stock options (Note 15) have a dilutive effect on earnings per share, which is determined using the treasury stock method.

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2004	2003	2002

Income available to common stockholders	$ 4,657	$ 4,520	$ 4,104
Weighted average shares outstanding	2,662	2,653	2,645
Shares outstanding including assumed conversion	2,689	2,675	2,669
Basic earnings per share	$ 1.75	$ 1.70	$ 1.55
Fully diluted earnings per share	$ 1.73	$ 1.69	$ 1.54

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands, except per share data)

Note 13.  Common Stock and Earnings Per Common Share (Continued)

Highlands Bankshares, Inc. paid dividends of $320, $265, and $238 or $0.12 per share, $0.10 per share, and $0.09 per share in 2004, 2003 and 2002, respectively.

Note 14.

  Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements.  The Bank makes a discretionary 2% profit sharing contribution to all employees exclusive of employee contributions and employer matching.    Employees may elect to make voluntary contributions to the plan up to 15% of their base pay.  In addition to the 2% profit sharing contribution, the Bank matches 50% of the employee’s initial 6% contribution; therefore, the maximum employer matching contribution per employee could be 3% of base pay.  The cost of Bank contributions under the savings plan was $252, $223 and $207, in 2004, 2003 and 2002 respectively.

Note 15.

  Stock Option Plan

In 1996, Highlands Bankshares, Inc., adopted a non-qualified stock incentive option plan, for key employees, officers, and directors and reserved 150,000 shares of common stock for issuance thereunder.  This number of shares increased to 300,000 as a result of the 1999 two-for-one stock split. The plan is identical to and replaced the plan previously adopted by Highlands Union Bank.

The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years.  Option exercise prices are determined by the Board of Directors based on recent open market sales, but shall not be less than the greater of the par value of such stock or 100% of the book value of such stock as shown by the Company’s last published statement prior to granting of the option.  Proceeds received upon exercise of options are credited to common stock, to the extent of par value of the related shares, and the balance is credited to surplus. Shares under options which are canceled are available for subsequent grant.

The Company applies APB Opinion 25 and related interpretations in accounting for the stock option plan.  Accordingly, no compensation cost has been recognized.  Had compensation cost for the Corporation’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Company’s net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

Years Ended December 31,
		2004	2003	2002

Net income	As reported	$ 4,657	$ 4,520	$ 4,104
	Pro forma	$ 4,452	$ 4,316	$ 3,830

Earnings per share	As reported	$ 1.75	$ 1.70	$ 1.55
	Pro forma	$ 1.67	$ 1.63	$ 1.45

Earnings per share assuming	As reported	$ 1.73	$ 1.69	$ 1.54
dilution	Pro forma	$ 1.66	$ 1.61	$ 1.43

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands, except for per share data)

Note 15.  Stock Option Plan (Continued)

The pro forma amount shown above reflect the options granted during the year discounted using the expected life, expected volatility and risk-free interest rates as shown below.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2004	2003	2002

Expected life	10 years	10 years	10 years
Expected volatility	8.87%	6.20%	6.30%
Risk-free interest rates	4.23%	5.15%	5.43%

A summary of the status of the Company’s stock option plan is presented below:

	2004		2003		2002

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$ 22.48	148,858	$ 20.98	133,218	$ 19.70	107,501
Granted	29.00	30,700	26.00	29,850	26.00	30,000
Exercised	20.99	(4,603)	13.43	(11,010)	23.35	(3,403)
Expired	26.30	(2,000)	21.22	(3,200)	2.83	(880)

Options outstanding and exercisable at December 31	$ 23.63	172,955	$ 22.48	148,858	$ 20.98	133,218

Weighted-average fair value of options granted during the year	$ 29.00		$ 26.00		$ 26.00

Information pertaining to options outstanding at December 31, 2004 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$ 7.50 - $ 7.50	2,900	1.33 years	$ 7.50
$11.50 - $14.25	24,179	3.22 years	$ 13.86
$19.00 - $29.00	145,876	7.46 years	$ 25.57

Outstanding at end of year	172,955	6.76 years	$ 23.63

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 16.

  Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers.  Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $3,066, $3,485, and $2,694, unfunded commitments under lines of credit of $34,902, $29,655 and $28,716 and commitments to grant loans of $10,210, $5,073, and $6,540 for the years ended December 31, 2004, 2003 and 2002 respectively.  These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

The Bank's exposure to credit loss, in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Unfunded commitments under lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers.  These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those letters of credit are primarily issued to support public and private borrowing arrangements.  Essentially all letters of credit issued have expiration dates within one year.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The Company holds collateral supporting those commitments if deemed necessary.

Note 17.

  Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks, approximately $154,310 of lines of credit to fund any necessary cash requirements. The Bank has $50,500 of Federal Home Loan Bank advances outstanding as of December 31, 2004. A specific class of mortgage loans, with a balance of $140,375, at December 31, 2004 were pledged to the FHLB as collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 18.

  Fair Values of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.    Accordingly, the fair value estimates may not be realized in an immediate settlement of   the   instrument.    SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amount reported in the balance sheets for cash, short-term investments and federal funds sold approximates fair value.

Securities Available for Sale

Fair value for securities are based on quoted market prices.

Other Investments

Other investments include Federal Home Loan Bank, Federal Reserve Bank and Community Bankers Bank. The carrying value of those securities approximates fair value based on the redemption provisions of those Banks. Other investments also include the Company’s equity ownership investment in the Davenport Financial Fund, LLC. The Company accounts for this investment under the equity method.

Loans

The fair value of loans represent the amount at which the loans of the Bank could be exchanged on the open market, based upon the current lending rate for similar types of lending arrangements discounted over the remaining life of the loans.

Deposits

The fair value of deposits represent the amount at which the deposit liabilities of the Bank could be exchanged on the open market, based upon the current deposit rates for similar types of deposit arrangements discounted over the remaining life of the deposits.

Other Short-Term Borrowings

The carrying amounts of borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values.  Fair values of other short-

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 18.

  Fair Values of Financial Instruments (Continued)

Other Short-Term Borrowings (Continued)

term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. Estimated maturity dates are also included in the calculation of fair value for these borrowings.

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

The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

	2004		2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 13,509	$ 13,509	$ 14,473	$ 14,473	$ 18,501	$ 18,501
Securities available for sale	128,953	128,953	119,164	119,164	100,561	100,561
Other investments	4,250	4,250	2,900	2,900	2,182	2,182
Loans, net	387,133	386,217	373,534	376,354	335,644	340,976
Deposits	(468,657)	(469,070)	(450,009)	(453,395)	(410,301)	(412,779)
Other short-term borrowings	(25,548)	(26,128)	(33,043)	(33,909)	(19,094)	(19,112)
Long-term debt	(25,335)	(26,615)	(16,386)	(17,228)	(14,200)	(15,071)
Capital Securities	(6,300)	(6,692)	(6,300)	(6,794)	(7,500)	(7,752)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 19.

  Related Party Transactions

In the normal course of business, the Bank has made loans to its’ directors and officers and their affiliates.  All loans and commitments made to such officers and directors and to companies in which they are officers or have significant ownership interest have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.  The activity in such loans are as follows:

	2004	2003	2002

Balance, beginning	$ 11,582	$ 9,434	$ 9,394
Additions	5,459	8,357	7,279
Reductions	(4,932)	(6,209)	(7,239)

Balance, ending	$ 12,109	$ 11,582	$ 9,434

Unused commitments	$ 958	$ 796	$ 620

Deposits from related parties held by the Bank at December 31, 2004, 2003, and 2002 were $3,199 and $3,398 and $3,156, respectively.

Note 20.

  Restrictions on Cash

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank.  The total of those reserve balances at December 31, 2004, 2003 and 2002 were $6,109, $5,723 and $4,641, respectively.

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

December 31, 2004

(Amounts in thousands)

Note 21.  Minimum Regulatory Capital Requirements (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined).  Management believes, as of December 31, 2004, 2003, and 2002, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

As of December 31, 2004 the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based capital to risk-weighted assets, Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets ratios as disclosed in the table below.  There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes

	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 49,185	12.89%	$ 30,518	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	45,004	11.80%	15,259	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	45,004	7.86%	22,906	=,> 4%

As of December 31, 2003:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 44,823	12.51%	$ 28,653	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	40,549	11.32%	14,327	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	40,549	7.52%	21,563	=,> 4%

As of December 31, 2002:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 42,254	13.33%	$ 25,349	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	38,377	12.11%	12,675	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	38,377	7.94%	19,323	=,> 4%

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 21.  Minimum Regulatory Capital Requirements (Continued)

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2004:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 41,317	10.96%	$ 30,169	=,> 8%	$ 37,711	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	37,156	9.85%	15,085	=,> 4%	22,627	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	37,156	6.56%	22,661	=,> 4%	28,326	=,> 5%

As of December 31, 2003:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 38,508	10.85%	$ 28,397	=,> 8%	$ 35,496	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	34,254	9.65%	14,198	=,> 4%	21,297	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	34,254	6.44%	21,272	=,> 4%	26,591	=,> 5%

As of December 31, 2002:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 35,598	11.44%	$ 24,892	=,> 8%	$ 31,115	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	31,741	10.20%	12,446	=,> 4%	18,669	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	31,741	6.66%	19,057	=,> 4%	23,821	=,> 5%

Note 22.

  Restrictions on Dividends

The Parent Company’s principal asset is its investment in the Bank, a wholly owned consolidated subsidiary.  The primary source of income for the Parent Company historically has been dividends from the Bank.  Regulatory agencies limit the amount of funds that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years.  The total dividends that may be declared in 2005 without regulatory approval total $6,350 plus year-to-date 2005 net profits as of the declaration date.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 23.

  Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2004	2003	2002

BOLI income	$ 354	$ 357	$ 182

Postage and freight	$ 321	$ 306	$ 338

Note 24.  Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2004, 2003 and 2002 and for the years then ended.  Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2004	2003	2002
ASSETS
Cash	$ 2,953	$ 1,232	$ 1,103
Capital securities repurchased	1,200	1,200	-
Other investments	549	-	-
Loans, net of allowance for loan losses of $20, $20, and $20 in 2004, 2003, and 2002 respectively	2,438	3,383	3,881
Equity in subsidiary	37,751	35,440	33,064
Premises and equipment, net	1,695	1,431	1,468
Other assets	393	406	345

Total Assets	$ 46,979	$ 43,092	$ 39,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$ 180	$ 158	$ 162
Capital securities	7,500	7,500	7,500
Total Liabilities	7,680	7,658	7,662

STOCKHOLDERS’ EQUITY	39,299	35,434	32,199

Total Liabilities and Stockholders’ Equity	$ 46,979	$ 43,092	$ 39,861

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2004	2003	2002

Dividends from subsidiary	$ 2,000	$ 1,200	$ 1,500
Interest income	307	355	290
Other income	276	226	226
Interest expense	(698)	(694)	(694)
Operating expense	(131)	(133)	(162)
	1,754	954	1,160

Income tax benefit	84	84	116
Equity in undistributed earnings of subsidiary	2,819	3,482	2,828

Net income	$ 4,657	$ 4,520	$ 4,104

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 4,657	$ 4,520	$ 4,104
Adjustments to reconcile net income to net cash Provided by operating activities:
Allowance for loan losses	-	-	2
Depreciation and amortization	54	49	58
Provision for deferred income taxes	2	5	(45)
Equity in undistributed earnings of subsidiary	(2,819)	(3,482)	(2,828)
Increase in other assets	(134)	(162)	(67)
Increase (decrease) in other liabilities	22	(4)	15

Net cash provided by operating activities	1,782	926	1,239

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of other investments	(500)	-	-
Net (increase) decrease in loans	945	498	(977)
Premises and equipment expenditures	(306)	-	(2)

Net cash provided by (used in) investing activities	139	498	(979)

CASH FLOWS FROM FINANCING ACTIVITIES:

Cash dividends paid	(320)	(265)	(238)
Repurchase of capital securities	-	(1,200)	-
Proceeds from issuance of common stock	22	16	14
Proceeds from exercise of common stock options	98	154	78

Net cash used in financing activities	(200)	(1,295)	(146)

Net increase in cash and cash equivalents	1,721	129	114

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,232	1,103	989

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,953	$ 1,232	$ 1,103

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 25.  Quarterly Data (Unaudited)

Consolidated quarterly results of operations were as follows:
	2004
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 7,341	$ 7,223	$ 7,326	$ 7,570
Interest Expense	(2,972)	(2,926)	(3,033)	(3,231)

Net interest income	4,369	4,297	4,293	4,339
Provision for loan losses	(348)	(341)	(373)	(238)
Net interest income after provision for possible loan losses	4,021	3,956	3,920	4,101
Other income	1,031	1,189	1,276	1,076
Other expenses	(3,587)	(3,647)	(3,780)	(3,857)

Income before income taxes	1,465	1,498	1,416	1,320
Income taxes	(275)	(289)	(255)	(223)

Net income	$ 1,190	$ 1,209	$ 1,161	$ 1,097

Earnings per common share:
Basic	$ 0.45	$ 0.45	$ 0.44	$ 0.41
Diluted	$ 0.45	$ 0.45	$ 0.43	$ 0.40

	2003
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 7,403	$ 7,357	$ 7,371	$ 7,332
Interest Expense	(3,337)	(3,279)	(3,189)	(3,072)

Net interest income	4,066	4,078	4,182	4,260
Provision for loan losses	(470)	(510)	(447)	(626)
Net interest income after provision for possible loan losses	3,596	3,568	3,735	3,634
Other income	1,095	1,317	1,044	1,196
Other expenses	(3,268)	(3,364)	(3,389)	(3,449)

Income before income taxes	1,423	1,521	1,390	1,381
Income taxes	(338)	(338)	(274)	(245)

Net income	$ 1,085	$ 1,183	$ 1,116	$ 1,136

Earnings per common share:
Basic	$ 0.41	$ 0.45	$ 0.42	$ 0.42
Diluted	$ 0.41	$ 0.44	$ 0.42	$ 0.42

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Amounts in thousands)

Note 25.  Quarterly Data (Unaudited) (Continued)

	2002
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 7,850	$ 7,767	$ 7,735	$ 7,592
Interest Expense	(3,739)	(3,551)	(3,523)	(3,453)

Net interest income	4,111	4,216	4,212	4,139
Provision for loan losses	(412)	(575)	(387)	(451)
Net interest income after provision for possible loan losses	3,699	3,641	3,825	3,688
Other income	655	922	1,067	1,002
Other expenses	(3,104)	(3,190)	(3,418)	(3,334)

Income before income taxes	1,250	1,373	1,474	1,356
Income taxes	(332)	(371)	(362)	(284)

Net income	$ 918	$ 1,002	$ 1,112	$ 1,072

Earnings per common share:
Basic	$ 0.35	$ 0.38	$ 0.42	$ 0.40
Diluted	$ 0.35	$ 0.38	$ 0.42	$ 0.39