Form 10-K, Exhibit 13
period 2005-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2006-03-31
CIK 1008579

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2005

C O N T E N T S

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

2

FINANCIAL STATEMENTS

  Consolidated Balance Sheets

3

  Consolidated Statements of Income

4

  Consolidated Statements of Stockholders' Equity

5

  Consolidated Statements of Cash Flows

6

  Notes to Consolidated Financial Statements

7 – 35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE FINANCIAL STATEMENTS

Board of Directors and Stockholders

Highlands Bankshares, Inc. and Subsidiaries

Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2005, 2003, and 2002 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2005, 2004, and 2003, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

    CERTIFIED PUBLIC ACCOUNTANTS

Bristol, Virginia

January 31, 2006

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005, 2004 and 2003

(Amounts in thousands)

ASSETS	2005	2004	2003
Cash and due from banks	$ 16,631	$ 11,795	$ 14,473
Federal funds sold	110	1,714	389

Total Cash and Cash Equivalents	16,741	13,509	14,862

Investment securities available-for-sale (Note 2)	135,726	128,953	122,064
Other Investments, at cost (Note 3)	4,558	4,250	2,900
Loans, net of allowance for loan losses of $4,359, $4,181 and $4,274 in 2005, 2004, and 2003 respectively (Note 4)	407,274	387,133	373,534
Premises and equipment, net (Note 5)	17,234	16,638	15,465
Interest receivable	3,543	2,757	2,749
Other assets	14,265	13,820	11,842

Total Assets	$ 599,341	$ 567,060	$ 543,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)
Noninterest bearing	$ 80,047	$ 72,906	$ 59,057
Interest bearing	406,861	395,751	390,952

Total Deposits	486,908	468,657	450,009

Federal funds purchased	4,610	-	-
Interest, taxes and other liabilities	2,818	1,921	2,244
Other short term borrowings (Note 9)	18,098	25,548	33,000
Long-term debt (Note 10)	38,475	25,335	16,429
Capital securities (Note 11)	6,300	6,300	6,300
	70,301	59,104	57,973

Total Liabilities	557,209	527,761	507,982

STOCKHOLDERS' EQUITY
Common stock, 5,281, 5,330, and 5,318 shares issued and outstanding as of December 31, 2005, 2004, and 2003, respectively. Authorized 40,000 shares, par value $.625 per share (Notes 13 and 15)	3,300	3,331	3,324

Additional paid-in capital	6,788	6,418	6,305
Retained Earnings	33,771	30,321	25,984
Accumulated other comprehensive loss	(1,727)	(771)	(179)

Total Stockholders' Equity	42,132	39,299	35,434

Total Liabilities and Stockholders' Equity	$ 599,341	$ 567,060	$ 543,416

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2005, 2004 and 2003

(Amounts in thousands, except per share data)

INTEREST INCOME	2005	2004	2003

Loans receivable and fees on loans	$ 26,703	$ 24,575	$ 24,893
Securities available for sale:
Taxable	2,544	2,164	2,214
Tax-exempt	2,593	2,547	2,183
Other Investment Income	182	159	98
Federal funds sold	167	15	75
Total Interest Income	32,189	29,460	29,463

INTEREST EXPENSE
Deposits	11,282	9,310	10,335
Federal funds purchased	29	72	13
Other borrowed funds	3,179	2,780	2,529
Total interest expense	14,490	12,162	12,877

Net interest income	17,699	17,298	16,586

PROVISION FOR LOAN LOSSES (Note 4)	1,155	1,300	2,053

Net interest income after provision for loan losses	16,544	15,998	14,533

NON-INTEREST INCOME
Securities gains	559	400	589
Service charges on deposit accounts	2,635	2,647	2,665
Other service charges, commissions and fees	1,047	880	778
Other operating income	609	645	620
Total Non-Interest Income	4,850	4,572	4,652

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14)	8,807	8,697	7,746
Occupancy expense of bank premises	862	774	582
Furniture and equipment expense	1,414	1,538	1,607
Other operating expenses (Note 23)	3,915	3,862	3,535
Total Non-Interest Expenses	14,998	14,871	13,470

Income Before Income Taxes	6,396	5,699	5,715

Income Tax Expense (Note 7)	1,363	1,042	1,195

Net Income	$ 5,033	$ 4,657	$ 4,520

Earnings Per Common Share (Note 13)	$ 0.95	$ 0.88	$ 0.85

Earnings Per Common Share - assuming dilution (Note 13)	$ 0.94	$ 0.87	$ 0.85

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 2005, 2004, and 2003

(Amounts in thousands)

					Accumulated Other Comprehensive Income
			Additional Paid-in Capital	Retained Earnings		Total Stockholders' Equity
	Common Stock
	Shares	Par Value

Balance, December 31, 2002	5,296	$ 3,309	$ 6,150	$ 21,729	$ 1,011	$ 32,199

Comprehensive income:
Net income	-	-	-	4,520	-	4,520
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $413	-	-	-	-	(801)	(801)
Less: reclassification adjustment, net of income tax expense of $200	-	-	-	-	(389)	(389)

Total comprehensive income	-	-	-	-	-	3,330

Common stock issued for stock options exercised	20	14	140	-	-	154
Common stock issued for dividend reinvestment and optional cash purchase plan	2	1	15	-	-	16
Cash dividend	-	-	-	(265)	-	(265)

Balance, December 31, 2003	5,318	3,324	6,305	25,984	(179)	35,434

Comprehensive income:
Net income	-	-	-	4,657	-	4,657
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $169	-	-	-	-	(328)	(328)
Less: reclassification adjustment, net of income tax expense of $136	-	-	-	-	(264)	(264)

Total comprehensive income	-	-	-	-	-	4,065

Common stock issued for stock options exercised	10	6	92	-	-	98
Common stock issued for dividend reinvestment and optional cash purchase plan	2	1	21	-	-	22
Cash dividend	-	-	-	(320)	-	(320)

Balance, December 31, 2004	5,330	3,331	6,418	30,321	(771)	39,299

Comprehensive income:
Net income	-	-	-	5,033	-	5,033
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $302	-	-	-	-	(587)	(587)
Less: reclassification adjustment, net of income tax expense of $190	-	-	-	-	(369)	(369)

Total comprehensive income	-	-	-	-	-	4,077

Common stock issued for stock options exercised	23	14	248	-	-	262
Common stock issued for dividend reinvestment and optional cash purchase plan	9	6	122	-	-	128
Cash dividend				(400)		(400)
Repurchase Common Stock	(81)	(51)	-	(1,183)	-	(1,234)

Balance, December 31, 2005	5,281	$ 3,300	$ 6,788	$ 33,771	$ (1,727)	$ 42,132

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004, and 2003

(Amount in thousands)

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 5,033	$ 4,657	$ 4,520
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	1,155	1,300	2,053
Provision for deferred income taxes	(129)	92	(27)
Depreciation and amortization	1,076	1,024	882
Net realized gains on available-for-sale securities	(559)	(400)	(589)
Net amortization on securities	614	589	302
Amortization of capital issue costs	24	13	12
Increase in interest receivable	(786)	(8)	(41)
(Increase) decrease in other assets	172	(1,937)	(565)
Increase (decrease) in interest, taxes and other
liabilities	898	(323)	(65)
Net Cash provided by operating activities	7,498	5,007	6,482

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	23,011	12,018	7,178
Proceeds from maturities of debt and equity securities	21,992	21,138	25,435
Purchase of debt and equity securities	(53,279)	(41,131)	(53,451)
Purchase of other investments	(308)	(1,300)	(718)
Net increase in loans	(21,297)	(14,899)	(39,943)
Premises and equipment expenditures	(1,688)	(2,088)	(2,920)
Net Cash used in investing activities	(31,569)	(26,262)	(64,419)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in certificates of deposit	20,237	13,900	11,186
Net increase (decrease) in demand, savings and other deposits	(1,986)	4,748	28,522
Net increase in federal funds purchased	4,610	-	-
Net increase (decrease) in short term borrowings	(7,450)	(7,495)	13,906
Net increase in long-term debt	13,140	8,949	1,979
Repurchase of capital securities	-	-	(1,200)
Cash dividends paid	(400)	(320)	(265)
Proceeds from exercise of common stock options	262	98	154
Proceeds from issuance of common stock	128	22	16
Repurchase of common stock	(1,234)	-	-
Net Cash provided by financing activities	27,303	19,902	54,298
Net increase (decrease) in cash and cash equivalents	3,232	(1,353)	(3,639)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	13,509	14,862	18,501

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 16,741	$ 13,509	$ 14,862

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS

Land, premises and equipment purchased through seller financed transactions	$ -	$ -	$ 250

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 13,912	$ 12,101	$ 13,090
Income taxes	$ 1,269	$ 1,196	$ 1,150

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note  1.

 Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the “Parent Company”) and its wholly-owned subsidiaries, Highlands Union Bank (the "Bank"). The statements also include Highlands Union Insurance Services, Inc., (the “Insurance Services”), and Highlands Union Financial Services, Inc., (the “Financial Services”) which are both wholly-owned subsidiaries of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of Highlands Bankshares, Inc. and Subsidiaries, (the “Company”) conform to U.S. generally accepted accounting principals and to predominate practices within the banking industry.

Nature of Operations

The Company operates in Abingdon, Virginia, and surrounding southwest Virginia, eastern Tennessee, and western North Carolina under the laws of the Commonwealth of Virginia. The Parent Company was organized on December 29, 1995. The Parent Company is supervised by the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. The Bank began banking operations on April 27, 1985 under a state bank charter and provides a full line of financial services to individuals and businesses. The Bank’s primary lending products include mortgage, consumer and commercial loans, and their primary deposit products are checking, savings, and certificates of deposit. As a state bank and a member of the Federal Reserve Bank of Richmond, the Bank is subject to regulation by the Virginia State Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank. Highlands Capital Trust I became effective January 14, 1998. The nature of the trust is described more fully in Note 11. Highlands Union Insurance Services, Inc. became effective October 8, 1999 for the purpose of selling insurance through Bankers Insurance LLC. The Bank operated a financial services department for the purpose of brokering various investment vehicles until January 2, 2001. At that time, Highlands Union Financial Services, Inc. was created to convert that department into a separate legal entity in order to transact financial services in all of the Bank’s market areas. During 2004, changes to the NASD rules required financial services to be operated underneath the bank structure once again. This change occurred August 1, 2004. The only activity running through Highlands Union Financial Services now relates to commissions from the sale of life insurance.

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

December 31, 2005

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

Allowance for Loan Losses

The Company monitors and maintains an allowance for loan losses to absorb an estimate of probable losses inherent in the loan portfolio. The Company maintains policies and procedures that address the systems of controls over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance the loan loss reserve is maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan portfolio; and the loan grading system.

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

December 31, 2005

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

December 31, 2005

                                             (Amounts in thousands)

Note  1.

Summary of Significant Accounting Policies (Continued)

Foreclosed Assets (Continued)

basis. Subsequent to foreclosure or repossession, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed and repossessed assets. Foreclosed and repossessed assets at December 31, 2005, 2004 and 2003 were $951, $1,174 and $439, respectively.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

                                              (Amounts in thousands)

Stock Compensation Plans (Continued)

Years Ended December 31,
		2005	2004	2003

Net income	As reported	$ 5,033	$ 4,657	$ 4,520
	Pro forma	$ 4,826	$ 4,452	$ 4,316

Earnings per share	As reported	$ 0.95	$ 0.88	$ 0.85
	Pro forma	$ 0.91	$ 0.84	$ 0.82

Earnings per share assuming	As reported	$ 0.94	$ 0.87	$ 0.85
dilution	Pro forma	$ 0.90	$ 0.83	$ 0.81

The pro forma amounts shown above reflect the options granted during the year discounted using the expected life, expected volatility and risk-free interest rates as shown below. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2005	2004	2003

Expected life	10 years	10 years	10 years
Expected volatility	12.64%	8.87%	6.20%
Risk-free interest rates	4.00%	4.23%	5.15%

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

Recent Accounting Pronouncements

On December 16, 2004, the Financial  Accounting Standards Board issued Statement of Financial  Accounting  Standard (SFAS) No. 123R,  Share-Based  Payment,  that addresses the accounting for share-based payment transactions in which a company receives  employee  services in exchange for either  equity  instruments  of the company or liabilities  that are based on the fair value of the company's equity instruments  or that may be settled by the issuance of such equity

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

                                                            (Amounts in thousands)

Recent Accounting Pronouncements (Continued)

instruments. SFAS No. 123R  eliminates  the ability to account for  share-based  compensation transactions  using the intrinsic method and requires that such  transactions be accounted for using a  fair-value-based  method and recognized as expense in the consolidated  statement  of  income. The effective date of SFAS No. 123R (as amended by the Securities and Exchange Commission)  is for  interim and annual  periods beginning  after June 15, 2005. The provisions of SFAS No. 123R do not have an impact on the Company's results of operations at the present time. The Company will begin recognizing compensation expense in 2006 for options that have been issued but not yet vested prior to January 1, 2006. Projected compensation expense associated with adopting SFAS No. 123R will approximate $0 in 2006. This estimate applies only to options issued through December 31, 2005, but not yet vested prior to January 1, 2006. Any options issued after December 31, 2005 would increase compensation expense above this estimate for 2006.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. FIN 46 defines the concept of “variable interests” and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. In December 2003, the FASB issued FIN 46R, which among other things, revised the implementation dates. The Company is required to immediately apply FIN 46 and FIN 46R (“the Interpretation”) to any entity that is subject to the Interpretation and that is created after December 31, 2003. The Company is also required to apply the Interpretation to any entity subject to the Interpretation that was created before December 31, 2003 by the beginning of the first annual period beginning after December 15, 2004. The Company’s adoption of this standard did not have an impact on the Company’s consolidated financial statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

                                                            (Amounts in thousands)

Note  2.

Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 750	$ -	$ 12	$ 738
State and political subdivisions	57,942	255	442	57,755
Mortgage backed securities	62,933	89	897	62,125
Other securities	16,717	18	1,627	15,108

	$ 138,342	$ 362	$ 2,978	$ 135,726

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 1,247	$ 8	$ -	$ 1,255
State and political subdivisions	47,379	1,034	239	48,174
Mortgage backed securities	61,349	184	373	61,160
Other securities	20,146	52	1,834	18,364

	$ 130,121	$ 1,278	$ 2,446	$ 128,953

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 3,247	$ 15	$ -	$ 3,262
State and political subdivisions	48,275	1,035	679	48,631
Mortgage backed securities	53,583	220	329	53,474
Other securities	17,231	98	632	16,697

	$ 122,336	$ 1,368	$ 1,640	$ 122,064

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note  2.

Investment Securities Available-For-Sale (Continued)

The following table presents the age of gross unrealized losses and fair value by investment category.

	---------------------------------------December 31, 2005----------------------------
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$ 25,250	$ 275	$ 26,281	$ 622	$51,531	$ 897
States and pol. subdivisions	25,573	267	5,264	175	30,837	442
Other securities	2,522	23	5,134	1,616	7,656	1,639

Total	$ 53,345	$ 565	$ 36,679	$ 2,413	$90,024	$ 2,978

Management does not believe any individual unrealized loss as of December 31, 2005 represents an other-than-temporary impairment. The unrealized losses are primarily attributable to changes in interest rates. The Company has both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized cost.

Investment securities available-for-sale with a carrying value of $15,356, $12,324, and $10,316 at December 31, 2005, 2004 and 2003 respectively, and a market value of $15,211, $12,552, and $10,614 at December 31, 2005, 2004 and 2003, respectively were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2005 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Approximate Market Value

Due in one year or less	$ 2,287	$ 2,338
Due after one year through five years	1,708	1,686
Due after five years through ten years	808	804
Due after ten years	53,889	53,665
	58,692	58,493

Mortgage-backed securities	62,933	62,125
Other securities	16,717	15,108
	$ 138,342	$ 135,726

For the years ended December 31, 2005, 2004, and 2003, proceeds from sale of securities were      $23,011, $12,018 and $9,394, respectively. Gross realized gains and losses on investment securities available for sale were as follows:

	2005	2004	2003

Realized gains	$ 957	$ 407	$ 589
Realized losses	$ 398	$ 7	$ -
Tax provision	$ 321	$ 136	$ 200

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 3. Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock and Community Bankers’ Bank Stock with a carrying value of $4,005, $3,700 and $2,900 at December 31, 2005, 2004 and 2003, respectively are listed as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these agencies to hold these investments, and the only market for this stock is the issuing agency.

Other investments also include the Company’s equity ownership investment in the Davenport Financial Fund, LLC., which is a fund that purchases various bank stocks in the Mid-Atlantic area. The Company accounts for this investment under the equity method. The Company’s original investment in this fund was $500 and the carrying value at December 31, 2005 and 2004 was $553 and $550, repectively.

Note  4.

Loans

The composition of net loans is as follows:

	2005	2004	2003
Real Estate Secured:
Residential 1-4 family	$151,815	$ 146,970	$ 141,693
Multifamily	4,148	3,379	2,651
Commercial, Construction and Land Development	140,178	122,997	113,146
Second mortgages	10,962	7,419	6,976
Equity lines of credit	9,800	8,981	7,430
Farmland	10,015	9,347	4,843
	326,918	299,093	276,739

Secured, Other:
Personal	33,395	44,222	48,637
Commercial	25,628	24,992	27,247
Agricultural	3,653	4,024	4,506
	62,676	73,238	80,390

Unsecured	21,801	19,033	20,448
Overdrafts	247	143	420
	22,048	19,176	20,868

	411,642	391,507	377,997
Less:
Allowance for loan losses	4,359	4,181	4,274
Net deferred fees	9	193	189
	4,368	4,374	4,463

Loans, net	$ 407,274	$ 387,133	$ 373,534

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note  4.

Loans (Continued)

Activity in the allowance for loan losses is as follows:

	2005	2004	2003

Balance, beginning	$ 4,181	$ 4,274	$ 3,877
Provision charged to operations	1,155	1,300	2,053
Loans charged to reserve	(1,127)	(1,500)	(1,780)
Recoveries	150	107	124

Balance, ending	$ 4,359	$ 4,181	$ 4,274

The following is a summary of information pertaining to impaired loans:

December 31,
	2005	2004	2003

Impaired loans without a valuation allowance	$ -	$ -	$ -
Impaired loans with a valuation allowance	1,660	1,502	2,064
Total impaired loans	$ 1,660	$ 1,502	$ 2,064
Valuation allowance related to impaired loans	$ 281	$ 326	$ 838

Total non-accrual loans	$ 2,920	$ 3,902	$ 3,723
Total loans past due 90 days or more and still accruing	$ 1,281	$ 661	$ 802
Average investment in impaired loans	$ 3,084	$ 1,841	$ 1,597
Interest income recognized on impaired loans	$ 1	$ 24	$ 8
Interest income recognized on a cash basis on impaired loans	$ -	$ 24	$ 8

No additional funds are committed to be advanced in connection with impaired loans.

Note 5. Premises and Equipment

                Premises and equipment are comprised of the following:

	2005	2004	2003

Land	$ 6,039	$ 4,907	$ 4,984
Bank Premises	10,274	10,193	8,989
Equipment	8,693	7,906	6,777
	25,006	23,006	20,750
Less: accumulated depreciation	7,850	6,814	5,899
	17,156	16,192	14,851
Construction in Progress	78	446	614

	$ 17,234	$ 16,638	$ 15,465

Depreciation expense was $1,056, $1,004, and $862 for 2005, 2004, and 2003, respectively. Construction in progress for 2005 consists primarily of expenditures related to a future branch located in Sevierville, Tennessee.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 6. Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers. As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable. The current value of the policies at December 31, 2005, 2004 and 2003 are $8,623, $8,282 and $7,929, respectively and are included in “Other Assets” in the balance sheet.

Note  7.

Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2005	2004	2003

Deferred tax assets:
Allowance for loan loss	$ 1,355	$ 1,231	$ 1,167
Deferred compensation	2	2	2
Net unrealized loss on securities available-for-sale	889	397	92
	2,246	1,630	1,261

Deferred tax liability:
Depreciation	(599)	(651)	(496)
	(599)	(651)	(496)

Net deferred tax asset	$ 1,647	$ 979	$ 766

The components of income tax expense related to continuing operations are as follows:

	2005	2004	2003

Federal:
Current	$ 1,492	$ 950	$ 1,168
Deferred	(129)	92	(27)

Total	$ 1,363	$ 1,042	$ 1,195

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2005	2004	2003

Statutory rate applied to earnings before income taxes	$ 2,175	$ 1,938	$ 1,943
Tax exempt interest	(882)	(866)	(742)
Other, net	70	(30)	(6)

Total	$ 1,363	$ 1,042	$ 1,195

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 8. Deposits

The composition of deposits is as follows:

	2005	2004	2003

Non-interest bearing demand	$ 80,047	$ 72,906	$ 59,057
Interest bearing demand	59,144	58,526	64,048
Savings deposits	67,440	77,186	80,764
Time deposits, in amounts of $100,000 or more	88,481	76,817	69,804
Other time deposits	191,796	183,222	176,336

Total deposits	$ 486,908	$ 468,657	$ 450,009

The scheduled maturities of time deposits at December 31, 2005 are as follows:

2005	$ 136,100
2006	68,916
2007	34,924
2008	14,984
2009	21,345
Thereafter	4,008

$ 280,27

Note 9. Other Short-Term Borrowings

Other short-term borrowings in the balance sheet consist of three Federal Home Loan Bank advances that are secured by a floating blanket lien on a specific class of mortgage loans of the Bank. The Federal Home Loan Bank has the option to convert all of these advances which total $18 million to a three month LIBOR-based floating rate advance. These notes carry interest rates of 6.280%, 6.170%, 2.910%. Also included in other short-term borrowing are the contractual principal payments due over the next 12 months on two seller financed mortgages secured by Bank property and an FHLB advance granted through the FHLB’s Affordable Housing Program. The remaining balances on these three borrowings are included in long-term debt.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 10.

Long-Term Debt

At December 31, Highlands Bankshares, Inc. and Subsidiaries had the following long-term debt agreements:

	2005	2004	2003

Note payable FHLB dated 03/26/98 for $6 million with an annual interest rate of 5.51%, due 03/26/08. The note requires quarterly interest payments and had an early conversion option that expired on 03/26/03. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.

	$ 6,000	$ 6,000	$ 6,000

Note payable FHLB dated 08/13/99 for $4 million with an annual interest rate of 6.385%, due 08/13/09. The note requires quarterly interest payments and had an early conversion option at 08/13/04. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	4,000	4,000	Included in short term borrowings

Note payable FHLB dated 02/13/2002 for $5 million with an annual interest rate of 4.640%, due 02/13/2012. The note requires quarterly interest payments and has an early conversion option at 02/13/07. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	5,000	5,000	5,000

Note payable FHLB dated 05/07/2002 for $5 million with an annual interest rate of 4.720%, due 05/07/2012. The note requires quarterly interest payments and has an early conversion option at 05/07/2007. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	5,000	5,000	5,000

Note payable FHLB dated 05/28/04 for $5 million with an annual interest rate of 2.910%, due 05/28/2009. The note requires quarterly interest payments and has an early conversion option at 05/28/2006. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	Included in short term borrowings	5,000	N/A

                HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 10. Long-Term Debt (Continued)

	2005	2004	2003

Note payable FHLB dated 02/02/05 for $7.5 million with an annual interest rate of 3.440%, due 02/02/2015. The note requires quarterly interest payments and has an early conversion option at 02/02/2008. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.

	$ 7,500	N/A	N/A

Note payable FHLB dated 03/04/05 for $5 million with an annual interest rate of 4.165%, due 03/04/2015. The note requires quarterly interest payments and has an early conversion option at 03/04/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	5,000	N/A	N/A

Note payable FHLB dated 06/29/05 for $5 million with an annual interest rate of 3.760%, due 06/29/2015. The note requires quarterly interest payments and has an early conversion option at 06/29/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	5,000	N/A	N/A

Note payable FHLB dated 08/23/05 for $750,000 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s affordable housing program. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	692	N/A	N/A

Other notes payable resulting from seller-financing transactions for $500 with annual interest rates ranging from 3.2% to 8.0%, and due dates ranging from 2010-2013. The notes require monthly installments of principal and interest of $6. The loans are secured by a first deed of trust on real estate.	283	335	429

Total long-term debt	$ 38,475	$ 25,335	$ 16,429

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 10. Long-Term Debt (Continued)

Contractual principal maturities of long-term debt at December 31, 2005 are as follows:

2006	$ -
2007	101
2008	6,106
2009	4,109
2010	91
Thereafter	28,068

$ 38,475

Note 11.

Capital Securities

On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028. The principal asset of the Trust is $7,500 of the Parent Company’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities. Additionally, the Trust has issued 9,000 shares of common securities to the Parent Company. The 9.25% Capital Securities had $6,300 outstanding at December 31, 2005, and an estimated fair value of $6,598. The related junior subordinated debt securities had an estimated fair value of $6,598. Highlands Bankshares, Inc. repurchased 48,000 or 16% of the shares of Highlands Capital Trust I on April 18, 2003, on the open market, at $26.15 per share. The price paid per share corresponds to the January 2008 call price. The premium paid of $55 is being expensed over the period to the January 2008 call date.

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

December 31, 2005

                            (Amounts in thousands, except per share data)

Note 12.

Operating Leases

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year.

Year ending December 31:

2005	$ 51
2006	36
2007	14

Total minimum payments required	$ 101

Total operating lease expense was $ 52, $66 and $227 for December 31, 2005, 2004, and 2003 respectively.

Note 13.

Common Stock and Earnings Per Common Share

On July 13, 2005, the Board approved a 2 for 1 stock split to shareholders of record on July 27, 2005 payable on September 9, 2005. As a result, authorized shares increased from 20,000 to 40,000 and par value decreased from $1.25 to $0.625 per share. Shares issued and outstanding at December 31, 2005, 2004 and 2003 were 5,281, 5,330 and 5,318 respectively. All references in the financial statements to number of shares, per share amounts and market prices of the Company’s common stock have been retroactively restated to reflect the increased number of common shares outstanding.

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31. Outstanding stock options (Note 15) have a dilutive effect on earnings per share, which is determined using the treasury stock method.

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2005	2004	2003

Income available to common stockholders	$ 5,033	$ 4,657	$ 4,520
Weighted average shares outstanding	5,302	5,324	5,306
Shares outstanding including assumed conversion	5,367	5,378	5,350
Basic earnings per share	$ 0.95	$ 0.88	$ 0.85
Fully diluted earnings per share	$ 0.94	$ 0.87	$ 0.85

Highlands Bankshares, Inc. paid dividends of $400, $320, and $265 or $0.075 per share, $0.06 per share, and $0.05 per share in 2005, 2004 and 2003, respectively.

Note 14.

  Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements. The Bank makes a discretionary 2% profit sharing contribution to all employees exclusive of employee contributions and employer matching.   Employees may elect to make voluntary contributions to the plan up to 15% of their base pay. In addition to the 2%

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands, except per share data)

Note 14.

  Profit Sharing and Retirement Savings Plan (Continued)

profit sharing contribution, the Bank matches 50% of the employee’s initial 6% contribution; therefore, the maximum employer matching contribution per employee could be 3% of base pay. The cost of Bank contributions under the savings plan was $275, $252 and $223, in 2005, 2004 and 2003 respectively.

Note 15.

  Stock Option Plan

In 1996, Highlands Bankshares, Inc., adopted a non-qualified stock incentive option plan, for key employees, officers, and directors and reserved 150,000 shares of common stock for issuance thereunder. This number of shares increased to 600,000 as a result of the 1999 two-for-one stock split and the 2005 two-for-one stock split. The plan is identical to and replaced the plan previously adopted by Highlands Union Bank.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands, except  per share data)

Note 15. Stock Option Plan (Continued)

A summary of the status of the Company’s stock option plan is presented below:

	2005		2004		2003

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$ 11.82	345,910	$ 11.24	297,716	$ 10.49	266,436
Granted	15.00	63,400	14.50	61,400	13.00	59,700
Exercised	11.29	(23,290)	10.50	(9,206)	6.72	(22,020)
Expired	13.29	(5,050)	13.15	(4,000)	10.61	(6,400)

Options outstanding and exercisable at December 31	$ 12.36	380,970	$ 11.82	345,910	$ 11.24	297,716

Weighted-average fair value of options granted during the year	$ 15.00		$ 14.50		$ 13.00

Information pertaining to options outstanding at December 31, 2005 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$ 3.75 - $ 3.75	5,800	0.33 years	$ 3.75
$ 5.75 - $ 7.13	43,858	2.22 years	$ 6.93
$ 9.50 - $15.00	331,312	7.05 years	$ 13.23

Outstanding at end of year	380,970	6.40 years	$ 12.36

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 16.

  Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $3,716, $3,066, and $3,485, unfunded commitments under lines of credit of $43,973, $34,902 and $29,655 and commitments to grant loans of $7,713, $10,210 and $5,073 for the years ended December 31, 2005, 2004 and 2003 respectively. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

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

Note 17.

  Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks, approximately $157,215 of lines of credit to fund any necessary cash requirements. The Bank has $56,238 of Federal Home Loan Bank advances outstanding as of December 31, 2005. A specific class of mortgage loans, with a balance of $143,304 at December 31, 2005 were pledged to the FHLB as collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

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

December 31, 2005

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

The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

	2005		2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 16,741	$ 16,741	$ 13,509	$ 13,509	$ 14,473	$ 14,473
Securities available for sale	135,726	135,726	128,953	128,953	119,164	119,164
Other investments	4,558	4,558	4,250	4,250	2,900	2,900
Loans, net	407,274	404,868	387,133	386,217	373,534	376,354
Deposits	(486,908)	(485,718)	(468,657)	(469,070)	(450,009)	(453,395)
Other short-term borrowings	(18,098)	(17,373)	(25,548)	(26,128)	(33,043)	(33,909)
Long-term debt	(38,475)	(38,418)	(25,335)	(26,615)	(16,386)	(17,228)
Capital Securities	(6,300)	(6,598)	(6,300)	(6,692)	(6,300)	(6,794)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 19.

  Related Party Transactions

In the normal course of business, the Bank has made loans to its directors and officers and their affiliates. All loans and commitments made to such officers and directors and to companies in which they are officers or have significant ownership interest have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The activity in such loans is as follows:

	2005	2004	2003

Balance, beginning	$ 12,109	$ 11,582	$ 9,434
Additions	3,497	5,459	8,357
Reductions	(3,837)	(4,932)	(6,209)

Balance, ending	$ 11,769	$ 12,109	$ 11,582

Unused commitments	$ 1,918	$ 958	$ 796

  Deposits from related parties held by the Bank at December 31, 2005, 2004, and 2003 were $4,963 and $3,199 and $3,398, respectively.

Note 20.

  Restrictions on Cash

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances at December 31, 2005, 2004 and 2003 were $7,076, $6,109 and $5,723, respectively.

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

December 31, 2005

(Amounts in thousands)

Note 21. Minimum Regulatory Capital Requirements (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2005, 2004, and 2003, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

As of December 31, 2005 the most recent notification from the State Corporation Commission Bureau of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based capital to risk-weighted assets, Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes

	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 52,749	12.99%	$ 32,485	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	48,390	11.92%	16,243	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	48,390	8.08%	23,954	=,> 4%

As of December 31, 2004:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 49,185	12.89%	$ 30,518	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	45,004	11.80%	15,259	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	45,004	7.86%	22,906	=,> 4%

As of December 31, 2003:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 44,823	12.51%	$ 28,653	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	40,549	11.32%	14,327	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	40,549	7.52%	21,563	=,> 4%

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 21. Minimum Regulatory Capital Requirements (Continued)

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2005:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 43,986	10.93%	$ 32,208	=,> 8%	$ 40,260	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	39,647	9.85%	16,104	=,> 4%	24,156	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	39,647	6.70%	23,671	=,> 4%	29,588	=,> 5%

As of December 31, 2004:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 41,317	10.96%	$ 30,169	=,> 8%	$ 37,711	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	37,156	9.85%	15,085	=,> 4%	22,627	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	37,156	6.56%	22,661	=,> 4%	28,326	=,> 5%

As of December 31, 2003:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 38,508	10.85%	$ 28,397	=,> 8%	$ 35,496	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	34,254	9.65%	14,198	=,> 4%	21,297	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	34,254	6.44%	21,272	=,> 4%	26,591	=,> 5%

Note 22.

  Restrictions on Dividends

The Parent Company’s principal asset is its investment in the Bank, a wholly owned consolidated subsidiary. The primary source of income for the Parent Company historically has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2006 without regulatory approval total $5,683 plus year-to-date 2006 net profits as of the declaration date.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

                                           (Amounts in thousands)

Note 23.

  Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2005	2004	2003

BOLI income	$ 341	$ 354	$ 357

Postage and freight	$ 343	$ 321	$ 306

Other Contracted Services	$ 415	$ 285	$ 227

Bank Franchise Taxes	$ 335	$ 273	$ 246

Note 24. Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2005, 2004, and 2003 and for the years then ended. Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2005	2004	2003
ASSETS
Cash	$ 3,154	$ 2,953	$ 1,232
Capital securities repurchased	1,200	1,200	1,200
Other investments	550	549	-
Loans, net of allowance for loan losses of $20 in 2005, 2004, and 2003	2,754	2,438	3,383
Equity in subsidiary	39,688	37,751	35,440
Premises and equipment, net	2,078	1,695	1,431
Other assets	356	393	406

Total Assets	$ 49,780	$ 46,979	$ 43,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$ 148	$ 180	$ 158
Capital securities	7,500	7,500	7,500
Total Liabilities	7,648	7,680	7,658

STOCKHOLDERS’ EQUITY	42,132	39,299	35,434

Total Liabilities and Stockholders’ Equity	$ 49,780	$ 46,979	$ 43,092

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 24. Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2005	2004	2003

Dividends from subsidiary	$ 2,500	$ 2,000	$ 1,200
Interest income	280	307	355
Other income	226	276	226
Interest expense	(694)	(698)	(694)
Operating expense	(173)	(131)	(133)
	2,139	1,754	954

Income tax benefit	122	84	84
Equity in undistributed earnings of subsidiary	2,772	2,819	3,482

Net income	$ 5,033	$ 4,657	$ 4,520

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 24. Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 5,033	$ 4,657	$ 4,520
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	74	54	49
Provision for deferred income taxes	3	2	5
Equity in undistributed earnings of subsidiary	(2,772)	(2,819)	(3,482)
Increase in other assets	(113)	(134)	(162)
Increase (decrease) in other liabilities	(32)	22	(4)

Net cash provided by operating activities	2,193	1,782	926

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of other investments	-	(500)	-
Net (increase) decrease in loans	(316)	945	498
Premises and equipment expenditures	(432)	(306)	-

Net cash provided by (used in) investing activities	(748)	139	498

CASH FLOWS FROM FINANCING ACTIVITIES:

Cash dividends paid	(400)	(320)	(265)
Repurchase of capital securities	-	-	(1,200)
Proceeds from issuance of common stock	128	22	16
Proceeds from exercise of common stock options	262	98	154
Repurchase of Common Stock	(1,234)	-	-

Net cash used in financing activities	(1,244)	(200)	(1,295)

Net increase in cash and cash equivalents	201	1,721	129

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,953	1,232	1,103

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,154	$2,953	$ 1,232

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 25. Quarterly Data (Unaudited)

Consolidated quarterly results of operations were as follows:
	2005
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 7,663	$ 8,004	$ 8,051	$ 8,471
Interest Expense	(3,298)	(3,494)	(3,733)	(3,965)

Net interest income	4,365	4,510	4,318	4,506
Provision for loan losses	(288)	(247)	(247)	(373)
Net interest income after provision for possible loan losses	4,077	4,263	4,071	4,133
Other income	1,244	1,224	1,117	1,265
Other expenses	(3,782)	(3,807)	(3,680)	(3,729)

Income before income taxes	1,539	1,680	1,508	1,669
Income taxes	(295)	(464)	(274)	(330)

Net income	$ 1,244	$ 1,216	$ 1,234	$ 1,339

Earnings per common share:
Basic	$ 0.24	$ 0.23	$ 0.23	$ 0.25
Diluted	$ 0.23	$ 0.23	$ 0.23	$ 0.25

	2004
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 7,341	$ 7,223	$ 7,326	$ 7,570
Interest Expense	(2,972)	(2,926)	(3,033)	(3,231)

Net interest income	4,369	4,297	4,293	4,339
Provision for loan losses	(348)	(341)	(373)	(238)
Net interest income after provision for possible loan losses	4,021	3,956	3,920	4,101
Other income	1,031	1,189	1,276	1,076
Other expenses	(3,587)	(3,647)	(3,780)	(3,857)

Income before income taxes	1,465	1,498	1,416	1,320
Income taxes	(275)	(289)	(255)	(223)

Net income	$ 1,190	$ 1,209	$ 1,161	$ 1,097

Earnings per common share:
Basic	$ 0.23	$ 0.22	$ 0.22	$ 0.21
Diluted	$ 0.23	$ 0.22	$ 0.22	$ 0.20

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(Amounts in thousands)

Note 25. Quarterly Data (Unaudited) (Continued)

	2003
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 7,403	$ 7,357	$ 7,371	$ 7,332
Interest Expense	(3,337)	(3,279)	(3,189)	(3,072)

Net interest income	4,066	4,078	4,182	4,260
Provision for loan losses	(470)	(510)	(447)	(626)
Net interest income after provision for possible loan losses	3,596	3,568	3,735	3,634
Other income	1,095	1,317	1,044	1,196
Other expenses	(3,268)	(3,364)	(3,389)	(3,449)

Income before income taxes	1,423	1,521	1,390	1,381
Income taxes	(338)	(338)	(274)	(245)

Net income	$ 1,085	$ 1,183	$ 1,116	$ 1,136

Earnings per common share:
Basic	$ 0.21	$ 0.22	$ 0.21	$ 0.21
Diluted	$ 0.21	$ 0.22	$ 0.21	$ 0.21

Note 26. Subsequent Events

On January 9, 2006 the Company executed an agreement to purchase a certain tract of land located in Abingdon, Virginia. The closing is expected to occur in March of 2006. The purchase price of the subject property is $510.

On January 9, 2006, the Board of Directors approved management to sign contracts for the construction of a branch bank office in Sevierville, Tennessee. The estimated cost of this contract is $680,000.