Form 10-K, Exhibit 13
period 2006-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2007-04-02
CIK 1008579

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

C O N T E N T S

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS
Consolidated Balance Sheets	3
Consolidated Statements of Income	4
Consolidated Statements of Stockholders' Equity	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7 – 37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE FINANCIAL STATEMENTS

Board of Directors and Stockholders

Highlands Bankshares, Inc. and Subsidiaries

Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2006, 2005, and 2004 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2006, 2005, and 2004, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

February 2, 2007

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2006, 2005 and 2004
(Amounts in thousands)

ASSETS	2006	2005	2004
Cash and due from banks	$ 15,147	$ 16,631	$ 11,795
Federal funds sold	2,832	110	1,714

Total Cash and Cash Equivalents	17,979	16,741	13,509

Investment securities available-for-sale (Note 2)	137,984	135,726	128,953
Other Investments, at cost (Note 3)	4,969	4,558	4,250
Loans, net of allowance for loan losses of $4,565, $4,359 and $4,181 in 2006, 2005, and 2004 respectively (Note 4)	433,034	407,274	387,133
Premises and equipment, net (Note 5)	19,316	17,234	16,638
Interest receivable	4,079	3,543	2,757
Other assets	15,288	14,265	13,820

Total Assets	$ 632,649	$ 599,341	$ 567,060

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)
Noninterest bearing	$ 79,681	$ 80,047	$ 72,906
Interest bearing	420,428	406,861	395,751

Total Deposits	500,109	486,908	468,657

Federal funds purchased	-	4,610	-
Interest, taxes and other liabilities	4,058	2,818	1,921
Other short term borrowings (Note 9)	35,601	18,098	25,548
Long-term debt (Note 10)	40,874	38,475	25,335
Capital securities (Note 11)	6,300	6,300	6,300
	86,833	70,301	59,104

Total Liabilities	586,942	557,209	527,761

STOCKHOLDERS' EQUITY
Common stock, 5,187, 5,281, and 5,330 shares issued and outstanding as of December 31, 2006, 2005, and 2004, respectively. Authorized 40,000 shares, par value $0.625 per share (Notes 13 and 15)	3,242	3,300	3,331

Additional paid-in capital	7,026	6,788	6,418
Retained Earnings	36,267	33,771	30,321
Accumulated other comprehensive loss	(828)	(1,727)	(771)

Total Stockholders' Equity	45,707	42,132	39,299

Total Liabilities and Stockholders' Equity	$ 632,649	$ 599,341	$ 567,060

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2006, 2005 and 2004
(Amounts in thousands, except per share data)

INTEREST INCOME	2006	2005	2004

Loans receivable and fees on loans	$ 30,319	$ 26,703	$ 24,575
Securities available for sale:
Taxable	3,307	2,544	2,164
Tax-exempt	2,875	2,593	2,547
Other Investment Income	358	182	159
Federal funds sold	153	167	15
Total Interest Income	37,012	32,189	29,460

INTEREST EXPENSE
Deposits	14,429	11,282	9,310
Federal funds purchased	122	29	72
Other borrowed funds	3,940	3,179	2,780
Total interest expense	18,491	14,490	12,162

Net interest income	18,521	17,699	17,298

PROVISION FOR LOAN LOSSES (Note 4)	1,147	1,155	1,300

Net interest income after provision for loan losses	17,374	16,544	15,998

NON-INTEREST INCOME
Securities gains	99	559	400
Service charges on deposit accounts	2,805	2,635	2,647
Other service charges, commissions and fees	1,220	1,047	880
Other operating income	704	609	645
Total Non-Interest Income	4,828	4,850	4,572

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14)	9,068	8,807	8,697
Occupancy expense of bank premises	911	862	774
Furniture and equipment expense	1,545	1,414	1,538
Other operating expenses (Note 23)	4,362	3,915	3,862
Total Non-Interest Expenses	15,886	14,998	14,871

Income Before Income Taxes	6,316	6,396	5,699

Income Tax Expense (Note 7)	1,108	1,363	1,042

Net Income	$ 5,208	$ 5,033	$ 4,657

Earnings Per Common Share (Note 13)	$ 1.00	$ 0.95	$ 0.88

Earnings Per Common Share - assuming dilution (Note 13)	$ 0.98	$ 0.94	$ 0.87

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2006, 2005, and 2004
(Amounts in thousands)

					Accumulated Other Comprehensive Income
			Additional Paid-in Capital	Retained Earnings		Total Stockholders' Equity
	Common Stock
	Shares	Par Value

Balance, December 31, 2003	5,318	$ 3,324	$ 6,305	$ 25,984	$ (179)	$ 35,434

Comprehensive income:
Net income	-	-	-	4,657	-	4,657
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $169	-	-	-	-	(328)	(328)
Less: reclassification adjustment, net of income tax expense of $136	-	-	-	-	(264)	(264)

Total comprehensive income	-	-	-	-	-	4,065

Common stock issued for stock options exercised	10	6	92	-	-	98
Common stock issued for dividend reinvestment and optional cash purchase plan	2	1	21	-	-	22
Cash dividend	-	-	-	(320)	-	(320)

Balance, December 31, 2004	5,330	$ 3,331	$ 6,418	$ 30,321	$ (771)	$ 39,299

Comprehensive income:
Net income	-	-	-	5,033	-	5,033
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $302	-	-	-	-	(587)	(587)
Less: reclassification adjustment, net of income tax expense of $190	-	-	-	-	(369)	(369)

Total comprehensive income	-	-	-	-	-	4,077

Common stock issued for stock options exercised	23	14	248	-	-	262
Common stock issued for dividend reinvestment and optional cash purchase plan	9	6	122	-	-	128
Cash dividend				(400)		(400)
Repurchase Common Stock	(81)	(51)	-	(1,183)	-	(1,234)

Balance, December 31, 2005	5,281	$ 3,300	$ 6,788	$ 33,771	$ (1,727)	$ 42,132

Comprehensive income:
Net income	-	-	-	5,208	-	5,208
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax expense of $497	-	-	-	-	964	964
Less: reclassification adjustment, net of income tax expense of $34	-	-	-	-	(65)	(65)

Total comprehensive income	-	-	-	-	-	6107

Common stock issued for stock options exercised	27	17	238	-	-	255
Cash dividend				(787)		(787)
Repurchase Common Stock	(121)	(75)	-	(1,925)	-	(2,000)

Balance, December 31, 2006	5,187	$ 3,242	$ 7,026	$ 36,267	$ (828)	$ 45,707

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005, and 2004
(Amount in thousands)

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 5,208	$ 5,033	$ 4,657
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	1,147	1,155	1,300
Provision for deferred income taxes	(109)	(129)	92
Depreciation and amortization	1,186	1,076	1,024
Net realized gains on available-for-sale securities	(99)	(559)	(400)
Net amortization on securities	507	614	589
Amortization of capital issue costs	27	24	13
Increase in interest receivable	(536)	(786)	(8)
(Increase) decrease in other assets	(1,451)	172	(1,937)
Increase (decrease) in interest, taxes and other liabilities	1,240	898	(323)
Net Cash provided by operating activities	7,120	7,498	5,007

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	10,453	23,011	12,018
Proceeds from maturities of debt and equity securities	22,638	21,992	21,138
Purchase of debt and equity securities	(34,394)	(53,279)	(41,131)
Purchase of other investments	(411)	(308)	(1,300)
Net increase in loans	(26,908)	(21,297)	(14,899)
Premises and equipment expenditures	(3,221)	(1,688)	(2,088)
Net Cash used in investing activities	(31,843)	(31,569)	(26,262)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in certificates of deposit	28,636	20,237	13,900
Net increase (decrease) in demand, savings and other deposits	(15,435)	(1,986)	4,748
Net increase (decrease) in federal funds purchased	(4,610)	4,610	-
Net increase (decrease) in short term borrowings	17,503	(7,450)	(7,495)
Net increase in long-term debt	2,399	13,140	8,949
Repurchase of capital securities	-	-	-
Cash dividends paid	(787)	(400)	(320)
Proceeds from exercise of common stock options	255	262	98
Proceeds from issuance of common stock	-	128	22
Repurchase of common stock	(2,000)	(1,234)	-
Net Cash provided by financing activities	25,961	27,303	19,902
Net increase (decrease) in cash and cash equivalents	1,238	3,232	(1,353)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	16,741	13,509	14,862

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 17,979	$ 16,741	$ 13,509

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 17,499	$ 13,912	$ 12,101
Income taxes	$ 1,299	$ 1,269	$ 1,196
The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

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

December 31, 2006

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

December 31, 2006

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

December 31, 2006

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

Foreclosed Assets (Continued)

basis. Subsequent to foreclosure or repossession, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed and repossessed assets. Foreclosed and repossessed assets at December 31, 2006, 2005 and 2004 were $1,970, $951 and $1,174, respectively.

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

Stock Compensation Plans

Effective January 1, 2006 the Company adopted FASB (SFAS) No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values. Pro forma disclosure is no longer an alternative. No options were granted during 2006 so no compensation has been recognized.

Through 2005 the Company accounted for stock options using Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which allowed all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost was measured at the grant date based on the value of the award and was recognized over the service period, which was usually the vesting period. However, it also allowed an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost was the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation’s stock option plan had no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost was recognized for them. The Company applied APB Opinion 25 and related interpretations in accounting for the stock option plan. Had compensation cost for the Corporation’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Company’s net income and earnings per share would have been adjusted to the pro forma amounts indicated below.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

Stock Compensation Plans (Continued)

Years Ended December 31,
		2005	2004

Net income (in thousands)	As reported	$ 5,033	$ 4,657
	Pro forma	$ 4,826	$ 4,452

Earnings per share	As reported	$ 0.95	$ 0.88
	Pro forma	$ 0.91	$ 0.84

Earnings per share assuming	As reported	$ 0.94	$ 0.87
dilution	Pro forma	$ 0.90	$ 0.83

The pro forma amounts shown above reflect the options granted during the year discounted using the expected life, expected volatility and risk-free interest rates as shown below. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2005	2004

Expected life	10 years	10 years
Expected volatility	12.64%	8.87%
Risk-free interest rates	4.00%	4.23%

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

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board issued FASB No. 123 (revised 2004), “Share-Based Payment” (“FASB 123R”). In April 2005, the Securities and Exchange Commission (the “SEC”) adopted a rule permitting implementation of FASB 123R at the

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

beginning of the fiscal year commencing after June 15, 2005. Under the provisions of FASB 123R, an entity is required to treat all stock-based compensation as a cost that is reflected in the financial statements. The Company was required to adopt SFAS 123R beginning in its fiscal quarter ended March 31, 2006. The Company adopted SFAS 123R using the modified prospective method whereby the Company must recognize the expense only for periods beginning after December 31, 2005. As the Company did not grant any stock options in 2006 and had no unvested options outstanding as of December 31, 2006, adoption of FASB 123R did not impact the financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). This statement clarifies which interest-only and principal-only strips are not subject to FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” and amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” to allow qualifying special purpose entities to hold derivative financial instruments pertaining to a beneficial interest other than another derivative financial instrument. This Statement also permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, requires evaluation of interests in securitized financial assets to identify interests that are freestanding or embedded derivatives, and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. This statement allows for fair value measurement of financial instruments resulting in financial instruments that are more simply and appropriately valued. The statement is effective for financial instruments acquired or remeasured in fiscal years beginning after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on our consolidated operating results or financial position.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 156”). This statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” as it pertains to accounting for separately recognized servicing assets and servicing liabilities. It requires an entity to recognize assets and liabilities associated with obligations undertaken to service financial assets; valuation of the separately identified assets or liabilities at fair value at inception, if possible; allows for valuation at fair value at the reporting date or amortization in proportion to and over the period of net servicing income or loss and including an impairment or increase based on the fair value at the reporting date; allows for a one-time reclassification of available-for-sale securities to trading securities at its adoption; and separate presentation of, and disclosures for, servicing assets and servicing liabilities. The impact of this statement is to more closely match the valuation of servicing assets and liabilities with their related derivative instruments used to mitigate their inherent risks. The statement is effective as of the beginning of fiscal years beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on our consolidated operating results or financial position.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective for the Company’s fiscal years beginning after December 15, 2006. The Company is currently reviewing the effect FIN 48 will have on its financial statements but does not expect that adoption of FIN 48 will materially impact our financial position, income or cash flows.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (“EITF 06-03”). EITF 06-03 concluded that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer, such as sales, use, value added and certain excise taxes is an accounting policy decision that should be disclosed in a company’s financial statements. Additionally, companies that record such taxes on a gross basis should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. EITF 06-03 is effective for the Company’s 2007 fiscal year and is not expected to have a material impact on its financial statements.

At the FASB meeting of June 28, 2006, the FASB ratified the consensuses reached in EITF issues 06-4 and 06-5 related to corporate owned life insurance.

•       Issue 06-4: The tentative conclusion ratified by the FASB provides that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits (e.g., death benefits) that are covered by an endorsement (in form or in substance) split-dollar life insurance arrangement and that such obligation is not effectively settled upon entering into the insurance arrangement. The tentative conclusion also indicates that a liability for the obligation should be recognized in accordance with the applicable authoritative literature (i.e., FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, or APB Opinion No. 12, Omnibus Opinion--1967). The effective date is for fiscal years beginning after December 15, 2006. EITF 06-04 is effective for the Company’s 2007 fiscal year and is not expected to have a material impact on its financial statements.

•       Issue 06-5 ratified by the FASB provides that, in addition to cash surrender value, the amount that could be realized should also take into consideration other amounts included in the policy's contractual terms, such as the amount of the deferred acquisition costs (DAC) tax. Another policy term that should be taken into consideration includes the effect of contractual limitations on realizable amounts. A policy term that should not be taken into consideration is the amount recoverable by the policy holder solely at the insurance company's discretion. The tentative conclusion ratified by the FASB also indicates that the determination of the amount that could be realized should be performed at the individual policy (or certificate) level. The conclusion is effective for fiscal years beginning after December 15, 2006, with earlier application permitted so long as the related financial statements have not yet been issued. EITF 06-05 is effective for the Company’s 2007 fiscal year and is not expected to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ request for expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing the effect SFAS 157 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires the Company to (a) recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan measured as the difference between the fair value of plan assets and the benefit obligation, (b) recognize as a

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

component of other comprehensive income, net of tax, the actuarial gains and losses and the prior service costs and credits that arise during the period, (c) measure defined benefit plan assets and defined benefit plan obligations as of the date of the Company’s statement of financial position, and (d) disclose additional information about certain effects on net periodic benefit costs in the upcoming fiscal year that arise from the delayed recognition of the actuarial gains and losses and the prior service costs and credits. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of FASB 158 is not expected have a material effect on its financial statements.

In October 2006, the SEC issued Staff Accounting Bulletin (‘SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance to registrants in evaluating and quantifying financial statement misstatement. SAB 108 is effective for the Company for fiscal years ending after November 15, 2006, either by restating previously issued financial statements or by adjusting retained earnings as of the beginning of fiscal 2006. The Company does not believe the implementation of the guidance in SAB 108 will have a material impact on the Company’s financial statements.

Several other new accounting standards became effective during the periods presented or will be effective subsequent to December 31, 2006. None of these new standards had or is expected to have a significant impact on the Company’s consolidated financial statements.

Note 2.	Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 10,417	$ 22	$ 88	$ 10,351
State and political subdivisions	60,587	501	196	60,892
Mortgage backed securities	49,642	127	650	49,120
Other securities	18,592	24	994	17,622

	$ 139,238	$ 674	$ 1,928	$ 137,984

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 2.	Investment Securities Available-For-Sale (Continued)

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 750	$ -	$ 12	$ 738
State and political subdivisions	57,942	255	442	57,755
Mortgage backed securities	62,933	89	897	62,125
Other securities	16,717	18	1,627	15,108

	$ 138,342	$ 362	$ 2,978	$ 135,726

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 1,247	$ 8	$ -	$ 1,255
State and political subdivisions	47,379	1,034	239	48,174
Mortgage backed securities	61,349	184	373	61,160
Other securities	20,146	52	1,834	18,364

	$ 130,121	$ 1,278	$ 2,446	$ 128,953

The following table presents the age of gross unrealized losses and fair value by investment category.

	December 31, 2006
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$ 3,481	$ 16	$ 27,637	$ 634	$31,118	$ 650
States and pol. subdivisions	5,428	32	7,616	164	13,044	196
Other securities	9,372	105	7,024	976	16,396	1,082

Total	$ 18,281	$ 153	$ 42,277	$ 1,774	$60,558	$ 1,928

Management does not believe any individual unrealized loss as of December 31, 2006 represents an other-than-temporary impairment. The unrealized losses are primarily attributable to changes in interest rates. The Company has both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized cost.

Investment securities available-for-sale with a carrying value of $15,009, $15,356, and $12,324 at December 31, 2006, 2005 and 2004 respectively, and a market value of $15,038, $15,211, and $12,552 at December 31, 2006, 2005 and 2004, respectively were pledged as collateral on public deposits and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 2.	Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2006 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Approximate Market Value

Due in one year or less	$ 925	$ 928
Due after one year through five years	1,449	1,420
Due after five years through ten years	5,020	4,990
Due after ten years	63,609	63,905
	71,003	71,242

Mortgage-backed securities	49,642	49,120
Other securities	18,592	17,622
	$ 139,238	$ 137,984

For the years ended December 31, 2006, 2005, and 2004, proceeds from sale of securities were $10,453, $23,011 and $12,018, respectively. Gross realized gains and losses on investment securities available for sale were as follows:

	2006	2005	2004

Realized gains	$ 153	$ 957	$ 407
Realized losses	$ 54	$ 398	$ 7
Tax provision	$ 34	$ 321	$ 136

Note 3. Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock and Community Bankers’ Bank Stock with a carrying value of $4,969, $4,005 and $3,700 at December 31, 2006, 2005 and 2004, respectively are listed as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these agencies to hold these investments, and the only market for this stock is the issuing agency.

Other investments also include the Company’s equity ownership investment in the Davenport Financial Fund, LLC., which is a fund that purchases various bank stocks in the Mid-Atlantic area. The Company accounts for this investment under the equity method. The Company disposed of this investment during 2006. The Company’s original investment in this fund was $500 and the carrying value at December 31, 2006, 2005 and 2004 was $0, $553 and $550, repectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 4.	Loans

The composition of net loans is as follows:

	2006	2005	2004
Real Estate Secured:
Residential 1-4 family	$ 156,753	$ 151,815	$ 146,970
Multifamily	10,520	4,148	3,379
Commercial, Construction and Land Development	152,491	140,178	122,997
Second mortgages	15,305	10,962	7,419
Equity lines of credit	9,493	9,800	8,981
Farmland	9,343	10,015	9,347
	353,905	326,918	299,093

Secured, Other:
Personal	27,384	33,395	44,222
Commercial	26,943	25,628	24,992
Agricultural	5,093	3,653	4,024
	59,420	62,676	73,238

Unsecured	24,565	21,801	19,033
Overdrafts	280	247	143
	24,845	22,048	19,176

	438,170	411,642	391,507
Less:
Allowance for loan losses	4,565	4,359	4,181
Net deferred fees	571	9	193
	5,136	4,368	4,374

Loans, net	$ 433,034	$ 407,274	$ 387,133

Activity in the allowance for loan losses is as follows:

	2006	2005	2004

Balance, beginning	$ 4,359	$ 4,181	$ 4,274
Provision charged to operations	1,147	1,155	1,300
Loans charged to reserve	(1,080)	(1,127)	(1,500)
Recoveries	139	150	107

Balance, ending	$ 4,565	$ 4,359	$ 4,181

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 4.	Loans (Continued)

The following is a summary of information pertaining to impaired loans:

December 31,
	2006	2005	2004

Impaired loans without a valuation allowance	$ -	$ -	$ -
Impaired loans with a valuation allowance	4,561	1,660	1,502
Total impaired loans	$ 4,561	$ 1,660	$ 1,502
Valuation allowance related to impaired loans	$ 1,748	$ 281	$ 326

Total non-accrual loans	$ 2,696	$ 2,920	$ 3,902
Total loans past due 90 days or more and still accruing	$ 704	$ 1,281	$ 661
Average investment in impaired loans	$ 4,307	$ 3,084	$ 1,841
Interest income recognized on impaired loans	$ 248	$ 1	$ 24
Interest income recognized on a cash basis on impaired loans	$ -	$ -	$ 24

No additional funds are committed to be advanced in connection with impaired loans.

Note 5.	Premises and Equipment

Premises and equipment are comprised of the following:

	2006	2005	2004

Land	$ 6,854	$ 6,039	$ 4,907
Bank Premises	11,778	10,274	10,193
Equipment	9,673	8,693	7,906
	28,305	25,006	23,006
Less: accumulated depreciation	8,989	7,850	6,814
	19,316	17,156	16,192
Construction in Progress	-	78	446

	$ 19,316	$ 17,234	$ 16,638

Depreciation expense was $1,146, $1,056, and $1,004 for 2006, 2005, and 2004, respectively. Construction in progress for 2005 consists primarily of expenditures related to the branch located in Sevierville, Tennessee.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 6.	Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers. As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable. The current value of the policies at December 31, 2006, 2005 and 2004 are $8,994, $8,623 and $8,282, respectively and are included in “Other Assets” in the balance sheet.

Note 7.	Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2006	2005	2004

Deferred tax assets:
Allowance for loan loss	$ 1,551	$ 1,355	$ 1,231
Deferred compensation	-	2	2
Net unrealized loss on securities available-for-sale	427	889	397
	1,978	2,246	1,630

Deferred tax liability:
Depreciation	(557)	(599)	(651)
	(557)	(599)	(651)

Net deferred tax asset	$ 1,421	$ 1,647	$ 979

The components of income tax expense related to continuing operations are as follows:

	2006	2005	2004

Federal:
Current	$ 1217	$ 1,492	$ 950
Deferred	(109)	(129)	92

Total	$ 1,108	$ 1,363	$ 1,042

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2006	2005	2004

Statutory rate applied to earnings before income taxes	$ 2,147	$ 2,175	$ 1,938
Tax exempt interest	(977)	(882)	(866)
Other, net	(62)	70	(30)

Total	$ 1,108	$ 1,363	$ 1,042

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 8.	Deposits

The composition of deposits is as follows:

	2006	2005	2004

Non-interest bearing demand	$ 79,681	$ 80,047	$ 72,906
Interest bearing demand	59,849	59,144	58,526
Savings deposits	51,666	67,440	77,186
Time deposits, in amounts of $100,000 or more	101,944	88,481	76,817
Other time deposits	206,969	191,796	183,222

Total deposits	$ 500,109	$ 486,908	$ 468,657

The scheduled maturities of time deposits at December 31, 2006 are as follows:

2007	$ 215,510
2008	42,421
2009	18,383
2010	20,663
2011	9,158
Thereafter	2,778

$ 308,913

Note 9.	Other Short-Term Borrowings

Other short-term borrowings in the balance sheet consist of five Federal Home Loan Bank advances that are secured by a floating blanket lien on a specific class of mortgage loans of the Bank. The Federal Home Loan Bank has the option to convert all of these advances which total $35.5 million to a three month LIBOR-based floating rate advance. These notes carry interest rates of 6.280%, 6.170%, 4.64%, 4.72%, and 4.47%. Also included in other short-term borrowing are the contractual principal payments due over the next 12 months on two seller financed mortgages secured by Bank property and an FHLB advance granted through the FHLB’s Affordable Housing Program. The remaining balances on these three borrowings are included in long-term debt.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 10.	Long-Term Debt

At December 31, Highlands Bankshares, Inc. and Subsidiaries had the following long-term debt agreements:

	2006	2005	2004

Note payable FHLB dated 03/26/98 for $6 million with an annual interest rate of 5.51%, due 03/26/08. The note requires quarterly interest payments and had an early conversion option that expired on 03/26/03. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.

	$ 6,000	$ 6,000	$ 6,000

Note payable FHLB dated 08/13/99 for $4 million with an annual interest rate of 6.385%, due 08/13/09. The note requires quarterly interest payments and had an early conversion option at 08/13/04. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	4,000	4,000	4,000

Note payable FHLB dated 02/13/2002 for $5 million with an annual interest rate of 4.640%, due 02/13/2012. The note requires quarterly interest payments and has an early conversion option at 02/13/07. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	Included in short term borrowings	5,000	5,000

Note payable FHLB dated 05/07/2002 for $5 million with an annual interest rate of 4.720%, due 05/07/2012. The note requires quarterly interest payments and has an early conversion option at 05/07/2007. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	Included in short term borrowings	5,000	5,000

Note payable FHLB dated 05/28/04 for $5 million with an annual interest rate of 2.910%, due 05/28/2009. The note requires quarterly interest payments and has an early conversion option at 05/28/2006. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	Paid off	Included in short term borrowings	5,000

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 10.	Long-Term Debt (Continued)

	2006	2005	2004
Note payable FHLB dated 02/02/05 for $7.5 million with an annual interest rate of 3.440%, due 02/02/2015. The note requires quarterly interest payments and has an early conversion option at 02/02/2008. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	$ 7,500	7,500	N/A

Note payable FHLB dated 03/04/05 for $5 million with an annual interest rate of 4.165%, due 03/04/2015. The note requires quarterly interest payments and has an early conversion option at 03/04/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	5,000	5,000	N/A

Note payable FHLB dated 06/29/05 for $5 million with an annual interest rate of 3.760%, due 06/29/2015. The note requires quarterly interest payments and has an early conversion option at 06/29/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	5,000	5,000	N/A

Note payable FHLB dated 08/23/05 for $750,000 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s affordable housing program. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.	645	692	N/A

Other notes payable resulting from seller-financing transactions for $500 with annual interest rates ranging from 3.2% to 8.0%, and due dates ranging from 2010-2013. The notes require monthly installments of principal and interest of $6. The loans are secured by a first deed of trust on real estate.	229	283	335

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 10.	Long-Term Debt (Continued)

	2006	2005	2004

Note payable FHLB dated 05/16/06 for $12.5 million with an annual interest rate of 4.80%, due 05/16/2016. The note requires quarterly interest payments and has an early conversion option at 05/18/2009. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank.

	$ 12,500	N/A	N/A

Total long-term debt	$ 40,874	$ 38,475	$ 25,335

Contractual principal maturities of long-term debt at December 31, 2005 are as follows:

2007	$ -
2008	6,106
2009	4,111
2010	91
2011	82
Thereafter	30,484

$ 40,874

Note 11.	Capital Securities

On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028. The principal asset of the Trust is $7,500 of the Parent Company’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities. Additionally, the Trust has issued 9,000 shares of common securities to the Parent Company. The 9.25% Capital Securities had $6,300 outstanding at December 31, 2006, and an estimated fair value of $6,428. The related junior subordinated debt securities had an estimated fair value of $6,428. Highlands Bankshares, Inc. repurchased 48,000 or 16% of the shares of Highlands Capital Trust I on April 18, 2003, on the open market, at $26.15 per share. The price paid per share corresponds to the January 2008 call price. The premium paid of $55 is being expensed over the period to the January 2008 call date.

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

December 31, 2006

(Amounts in thousands)

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

Year ending December 31:

2007	$ 53
2008	30
2009	8

Total minimum payments required	$ 91

Total operating lease expense was $63, $52 and $66 for December 31, 2006, 2005, and 2004 respectively.

Note 13.	Common Stock and Earnings Per Common Share

On July 13, 2005, the Board approved a 2 for 1 stock split to shareholders of record on July 27, 2005 payable on September 9, 2005. As a result, authorized shares increased from 20,000 to 40,000 and par value decreased from $1.25 to $0.625 per share. Shares issued and outstanding at December 31, 2006, 2005 and 2004 were 5,187, 5,281 and 5,330 respectively. All references in the financial statements to number of shares, per share amounts and market prices of the Company’s common stock have been retroactively restated to reflect the increased number of common shares outstanding.

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31. Outstanding stock options (Note 15) have a dilutive effect on earnings per share, which is determined using the treasury stock method.

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2006	2005	2004

Income available to common stockholders	$ 5,208	$ 5,033	$ 4,657
Weighted average shares outstanding	5,225	5,302	5,324
Shares outstanding including assumed conversion	5,306	5,367	5,378
Basic earnings per share	$ 1.00	$ 0.95	$ 0.88
Fully diluted earnings per share	$ 0.98	$ 0.94	$ 0.87

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands, except per share data)

Note 13.	Common Stock and Earnings Per Common Share (Continued)

Highlands Bankshares, Inc. paid dividends of $787, $400, and $320 or $0.15 per share, $0.075 per share, and $0.06 per share in 2006, 2005 and 2004, respectively.

Note 14.	Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements. The Bank makes a discretionary 2% profit sharing contribution to all employees exclusive of employee contributions and employer matching. Employees may elect to make voluntary contributions to the plan up to 15% of their base pay. In addition to the 2% profit sharing contribution, the Bank matches 50% of the employee’s initial 6% contribution; therefore, the maximum employer matching contribution per employee could be 3% of base pay. The cost of Bank contributions under the savings plan was $291, $275 and $275, in 2006, 2005 and 2004 respectively.

Note 15.	Stock Option Plan and Equity Compensation Plan

In 1996, Highlands Bankshares, Inc. adopted a 10 year non-qualified stock incentive option plan, for key employees, officers, and directors and reserved 150,000 shares of common stock for issuance thereunder. This number of shares increased to 600,000 as a result of the 1999 two-for-one stock split and the 2005 two-for-one stock split. The plan is identical to and replaced the plan previously adopted by Highlands Union Bank. The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. Option exercise prices are determined by the Board of Directors based on recent open market sales, but shall not be less than the greater of the par value of such stock or 100% of the book value of such stock as shown by the Company’s last published statement prior to granting of the option. Proceeds received upon exercise of options are credited to common stock, to the extent of par value of the related shares, and the balance is credited to surplus. Shares under options which are canceled are available for subsequent grant.

The Company sponsors a equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options to its directors, officers and employees for up to 200,000 shares of common stock. The Company did not grant any equity compensation during the year ended December 31, 2006.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands, except per share data)

Note 15.	Stock Option Plan (Continued)

A summary of the status of the Company’s stock option plan is presented below:

	2006		2005		2004

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$ 12.36	380,970	$ 11.82	345,910	$ 11.24	297,716
Granted	-	-	15.00	63,400	14.50	61,400
Exercised	9.52	(27,218)	11.29	(23,290)	10.50	(9,206)
Expired	-	-	13.29	(5,050)	13.15	(4,000)

Options outstanding and exercisable at December 31	$ 12.58	353,752	$ 12.36	380,970	$ 11.82	345,910

Weighted-average fair value of options granted during the year	$ -		$ 15.00		$ 14.50

Information pertaining to options outstanding at December 31, 2006 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$ 5.75 - $ 7.13	37,058	1.18 years	$ 6.89
$ 9.50 - $12.50	98,100	3.81 years	$ 11.67
$ 13.00 - $15.00	218,594	7.09 years	$ 13.95

Outstanding at end of year	353,752	5.56 years	$ 12.58

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 16.	Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $4,170, $3,716, and $3,066, unfunded commitments under lines of credit of $46,917, $43,973 and $34,902 and commitments to grant loans of $11,619, $7,713 and $10,210 for the years ended December 31, 2006, 2005 and 2004 respectively. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

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

The Bank has made arrangements with and has available from corresponding banks, approximately $136,537 of lines of credit to fund any necessary cash requirements. The Bank has $76,246 of Federal Home Loan Bank advances outstanding as of December 31, 2006. A specific class of mortgage loans, with a balance of $156,753 at December 31, 2006 were pledged to the FHLB as collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

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

December 31, 2006

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

The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

	2006		2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 17,979	$ 17,979	$ 16,741	$ 16,741	$ 13,509	$ 13,509
Securities available for sale	137,984	137,984	135,726	135,726	128,953	128,953
Other investments	4,969	4,969	4,558	4,558	4,250	4,250
Loans, net	433,034	437,698	407,274	404,868	387,133	386,217
Deposits	(500,109)	(499,549)	(486,908)	(485,718)	(468,657)	(469,070)
Other short-term borrowings	(35,601)	(34,980)	(18,098)	(17,373)	(25,548)	(26,128)
Long-term debt	(40,874)	(40,908)	(38,475)	(38,418)	(25,335)	(26,615)
Capital Securities	(6,300)	(6,428)	(6,300)	(6,598)	(6,300)	(6,692)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

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

	2006	2005	2004

Balance, beginning	$ 11,769	$ 12,109	$ 11,582
Additions	2,499	3,497	5,459
Reductions	(3,379)	(3,837)	(4,932)

Balance, ending	$ 10,889	$ 11,769	$ 12,109

Unused commitments	$ 1,406	$ 1,918	$ 958

Deposits from related parties held by the Bank at December 31, 2006, 2005, and 2004 were $4,845 and $4,963 and $3,199, respectively.

Note 20.	Restrictions on Cash

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances at December 31, 2006, 2005 and 2004 were $7,588, $7,076 and $6,109, respectively.

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

December 31, 2006

(Amounts in thousands)

Note 21.	Minimum Regulatory Capital Requirements (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2006, 2005, and 2004, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

As of December 31, 2006 the most recent notification from the State Corporation Commission Bureau of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based capital to risk-weighted assets, Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes

	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 56,325	12.75%	$ 35,332	=,› 8%
Tier 1 Capital (to Risk-Weighted Assets)	51,760	11.72%	17,666	=,› 4%
Tier 1 Capital (to Adjusted Total Assets)	51,760	8.19%	25,284	=,› 4%

As of December 31, 2005:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 52,749	12.99%	$ 32,485	=,› 8%
Tier 1 Capital (to Risk-Weighted Assets)	48,390	11.92%	16,243	=,› 4%
Tier 1 Capital (to Adjusted Total Assets)	48,390	8.08%	23,954	=,› 4%

As of December 31, 2004:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 49,185	12.89%	$ 30,518	=,› 8%
Tier 1 Capital (to Risk-Weighted Assets)	45,004	11.80%	15,259	=,› 4%
Tier 1 Capital (to Adjusted Total Assets)	45,004	7.86%	22,906	=,› 4%

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 21.	Minimum Regulatory Capital Requirements (Continued)

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2006:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 50,466	11.60%	$ 34,810	=,› 8%	$ 43,512	=,› 10%
Tier 1 Capital (to Risk-Weighted Assets)	45,926	10.55%	17,405	=,› 4%	26,107	=,› 6%
Tier 1 Capital (to Adjusted Total Assets)	45,926	7.34%	25,020	=,› 4%	31,275	=,› 5%

As of December 31, 2005:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 43,986	10.93%	$ 32,208	=,› 8%	$ 40,260	=,› 10%
Tier 1 Capital (to Risk-Weighted Assets)	39,647	9.85%	16,104	=,› 4%	24,156	=,› 6%
Tier 1 Capital (to Adjusted Total Assets)	39,647	6.70%	23,671	=,› 4%	29,588	=,› 5%

As of December 31, 2004:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 41,317	10.96%	$ 30,169	=,› 8%	$ 37,711	=,› 10%
Tier 1 Capital (to Risk-Weighted Assets)	37,156	9.85%	15,085	=,› 4%	22,627	=,› 6%
Tier 1 Capital (to Adjusted Total Assets)	37,156	6.56%	22,661	=,› 4%	28,326	=,› 5%

Note 22.	Restrictions on Dividends

The Parent Company’s principal asset is its investment in the Bank, a wholly owned consolidated subsidiary. The primary source of income for the Parent Company historically has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2006 without regulatory approval total $8,285 plus year-to-date 2006 net profits as of the declaration date.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 23.	Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2006	2005	2004

BOLI income	$ 371	$ 341	$ 354

Postage and freight	$ 336	$ 343	$ 321

Other Contracted Services	$ 474	$ 415	$ 285

Bank Franchise Taxes	$ 436	$ 335	$ 273

Note 24.	Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2006, 2005, and 2004 and for the years then ended. Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2006	2005	2004
ASSETS
Cash	$ 661	$ 3,154	$ 2,953
Capital securities repurchased	1,200	1,200	1,200
Other investments	-	550	549
Loans, net of allowance for loan losses of $25, $20 and $20 in 2006, 2005, and 2004	2,080	2,754	2,438
Equity in subsidiary	46,172	39,688	37,751
Premises and equipment, net	2,936	2,078	1,695
Other assets	307	356	393

Total Assets	$ 53,356	$ 49,780	$ 46,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$ 149	$ 148	$ 180
Capital securities	7,500	7,500	7,500
Total Liabilities	7,649	7,648	7,680

STOCKHOLDERS’ EQUITY	45,707	42,132	39,299

Total Liabilities and Stockholders’ Equity	$ 53,356	$ 49,780	$ 46,979

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 24.	Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2006	2005	2004

Dividends from subsidiary	$ -	$ 2,500	$ 2,000
Interest income	260	280	307
Other income	257	226	276
Interest expense	(694)	(694)	(698)
Operating expense	(200)	(173)	(131)
	(377)	2,139	1,754

Income tax benefit	128	122	84
Equity in undistributed earnings of subsidiary	5,457	2,772	2,819

Net income	$ 5,208	$ 5,033	$ 4,657

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 24.	Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 5,208	$ 5,033	$ 4,657
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96	74	54
Provision for loan losses	5	-	-
Net realized gains on other investments	(30)	-	-
Provision for deferred income taxes	6	3	2
Equity in undistributed earnings of subsidiary	(5,457)	(2,772)	(2,819)
Increase in other assets	(132)	(113)	(134)
Increase (decrease) in other liabilities	1	(32)	22

Net cash provided by operating activities	(303)	2,193	1,782

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase) sale of other investments	580	-	(500)
Net (increase) decrease in loans	669	(316)	945
Premises and equipment expenditures	(907)	(432)	(306)

Net cash provided by (used in) investing activities	342	(748)	139

CASH FLOWS FROM FINANCING ACTIVITIES:

Cash dividends paid	(787)	(400)	(320)
Repurchase of capital securities	-	-	-
Proceeds from issuance of common stock	-	128	22
Proceeds from exercise of common stock options	255	262	98
Repurchase of Common Stock	(2,000)	(1,234)	-

Net cash used in financing activities	(2,532)	(1,244)	(200)

Net increase in cash and cash equivalents	(2,493)	201	1,721

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,154	2,953	1,232

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 661	$ 3,154	$ 2,953

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 25.	Quarterly Data (Unaudited)

Consolidated quarterly results of operations were as follows:

	2006
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 8,562	$ 9,081	$ 9,527	$ 9,842
Interest Expense	(4,081)	(4,442)	(4,850)	(5,118)

Net interest income	4,481	4,639	4,677	4,724
Provision for loan losses	(256)	(328)	(317)	(246)
Net interest income after provision for possible loan losses	4,225	4,311	4,360	4,478
Other income	1,153	1,188	1,245	1,242
Other expenses	(3,787)	(3,918)	(3,996)	(4,185)

Income before income taxes	1,591	1,581	1,609	1,535
Income taxes	(300)	(289)	(278)	(241)

Net income	$ 1,291	$ 1,292	$ 1,331	$ 1,294

Earnings per common share:
Basic	$ 0.25	$ 0.25	$ 0.26	$ 0.24
Diluted	$ 0.24	$ 0.24	$ 0.25	$ 0.24

	2005
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 7,663	$ 8,004	$ 8,051	$ 8,471
Interest Expense	(3,298)	(3,494)	(3,733)	(3,965)

Net interest income	4,365	4,510	4,318	4,506
Provision for loan losses	(288)	(247)	(247)	(373)
Net interest income after provision for possible loan losses	4,077	4,263	4,071	4,133
Other income	1,244	1,224	1,117	1,265
Other expenses	(3,782)	(3,807)	(3,680)	(3,729)

Income before income taxes	1,539	1,680	1,508	1,669
Income taxes	(295)	(464)	(274)	(330)

Net income	$ 1,244	$ 1,216	$ 1,234	$ 1,339

Earnings per common share:
Basic	$ 0.24	$ 0.23	$ 0.23	$ 0.25
Diluted	$ 0.23	$ 0.23	$ 0.23	$ 0.25

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Amounts in thousands)

Note 25.	Quarterly Data (Unaudited) (Continued)

	2004
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 7,341	$ 7,223	$ 7,326	$ 7,570
Interest Expense	(2,972)	(2,926)	(3,033)	(3,231)

Net interest income	4,369	4,297	4,293	4,339
Provision for loan losses	(348)	(341)	(373)	(238)
Net interest income after provision for possible loan losses	4,021	3,956	3,920	4,101
Other income	1,031	1,189	1,276	1,076
Other expenses	(3,587)	(3,647)	(3,780)	(3,857)

Income before income taxes	1,465	1,498	1,416	1,320
Income taxes	(275)	(289)	(255)	(223)

Net income	$ 1,190	$ 1,209	$ 1,161	$ 1,097

Earnings per common share:
Basic	$ 0.23	$ 0.22	$ 0.22	$ 0.21
Diluted	$ 0.23	$ 0.22	$ 0.22	$ 0.20

Note 26.	Subsequent Events

In January 2007 the Company executed agreements to purchase a certain tract of land located in Knoxville, Tennessee and a certain tract of land in Sevierville, Tennessee. These tracts of land will be used for future branch office expansions. The closings are expected to occur in February 2007. The purchase price of the subject properties are approximately $2 million.

In June 2006 the Company entered into a commitment to purchase 4.6 acres located in Damascus, Virginia and made a $30 thousand deposit. The purchase price of this tract of land is approximately $276 thousand. The property will be used for future branch expansion. The closing on this property is expected to occur in February 2007.