Form 10-K/A, Exhibit 13
period 2007-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2008-04-01
CIK 1008579

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

C O N T E N T S

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

Management’s Annual Report on Internal Control over Financial Reporting	3

FINANCIAL STATEMENTS
Consolidated Balance Sheets	4
Consolidated Statements of Income	5
Consolidated Statements of Stockholders' Equity	6
Consolidated Statements of Cash Flows	7
Notes to Consolidated Financial Statements	8-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Highlands Bankshares, Inc. and Subsidiaries

Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

February 6, 2008

Management's Annual Report on Internal Control Over Financial Reporting.

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act). Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

Because of the inherent limitations in any internal control, no matter how well designed, misstatements may occur and not be prevented or detected. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, the evaluation of the effectiveness of internal control over financial reporting was made as of a specific date, and continued effectiveness in future periods is subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies and procedures may decline.

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2007 based on the framework set forth in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2007, Highlands Bankshares, Inc.’s internal control over financial reporting was effective.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

(Amounts in thousands)

ASSETS	2007	2006
Cash and due from banks	$ 23,998	$ 15,147
Federal funds sold	8,129	2,832

Total Cash and Cash Equivalents	32,127	17,979

Investment securities available-for-sale (Note 2)	131,132	137,984
Other Investments, at cost (Note 3)	5,735	4,969
Loans, net of allowance for loan losses of $4,630 and $4,565 in 2007 and 2006, respectively (Note 4)	446,661	433,034
Premises and equipment, net (Note 5)	23,162	19,316
Interest receivable	4,079	4,079
Other assets	17,898	15,288

Total Assets	$ 660,794	$ 632,649

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)
Noninterest bearing	$ 83,986	$ 79,681
Interest bearing	428,761	420,428

Total Deposits	512,747	500,109

Federal funds purchased	-	-
Interest, taxes and other liabilities	3,662	4,058
Short term borrowings (Note 9)	44,105	35,601
Long-term debt (Note 10)	47,269	40,874
Capital securities (Note 11)	6,300	6,300
	101,336	86,833

Total Liabilities	614,083	586,942

STOCKHOLDERS' EQUITY
Common stock, 5,108 and 5,187 shares issued and outstanding as of December 31, 2007 and 2006, respectively. Authorized 40,000 shares, par value $0.625 per share (Notes 13 and 15)	3,193	3,242

Additional paid-in capital	7,405	7,026
Retained Earnings	38,247	36,267
Accumulated other comprehensive loss	(2,134)	(828)

Total Stockholders' Equity	46,711	45,707

Total Liabilities and Stockholders' Equity	$ 660,794	$ 632,649

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2007 and 2006

(Amounts in thousands, except per share data)

INTEREST INCOME	2007	2006

Loans receivable and fees on loans	$ 32,832	$ 30,319
Securities available for sale:
Taxable	3,652	3,307
Tax-exempt	3,047	2,875
Other Investment Income	476	358
Federal funds sold	338	153
Total Interest Income	40,345	37,012

INTEREST EXPENSE
Deposits	16,886	14,429
Federal funds purchased	84	122
Other borrowed funds	4,471	3,940
Total interest expense	21,441	18,491

Net interest income	18,904	18,521

PROVISION FOR LOAN LOSSES (Note 4)	685	1,147

Net interest income after provision for loan losses	18,219	17,374

NON-INTEREST INCOME
Securities gains	80	99
Service charges on deposit accounts	2,369	2,805
Other service charges, commissions and fees	1,364	1,220
Other operating income	800	704
Total Non-Interest Income	4,613	4,828

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14 and 15)	9,879	9,068
Occupancy expense of bank premises	997	911
Furniture and equipment expense	1,524	1,545
Other operating expenses (Note 23)	4,720	4,362
Total Non-Interest Expenses	17,120	15,886

Income Before Income Taxes	5,712	6,316

Income Tax Expense (Note 7)	811	1,108

Net Income	$ 4,901	$ 5,208

Earnings Per Common Share (Note 13)	$ 0.95	$ 1.00

Earnings Per Common Share - assuming dilution (Note 13)	$ 0.94	$ 0.98

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 2007 and 2006

(Amounts in thousands)

					Accumulated Other Comprehensive Income
			Additional Paid-in Capital	Retained Earnings		Total Stockholders' Equity
	Common Stock
	Shares	Par Value

Balance, December 31, 2005	5,281	$ 3,300	$ 6,788	$ 33,771	$ (1,727)	$ 42,132

Comprehensive income:
Net income	-	-	-	5,208	-	5,208
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax expense of $497	-	-	-	-	964	964
Less: reclassification adjustment, net of income tax expense of $34	-	-	-	-	(65)	(65)

Total comprehensive income	-	-	-	-	-	6107

Common stock issued for stock options exercised	27	17	238	-	-	255
Cash dividend				(787)		(787)
Repurchase Common Stock	(121)	(75)	-	(1,925)	-	(2,000)

Balance, December 31, 2006	5,187	$ 3,242	$ 7,026	$ 36,267	$ (828)	$ 45,707

Comprehensive income:
Net income	-	-	-	4,901	-	4,901
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $645	-	-	-	-	(1,253)	(1,253)
Less: reclassification adjustment, net of income tax expense of $27	-	-	-	-	(53)	(53)

Total comprehensive income	-	-	-	-	-	3,595

Common stock issued for stock options exercised	40	25	379	-	-	404
Cash dividend				(1,032)		(1,032)
Repurchase Common Stock	(118)	(74)	-	(1,889)	-	(1,963)

Balance, December 31, 2007	5,109	$ 3,193	$ 7,405	$ 38,247	$ (2,134)	$ 46,711

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2007 and 2006

(Amount in thousands)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 4,901	$ 5,208
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	685	1,147
Provision for deferred income taxes	(69)	(109)
Depreciation and amortization	1,245	1,186
Net realized gains on available-for-sale securities	(80)	(99)
Net amortization on securities	407	507
Amortization of capital issue costs	27	27
Increase in interest receivable	--	(536)
(Increase) decrease in other assets	(1,935)	(1,451)
Increase (decrease) in interest, taxes and other
liabilities	(396)	1,240
Net Cash provided by operating activities	4,785	7,120

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	3,246	10,453
Proceeds from maturities of debt and equity securities	25,412	22,638
Purchase of debt and equity securities	(24,112)	(34,394)
Purchase of other investments	(766)	(411)
Net increase in loans	(14,311)	(26,908)
Premises and equipment expenditures	(5,052)	(3,221)
Net Cash used in investing activities	(15,583)	(31,843)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in certificates of deposit	11,633	28,636
Net increase (decrease) in demand, savings and other deposits	1,005	(15,435)
Net increase (decrease) in federal funds purchased	--	(4,610)
Net increase (decrease) in short term borrowings	8,504	17,503
Net increase in long-term debt	6,395	2,399
Repurchase of capital securities	-	-
Cash dividends paid	(1,032)	(787)
Proceeds from exercise of common stock options	404	255
Proceeds from issuance of common stock	-	-
Repurchase of common stock	(1,963)	(2,000)
Net Cash provided by financing activities	24,946	25,961
Net increase in cash and cash equivalents	14,148	1,238

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	17,979	16,741

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 32,127	$ 17,979

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 21,282	$ 17,499
Income taxes	$ 1,540	$ 1,299

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the “Parent Company”) and its wholly-owned subsidiaries, Highlands Union Bank (the “Bank”). The statements also include Highlands Union Insurance Services, Inc., (the “Insurance Services”), and Highlands Union Financial Services, Inc., (the “Financial Services”) which are both wholly-owned subsidiaries of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of Highlands Bankshares, Inc. and Subsidiaries, (the “Company”) conform to U.S. generally accepted accounting principals and to predominate practices within the banking industry.

Nature of Operations

The Company operates in Abingdon, Virginia, and surrounding southwest Virginia, eastern Tennessee, and western North Carolina under the laws of the Commonwealth of Virginia. The Parent Company was organized on December 29, 1995. The Parent Company is supervised by the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. The Bank began banking operations on April 27, 1985 under a state bank charter and provides a full line of financial services to individuals and businesses. The Bank’s primary lending products include mortgage, consumer and commercial loans, and its primary deposit products are checking, savings, and certificates of deposit. As a state bank and a member of the Federal Reserve Bank of Richmond, the Bank is subject to regulation by the Virginia State Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank. Highlands Capital Trust I became effective January 14, 1998. The nature of the trust is described more fully in Note 11. Highlands Union Insurance Services, Inc. became effective October 8, 1999 for the purpose of selling insurance through Bankers Insurance LLC. The only activity running through Highlands Union Financial Services now relates to commissions from the sale of life insurance.

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

December 31, 2007

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

December 31, 2007

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment. If a loan evaluated individually is not impaired, then the loan is considered for impairment under SFAS No. 5, Accounting for Contingencies, with a group of loans that have similar characteristics.

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

December 31, 2007

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

Foreclosed Assets (Continued)

basis. Subsequent to foreclosure or repossession, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed and repossessed assets. Foreclosed and repossessed assets at December 31, 2007 and 2006 were $1,176 and $1,970 respectively.

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

Stock Compensation Plans

Effective January 1, 2006 the Company adopted FASB (SFAS) No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values. Pro forma disclosure is no longer an alternative. No options were granted during 2007 or 2006 so no compensation has been recognized.

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

December 31, 2007

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

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements. The Company is required to adopt SFAS No. 157 effective at the beginning of fiscal year 2008. The Company is evaluating the impact this statement will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 provides all entities with an option to report selected financial assets and liabilities at fair value. The Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007, with early adoption available in certain circumstances. The Company is evaluating the impact this statement will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS 141R”), “Business Combinations” and SFAS No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51". SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141R and SFAS 160 are effective for us beginning in the first quarter of fiscal 2009. Early adoption is not permitted. The Company is evaluating the impact these statements will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160. “Noncontrolling Interests in Consolidated Financial Statements-and Amendment of ARB No. 51.” SFAS 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning on or after

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

December 15, 2008. The adoption of SFAS 160 is not currently expected to have a material effect on the Company’s consolidated financial position, results of operations, or cash flows.

Several other new accounting standards became effective during the periods presented or will be effective subsequent to December 31, 2007. None of these new standards had or is expected to have a significant impact on the Company’s consolidated financial statements.

Note 2.	Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government agencies and corporations	$ 15,272	$ 97	$ 1	$ 15,368
State and political subdivisions	63,761	423	823	63,361
Mortgage backed securities	35,160	107	290	34,977
Other securities	20,172	14	2,761	17,426

	$ 134,365	$ 641	$ 3,875	$ 131,132

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts inthousands)

Note 2.	Investment Securities Available-For-Sale (Continued)

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 10,417	$ 22	$ 88	$ 10,351
State and political subdivisions	60,587	501	196	60,892
Mortgage backed securities	49,642	127	650	49,120
Other securities	18,592	24	994	17,621

	$ 139,238	$ 674	$ 1,928	$ 137,984

The following table presents the age of gross unrealized losses and fair value by investment category.

	---------------------------------------December 31, 2007---------------------------
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$ 8,508	$ 61	$ 16,186	$ 229	$24,694	$ 290
States and pol. subdivisions	19,648	578	6,852	245	26,500	823
Other securities	9,523	507	6,308	2,255	15,831	2,762

Total	$ 37,679	$ 1,146	$ 29,346	$ 2,729	$67,025	$ 3,875

Management does not believe any individual unrealized loss as of December 31, 2007 represents an other-than-temporary impairment. The unrealized losses are primarily attributable to changes in interest rates. The Company has both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized cost.

Investment securities available-for-sale with a carrying value of $60,832 and $15,009 at December 31, 2007 and 2006 respectively, and a market value of $60,705 and $15,038 at December 31, 2007 and 2006, respectively were pledged as collateral on public deposits, FHLB advances and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 2.	Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2007 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Approximate Market Value

Due in one year or less	$ 750	$ 750
Due after one year through five years	1,009	1,006
Due after five years through ten years	3,986	4,002
Due after ten years	73,288	72,972
	79,033	78,730

Mortgage-backed securities	35,160	34,977
Other securities	20,172	17,425
	$ 134,365	$ 131,132

For the years ended December 31, 2007 and 2006, proceeds from sale of securities were $3,246 and $10,453, respectively. Gross realized gains and losses on investment securities available for sale were as follows:

	2007	2006

Realized gains	$ 80	$ 153
Realized losses	$ --	$ 54
Tax provision	$ 27	$ 34

Note 3.	Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Bankers’ Bank stock (TBB) and Community Bankers’ Bank stock with a carrying value of $5,735 and $4,969 at December 31, 2007 and 2006, respectively are stated at cost and included as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these agencies to hold these investments, and the only market for this stock is the issuing agency.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 4.	Loans

The composition of net loans is as follows:

	2007	2006
Real Estate Secured:
Residential 1-4 family	$ 163,917	$ 156,753
Multifamily	9,420	10,520
Commercial, Construction and Land Development	159,794	152,491
Second mortgages	17,965	15,305
Equity lines of credit	9,783	9,493
Farmland	9,475	9,343
	370,354	353,905

Secured, Other:
Personal	24,741	27,384
Commercial	26,433	26,943
Agricultural	4,232	5,093
	55,406	59,420

Unsecured	25,828	24,565
Overdrafts	364	280
	26,192	24,845

	451,952	438,170
Less:
Allowance for loan losses	4,630	4,565
Net deferred fees	661	571
	5,291	5,136

Loans, net	$ 446,661	$ 433,034

Activity in the allowance for loan losses is as follows:

	2007	2006

Balance, beginning	$ 4,565	$ 4,359
Provision charged to operations	685	1,147
Loans charged to reserve	(832)	(1,080)
Recoveries	212	139

Balance, ending	$ 4,630	$ 4,565

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 4.	Loans (Continued)

The following is a summary of information pertaining to impaired loans:

December 31,
	2007	2006

Impaired loans without a valuation allowance	$ -	$ -
Impaired loans with a valuation allowance	7,649	4,561
Total impaired loans	$ 7,649	$ 4,561
Valuation allowance related to impaired loans	$ 1,646	$ 1,748

Total non-accrual loans	$ 7,849	$ 2,696
Total loans past due 90 days or more and still accruing	$ 268	$ 704
Average investment in impaired loans	$ 5,874	$ 4,307
Interest income recognized on impaired loans	$ 136	$ 248
Interest income recognized on a cash basis on impaired loans	$ -	$ -

No additional funds are committed to be advanced in connection with impaired loans.

Note 5.	Premises and Equipment

Premises and equipment are comprised of the following:

	2007	2006

Land	$ 10,024	$ 6,854
Bank Premises	12,854	11,778
Equipment	10,348	9,673
	33,226	28,305
Less: accumulated depreciation	10,102	8,989
	23,124	19,316
Construction in Progress	38	--

	$ 23,162	$ 19,316

Depreciation expense was $1,206 and $1,146 for 2007 and 2006, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 6.	Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers. As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable. The current value of the policies at December 31, 2007 and 2006 are $11,977 and $8,994, respectively and are included in “Other Assets” in the balance sheet. In addition to the original purchase in 2002, the Company purchased an additional 2.5 million of Bank Owned Life Insurance in April of 2007.

Note 7.	Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2007	2006

Deferred tax assets:
Allowance for loan loss	$ 1,574	$ 1,551
Deferred compensation	-	-
Net unrealized loss on securities available-for-sale	1,100	427
	2,674	1,978

Deferred tax liability:
Depreciation	(511)	(557)
	(511)	(557)

Net deferred tax asset	$ 2,163	$ 1,421

The components of income tax expense related to continuing operations are as follows:

	2007	2006

Federal:
Current	$ 880	$ 1217
Deferred	(69)	(109)

Total	$ 811	$ 1,108

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2007	2006

Statutory rate applied to earnings before income taxes	$ 1,942	$ 2,147
Tax exempt interest	(1036)	(977)
Other, net	(95)	(62)

Total	$ 811	$ 1,108

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 8.	Deposits

The composition of deposits is as follows:

	2007	2006

Non-interest bearing demand	$ 83,986	$ 79,681
Interest bearing demand	61,284	59,849
Savings deposits	46,931	51,666
Time deposits, in amounts of $100,000 or more	112,150	101,944
Other time deposits	208,396	206,969

Total deposits	$ 512,747	$ 500,109

The scheduled maturities of time deposits at December 31, 2007 are as follows:

2008	$ 223,604
2009	39,921
2010	23,263
2011	9,199
2012	22,812
Thereafter	1,747

$ 320,546

Note 9.	Other Short-Term Borrowings

Other short-term borrowings in the balance sheet consist of six Federal Home Loan Bank advances that are secured by a lien on a specific class of residential and commercial mortgage loans of the Bank. The advances are also secured by a specific group of available for sale securities held in safekeeping by the FHLB. The Federal Home Loan Bank has the option to convert 5 of these advances which total $38 million to a three month LIBOR-based floating rate advance. These five notes carry interest rates of 6.280%, 6.170%, 3.44%, 4.47%, and 4.33%. The sixth advance which totals $6 million has a final maturity in March of 2008 and carries a rate of 5.51%. Also included in other short-term borrowing are the contractual principal payments due over the next 12 months on two seller financed mortgages secured by Bank property and an FHLB advance granted through the FHLB’s Affordable Housing Program. The remaining balances on these three borrowings are included in long-term debt.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 10. Long-Term Debt

At December 31, Highlands Bankshares, Inc. and Subsidiaries had the following long-term debt agreements:

2007	2006

Note payable FHLB dated 03/26/98 for $6 million with an annual interest rate of 5.51%, due 03/26/08. The note requires quarterly interest payments and had an early conversion option that expired on 03/26/03. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

Included in short term borrowings	$ 6,000

Note payable FHLB dated 08/13/99 for $4 million with an annual interest rate of 6.385%, due 08/13/09. The note requires quarterly interest payments and had an early conversion option at 08/13/04. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

$ 4,000	$ 4,000

Note payable FHLB dated 02/13/2002 for $5 million with an annual interest rate of 4.640%, due 02/13/2012. The note requires quarterly interest payments and has an early conversion option at 02/13/07. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

Paid off	Included in short term borrowings

Note payable FHLB dated 05/07/2002 for $5 million with an annual interest rate of 4.720%, due 05/07/2012. The note requires quarterly interest payments and has an early conversion option at 05/07/2007. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

Paid off	Included in short term borrowings

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 10. Long-Term Debt (Continued)

2007	2006

Note payable FHLB dated 02/02/05 for $7.5 million with an annual interest rate of 3.440%, due 02/02/2015. The note requires quarterly interest payments and has an early conversion option at 02/02/2008. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

Included in short term borrowings	$ 7,500

Note payable FHLB dated 03/04/05 for $5 million with an annual interest rate of 4.165%, due 03/04/2015. The note requires quarterly interest payments and has an early conversion option at 03/04/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

$ 5,000	$ 5,000

Note payable FHLB dated 06/29/05 for $5 million with an annual interest rate of 3.760%, due 06/29/2015. The note requires quarterly interest payments and has an early conversion option at 06/29/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

$ 5,000	$ 5,000

Note payable FHLB dated 08/23/05 for $750,000 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s affordable housing program. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

$ 597	$ 645

Other notes payable resulting from seller-financing transactions for $500 with annual interest rates ranging from 3.2% to 8.0%, and due dates ranging from 2010-2013. The notes require monthly installments of principal and interest of $6. The loans are secured by a first deed of trust on real estate.

$ 172	$ 229

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 10. Long-Term Debt (Continued)

	2007	2006

Note payable FHLB dated 05/16/06 for $12.5 million with an annual interest rate of 4.80%, due 05/16/2016. The note requires quarterly interest payments and has an early conversion option at 05/18/2009. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

	$ 12,500	$ 12,500

Note payable FHLB dated 05/18/07 for $5 million with an annual interest rate of 4.34%, due 05/18/2017. The note requires quarterly interest payments and has an early conversion option at 05/18/2009. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

	$ 5,000	N/A

Note payable FHLB dated 09/13/07 for $15 million with an annual interest rate of 3.84%, due 09/13/2017. The note requires quarterly interest payments and has an early conversion option at 09/13/2009. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

	$ 15,000	N/A
Total long-term debt	$ 47,269	$ 40,874

Contractual principal maturities of long-term debt at December 31, 2007 are as follows:

2008	$ -
2009	4,111
2010	90
2011	82
2012	85
Thereafter	42,901

$ 47,269

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands, except per share data)

Note 11. Capital Securities

On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028. The principal asset of the Trust is $7,500 of the Parent Company’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities. Additionally, the Trust has issued 9,000 shares of common securities to the Parent Company. The 9.25% Capital Securities had $6,300 outstanding at December 31, 2007, and an estimated fair value of $6,590. The related junior subordinated debt securities had an estimated fair value of $6,590. Highlands Bankshares, Inc. repurchased 48,000 or 16% of the shares of Highlands Capital Trust I on April 18, 2003, on the open market, at $26.15 per share. The price paid per share corresponds to the January 2008 call price. The premium paid of $55 is being expensed over the period to the January 2008 call date.

The Capital Securities, the assets of the Trust and the common securities issued by the Trust are redeemable in whole or in part on or after January 15, 2008, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.

The Capital Securities may be included in Tier I capital for regulatory capital adequacy determination purposes up to 25% of Tier I capital after its inclusion. The portion of the Capital Securities not considered as Tier I capital may be included in Tier II capital. Distributions to the holders of the Capital Securities are included in interest expense. See Footnote 26 for additional information concerning the Capital Securities.

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

See Footnote 26 for additional information concerning the Capital Securities.

Note 12. Operating Leases

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year.

Year ending December 31:

2008	$ 32
2009	$ 9

Total minimum payments required	$ 41

Total operating lease expense was $66 and $63 for December 31, 2007 and 2006, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands, except per share data)

Note 13. Common Stock and Earnings Per Common Share

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31. Outstanding stock options (Note 15) have a dilutive effect on earnings per share, which is determined using the treasury stock method.

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2007	2006

Income available to common stockholders	$ 4,901	$ 5,208
Weighted average shares outstanding	5,155	5,225
Shares outstanding including assumed conversion	5,223	5,306
Basic earnings per share	$ 0.95	$ 1.00
Fully diluted earnings per share	$ 0.94	$ 0.98

Highlands Bankshares, Inc. paid dividends of $1,032 and $787 or $0.20 per share and $0.15 per share in 2007 and 2006, respectively.

Note 14. Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements. The Bank makes a discretionary 2% profit sharing contribution to all employees exclusive of employee contributions and employer matching. Employees may elect to make voluntary contributions to the plan up to 15% of their base pay. In addition to the 2% profit sharing contribution, the Bank matches 50% of the employee’s initial 6% contribution; therefore, the maximum employer matching contribution per employee could be 3% of base pay. The cost of Bank contributions under the savings plan was $313 and $291 in 2007 and 2006 respectively.

             HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands, except per share data)

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

The Company sponsors an equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options to its directors, officers and employees for up to 200,000 shares of common stock. The Company did not grant any equity compensation in 2007 or 2006.

            HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands, except per share data)

Note 15. Stock Option Plan (Continued)

A summary of the status of the Company’s stock option plan is presented below:

	2007		2006

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$ 12.58	353,752	$ 12.36	380,970
Granted	-	-	-	-
Exercised	10.31	(39,431)	9.52	(27,218)
Expired	-	-	-	-

Options outstanding and exercisable at December 31	$ 12.86	314,321	$ 12.58	353,752

Weighted-average fair value of options granted during the year	$ -		$ -

Information pertaining to options outstanding at December 31, 2007 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$ 7.50 - $ 7.75	21,600	.67 years	$ 7.60
$ 9.50 - $12.50	89,930	2.79 years	$ 11.63
$ 13.00 - $15.00	202,791	6.12 years	$ 13.97

Outstanding at end of year	314,321	4.79 years	$ 12.86

             HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 16. Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $3,155 and $4,170, unfunded commitments under lines of credit of $47,070 and $46,917 and commitments to grant loans of $6,513 and $11,619 for the years ended December 31, 2007 and 2006 respectively. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

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

Note 17. Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks, approximately $180,537 of lines of credit to fund any necessary cash requirements. The Bank has $91,144 of Federal Home Loan Bank advances outstanding as of December 31, 2007. A specific class of commercial and residential mortgage loans, with a balance of $178,793 at December 31, 2007 and a specific group of securities available for sale with a book value of $45,042 at December 31, 2007 were pledged to the FHLB as collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

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

December 31, 2007

(Amounts in thousands)

Note 18. Fair Values of Financial Instruments (Continued)

Other Short-Term Borrowings (Continued)

term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. Estimated maturity dates are also included in the calculation of fair value for these borrowings.

Long-Term Debt and Capital Securities

Rates currently available to the Company for debt with similar terms and remaining maturities or established call prices are used to estimate fair value of existing debt.

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

The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 32,127	$ 32,127	$ 17,979	$ 17,979
Securities available for sale	131,132	131,132	137,984	137,984
Other investments	5,735	5,735	4,969	4,969
Loans, net	446,661	446,296	433,034	437,698
Deposits	(512,747)	(515,344)	(500,109)	(499,549)
Other short-term borrowings	(44,105)	(45,722)	(35,601)	(36,222)
Long-term debt	(47,269)	(48,950)	(40,874)	(40,839)
Capital Securities	(6,300)	(6,590)	(6,300)	(6,428)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

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

	2007	2006

Balance, beginning	$ 10,889	$ 11,769
Additions	5,152	2,499
Reductions	(4,777)	(3,379)

Balance, ending	$ 11,264	$ 10,889

Unused commitments	$ 865	$ 1,406

Deposits from related parties held by the Bank at December 31, 2007 and 2006 were $4,995 and $4,845, respectively.

Note 20. Restrictions on Cash

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances at December 31, 2007 and 2006 were $7,634 and $7,588, respectively.

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

December 31, 2007

(Amounts in thousands)

Note 21. Minimum Regulatory Capital Requirements (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

As of December 31, 2007 the most recent notification from the State Corporation Commission Bureau of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based capital to risk-weighted assets, Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes

	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 57,507	12.63%	$ 36,438	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	52,877	11.61%	18,219	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	52,877	8.01%	26,410	=,> 4%

As of December 31, 2006:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 56,325	12.75%	$ 35,332	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	51,760	11.72%	17,666	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	51,760	8.19%	25,284	=,> 4%

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 21. Minimum Regulatory Capital Requirements (Continued)

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2007:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 49,807	11.04%	$ 36,080	=,> 8%	$ 45,100	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	45,177	10.02%	18,040	=,> 4%	27,060	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	45,177	6.89%	26,230	=,> 4%	32,789	=,> 5%

As of December 31, 2006:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 50,466	11.60%	$ 34,810	=,> 8%	$ 43,512	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	45,926	10.55%	17,405	=,> 4%	26,107	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	45,926	7.34%	25,020	=,> 4%	31,275	=,> 5%

Note 22. Restrictions on Dividends

The Parent Company’s principal asset is its investment in the Bank, a wholly owned consolidated subsidiary. The primary source of income for the Parent Company historically has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2008 without regulatory approval total $5,829 plus year-to-date 2008 net profits as of the declaration date.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 23. Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2007	2006

BOLI income	$ 483	$ 371

Postage and freight	$ 356	$ 336

Other Contracted Services	$ 519	$ 474

Bank Franchise Taxes	$ 438	$ 436

Note 24. Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2007 and 2006 and for the years then ended. Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2007	2006
ASSETS
Cash	$ 4,553	$ 661
Capital securities repurchased	1,200	1,200
Other investments	152	-
Loans, net of allowance for loan losses of $0 and $25 in 2007 and 2006, respectively	--	2,080
Equity in subsidiary	45,310	46,172
Premises and equipment, net	2,897	2,937
Other assets	252	306

Total Assets	$ 54,364	$ 53,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$ 153	$ 149
Capital securities	7,500	7,500
Total Liabilities	7,653	7,649

STOCKHOLDERS’ EQUITY	46,711	45,707

Total Liabilities and Stockholders’ Equity	$ 54,364	$ 53,356

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 24. Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2007	2006

Dividends from subsidiary	$ 5,000	$ -
Interest income	128	260
Other income	226	257
Interest expense	(694)	(694)
Operating expense	(204)	(200)
	4,456	(377)

Income tax benefit	185	128
Equity in undistributed earnings of subsidiary	260	5,457

Net income	$ 4,901	$ 5,208

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 24.	Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 4,901	$ 5,208
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	93	96
Provision for loan losses	(25)	5
Net realized gains on other investments	-	(30)
Provision for deferred income taxes	3	6
Equity in undistributed earnings of subsidiary	(260)	(5,457)
Increase in other assets	(179)	(132)
Increase (decrease) in other liabilities	4	1

Net cash provided by operating activities	4,537	(303)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase) sale of other investments	(152)	580
Net (increase) decrease in loans	2,105	669
Premises and equipment expenditures	(7)	(907)

Net cash provided by (used in) investing activities	1,946	342

CASH FLOWS FROM FINANCING ACTIVITIES:

Cash dividends paid	(1,032)	(787)
Repurchase of capital securities	-	-
Proceeds from issuance of common stock	-	-
Proceeds from exercise of common stock options	404	255
Repurchase of Common Stock	(1,963)	(2,000)

Net cash used in financing activities	(2,591)	(2,532)

Net increase in cash and cash equivalents	3,892	(2,493)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	661	3,154

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 4,553	$ 661

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 25. Quarterly Data (Unaudited)

Consolidated quarterly results of operations were as follows:
	2007
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 9,960	$ 10,081	$ 10,031	$ 10,273
Interest Expense	(5,221)	(5,279)	(5,458)	(5,483)

Net interest income	4,739	4,802	4,573	4,790
Provision for loan losses	(190)	(143)	(93)	(259)
Net interest income after provision for possible loan losses	4,549	4,659	4,480	4,531
Other income	1,052	1,147	1,201	1,213
Other expenses	(4,139)	(4,237)	(4,285)	(4,459)

Income before income taxes	1,462	1,569	1,396	1,285
Income taxes	(229)	(248)	(180)	(154)

Net income	$ 1,233	$ 1,321	$ 1,216	$ 1,131

Earnings per common share:
Basic	$ 0.24	$ 0.26	$ 0.24	$ 0.22
Diluted	$ 0.23	$ 0.25	$ 0.23	$ 0.22

	2006
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 8,562	$ 9,081	$ 9,527	$ 9,842
Interest Expense	(4,081)	(4,442)	(4,850)	(5,118)

Net interest income	4,481	4,639	4,677	4,724
Provision for loan losses	(256)	(328)	(317)	(246)
Net interest income after provision for possible loan losses	4,225	4,311	4,360	4,478
Other income	1,153	1,188	1,245	1,242
Other expenses	(3,787)	(3,918)	(3,996)	(4,185)

Income before income taxes	1,591	1,581	1,609	1,535
Income taxes	(300)	(289)	(278)	(241)

Net income	$ 1,291	$ 1,292	$ 1,331	$ 1,294

Earnings per common share:
Basic	$ 0.25	$ 0.25	$ 0.26	$ 0.24
Diluted	$ 0.24	$ 0.24	$ 0.25	$ 0.24

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 26. Subsequent Event

On January 15, 2008 (the “Redemption Date”), after receiving regulatory approval, Highlands Bankshares, Inc. (the “Company”) redeemed $3,862,500 in principal amount of its Junior Subordinated Debt Securities due January 15, 2028 (the “Debt Securities”). All of the Debt Securities are held by Highlands Capital Trust I (the “Trust”), the Company’s partially-owned subsidiary. The redemption price paid for the Debt Securities was 104.625% of the principal amount of the Debt Securities redeemed, plus accrued and unpaid interest to but excluding the Redemption Date.

Simultaneously, Wilmington Trust Company, the trustee of the Trust, used the proceeds received from the redemption of the Debt Securities to redeem a “like amount” of the Trust’s outstanding Common Securities and Preferred Securities (the “Preferred Securities”). The Trust redeemed $3,750,000 in principal amount of the Preferred Securities (50% of the total outstanding) at a price equal to 104.625% of the $25.00 liquidation amount per redeemed Preferred Security, plus accumulated distributions thereon to but excluding the Redemption Date (the “Preferred Securities Redemption”). Prior to the Preferred Securities Redemption, the Company held $1,200,000 in liquidation amount of the Preferred Securities then outstanding. In connection with the Preferred Securities Redemption, 50% or $600,000 in liquidation amount of the Preferred Securities held by the Company were redeemed.

The Trust also redeemed $112,500 in liquidation amount or 50% of its outstanding Common Securities, all of which were held by the Company. The redemption price paid for the Common Securities was 104.625% of the $25.00 liquidation amount per redeemed Common Security, plus accumulated distributions thereon to but excluding the Redemption Date.

As a result of these transactions, the Company expects to incur a charge to earnings of approximately $168,000, net of tax. This charge includes the early redemption premium and the impairment of unamortized debt issuance costs relating to the redeemed Debt Securities.