Form 10-K, Exhibit 13
period 2008-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2009-03-31
CIK 1008579

Exhibit 13.1

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2008

C O N T E N T S

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

Management’s Annual Report on Internal Control over Financial Reporting	3

FINANCIAL STATEMENTS

Consolidated Balance Sheets	4
Consolidated Statements of Income	5
Consolidated Statements of Stockholders' Equity	6
Consolidated Statements of Cash Flows	7
Notes to Consolidated Financial Statements	8 – 44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Highlands Bankshares, Inc and Subsidiaries

Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2008. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

January 30, 2009

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2008 based on the framework set forth in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2008, Highlands Bankshares, Inc.’s internal control over financial reporting was effective.

This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting for the year ended December 31, 2008. The Company's registered public accounting firm was not required to issue an attestation on its internal controls over financial reporting pursuant to temporary rules of the Securities and Exchange Commission.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

(Amounts in thousands)

ASSETS	2008	2007
Cash and due from banks	$ 12,846	$ 23,998
Federal funds sold	3,736	8,129

Total Cash and Cash Equivalents	16,582	32,127

Investment securities available-for-sale (Note 2)	106,647	131,132
Other Investments, at cost (Note 3)	6,476	5,735
Loans, net of allowance for loan losses of $5,171 and $4,630 in 2008 and 2007, respectively (Note 4)	485,254	446,661
Premises and equipment, net (Note 5)	24,192	23,162
Interest receivable	3,698	4,079
Other assets	26,147	17,898

Total Assets	$ 668.996	$ 660,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)
Noninterest bearing	$ 80,169	$ 83,986
Interest bearing	442,567	428,761

Total Deposits	522,736	512,747

Interest, taxes and other liabilities	3,794	3,662
Short term borrowings (Note 9)	75,608	44,105
Long-term debt (Note 10)	24,660	47,269
Capital securities (Note 11)	3,150	6,300
	107,212	101,336

Total Liabilities	629,948	614,083

STOCKHOLDERS' EQUITY
Common stock, 5,001 and 5,109 shares issued and outstanding as of December 31, 2008 and 2007, respectively. Authorized 40,000 shares, par value $0.625 per share (Notes 13 and 15)	3,126	3,193
Additional paid-in capital	7,688	7,405
Retained Earnings	34,994	38,247
Accumulated other comprehensive (loss)	(6,760)	(2,134)

Total Stockholders' Equity	39,048	46,711

Total Liabilities and Stockholders' Equity	$ 668,996	$ 660,794

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2008 and 2007

(Amounts in thousands, except per share data)

INTEREST INCOME	2008	2007

Loans receivable and fees on loans	$ 32,937	$ 32,832
Securities available for sale:
Taxable	3,359	3,652
Tax-exempt	2,658	3,047
Other Investment Income	279	476
Federal funds sold	84	338
Total Interest Income	39,317	40,345

INTEREST EXPENSE
Deposits	14,823	16,886
Federal funds purchased	46	84
Other borrowed funds	4,754	4,471
Total interest expense	19,623	21,441

Net interest income	19,694	18,904

PROVISION FOR LOAN LOSSES (Note 4)	1,590	685

Net interest income after provision for loan losses	18,104	18,219

NON-INTEREST INCOME
Securities gains	137	80
Service charges on deposit accounts	2,414	2,369
Other service charges, commissions and fees	1,392	1,364
Other operating income	690	800
Other than temporary impairment charge	(5,988)	--
Total Non-Interest Income	(1,355)	4,613

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14 and 15)	10,259	9,879
Occupancy expense of bank premises	1,085	997
Furniture and equipment expense	1,700	1,524
Other operating expenses (Note 23)	5,133	4,720
Total Non-Interest Expenses	18,177	17,120

(Loss) Income Before Income Taxes	(1,428)	5,712

Income Tax Expense (Note 7)	(1,543)	811

Net Income	$ 115	$ 4,901

Earnings Per Common Share (Note 13)	$ 0.02	$ 0.95

Earnings Per Common Share - assuming dilution (Note 13)	$ 0.02	$ 0.94

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 2008 and 2007

(Amounts in thousands)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity

	Common Stock
	Shares	Par Value

Balance, December 31, 2006	5,187	$ 3,242	$ 7,026	$ 36,267	$ (828)	$ 45,707

Comprehensive income:
Net income	-	-	-	4,901	-	4,901
Change in unrealized gain (loss) on securities available- for-sale, net of deferred income tax benefit of $645	-	-	-	-	(1,253)	(1,253)
Less: reclassification adjustment, net of income tax expense of $27	-	-	-	-	(53)	(53)

Total comprehensive income	-	-	-	-	-	3,595

Common stock issued for stock options exercised	40	25	379	-	-	404
Cash dividend				(1,032)		(1,032)
Repurchase Common Stock	(118)	(74)	-	(1,889)	-	(1,963)

Balance, December 31, 2007	5,109	$ 3,193	$ 7,405	$ 38,247	$ (2,134)	$ 46,711

Comprehensive income:
Net income	-	-	-	115	-	115
Change in unrealized gain (loss) on securities available- for-sale, net of deferred income tax benefit of $2,336	-	-	-	-	(4,536)	(4,536)
Less: reclassification adjustment, net of income tax expense of $47	-	-	-	-	(90)	(90)

Total comprehensive income	-	-	-	-	-	(4,511)

Common stock issued for stock options exercised	31	20	283	-	-	303
Cash dividend				(1,104)		(1,104)
Repurchase Common Stock	(139)	(87)	-	(2,264)	-	(2,351)

Balance, December 31, 2008	5,001	$ 3,126	$ 7,688	$ 34,994	$ (6,760)	$ 39,048

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008 and 2007

(Amount in thousands)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 115	$ 4,901
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	1,590	685
Provision for deferred income taxes	(2,280)	(69)
Depreciation and amortization	1,344	1,245
Net realized gains on available-for-sale securities	(137)	(80)
Net amortization on securities	339	407
Amortization of capital issue costs	116	27
Other than temporary impairment charge	5,988	--
Increase (decrease) in interest receivable	381	--
(Increase) decrease in other assets	(3,724)	(1,935)
Increase (decrease) in interest, taxes and other
liabilities	132	(396)
Net Cash provided by operating activities	3,864	4,785

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	19,182	3,246
Proceeds from maturities of debt and equity securities	20,652	25,412
Purchase of debt and equity securities	(28,548)	(24,112)
Purchase of other investments	(741)	(766)
Net increase in loans	(40,183)	(14,311)
Premises and equipment expenditures	(2,352)	(5,052)
Net Cash used in investing activities	(31,990)	(15,583)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in certificates of deposit	6,084	11,633
Net increase in demand, savings and other deposits	3,905	1,005
Net increase (decrease) in short term borrowings	31,503	8,504
Net increase (decrease) in long-term debt	(22,609)	6,395
Cash dividends paid	(1,104)	(1,032)
Redemption of Capital Securities	(3,150)	--
Proceeds from exercise of common stock options	303	404
Repurchase of common stock	(2,351)	(1,963)
Net Cash provided by financing activities	12,581	24,946
Net increase in cash and cash equivalents	(15,545)	14,148

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	32,127	17,979

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 16,582	$ 32,127

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 20,219	$ 21,282
Income taxes	$ 400	$ 1,540

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the “Parent Company”) and its wholly-owned subsidiary, Highlands Union Bank (the "Bank"). The statements also include Highlands Union Insurance Services, Inc., (the “Insurance Services”), and Highlands Union Financial Services, Inc., (the “Financial Services”) which are both wholly-owned subsidiaries of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of Highlands Bankshares, Inc. and Subsidiaries, (the “Company”) conform to U.S. generally accepted accounting principles and to predominate practices within the banking industry.

Nature of Operations

The Company operates in Abingdon, Virginia, and surrounding southwest Virginia, eastern Tennessee, and western North Carolina under the laws of the Commonwealth of Virginia. The Parent Company was organized on December 29, 1995. The Parent Company is supervised by the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. The Bank began banking operations on April 27, 1985 under a state bank charter and provides a full line of financial services to individuals and businesses. The Bank’s primary lending products include mortgage, consumer and commercial loans, and its primary deposit products are checking, savings, and certificates of deposit. As a state bank and a member of the Federal Reserve Bank of Richmond, the Bank is subject to regulation by the Virginia State Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank. Highlands Capital Trust I became effective January 14, 1998. The nature of the trust is described more fully in Note 11. Highlands Union Insurance Services, Inc. became effective October 8, 1999 for the purpose of selling insurance through Bankers Insurance LLC. The only activity in Highlands Union Financial Services is the receipt of life insurance commissions.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

Securities Available-for-Sale (Continued)

Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred income tax effect. Realized gains or losses are included in earnings on the trade date and are determined on the basis of the amortized cost of specific securities sold. Realized gains or losses are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans

The Company makes mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout southwest Virginia. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized to income over the estimated lives of the loans using the straight-line method which is not materially different from the interest method. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

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

For loans without individual measures of impairment, the Company makes estimates of losses for groups of loans as required by SFAS No. 5. Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and the general collateral type. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan. The resulting estimate of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience and ability of lending management; and national and local economic conditions.

The amounts of estimated impairment for individually evaluated loans and groups of loans are added together for a total estimate of loan losses. This estimate of losses is compared to the allowance for loan losses of the Company as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates. If the estimate of losses is below the range of reasonable estimates, the allowance would be reduced by a credit to the provision for loan losses. The Company recognizes the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high or too low. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the consolidated financial statements.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

Foreclosed Assets (Continued)

basis. Subsequent to foreclosure or repossession, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed and repossessed assets. Foreclosed and repossessed assets at December 31, 2008 and 2007 were $3,945 and $1,176 respectively.

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

Stock Compensation Plans

The Company accounts for stock compensation plans under the guidance of SFAS No. 123(R) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values. No options were granted during 2008 or 2007 so no compensation has been recognized.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

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

Recent Accounting Pronouncements

SFAS No. 157, “Fair Value Measurements” - The Bank implemented the provisions of Financial Accounting Standards Board (FASB) Statement No. 157 on January 1, 2008. In accordance with FASB Statement of Position No. 157-2,Effective Date of FASB Statement No. 157, the Bank has delayed application of Statement No. 157 for non-financial assets and non-financial liabilities until January 1, 2009. This Statement provides guidance for using fair value to measure assets and liabilities and requires expanded disclosures about the extent to which companies measure assets and liabilities at fair value, and the effect of fair value measurements on earnings. This standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances.   Implementation of this statement had no practical impact on our financial position or results of operations, because there was no substantive change in our accounting for the financial instruments we report at fair value. Fair value is based upon quoted market prices, where available. If listed prices or quotes or third-party valuations are not available, fair value is based upon internally developed models that use primarily market-based or independently-sourced market parameters, including interest rate yield curves. SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115.” - The FASB issued Statement No. 159 in February 2007. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement was effective for the Bank on January 1, 2008. Adoption of the Statement had no impact on the financial position or results of operations of the Bank as management did not make a fair value election for eligible items. Except for instruments explicitly required to be measured at fair value the Bank does not use fair value to measure its financial instruments.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

SFAS No. 141, “Business Combinations (Revised 2007).”- SFAS 141R replaces SFAS 141, “Business Combinations,” and applies to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS 141R requires an acquirer, upon initially obtaining control of another entity, to  recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS 141. Under SFAS 141R, the requirements of SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of SFAS 5, “Accounting for Contingencies.” SFAS 141R will have a significant impact on the Bank’s accounting for any business combinations that are completed after January 1, 2009.

SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51.” - SFAS 160 amends Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS 160 is effective for the Bank on January 1, 2009 and is not expected to have a significant impact on the Bank’s financial statements.

SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” - SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The hierarchical guidance provided by SFAS 162 did not have a significant impact on the Bank’s financial statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 1.	Summary of Significant Accounting Policies (Continued)

FSP No. 132(R)-1 “Employers’ Disclosures about Postretirement Benefit Plan Assets.”- FSP 132(R)-1 provides guidance related to an employer’s disclosures about plan assets of defined benefit pension or other post-retirement benefit plans. Under FSP 132(R)-1, disclosures should provide users of financial statements with an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. The disclosures required by FSP 132(R)-1 will be included in the Bank’s financial statements beginning with the financial statements for the year-ended December 31, 2009.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 2.	Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 11,377	$ 62	$ --	$ 11,439
State and political subdivisions	52,537	247	1,793	50,991
Mortgage backed securities	38,910	320	330	38,900
Other securities	14,067	5	8,756	5,317

	$ 116,891	$ 635	$ 10,879	$ 106,647

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts inthousands)

Note 2.	Investment Securities Available-For-Sale (Continued)

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 15,272	$ 97	$ 1	$ 15,368
State and political subdivisions	63,761	423	823	63,361
Mortgage backed securities	35,160	107	290	34,977
Other securities	20,172	14	2,761	17,426

	$ 134,365	$ 641	$ 3,875	$ 131,132

The following table presents the age of gross unrealized losses and fair value by investment category.

	------------------------------------------------December 31, 2008---------------------------------------------

	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$ 13,695	$ 168	$ 6,572	$ 162	$ 20,267	$ 330
States and pol. subdivisions	21,874	1,356	5,479	433	27,353	1,789
Other securities	843	1,281	3,454	7,478	4,297	8,759

Total	$ 36,412	$ 2,805	$ 15,505	$ 8,073	$ 51,917	$ 10,878

Management does not believe any individual unrealized loss as of December 31, 2008 represents an other-than-temporary impairment. The unrealized losses are primarily attributable to changes in market interest rates and current market illiquidity.. The Company has both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized cost.

During 2008 the Company recorded and “other-than-temporary-impairment charge” in the amount of $5.99 million on our investment in preferred stock of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Corporation (Fannie Mae”), both government sponsored enterprises (“GSE”). The decision to recognize the unrealized mark-to-market loss on these securities as an “other-than-temporary impairment (“OTTI”) is based on the significant decline in the market value of the securities caused by recent events. Prior to this charge, impairment was recorded as an unrealized mark-to-market loss on securities available-for-sale and reflected as a reduction to equity through other comprehensive income.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 2.	Investment Securities Available-For-Sale (Continued)

On September 7, 2008 the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that the FHFA was putting both Fannie Mae and Freddie Mac under conservatorship, eliminating dividend payments on Fannie Mae and Freddie Mac common and preferred stock for an unspecified amount of time and giving management control to their regulator, the FHFA. Due to the actions of the United States government and the uncertainty surrounding the ongoing viability of these two Government Sponsored Enterprises, Highlands Bankshares, Inc. determined that the OTTI charge was necessary under generally accepted accounting principles. This OTTI charge is a one time, non-cash impairment charge and was recorded during the third quarter of 2008.

Included in “other securities” is approximately $13.25 million in book value of Trust Preferred Securities. As of December 31, 2008, the unrealized loss in these instruments was approximately $8.30 million. These securities are backed by trust preferred securities issued primarily by banks nationwide and a limited number of insurance companies. The current credit and liquidity crisis in the banking sector has caused the markets for these securities and similar securities to become almost non-existent. The market values for these securities are very depressed relative to historical levels. No new pooled trust preferred issuances have been done since 2007. Although the Company has both the ability and intent to hold these securities to maturity, the Company is closely monitoring this portfolio due to substantial market discounts. The market discounts reflect the current illiquidity and the negative credit events within the banking sector. Continuing bank losses and failures could result in changes in the Company’s evaluation of these securities.

Investment securities available-for-sale with a carrying value of $75,239 and $60,832 at December 31, 2008 and 2007 respectively, and a market value of $74,078 and $60,705 at December 31, 2008 and 2007, respectively were pledged as collateral on public deposits, FHLB advances and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 2.	Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2008 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Approximate Market Value

Due in one year or less	$ 700	$ 705
Due after one year through five years	309	318
Due after five years through ten years	1,087	1,076
Due after ten years	61,817	60,331
	63,913	62,430

Mortgage-backed securities	38,910	38,900
Other securities	14,067	5,317
	$ 116,890	$ 106,647

For the years ended December 31, 2008 and 2007, proceeds from sale of securities were $19,182 and $3,246, respectively. Gross realized gains and losses on investment securities available for sale were as follows:

	2008	2007

Realized gains	$ 154	$ 80
Realized losses	$ (17)	$ --
Tax provision	$ 47	$ 27

Note 3. Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Bankers’ Bank stock (TBB), Pacific Coast Bankers’ Bank and Community Bankers’ Bank stock with a carrying value of $6,476 and $5,735 at December 31, 2008 and 2007, respectively are stated at cost and included as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these agencies to hold these investments, and the only market for this stock is the issuing agency.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 4.	Loans

The composition of net loans is as follows:

	2008	2007
Real Estate Secured:
Residential 1-4 family	$ 176,239	$ 163,917
Multifamily	13,115	9,420
Commercial, Construction and Land Development	179,338	159,794
Second mortgages	18,499	17,965
Equity lines of credit	9,984	9,783
Farmland	9,501	9,475
	406,676	370,354

Secured, Other:
Personal	21,854	24,741
Commercial	32,725	26,433
Agricultural	4,319	4,232
	58,898	55,406

Unsecured	25,251	25,828
Overdrafts	246	364
	25,497	26,192

	491,071	451,952
Less:
Allowance for loan losses	5,171	4,630
Net deferred fees	646	661
	5,817	5,291

Loans, net	$ 485,254	$ 446,661

Activity in the allowance for loan losses is as follows:

	2008	2007

Balance, beginning	$ 4,630	$ 4,565
Provision charged to operations	1,590	685
Loans charged to reserve	(1,316)	(832)
Recoveries	267	212

Balance, ending	$ 5,171	$ 4,630

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 4.	Loans (Continued)

The following is a summary of information pertaining to impaired loans:

December 31,
	2008	2007

Impaired loans without a valuation allowance	$ -	$ -
Impaired loans with a valuation allowance	5,421	7,649
Total impaired loans	$ 5,421	$ 7,649
Valuation allowance related to impaired loans	$ 1,225	$ 1,646

Total non-accrual loans	$ 6,278	$ 7,849
Total loans past due 90 days or more and still accruing	$ 656	$ 268
Average investment in impaired loans	$ 6,520	$ 5,874
Interest income recognized on impaired loans	$ 127	$ 136
Interest income recognized on a cash basis on impaired loans	$ -	-

No additional funds are committed to be advanced in connection with impaired loans.

Note 5. Premises and Equipment

Premises and equipment are comprised of the following:

	2008	2007

Land	$ 10,050	$ 10,024
Bank Premises	13,927	12,854
Equipment	11,536	10,348
	35,513	33,226
Less: accumulated depreciation	11,389	10,102
	24,124	23,124
Construction in Progress	68	38

	$ 24,192	$ 23,162

Depreciation expense was $1,322 and $1,206 for 2008 and 2007, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 6. Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers. As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable. The current value of the policies at December 31, 2008 and 2007 was $12,476 and $11,977, respectively and are included in “Other Assets” in the balance sheet.

Note 7.	Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2008	2007

Deferred tax assets:
Allowance for loan loss	$ 1,758	$ 1,574
Prior Year AMT credit	136	-
Other than temporary impairment charge on AFS securities	2,036
Net unrealized loss on securities available-for-sale	3,483	1,100
	7,413	2,674

Deferred tax liability:
Depreciation	(452)	(511)
	(452)	(511)

Net deferred tax asset	$ 6,961	$ 2,163

The components of income tax expense related to continuing operations are as follows:

	2008	2007

Federal:
Current	$ 737	$ 880
Deferred	(2,280)	(69)

Total	$ (1,543)	$ 811

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2008	2007

Statutory rate applied to earnings before income taxes	$ (486)	$ 1,942
Tax exempt interest	(931)	(1036)
Other, net	(126)	(95)

Total	$ (1,543)	$ 811

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 8. Deposits

The composition of deposits is as follows:

	2008	2007

Non-interest bearing demand	$ 80,169	$ 83,986
Interest bearing demand	66,023	61,284
Savings deposits	49,805	46,931
Time deposits, in amounts of $100,000 or more	119,623	112,150
Other time deposits	207,116	208,396

Total deposits	$ 522,736	$ 512,747

The scheduled maturities of time deposits at December 31, 2008 are as follows:

2009	$ 222,276
2010	58,327
2011	15,011
2012	24,156
2013	6,241
Thereafter	728

$ 326,739

Note 9. Other Short-Term Borrowings

Other short-term borrowings in the balance sheet consist of nine Federal Home Loan Bank advances that are secured by a lien on a specific class of residential and commercial mortgage loans of the Bank. The advances are also secured by a specific group of available for sale securities held in safekeeping by the FHLB. The Federal Home Loan Bank has the option to convert 8 of these advances which total $70.5 million to a three month LIBOR-based floating rate advance. These eight notes carry interest rates of 6.280%, 6.170%, 3.44%, 4.47%, 4.80%, 4.328%, 4.341% and 3.84%. The ninth advance which totals $4 million has a final maturity in August of 2009 and carries a rate of 6.385%. Also included in other short-term borrowing are the contractual principal payments due over the next 12 months on two seller financed mortgages secured by Bank property and an FHLB advance granted through the FHLB’s Affordable Housing Program. The remaining balances on these three borrowings are included in long-term debt. Also included in other short-term borrowings are funds drawn on a line of credit issued to the Company by one of its Correspondent Banks. The rate on the line of credit is Prime minus .50% and floats with Prime. This 2 million line is unsecured and as of December 31, 2008 carried a balance of 1 million.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 10.	Long-Term Debt

At December 31, Highlands Bankshares, Inc. and its Subsidiary had the following long-term debt agreements:

	2008	2007

Note payable FHLB dated 08/13/99 for $4 million with an annual interest rate of 6.385%, due 08/13/09. The note requires quarterly interest payments and had an early conversion option at 08/13/04. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Included in short term borrowings	4,000

Note payable FHLB dated 03/04/05 for $5 million with an annual interest rate of 4.165%, due 03/04/2015. The note requires quarterly interest payments and has an early conversion option at 03/04/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	5,000	5,000

Note payable FHLB dated 06/29/05 for $5 million with an annual interest rate of 3.760%, due 06/29/2015. The note requires quarterly interest payments and has an early conversion option at 06/29/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	5,000	5,000

Note payable FHLB dated 05/16/06 for $12.5 million with an annual interest rate of 4.80%, due 05/16/2016. The note requires quarterly interest payments and has an early conversion option at 05/18/2009. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Included in short term borrowings	12,500

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Amounts in thousands)

Note 10. Long-Term Debt (Continued)

	2008	2007
Note payable FHLB dated 05/18/07 for $5 million with an annual interest rate of 4.341%, due 05/18/2017. The note requires quarterly interest payments and has an early conversion option at 05/18/2009. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Included in short term borrowings	5,000

Note payable FHLB dated 09/13/07 for $15 million with an annual interest rate of 3.84%, due 09/13/2017. The note requires quarterly interest payments and has an early conversion option at 09/13/2009. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Included in short term borrowings	15,000

Note payable FHLB dated 02/28/08 for $6 million with an annual interest rate of 2.66%, due 02/28/2018. The note requires quarterly interest payments and has an early conversion option at 02/26/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	6,000	--

Note payable FHLB dated 03/12/2008 for $8 million with an annual interest rate of 2.61%, due 03/12/2018. The note requires quarterly interest payments and has an early conversion option at 03/14/2011. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	8,000	--

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 10. Long-Term Debt (Continued)

	2008	2007

Note payable FHLB dated 08/23/05 for $750,000 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s affordable housing program. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.

	$ 548	$ 597

Other notes payable resulting from seller-financing transactions for $500 with annual interest rates ranging from 3.2% to 8.0%, and due dates ranging from 2010-2013. The notes require monthly installments of principal and interest of $6. The loans are secured by a first deed of trust on real estate.	112	172

Total long-term debt	$ 24,660	$ 47,269

Contractual principal maturities of long-term debt at December 31, 2008 are as follows:

2009	$ -
2010	86
2011	76
2012	78
2013	68
Thereafter	24,352

$ 24,660

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands, except per share data)

Note 11.	Capital Securities

On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028. The principal asset of the Trust is $7,500 of the Parent Company’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities. Additionally, the Trust has issued 9,000 shares of common securities to the Parent Company. The 9.25% Capital Securities had $6,300 outstanding at December 31, 2007 and an estimated fair value of $6,590. The related junior subordinated debt securities had an estimated fair value of $6,590. Highlands Bankshares, Inc. repurchased 48,000 or 16% of the shares of Highlands Capital Trust I on April 18, 2003, on the open market, at $26.15 per share. The price paid per share corresponds to the January 2008 call price. The premium paid of $55 is being expensed over the period to the January 2008 call date.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands, except per share data)

Note 11.	Capital Securities (continued)

Securities was 104.625% of the $25.00 liquidation amount per redeemed Common Security, plus accumulated distributions thereon to but excluding the Redemption Date.

As a result of these transactions, the Company incurred a charge to earnings of approximately $168,000, net of tax, during the first quarter of 2008. This charge included the early redemption premium and the impairment of unamortized debt issuance costs relating to the redeemed Debt Securities.

Note 12.	Operating Leases

The Company currently has no operating leases that have initial or remaining non-cancelable terms in excess of one year.

Total operating lease expense was $49 and $66 for December 31, 2008 and 2007, respectively.

Note 13.	Common Stock and Earnings Per Common Share

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31. Outstanding stock options (Note 15) have a dilutive effect on earnings per share, which is determined using the treasury stock method.

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2008	2007

Income available to common stockholders	$ 115	$ 4,901
Weighted average shares outstanding	5,023	5,155
Shares outstanding including assumed conversion	5,077	5,223
Basic earnings per share	$ 0.02	$ 0.95
Fully diluted earnings per share	$ 0.02	$ 0.94

Highlands Bankshares, Inc. paid dividends of $1,104 and $1,032 or $0.22 per share and $0.20 per share in 2008 and 2007, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands, except per share data)

Note 14.	Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements. The Bank makes a discretionary 2% profit sharing contribution to all employees exclusive of employee contributions and employer matching. Employees may elect to make voluntary contributions to the plan up to 15% of their base pay. In addition to the 2% profit sharing contribution, the Bank matches 50% of the employee’s initial 6% contribution; therefore, the maximum employer matching contribution per employee could be 3% of base pay. The cost of Bank contributions under the savings plan was $332 and $313 in 2008 and 2007 respectively.

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

The Company sponsors an equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options to its directors, officers and employees for up to 200,000 shares of common stock. The Company did not grant any equity compensation in 2008 or 2007.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands, except per share data)

Note 15. Stock Option Plan (Continued)

A summary of the status of the Company’s stock option plan is presented below:

	2008		2007

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$ 12.86	314,321	$ 12.58	353,752
Granted	-	-	-	-
Exercised	9.53	(31,736)	10.31	(39,431)
Expired	7.54	(2,000)	-	-

Options outstanding and exercisable at December 31	$ 13.28	280,585	$ 12.86	314,321

Weighted-average fair value of options granted during the year	$ -		$ -

Information pertaining to options outstanding at December 31, 2008 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$ 9.50 - $12.50	84,500	2.06 years	$ 11.67
$ 13.00 - $15.00	196,085	5.37 years	$ 13.97

Outstanding at end of year	280,585	4.37 years	$ 13.28

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 16.	Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $2,576 and $3,155, unfunded commitments under lines of credit of $44,766 and $47,070 and commitments to grant loans of $3,064 and $6,513 for the years ended December 31, 2008 and 2007 respectively. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

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

The Bank has made arrangements with and has available from corresponding banks, approximately $185,060 of lines of credit to fund any necessary cash requirements. The Bank has $99,097 of Federal Home Loan Bank advances outstanding as of December 31, 2008. A specific class of commercial and residential mortgage loans, with a balance of $207,142 at December 31, 2008 and a specific group of securities available for sale with a lendable collateral value of $46,350 at December 31, 2008 were pledged to the FHLB as collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 18.	Financial Instruments

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

Securities Available for Sale

Fair value for securities are based on quoted market prices or other independent pricing mechanisms.

Other Investments

Other investments include Federal Home Loan Bank, Federal Reserve Bank, Community Bankers Bank, Silverton Bank and Pacific Coast Bankers Bank. The carrying value of those securities approximates fair value based on the redemption provisions of those Banks.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 18.	Financial Instruments (Continued)

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

The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 16,582	$ 16,582	$ 32,127	$ 32,127
Securities available for sale	106,647	106,647	131,132	131,132
Other investments	6,476	6,476	5,735	5,735
Loans, net	485,254	480,180	446,661	446,296
Deposits	(522,736)	(526,780)	(512,747)	(515,344)
Other short-term borrowings	(75,608)	(83,844)	(44,105)	(45,722)
Long-term debt	(24,660)	(26,468)	(47,269)	(48,950)
Capital Securities	(3,150)	(2,758)	(6,300)	(6,590)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

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

	2008	2007

Balance, beginning	$ 11,264	$ 10,889
Additions	6,805	5,152
Reductions	(1,814)	(4,777)

Balance, ending	$ 16,255	$ 11,264

Unused commitments	$ 1,397	$ 865

Deposits from related parties held by the Bank at December 31, 2008 and 2007 were $4,714 and $4,995, respectively.

Note 20.	Restrictions on Cash

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances at December 31, 2008 and 2007 were $7,969 and $7,634, respectively.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 21. Minimum Regulatory Capital Requirements (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2008 and 2007, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

As of December 31, 2008 the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based capital to risk-weighted assets, Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes

	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 53,784	11.15%	$ 38,596	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	48,613	10.08%	19,298	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	48,613	7.20%	27,008	=,> 4%

As of December 31, 2007:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 57,507	12.63%	$ 36,438	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	52,877	11.61%	18,219	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	52,877	8.01%	26,410	=,> 4%

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 21. Minimum Regulatory Capital Requirements (Continued)

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 52,775	11.00%	$ 38,396	=,> 8%	$ 47,995	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	47,603	9.92%	19,198	=,> 4%	28,797	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	47,603	7.08%	26,905	=,> 4%	33,632	=,> 5%

As of December 31, 2007:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 49,807	11.04%	$ 36,080	=,> 8%	$ 45,100	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	45,177	10.02%	18,040	=,> 4%	27,060	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	45,177	6.89%	26,230	=,> 4%	32,789	=,> 5%

Note 22.	Restrictions on Dividends

The Parent Company’s principal asset is its investment in the Bank, its wholly-owned consolidated subsidiary. The primary source of income for the Parent Company historically has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2009 without regulatory approval total $3,571 plus year-to-date 2009 net profits as of the declaration date.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 23.	Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2008	2007

BOLI income	$ 499	$ 483

Other Contracted Services	$ 514	$ 519

Bank Franchise Taxes	$ 482	$ 438

Note 24. Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2008 and 2007 and for the years then ended. Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2008	2007
ASSETS
Cash	$ 184	$ 4,553
Capital securities repurchased	600	1,200
Other investments	254	152
Equity in subsidiary	41,186	45,310
Premises and equipment, net	1,532	2,897
Other assets	123	252

Total Assets	$ 43,879	$ 54,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$ 81	$ 153
Other short term borrowings	1,000
Capital securities	3,750	7,500
Total Liabilities	4,831	7,653

STOCKHOLDERS’ EQUITY	39,048	46,711

Total Liabilities and Stockholders’ Equity	$ 43,879	$ 54,364

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 24. Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2008	2007

Dividends from subsidiary	$ 2,500	$ 5,000
Interest income	58	128
Other income	226	226
Interest expense	(376)	(694)
Operating expense	(483)	(204)
	1,925	4,456

Income tax benefit	196	185
Equity in undistributed earnings of subsidiary	(2,006)	260

Net income	$ 115	$ 4,901

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 24. Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 115	$ 4,901
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	172	93
Provision for loan losses	-	(25)
Provision for deferred income taxes	3	3
Equity in undistributed earnings of subsidiary	2,006	(260)
Increase in other assets	(189)	(179)
Increase (decrease) in other liabilities	(72)	4

Net cash provided by operating activities	2,035	4,537

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase) sale of other investments	(102)	(152)
Net (increase) decrease in loans	-	2,105
Premises and equipment expenditures	-	(7)
Capital contributed to subsidiary bank	(1,000)

Net cash provided by (used in) investing activities	(1,102)	1,946

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Short Term Borrowings	1,000
Cash dividends paid	(1,104)	(1,032)
Repurchase of capital securities	(3,150)	-
Proceeds from exercise of common stock options	303	404
Repurchase of Common Stock	(2,351)	(1,963)

Net cash used in financing activities	(5,302)	(2,591)

Net increase in cash and cash equivalents	(4,369)	3,892

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,553	661

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 184	$ 4,553
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTIN ACTIVITIES
Capital contributed to subsidiary bank-land and buildings	$ 1,311	--

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 25. Quarterly Data (Unaudited)

Consolidated quarterly results of operations were as follows:
	2008
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 10,114	$ 9,879	$ 9,790	$ 9,535
Interest Expense	(5,307)	(4,907)	(4,733)	(4,677)

Net interest income	4,807	4,972	5,057	4,858
Provision for loan losses	(410)	(432)	(509)	(239)
Net interest income after provision for possible loan losses	4,397	4,540	4,548	4,619
Other income	1,069	1,333	(4,830)	1,073
Other expenses	(4,470)	(4,486)	(4,470)	(4,751)

Income before income taxes	996	1,387	4,752	941
Income taxes	(47)	(190)	1,850	(70)

Net income	$ 949	$ 1,197	$ (2,902)	$ 871

Earnings per common share:
Basic	$ 0.19	$ 0.24	$ (0.58)	$ 0.17
Diluted	$ 0.18	$ 0.24	$ (0.58)	$ 0.17

	2007
	March 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 9,960	$ 10,081	$ 10,031	$ 10,273
Interest Expense	(5,221)	(5,279)	(5,458)	(5,483)

Net interest income	4,739	4,802	4,573	4,790
Provision for loan losses	(190)	(143)	(93)	(259)
Net interest income after provision for possible loan losses	4,549	4,659	4,480	4,531
Other income	1,052	1,147	1,201	1,213
Other expenses	(4,139)	(4,237)	(4,285)	(4,459)

Income before income taxes	1,462	1,569	1,396	1,285
Income taxes	(229)	(248)	(180)	(154)

Net income	$ 1,233	$ 1,321	$ 1,216	$ 1,131

Earnings per common share:
Basic	$ 0.24	$ 0.26	$ 0.24	$ 0.22
Diluted	$ 0.23	$ 0.25	$ 0.23	$ 0.22

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 26. Fair Value Disclosures

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) for financial assets and financial liabilities. In accordance with FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” the Company will delay application of FASB 157 for non- financial assets and non-financial liabilities until January 1, 2009. In October of 2008, the FASB issued Staff Position No. 157-3 ("FSP 157-3") to clarify the application of SFAS 157 in a market that is not active and to provide key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective upon issuance, including prior periods for which financial statements were not issued. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal, or most advantageous, market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.

SFAS 157 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present value amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset, or the replacement cost. Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 26. Fair Value Disclosures (continued)

Level 1 Inputs —	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs —

Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, such as interest rates, volatilities, prepayment speeds, and credit risks, or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs —

Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value effective January 1, 2008.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon third party models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Securities Available-for-Sale . Securities classified as available-for-sale are reported at fair value utilizing Level 1, Level 2 and Level 3 inputs. For Level 1 securities, the Company obtains fair value measurements from active exchanges. For Level 2 securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

We own approximately 11.82 million in collateralized debt obligation securities that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs). The market for these securities at December 31, 2008 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which TRUP CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive as no new

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 26. Fair Value Disclosures (continued)

TRUP CDOs have been issued since 2007. There are currently very few market participants who are willing and or able to transact for these securities.

The market values for these securities (and any securities other than those issued or guaranteed by the US Treasury) are very depressed relative to historical levels. For example, the yield spreads for the broad market of investment grade and high yield corporate bonds reached all time wide levels versus Treasuries at the end of November and remain near those levels today. Thus in today’s market, a low market price for a particular bond may only provide evidence of stress in the credit markets in general versus being an indicator of credit problems with a particular issuer.

Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, we determined:

▪          The few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2008,

▪          An income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at prior measurement dates and

▪          Our TRUP CDOs will be classified within Level 3 of the fair value hierarchy because we determined that significant adjustments are required to determine fair value at the measurement date.

Our TRUP CDO valuations were prepared by an independent third party. Their approach to determining fair value involved these steps:

•	The credit quality of the collateral is estimated using average probability of default values for each issuer (adjusted for rating levels)
•	The default probabilities also considered the potential for correlation among issuers within the same industry (e.g. banks with other banks).
•	The loss given default was assumed to be 95% (i.e. a 5% recovery).
•	The cash flows were forecast for the underlying collateral and applied to each CDO tranche to determine the resulting distribution among the securities
•	The expected cash flows were discounted to calculate the present value of the security
•	The calculations were modeled in several thousand scenarios using a Monte Carlo engine and the average price was used for valuation purposes
•

The effective discount rates on an overall basis range from (4% to 36%) and are highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the CDO and the prepayment assumptions.

The remaining securities in the Company’s available for sale Securities portfolio are classified within the Level 2 heirarchy using inputs from independent pricing models.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 26. Fair Value Disclosures (continued)

The following table summarizes the Company’s available for sale securities portfolio measured at fair value on a recurring basis as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy.

	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
TRUP CDO’s	--	--	$ 5,436	$ 5,436
State and Political Subdivisions		$ 50,990		$ 50,990
Mortgage Backed Securities	--	$ 38,901	--	$ 38,901
Other		$ 11,320		$ 11,320
Total AFS Securities	--	$ 101,211	$ 5,436	$ 106,647

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS 114). The fair value of impaired loans is estimated using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. Fair value is based upon independent market prices or appraised values of the collateral which the Company considers as nonrecurring Level 2. At December 31, 2008, the aggregate carrying amount of impaired loans was $4,196

Foreclosed Assets / Repossessions

Foreclosed assets and repossessions are adjusted to fair value upon transfer of the loans to foreclosed assets and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices or appraised values of the collateral which the Company considers as nonrecurring Level 2. The aggregate carrying amount of foreclosed assets and repossessions at December 31, 2008 was $3,945.

The Company has no liabilities carried at fair value or measured at fair value on a nonrecurring basis. FASB Staff Position No. FAS 157-2 delays the implementation of SFAS 157 until the first quarter of 2009 with respect to goodwill, other intangible assets, real estate and other assets acquired through foreclosure and other non-financial assets measured at fair value on a nonrecurring basis.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(Amounts in thousands)

Note 27. Recent Market Developments (Unaudited)

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (the “EESA”) was signed into law. Pursuant to the EESA, the U.S. Treasury was given the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

On October 14, 2008, the Secretary of the Department of the Treasury announced that the Department of the Treasury will purchase equity stakes in a wide variety of banks and thrifts. Under the program, known as the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), from the $700 billion authorized by the EESA, the Treasury made $250 billion of capital available to U.S. financial institutions in the form of preferred stock, warrants to purchase common stock and warrants to purchase additional preferred stock. Participating financial institutions were required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Capital Purchase Program. On December 30, 2008, the Company received preliminary approval from the U. S. Treasury to participate in the Program up to $14.4 million. To participate in the Program, however, the Company must be authorized to issue Preferred Stock. The Company’s existing Articles of Incorporation do not allow for Preferred Stock. On February 9th, 2009 the Company filed with the SEC and mailed to its shareholders proxy materials requesting approval to amend its Articles of Incorporation to allow for the issuance of preferred stock. This amendment provides the Board of Directors the authority to issue Preferred Stock in one or more series in the future.

On November 21, 2008, the Board of Directors of the Federal Deposit Insurance Bank (“FDIC”) adopted a final rule relating to the Temporary Liquidity Guarantee Program (“TLGP”). The TLGP was announced by the FDIC on October 14, 2008, preceded by the determination of systemic risk by the Secretary of the Department of Treasury (after consultation with the President), as an initiative to counter the system-wide crisis in the nation’s financial sector. Under the TLGP, the FDIC will (i) guarantee, through the earlier of maturity or June 30, 2012, certain newly issued senior unsecured debt issued by participating institutions on or after October 14, 2008, and before June 30, 2009 and (ii) provide full FDIC deposit insurance coverage for non-interest bearing transaction deposit accounts, Negotiable Order of Withdrawal (“NOW”) accounts paying less than 0.5% interest per annum and Interest on Lawyers Trust Accounts (“IOLTA”) accounts held at participating FDIC- insured institutions through December 31, 2009. Coverage under the TLGP was available for the first 30 days without charge. The fee assessment for coverage of senior unsecured debt ranges from 50 basis points to 100 basis points per annum, depending on the initial maturity of the debt. The fee assessment for deposit insurance coverage is 10 basis points on amounts in covered accounts exceeding $250,000. On December 3, 2008, the Bank elected to participate in both guarantee programs.

Also, on February 27th, 2009, the FDIC also approved a special assessment to all banks payable on September 30th, 2009 to replenish the insurance fund to an acceptable level during this time of economic crisis and numerous bank failures. It is estimated that this special assessment will be approximately $500 thousand dollars.