Form 10-K, Exhibit 13
period 2009-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2010-04-15
CIK 1008579

Exhibit 13.1

HIGHLANDS BANKSHARES, INC.  AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2009

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

To the Board of Directors and Stockholders
Highlands Bankshares, Inc and Subsidiary
Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2009. Highlands Bankshares Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

                                    CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia
April 13, 2010

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2009 based on the framework set forth in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on its evaluation, management concluded that, as of December 31, 2009, Highlands Bankshares, Inc.’s internal control over financial reporting was effective.

This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting for the year ended December 31, 2009. The Company's registered public accounting firm was not required to issue an attestation on its internal controls over financial reporting pursuant to temporary rules of the Securities and Exchange Commission.

              HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

             CONSOLIDATED BALANCE SHEETS
            December 31, 2009 and 2008
           (Amounts in thousands)

ASSETS	2009	2008
Cash and due from banks	$ 14,300	$ 12,846
Federal funds sold	15,037	3,736

Total Cash and Cash Equivalents	29,337	16,582

Investment securities available-for-sale (Note 2)	70,948	106,647
Other Investments, at cost (Note 3)	8,417	6,476
Loans, net of allowance for loan losses of $11,681 and $5,171 in 2009 and 2008, respectively (Note 4)	474,438	485,254
Premises and equipment, net (Note 5)	24,613	24,192
Interest receivable	3,147	3,698
Bank Owned Life Insurance	12,324	12,476
Other Real Estate Owned	6,847	3,792
Other assets	15,236	9,879

Total Assets	$ 645,307	$ 668.996

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)
Noninterest bearing	$ 84,073	$ 80,169
Interest bearing	435,831	442,567

Total Deposits	519,904	522,736

Interest, taxes and other liabilities	1,950	3,794
Short term borrowings (Note 9)	74,039	75,608
Long-term debt (Note 10)	10,836	24,660
Capital securities (Note 11)	3,150	3,150
	89,975	107,212

Total Liabilities	609,879	629,948

STOCKHOLDERS' EQUITY
Common stock, 5,011 and 5,001 shares issued and outstanding as of December 31, 2009 and 2008, respectively. Authorized 40,000 shares, par value $0.625 per share (Notes 13 and 15)	3,132	3,126

Additional paid-in capital	7,783	7,688
Retained Earnings	28,063	34,994
Accumulated other comprehensive (loss)	(3,550)	(6,760)

Total Stockholders' Equity	35,428	39,048

Total Liabilities and Stockholders' Equity	$ 645,307	$ 668,996
The Notes to Consolidated Financial Statements are an integral part of these statements.

                                                   HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF INCOME
            Years Ended December 31, 2009 and 2008
            (Amounts in thousands, except per share data)

INTEREST INCOME	2009	2008

Loans receivable and fees on loans	$ 30,33383	$ 32,937
Securities available for sale:
Taxable	1,673	3,359
Tax-exempt	2,373	2,658
Other Investment Income	80	279
Federal funds sold	10	84
Total Interest Income	34,474	39,317

INTEREST EXPENSE
Deposits	11,246	14,823
Federal funds purchased	6	46
Other borrowed funds	4,893	4,754
Total interest expense	16,145	19,623

Net interest income	18,329	19,694

PROVISION FOR LOAN LOSSES (Note 4)	9,614	1,590

Net interest income after provision for loan losses	8,715	18,104

NON-INTEREST INCOME
Securities gains	380	137
Service charges on deposit accounts	2,225	2,414
Other service charges, commissions and fees	1,354	1,392
Other operating income	1,683	690
Other than temporary impairment charge	(5,621)	(5,988)
Total Non-Interest Income	21	(1,355)

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14 and 15)	10,560	10,259
Occupancy expense of bank premises	1,145	1,085
Furniture and equipment expense	1,613	1,700
Other operating expenses (Note 23)	7,031	5,133
Total Non-Interest Expenses	20,349	18,177

(Loss) Income Before Income Taxes	(11,613)	(1,428)

Income Tax Expense (Note 7)	(5,234)	(1,543)

Net Income (Loss)	$ (6,379)	$ 115

Earnings (Loss) Per Common Share (Note 13)	$ (1.27)	$ 0.02

Earnings (Loss) Per Common Share - assuming dilution -Note 13 13)	$ (1.27)	$ 0.02
The Notes to Consolidated Financial Statements are an integral part of these statements.

HGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2009 and 2008
(Amounts in thousands)

					Accumulated Other Comprehensive Income
			Additional Paid-in Capital	Retained Earnings		Total Stockholders' Equity
	Common Stock
	Shares	Par Value

Balance, December 31, 2007	5,109	$ 3,193	$ 7,405	$ 38,247	$ (2,134)	$ 46,711

Comprehensive income:
Net income	-	-	-	115	-	115
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $4,373	-	-	-	-	(8,488)	(8,488)
Less: reclassification adjustment, net of income tax expense of $1,990	-	-	-	-	3,862	3,862

Total comprehensive income	-	-	-	-	-	(4,511)

Common stock issued for stock options exercised	31	20	283	-	-	303
Cash dividend				(1,104)		(1,104)
Repurchase Common Stock	(139)	(87)	-	(2,264)	-	(2,351)

Balance, December 31, 2008	5,001	$ 3,126	$ 7,688	$ 34,994	$ (6,760)	$ 39,048

Comprehensive income:
Net income	-	-	-	(6,379)	-	(6,379)
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $77	-	-	-	-	(148)	(148)
Less: reclassification adjustment, net of income tax expense of $1,730	-	-	-	-	3,358	3,358

Total comprehensive income	-	-	-	-	-	(3,169)

Common stock issued for stock options exercised	10	6	95	-	-	101
Cash dividend				(552)		(552)
Repurchase Common Stock	-	-	-	-	-	-

Balance, December 31, 2009	5,011	$ 3,132	$ 7,783	$ 28,063	$ (3,550)	$ 35,428

The Notes to Consolidated Financial Statements are an integral part of these statements

                 HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                Years Ended December 31, 2009 and 2008
                          (Amount in thousands)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ (6,379)	$ 115
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	9,614	1,590
Provision for deferred income taxes	(4,210)	(2,280)
Depreciation and amortization	1,342	1,344
Net realized gains on available-for-sale securities	(380)	(137)
Net amortization on securities	377	339
Amortization of capital issue costs	5	116
Other than temporary impairment charge	5,621	5,988
Increase (decrease) in interest receivable	551	381
Valuation adjustment of other real estate owed	1,393	-
(Increase) decrease in other assets	(3,460)	(3,724)
Increase (decrease) in interest, taxes and other
liabilities	(1,844)	132
Net Cash provided by operating activities	2,630	3,864

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	28,308	19,182
Proceeds from maturities of debt and equity securities	25,576	20,652
Purchase of debt and equity securities	(18,938)	(28,548)
Purchase of other investments	(1,788)	(741)
Net increase in loans	(4,633)	(40,183)
Proceeds from sales of otehr real estate owned	1,387	-
Proceeds from cash surrender value of Life Insurance	604	-
Premises and equipment expenditures	(1,715)	(2,352)
Net Cash used in investing activities	28,801	(31,990)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in certificates of deposit	(22,105)	6,084
Net increase in demand, savings and other deposits	19,273	3,905
Increase (decrease) in short term borrowings	(1,569)	31,503
Decrease in long-term debt	(13,824)	(22,609)
Cash dividends paid	(552)	(1,104)
Redemption of Capital Securities	-	(3,150)
Proceeds from exercise of common stock options	101	303
Repurchase of common stock	-	(2,351)
Net Cash provided by financing activities	(18,676)	12,581
Net increase in cash and cash equivalents	12,755	(15,545)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	16,582	32,127

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 29,337	$ 16,582

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 17,361	$ 20,219
Income taxes	$ 250	$ 400

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Transfer of loans to other real estate owned	$ 5,836	$ -

  The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
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
December 31, 2009
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

The Company’s Credit Review and Analysis Department evaluates various loans individually for impairment as required by Statement of Financial Accounting Standards ASC 310, Accounting by Creditors for Impairment of a Loan.  Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management.  The evaluations are based

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note  1.                      Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

upon discounted expected cash flows or collateral valuations.  If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment.  If a loan evaluated individually is not impaired, then the loan is considered for impairment under ASC 450, Accounting for Contingencies, with a group of loans that have similar characteristics.

For loans without individual measures of impairment, the Company makes estimates of losses for groups of loans as required by ASC 450.  Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and the general collateral type.  A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan.  The resulting estimate of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans, including:  borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience and ability of lending management; and national and local economic conditions.

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
December 31, 2009
(Amounts in thousands)

Note  1.                      Summary of Significant Accounting Policies (Continued)

Foreclosed Assets (Continued)

basis. Subsequent to foreclosure or repossession, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed and repossessed assets. Foreclosed and repossessed assets at December 31, 2009 and 2008 were $6,934 and $3,945 respectively.

Income Taxes

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Under ASC 740, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the Company’s tax circumstance and filings under the most current and relevant accounting rules and believes the Company has incurred no liability for uncertain beneficial tax positions (or any related penalties and interest) for the periods open to normal jurisdictional examination (currently 2006 through 2009).

Earnings Per Common Share

Earnings per common share are calculated based on the weighted average outstanding shares during the year.  Earnings per common share assuming dilution are calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end.

Stock Compensation Plans

The Company accounts for stock compensation plans under the guidance of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values.  No options were granted during 2009 or 2008 so no compensation has been recognized.

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
     December 31, 2009
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

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162,” (“SFAS 168”).  SFAS 168 establishes the FASB Accounting Standards Codification TM (“Codification”) as the source of authoritative generally accepted accounting principles (“GAAP”) for nongovernmental entities.  The Codification does not change GAAP. Instead, it takes the thousands of individual pronouncements that currently comprise GAAP and reorganizes them into approximately 90 accounting Topics, and displays all Topics using a consistent structure.  Contents in each Topic are further organized first by Subtopic, then Section and finally Paragraph. The Paragraph level is the only level that contains substantive content. Citing particular content in the Codification involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure. FASB suggests that all citations begin with “FASB ASC,” where ASC stands for Accounting Standards Codification. Changes to the ASC subsequent to June 30, 2009 are referred to as Accounting Standards Updates (“ASU”).

In conjunction with the issuance of SFAS 168, the FASB also issued its first Accounting Standards Update No. 2009-1, “Topic 105 –Generally Accepted Accounting Principles” (“ASU 2009-1”) which includes SFAS 168 in its entirety as a transition to the ASC.    ASU 2009-1 is effective for interim and annual periods ending after September 15, 2009 and will not have an impact on the Company’s financial position or results of operations but will change the referencing system for accounting standards.  Certain of the following pronouncements were issued prior to the issuance of the ASC and adoption of the ASUs. For such pronouncements, citations to the applicable Codification by Topic, Subtopic and Section are provided where applicable in addition to the original standard type and number.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
                                                                                                                                              (Amounts in thousands)

Note  1.                      Summary of Significant Accounting Policies (Continued)

The FASB issued SFAS 166 (not yet reflected in FASB ASC), “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140,” (“SFAS 166”) in June 2009.  SFAS 166 limits the circumstances in which a financial asset should be derecognized when the transferor has not transferred the entire financial asset by taking into consideration the transferor’s continuing involvement.  The standard requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale.  The concept of a qualifying special-purpose entity is removed from SFAS 140 along with the exception from applying FIN 46(R).  The standard is effective for the first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The Company does not expect the standard to have any impact on the Company’s financial position.

SFAS 167 (not yet reflected in FASB ASC), “Amendments to FASB Interpretation No. 46(R),” (“SFAS 167”) was also issued in June 2009.  The standard amends FIN 46(R) to require a company to analyze whether its interest in a variable interest entity (“VIE”) gives it a controlling financial interest.  A company must assess whether it has an implicit financial responsibility to ensure that the VIE operates as designed when determining whether it has the power to direct the activities of the VIE that significantly impact its economic performance.  Ongoing reassessments of whether a company is the primary beneficiary is also required by the standard.  SFAS 167 amends the criteria to qualify as a primary beneficiary as well as how to determine the existence of a VIE.  The standard also eliminates certain exceptions that were available under FIN 46(R).  SFAS 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  Comparative disclosures will be required for periods after the effective date.  The Company does not expect the standard to have any impact on the Company’s financial position.

The FASB issued ASU 2009–05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” in August, 2009 to provide guidance when estimating the fair value of a liability.  When a quoted price in an active market for the identical liability is not available, fair value should be measured using (a) the quoted price of an identical liability when traded as an asset; (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (c) another valuation technique consistent with the principles of Topic 820 such as an income approach or a market approach.  If a restriction exists that prevents the transfer of the liability, a separate adjustment related to the restriction is not required when estimating fair value.  The ASU was effective October 1, 2009 for the Company and did not have any impact on financial position or operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note  2.                      Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 1,498	$ 9	$ --	$ 1,507
State and political subdivisions	48,002	399	1,053	47,348
Mortgage backed securities	18,445	314	7	18,752
Other securities	8,381	--	5,040	3,341

	$ 76,326	$ 722	$ 6,100	$ 70,948

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies and corporations	$ 11,377	$ 62	$ --	$ 11,439
State and political subdivisions	52,537	247	1,793	50,991
Mortgage backed securities	38,910	320	330	38,900
Other securities	14,067	5	8,756	5,317

	$ 116,891	$ 635	$ 10,879	$ 106,647

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note  2.                      Investment Securities Available-For-Sale (Continued)

The following table presents the age of gross unrealized losses and fair value by investment category.

	December 31, 2009
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$ 1,465	$ 4	$ 224	$ 3	$ 1,689	$ 7
States and pol. subdivisions	12,363	216	7,975	838	20,338	1,053
Other securities	86	15	3,256	5024	3,342	5,040

Total	$ 13,914	$ 235	$ 11,455	$ 5,865	$25,369	$ 6,100

	December 31, 2008
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$ 13,695	$ 168	$ 6,572	$ 162	$20,267	$ 330
States and pol. subdivisions	21,874	1,356	5,479	433	27,353	1,789
Other securities	843	1,281	3,454	7,478	4,297	8,759

Total	$ 36,412	$ 2,805	$ 15,505	$ 8,073	$51,917	$ 10,878

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

    The segment of the Company’s portfolio that contains the largest unrealized loss is the pooled trust preferred securities (TRUP CDOs) which represent trust preferred securities issued primarily by banks and a limited number of insurance companies and real estate investment trusts. As of December 31, 2009, the Company’s TRUP CDOs amortized cost totaled $5.64 million.

    The Company reviews its investment portfolio on a quarterly basis for indications of other-than-temporary impairment (“OTTI”).

    During the first quarter of 2009, the FASB ASC Topic 320, Investments-Debt and Equity Securities, amended the assessment criteria for recognizing and measuring OTTI related to debt securities. For analysis of the Company’s TRUP CDOs securities, the Company prepares cash flow analyses on each applicable security to determine if an adverse change in cash flows expected to be collected has occurred. An adverse change in cash flows expected to be collected has occurred if the present value of cash flows previously projected is greater than the present value of cash flows projected at the current reporting date and less than the current book value. If an adverse change in cash flows is deemed to have occurred, then OTTI has occurred. The credit-related OTTI is then recorded through earnings and the non-credit related OTTI is accounted for in Other Comprehensive Income (OCI). The Company uses a third party to provide the quarterly cash flow projections to assist  in the determination of OTTI.

    During 2009, the Company incurred credit-related OTTI charges of $5.62 million. The entire $5.62 million write-down was related to the TRUP CDOs. The cash flow projections for the pooled trust preferred securities utilize a discounted cash flow test that uses variables such as the estimate of future cash flows, creditworthiness of the underlying banks and determination of probability of default of the underlying collateral.

    The expected future default assumptions for the pooled trust preferred securities are based upon the Company’s best estimate of future bank deferrrals. Banks currently in default or deferring interest payments are assigned a 100% probability of default. In all cases, a 15% projected recovery rate is applied to current deferrals and projected defaults.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANC9AL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note  2.                      Investment Securities Available-For-Sale (Continued)

During 2008 the Company recorded an “other-than-temporary-impairment charge” in the amount of $5.99 million on our investment in preferred stock of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Corporation (Fannie Mae”), both government sponsored enterprises (“GSE”). The decision to recognize the unrealized mark-to-market loss on these securities as an “other-than-temporary impairment (“OTTI”) is based on the significant decline in the market value of the securities caused by recent events. Prior to this charge, impairment was recorded as an unrealized mark-to-market loss on securities available-for-sale and reflected as a reduction to equity through other comprehensive income.

On September 7, 2008 the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that the FHFA was putting both Fannie Mae and Freddie Mac under conservatorship, eliminating dividend payments on Fannie Mae and Freddie Mac common and preferred stock for an unspecified amount of time and giving management control to their regulator, the FHFA.  Due to the actions of the United States government and the uncertainty surrounding the ongoing viability of these two Government Sponsored Enterprises, Highlands Bankshares, Inc. determined that the OTTI charge was necessary under generally accepted accounting principles.  This OTTI charge was a non-cash impairment charge and was recorded during the third quarter of 2008.

Investment securities available-for-sale with a carrying value of $47,988 and $75,329 at December 31, 2009 and 2008 respectively, and a market value of $48,309 and $74,078 at December 31, 2009 and 2008, respectively were pledged as collateral on public deposits, FHLB advances and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANC9AL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note  2.                      Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2009 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Approximate Market Value

Due in one year or less	$ --	$ --
Due after one year through five years	309	324
Due after five years through ten years	1,416	1,437
Due after ten years	47,775	47,094
	49,500	48,855

Mortgage-backed securities	18,445	18,752
Other securities	8,381	3,341
	$ 76,326	$ 70,948

For the years ended December 31, 2009 and 2008, proceeds from sale of securities were $28,308 and $19,182, respectively.  Gross realized gains and losses on investment securities available for sale were as follows:

	2009	2008

Realized gains	$ 533	$ 154
Realized losses	$ (153)	$ (17)
Tax provision	$ 129	$ 47

       Note 3.      Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Bankers’ Bank stock (TBB), Pacific Coast Bankers’ Bank and Community Bankers’ Bank  stock with a carrying value of $6,383 and $6,476 at December 31, 2009 and 2008, respectively are stated at cost and included as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these entities to hold these investments, and the only market for this stock is the issuing agency.  Also included in “Other Investments” are Certificates of Deposits purchased from other FDIC insured institutions in 2009.  The total purchased during 2009 was $2,034. These CDs mature in 2010.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

     Note  4.                        Loans

  The composition of net loans is as follows:

	2009	2008
Real Estate Secured:
Residential 1-4 family	$ 183,983	$ 176,239
Multifamily	12,895	13,115
Commercial, Construction and Land Development	173,752	179,338
Second mortgages	16,980	18,499
Equity lines of credit	10,164	9,984
Farmland	11,176	9,501
	408,950	406,676

Secured, Other:
Personal	20,671	21,854
Commercial	30,449	32,725
Agricultural	2,263	4,319
	53,383	58,898

Unsecured	24,229	25,251
Overdrafts	191	246
	24,420	25,497

	486,753	491,071
Less:
Allowance for loan losses	11,681	5,171
Net deferred fees	634	646
	12,315	5,817

Loans, net	$ 474,438	$ 485,254

Activity in the allowance for loan losses is as follows:

	2009	2008

Balance, beginning	$ 5,171	$ 4,630
Provision charged to operations	9,614	1,590
Loans charged to reserve	(3,247)	(1,316)
Recoveries	143	267

Balance, ending	$ 11,681	$ 5,171

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

       Note  4.                      Loans (Continued)

The following is a summary of information pertaining to impaired loans:

December 31,
	2009	2008

Impaired loans without a valuation allowance	$ -	$ -
Impaired loans with a valuation allowance	11,826	5,421
Total impaired loans	$ 11,826	$ 5,421
Valuation allowance related to impaired loans	$ 1,483	$ 1,225

Total non-accrual loans	$ 11,559	$ 6,278
Total loans past due 90 days or more and still accruing	$ 4,260	$ 656
Average investment in impaired loans	$ 9,729	$ 6,520
Interest income recognized on impaired loans	$ 159	$ 127
Interest income recognized on a cash basis on impaired loans	$ -	$ -

No additional funds are committed to be advanced in connection with impaired loans.

    At December 31, 2009, the Company had $6.01 million in loans that were accruing interest under the terms of troubled debt restructurings. This amount consists of $3.17 million in residential mortgage loans and $2.84 million in all other loans. Loan restructurings generally occur when a borrower is experiencing, or is expected to experience, financial difficulties in the near-term. Consequently, a modification that would otherwise not be considered is granted to the borrower. These loans may continue to accrue interest as long as the borrower complies with the revised terms and conditions and has demonstrated repayment performance with the modified terms.

Note 5.        Premises and Equipment

                Premises and equipment are comprised of the following:

	2009	2008

Land	$ 10,723	$ 10,050
Bank Premises	14,061	13,927
Equipment	12,015	11,536
	36,799	35,513
Less: accumulated depreciation	12,237	11,389
	24,562	24,124
Construction in Progress	51	68

	$ 24,613	$ 24,192

Depreciation expense was $1,321 and $1,322 for 2009 and 2008, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

           Note 6.       Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers.  As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable.  The current value of the policies at December 31, 2009 and 2008 was $12,324 and $12,476, respectively.

                Note  7.                    Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2009	2008

Deferred tax assets:
Allowance for loan loss	$ 3,971	$ 1,758
Previous Years AMT credit	293	136
Loss on Other Equity Investments	51
Other than temporary impairment charge on AFS securities	3,947	2,036
Net unrealized loss on securities available-for-sale	1,829	3,483
	10,091	7,413

Deferred tax liability:
Depreciation	(417)	(452)
	(417)	(452)

Net deferred tax asset	$ 9,674	$ 6,961

The components of income tax expense related to continuing operations are as follows:

	2009	2008

Federal:
Current	$ (1,024)	$ 737
Deferred	(4,210)	(2,280)

Total	$ (5,234)	$ (1,543)

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2009	2008

Statutory rate applied to earnings before income taxes	$ (3,949)	$ (486)
Tax exempt interest	(807)	(931)
Life Insurance benefits	(223)	-
Other, net	(255)	(126)

Total	$ (5,234)	$ (1,543)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

        Note 8.        Deposits

The composition of deposits is as follows:

	2009	2008

Non-interest bearing demand	$ 84,073	$ 80,169
Interest bearing demand	75,560	66,023
Savings deposits	55,745	49,805
Time deposits, in amounts of $100,000 or more	111,637	119,623
Other time deposits	192,889	207,116

Total deposits	$ 519,904	$ 522,736

The scheduled maturities of time deposits at December 31, 2009 are as follows:

2010	$ 208,681
2011	45,340
2012	28,814
2013	6,968
2013	13,035
Thereafter	1,688

$ 304,526

         Note 9.      Other Short-Term Borrowings

Other short-term borrowings in the balance sheet consist of nine Federal Home Loan Bank advances that are secured by a lien on a specific class of residential and commercial mortgage loans of the Bank.  The advances are also secured by a specific group of available for sale securities held in safekeeping by the FHLB. The Federal Home Loan Bank has the option to convert these advances which total $73.5 million to a three month LIBOR-based floating rate advance.  These nine notes carry interest rates of 3.44%, 4,165%, 3.76%, 4.47%, 4.80%, 4.328%, 4.341%, 3.84% and 2.657%. Also included in other short-term borrowing are the contractual principal payments due over the next 12 months on two seller financed mortgages secured by Bank property and an FHLB advance granted through the FHLB’s Affordable Housing Program. The remaining balances on these three borrowings are included in long-term debt. Also included in other short-term borrowings are the contractual principal payments due over the next 12 months on funds drawn on a Term Loan issued to the Company by one of its Correspondent Banks. The rate on this loan is  6.75%. This loan is secured by the Stock of the subsidiary Bank.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

                        Note 10.                      Long-Term Debt

At December 31, Highlands Bankshares, Inc. and its Subsidiary had the following long-term debt agreements:

	2009	2008

Note payable FHLB dated 03/04/05 for $5 million with an annual interest rate of 4.165%, due 03/04/2015. The note requires quarterly interest payments and has an early conversion option at 03/04/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Included in short term borrowings	5,000

Note payable FHLB dated 06/29/05 for $5 million with an annual interest rate of 3.760%, due 06/29/2015. The note requires quarterly interest payments and has an early conversion option at 06/29/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Included in short term borrowings	5,000

Note payable FHLB dated 08/23/05 for $750,000 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s affordable housing program. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.
	$ 500	$ 548

                                                              HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

                        Note 10.      Long-Term Debt (Continued)

	2009	2008

Note payable FHLB dated 02/28/08 for $6 million with an annual interest rate of 2.66%, due 02/28/2018. The note requires quarterly interest payments and has an early conversion option at 02/26/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Included in short term borrowings	6,000

Note payable FHLB dated 03/12/2008 for $8 million with an annual interest rate of 2.61%, due 03/12/2018. The note requires quarterly interest payments and has an early conversion option at 03/14/2011. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	8,000	8,000

Other notes payable resulting from seller-financing transactions for $375 with annual interest rates ranging from 3.2% to 8.0%, and due dates ranging from 2010-2013. The notes require monthly installments of principal and interest of $6. The loans are secured by a first deed of trust on real estate.	74	112

Holding Company Note payable to Community Bankers Bank with a rate of 6.75%. The note requires monthly installments of principal and interest in the amount of $51. The loan is secured by the stock of the subsidiary bank and contains certain other covenants that are typical for Bank Holding Company loans. The loan is being amortized over a 10 year term and contains a balloon date at then end of 5 years.	2,262	--

Total long-term debt	$ 10,836	$ 24,660

                                                                                                                 HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
                                                                                                                                              (Amounts in thousands)

                    Note 10.      Long-Term Debt (Continued)

Contractual principal maturities of long-term debt at December 31, 2008 are as follows:

2010	$ -
2011	562
2012	598
2013	622
2014	645
Thereafter	8409

$ 10,836

                               HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                        December 31, 2009
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

       On January 15, 2008 (the “Redemption Date”), after receiving regulatory approval, Highlands Bankshares, Inc. (the “Company”) redeemed $3,862,500 in principal amount of its Junior Subordinated Debt Securities due January 15, 2028 (the “Debt Securities”). All of the Debt Securities are held by Highlands Capital Trust I
       (the “Trust”), the Company’s subsidiary. The redemption price paid for the Debt Securities was 104.625% of the principal amount of the Debt Securities redeemed, plus accrued and unpaid interest to but excluding the Redemption Date.

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
December 31, 2009
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

Subject to certain exceptions and limitations, the Parent Company may elect from time to time to defer interest payments on the the junior subordinated debt securitites, which would result in a deferral of distribution payments on the related Capital Securities. Due to the economic environment, the Board has determined that, effective April 15th, 2010, the Company will defer interest payments on the junior subordinated debt securities held by the Company’s subsidiary, Highlands Capital Trust I.  As a result, distribution payments to holders of the Highlands Capital Trust I 9.25% Capital Securities will also be deferred.

Note 12.                      Operating Leases

The Company currently has no operating leases that have initial or remaining non-cancelable terms in excess of one year.

Total operating lease expense was $30 and $49 for December 31, 2009 and 2008, respectively.

Note 13.                      Common Stock and Earnings Per Common Share

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31.  Outstanding stock options (Note 15) have a dilutive effect on earnings per share, which is determined using the treasury stock method.  For 2009, the impact of conversions of outstanding stock options were anti-dilutive. The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2009	2008

Income available to common stockholders	$ (6,379)	$ 115
Weighted average shares outstanding	5,006	5,023
Shares outstanding including assumed conversion	5,006	5,077
Basic earnings (loss) per share	$ (1.27)	$ 0.02
Fully diluted earnings (loss) per share	$ (1.27)	$ 0.02

Highlands Bankshares, Inc. paid dividends of $552 and $1,104 or $0.11 per share and $0.22 per share in 2009 and 2008, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands, except per share data)

    Note 14.                        Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements.  The Bank makes a discretionary 1.5% profit sharing contribution to all employees exclusive of employee contributions and employer matching.    Employees may elect to make voluntary contributions to the plan up to 15% of their base pay.  In addition to the 1.5% profit sharing contribution, the Bank matches 50% of the employee’s initial 7% contribution; therefore, the maximum employer matching contribution per employee could be 3.5% of base pay.  The cost of Bank contributions under the savings plan was $324 and $332 in 2009 and 2008 respectively.

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

The Company sponsors an equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options to its directors, officers and employees for up to 200,000 shares of common stock. The Company did not grant any equity compensation in 2009 or 2008.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands, except  per share data)

Note 15.  Stock Option Plan (Continued)

     A summary of the status of the Company’s stock option plan is presented below:

	2009		2008

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$ 13.28	280,585	$ 12.86	314,321
Granted	-	-	-	-
Exercised	10.13	(10,016)	9.53	(31,736)
Expired	9.50	(7,790)	7.54	(2,000)

Options outstanding and exercisable at December 31	$ 13.51	262,779	$ 13.28	280,585

Information pertaining to options outstanding at December 31, 2009 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$ 11.75 - $12.50	68,000	1.12 years	$ 12.19
$ 13.00 - $15.00	194,779	4.12 years	$ 13.97

Outstanding at end of year	262,779	3.34 years	$ 13.51

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 16.	Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers.  Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $2,064 and $2,576, unfunded commitments under lines of credit of $41,298 and $44,766 and commitments to grant loans of $7,980 and $3,064 for the years ended December 31, 2009 and 2008 respectively.  These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

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

Note 17.                     Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks, approximately $166,136 of lines of credit to fund any necessary cash requirements. The Bank has $82,049 of Federal Home Loan Bank advances outstanding as of December 31, 2009. A specific class of commercial and residential mortgage loans, with a balance of $208,716 at December 31, 2009 and a specific group of securities available for sale with a lendable collateral value of $19,250 at December 31, 2009 were pledged to the FHLB as collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 18.                        Fair Value Disclosures

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures.  Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under ASC Topic 820 on Fair Value Measurements and Disclosures, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

A description of valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 18.                        Fair Value Disclosures (continued)

Investment Securities Available for Sale

Securities classified as available for sale are reported at fair value utilizing Level 1, Level 2 and Level 3 inputs. For Level 1 securities, the Company obtains fair value measurements from active exchanges. For Level 2 securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

As of December 31, 2009 the Company owns approximately $5.64 million (amortized cost) in collateralized debt obligation securities that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs).  The market for these securities is not active and markets for similar securities are also not active.  The TRUP CDOs have been classified within Level 3 of the fair value hierarchy because we determined that significant adjustments are required to fair value at the measurement date. The cash flow projections for the pooled trust preferred securities utilize a discounted cash flow test that uses variables such as the estimate of future cash flows, creditworthiness of the underlying banks and determination of probability of default of the underlying collateral.

The expected future default assumptions for the pooled trust preferred securities are based upon the Company’s best estimate of future bank deferrrals. Banks currently in default or deferring interest payments are assigned a 100% probability of default. In all cases, a 15% projected recovery rate is applied to current deferrals and projected defaults.

The remaining securities in the Company’s available for sale securities portfolio are classified within the Level 2 heirarchy using inputs from independent pricing models.

The following summarizes the Company’s available for sale securities portfolio measured at fair value on a recurring basis as of December 31, 2009 and December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy.

                                                                                    2009
                   Level 1                   Level 2                       Level 3                                    Total Fair Value
Available for Sale Securities
TRUP CDO’s	--	--	$ 1,197	$ 1,197
State and Political Subdivisions		$ 47,347		$ 47,347
Mortgage Backed Securities	--	$ 18,752	--	$ 18,752
Other		$ 3,652		$ 3,652
Total AFS Securities	--	$ 69,751	$ 1,197	$ 70,948

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 18.                        Fair Value Disclosures (continued)

                         2008
                  Level 1                           Level 2                          Level 3                                 Total Fair Value
Available for Sale Securities
TRUP CDO’s	--	--	$ 3,831	$ 3,831
State and Political Subdivisions		$ 50,990		$ 50,990
Mortgage Backed Securities	--	$ 38,901	--	$ 38,901
Other		$ 12,925		$ 9,715
Total AFS Securities	--	$ 102,816	$ 3,831	$ 106,647

Pursuant to ASC Topic 820, the following table shows a reconciliation of the beginning and ending balance at December 31, 2009 for Level 3 assets measured on a recurring basis using significant unobservable inputs.

          Investment Securities Available for Sale

Beginning balance, January 1, 2009	$ 3,831
Total gains, losses included in net income	(5,621)
Included in Other comprehensive Income	2,987
Transfers in or out of Level 3	--
Ending Balance December 31, 2009	$ 1,197

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, all of the total impaired loans were evaluated based on the fair value of the collateral. Fair value is based upon independent market prices or appraised values of the collateral which the Company considers as nonrecurring Level 2.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 18.                 Fair Value Disclosures (continued)

Foreclosed Assets / Repossessions

Foreclosed assets and repossessions are adjusted to fair value upon transfer of the loans to foreclosed assets and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices or appraised values of the collateral which the Company considers as nonrecurring Level 2.  If additional write-downs have occurred due to the recessionary economic environment, then the foreclosed asset blances are reclassified as Level 3.

    The following table summarizes the Company’s assets at fair value on a non - recurring basis as of December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy.

                                                        Level 1                           Level 2                         Level 3                               Total Fair Value
Impaired Loans		$ 10,343	--	$ 10,343
Repossessions/OREO	--	$ 4,221	2,713	$ 6,934

General

The Company has no liabilities carried at fair value or measured at fair value on a non-recurring basis.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of   the   instrument.  Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company

Cash and Cash Equivalents

The carrying amount reported in the balance sheets for cash, short-term investments and federal funds sold approximates fair value.

Securities Available for Sale

Fair values are determined in the manner as described above.

Other Investments

Other investments include Federal Home Loan Bank stock, Federal Reserve Bank stock, Community Bankers Bank stock, and Pacific Coast Bankers Bank. Also in included in other investments are certificates of deposit purchased from other FDIC insured institutions. The carrying value of those securities approximates fair value based on the redemption provisions of those Banks. Also included in other investments are certificates of deposit purchased from other banks in which the carrying amount approximates fair value.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Loans

The fair value of loans represent estimates at which the loans of the Bank could be exchanged on the open market, based upon the current lending rate for similar types of lending arrangements discounted over the remaining life of the loans.

Deposits

The fair value of deposits represent estimates at which the deposit liabilities of the Bank could be exchanged on the open market, based upon the current deposit rates for similar types of deposit arrangements discounted over the remaining life of the deposits.

Other Short-Term Borrowings

Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. Estimated maturity dates are also included in the calculation of fair value for these borrowings.

Long-term Debt and Capital Securities

Rates currently available to the Company for debt with similar terms and remaining maturities or established call prices are used to estimate fair value of existing debt.

Off-Balance Sheet Instruments

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

The carrying amounts and fair values of the Company's financial instruments at December 31, 2009 and December 31, 2008 were as follows:

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 29,337	$ 29,337	$ 16,582	$ 16,582
Securities available for sale	70,948	70,948	106,647	106,647
Other investments	8,417	8,417	6,476	6,476
Loans, net	474,438	467,790	485,254	480,180
Deposits	(519,904)	(522,563)	(522,736)	(526,780)
Other short-term borrowings	(74,039)	(80,047)	(75,608)	(83,844)
Long-term debt	(10,836)	(10,875)	(24,660)	(26,468)
Capital Securities	(3,150)	(2,588)	(3,150)	(2,758)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
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

	2009	2008

Balance, beginning	$ 16,255	$ 11,264
Additions	7,883	6,805
Reductions	(7,695))	(1,814))

Balance, ending	$ 16,443	$ 16,255

Unused commitments	$ 894	$ 1,397

Deposits from related parties held by the Bank at December 31, 2009 and 2009 were $4,600 and $4,714, respectively.

Note 20.	Restrictions on Cash

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank.  The total of those reserve balances at December 31, 2009 and 2008 were $7,599 and $7,969, respectively.

Note 21.	Minimum Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by their primary regulator, the Federal Reserve Bank of Richmond.  Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Company and Bank and the consolidated financial statements.  Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines involving quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 21. Minimum Regulatory Capital Requirements (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined).  Management believes, as of December 31, 2009 and 2008, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

As of December 31, 2009 the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based capital to risk-weighted assets, Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets ratios as disclosed in the table below.  There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes

	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 44,915	9.19%	$ 39,096	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	38,743	7.93%	19,548	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	38,743	5.90%	26,278	=,> 4%

As of December 31, 2008:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 53,784	11.15%	$ 38,596	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	48,613	10.08%	19,298	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	48,613	7.20%	27,008	=,> 4%

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 21. Minimum Regulatory Capital Requirements (Continued)

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 49,677	10.17%	$ 39,062	=,> 8%	$ 48,828	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	43,505	8.91%	19,531	=,> 4%	29,297	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	43,505	6.63%	26,242	=,> 4%	32,803	=,> 5%

As of December 31, 2008:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 52,775	11.00%	$ 38,396	=,> 8%	$ 47,995	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	47,603	9.92%	19,198	=,> 4%	28,797	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	47,603	7.08%	26,905	=,> 4%	33,632	=,> 5%

Note 22.	Restrictions on Dividends

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
                                                                                                         (Amounts in thousands)

Note 23.	Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2009	2008

BOLI income	$ 458	$ 499

Other Contracted Services	$ 578	$ 514

Bank Franchise Taxes	$ 470	$ 482

FDIC Insurance Costs	$ 1,183	$ 332

Loss on Sale /Write-down of OREO and Repos	$ 1,070	$ 159

Software Licensing / Maintenance	$ 731	$ 589

Life Insurance Proceeds	$ 656	--

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2009 and 2008 and for the years then ended.  Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2009	2008
ASSETS
Cash	$ 1,051	$ 184
Capital securities repurchased	600	600
Other investments	102	254
Equity in subsidiary	40,189	41,186
Premises and equipment, net	--	1,532
Other assets	145	123

Total Assets	$ 42,087	$ 43,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$ 195	$ 81
Other short term borrowings	453	1,000
Long Term Debt	2,261	--
Capital securities	3,750	3,750
Total Liabilities	6,659	4,831

STOCKHOLDERS’ EQUITY	35,428	39,048

Total Liabilities and Stockholders’ Equity	$ 42,087	$ 43,879

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2009	2008

Dividends from subsidiary	$ 1,000	$ 2,500
Interest income	55	58
Other income	59	226
Interest expense	(491)	(376)
Operating expense	(267)	(483)
	356	1,925

Income tax benefit	219	196
Equity in undistributed earnings of subsidiary	(6,954)	(2,006)

Net income (Loss)	$ (6,379)	$ 115

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)	$ (6,379)	$ 115
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	17	172
Provision for loan losses	-	-
Provision for deferred income taxes	-	3
Equity in undistributed earnings of subsidiary	6,954	2,006
Increase in other assets	(256)	(189)
Increase (decrease) in other liabilities	114	(72)

Net cash provided by operating activities	603	2,035

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase) sale of other investments	-	(102)
Net (increase) decrease in loans	-	-
Premises and equipment expenditures	-	-
Capital contributed to subsidiary bank	(1,000)	(1,000)

Net cash provided by (used in) investing activities	(1,000)	(1,102)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Short Term Borrowings	(547)	1,000
Net increase in Long Term Debt	2,261
Cash dividends paid	(551)	(1,104)
Repurchase of capital securities	-	(3,150)
Proceeds from exercise of common stock options	101	303
Repurchase of Common Stock	-	(2,351)

Net cash (used in) provided by financing activities	1,264	(5,302)

Net increase (decrease) in cash and cash equivalents	867	(4,369)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	184	4,553

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 1,051	$ 184
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Capital contributed to subsidiary bank—land and buildings	$ 1,527	$ 1,311

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Amounts in thousands)

Note 25.   Life Insurance Proceeds

During the first quarter of 2009, the Company received life insurance proceeds as a result of the death of one of the Company’s executive officers. Total death benefit proceeds received totaled $1.26 million. Of this amount, $656 was tax free income and $604 represented the accumulated cash value of the various policies.