Form 10-K, Exhibit 13
period 2010-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2011-03-31
CIK 1008579

Exhibit 13.1

HIGHLANDS BANKSHARES, INC.  AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2010

C O N T E N T S

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

Management’s Annual Report on Internal Control over Financial Reporting	3

FINANCIAL STATEMENTS
Consolidated Balance Sheets	4
Consolidated Statements of Income	5
Consolidated Statements of Stockholders' Equity	6
Consolidated Statements of Cash Flows	7
Notes to Consolidated Financial Statements	8 – 38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highlands Bankshares, Inc.  and Subsidiary
Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2010. Highlands Bankshares, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia
March 10, 2011

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2010 based on the framework set forth in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on its evaluation, management concluded that, as of December 31, 2010, Highlands Bankshares, Inc.’s internal control over financial reporting was effective.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009
(Amounts in thousands)

	2010	2009
ASSETS
Cash and due from banks	$15,693	$14,300
Federal funds sold	66,459	15,037

Total Cash and Cash Equivalents	82,152	29,337

Investment securities available-for-sale (Note 3)	56,096	70,948
Other Investments, at cost (Note 4)	6,026	8,417
Loans, net of allowance for loan losses of $10,320 and $11,681 in 2010 and 2009, respectively (Note 5)	440,274	474,438
Premises and equipment, net (Note 6)	23,509	24,613
Deferred Tax Assets	11,887	9,674
Interest receivable	2,544	3,147
Bank Owned Life Insurance	12,777	12,324
Other Real Estate Owned	15,316	6,847
Other assets	4,927	5,562

Total Assets	$655,508	$645,307

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 9)
Noninterest bearing	$85,923	$84,073
Interest bearing	450,849	435,831

Total Deposits	536,772	519,904

Interest, taxes and other liabilities	1,786	1,950
Short term borrowings (Note 10)	65,952	74,039
Long-term debt (Note 11)	14,968	10,836
Capital securities (Note 12)	3,150	3,150
Total Other Liabilities	85,856	89,975

Total Liabilities	622,628	609,879

STOCKHOLDERS' EQUITY
Common stock, 5,011 and 5,011 shares issued and Authorized 40,000 shares, par value $0.625 per share (Notes 14 and 16)	3,132	3,132

Retained Earnings	25,923	28,063
Accumulated other comprehensive (loss)	(3,958)	(3,550)

Total Stockholders' Equity	32,880	35,428

Total Liabilities and Stockholders' Equity	$655,508	$645,307

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2010 and 2009
(Amounts in thousands, except per share data)

	2010	2009
INTEREST INCOME
Loans receivable and fees on loans	$28,140	$30,338
Securities available for sale:
Taxable	854	1,673
Tax-exempt	1,723	2,373
Other investment income	81	80
Federal funds sold	60	10
Total Interest Income	30,858	34,474

INTEREST EXPENSE
Deposits	8,859	11,246
Federal funds purchased	-	6
Other borrowed funds	3,679	4,893
Total interest expense	12,538	16,145

Net interest income	18,320	18,329

PROVISION FOR LOAN LOSSES (Note 5)	4,799	9,614

Net interest income after provision for loan losses	13,521	8,715

NON-INTEREST INCOME
Securities gains (losses)	(163)	380
Service charges on deposit accounts	2,044	2,225
Other service charges, commissions and fees	1,459	1,354
Other operating income	686	1,683
Other than temporary impairment charge	(1,263)	(5,621)
Total Non-Interest Income	2,763	21

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 15)	10,073	10,560
Occupancy expense of bank premises	1,176	1,145
Furniture and equipment expense	1,572	1,613
Other operating expenses (Note 24)	5,452	5,662
Foreclosed Assets –Write-down and operating expenses	2,416	1,369
Total Non-Interest Expenses	20,689	20,349

(Loss) Income Before Income Taxes	(4,405)	(11,613)

Income Tax Benefit (Note 8)	(2,265)	(5,234)

Net Income (Loss)	$(2,140)	$(6,379)

Earnings (Loss) Per Common Share (Note 14)	$(0.43)	$(1.27)

Earnings (Loss) Per Common Share - assuming dilution -Note 14 13)	$(0.43)	$(1.27)

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2010 and 2009
(Amounts in thousands)
					Accumulated Other Comprehensive Income
			Additional Paid-in Capital	Retained Earnings		Total Stockholders' Equity
	Common Stock
	Shares	Par Value

Balance, December 31, 2008	5,001	$ 3,126	$ 7,688	$ 34,994	$ (6,760)	$ 39,048

Comprehensive income:
Net income	-	-	-	(6,379)	-	(6,379)
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $77	-	-	-	-	(148)	(148)
Less: reclassification adjustment, net of income tax expense of $1,730	-	-	-	-	3,358	3,358

Total comprehensive income	-	-	-	-	-	(3,169)

Common stock issued for stock options exercised	10	6	95	-	-	101
Cash dividend				(552)		(552)

Balance, December 31, 2009	5,011	$ 3,132	$ 7,783	$ 28,063	$ (3,550)	$ 35,428

Comprehensive income:
Net income	-	-	-	(2,140)	-	(2,140)
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income tax benefit of $265	-	-	-	-	(515)	(515)
Less: reclassification adjustment, net of income tax benefit of $56	-	-	-	-	107	107

Total comprehensive income	-	-	-	-	-	(2,548)

	-	-	-	-	-	-
				-		-

Balance, December 31, 2010	5,011	$ 3,132	$ 7,783	$ 25,923	$ (3,958)	$ 32,880

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010 and 2009
(Amount in thousands)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(2,140)	$(6,379)
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	4,799	9,614
Provision for deferred income taxes	2,029	(4,210)
Depreciation and amortization	1,314	1,342
Net realized (gains) losses on available-for-sale securities	163	(380)
Net amortization on securities	248	377
Amortization of capital issue costs	5	5
Other than temporary impairment charge	1,263	5,621
Valuation adjustment of other real estate owned	1,739	1,393
Decrease in interest receivable	603	551
(Increase) decrease in other assets	(3,749)	(3,460)
Increase (decrease) in interest, taxes and other
liabilities	(164)	(1,844)
Net Cash provided by operating activities	6,110	2,630

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	33,479	28,308
Proceeds from maturities of debt and equity securities	8,262	25,576
Purchase of debt and equity securities	(29,182)	(18,938)
Purchase (redemption) of other investments	2,391	(1,788)
Net (increase) decrease in loans	13,976	(4,633)
Proceeds from sales of other real estate owned	5,032	1,387
Proceeds from cash surrender value of Life Insurance	-	604
Premises and equipment expenditures	(166)	(1,715)
Net Cash used in investing activities	33,792	28,801

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in certificates of deposit	(7,549)	(22,105)
Net increase in demand, savings and other deposits	24,417	19,273
Net increase (decrease) in short term borrowings	(8,087)	(1,569)
Net decrease )decrease) in long-term debt	4,132	(13,824)
Cash dividends paid	-	(552)
Proceeds from exercise of common stock options	-	101
Net Cash provided by financing activities	12,913	(18,676)
Net increase in cash and cash equivalents	52,815	12,755

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	29,337	16,582

CASH AND CASH EQUIVALENTS AT END OF YEAR	$82,152	$29,337

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$12,536	$17,361
Income taxes	$-	$250

SUPPLEMENTAL DISCLOSSURES OF NONCASH TRANSACTIONS
Transfer of loans to other real estate owned	$15,389	$5,836

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
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

Securities Available-for-Sale

Securities classified as available-for-sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity.  Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.  Securities available-for-sale are carried at fair value.  Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred income tax effect.  Realized gains or losses are included in earnings on the trade date and are determined on the basis of the amortized cost of specific securities sold.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity. On a quarterly basis the Company reviews any securities which are considered to be impaired as defined by accounting guidance. During this review, the Company determines if the impairment is deemed to be other than temporary. If it is determined that the impairment is other than temporary, i.e. impaired because of credit issues, the investment is written down in the Statement of Operations in accordance with accounting guidance.

Loans

The Company makes mortgage, commercial and consumer loans to customers.  A substantial portion of the loan portfolio is represented by mortgage loans throughout southwest Virginia. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note  1.                      Summary of Significant Accounting Policies (Continued)

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

The Company’s Credit Review and Analysis Department evaluates various loans individually for impairment as required by Statement of Financial Accounting Standards ASC 310,  Receivables –Subsequent Measurement.  Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management.  The evaluations are based upon discounted expected cash flows or collateral valuations.  If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment.  If a loan evaluated individually is not impaired, then the loan is considered for impairment under ASC 450, Accounting for Contingencies, with a group of loans that have similar characteristics.

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

The amounts of estimated impairment for individually evaluated loans and groups of loans are added together for a total estimate of loan losses.  This estimate of losses is compared to the allowance for loan losses of the Company as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made.  If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates.  If the estimate of losses is below the range of reasonable estimates, the allowance would be reduced by adjusting the provision for loan losses.  The Company recognizes the inherent imprecision in estimates of losses due to various uncertainties  and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high or too low.  If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the consolidated financial statements.

Premises and Equipment

Land is carried at cost.   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 1.                      Summary of Significant Accounting Policies (Continued)

Premises and Equipment (Continued)

the straight-line method over estimated useful lives.  Maintenance and repairs are charged to current operations while improvements are capitalized.  Disposition gains and losses are reflected in current operations. Purchased software costs are included in other assets and expensed over periods ranging from 3-5 years.

Intangible Assets

Capital issue costs relating to the junior subordinated debt securities are stated at cost less accumulated amortization.  Amortization is computed on the straight-line method over the life of the securities which is 30 years.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are held for sale and are initially recorded at fair value at the date of foreclosure or repossession, establishing a new cost basis. Subsequent to foreclosure or repossession, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and are included in net expenses from foreclosed and repossessed assets. Foreclosed and repossessed assets at December 31, 2010 and 2009 were $15,347 and $6,934 respectively.

Income Taxes

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Under ASC 740, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the Company’s tax circumstance and filings under the most current and relevant accounting rules and believes the Company has incurred no liability for uncertain beneficial tax positions (or any related penalties and interest) for the periods open to normal jurisdictional examinations (2007 through 2009).

Earnings Per Common Share

Earnings per common share are calculated based on the weighted average outstanding shares during the year.  Earnings per common share assuming dilution are calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end.

Stock Compensation Plans

The Company accounts for stock compensation plans under the guidance of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values.  No options were granted during 2010 or 2009.

Use of Estimates

In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expense during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and investment securities.

Business Segments

The Company reports its activities as a single business segment.  In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 1. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In July 2010, the Receivables topic of the ASC was amended to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments will require the allowance disclosures to be provided on a disaggregated basis.  The Company is required to begin to comply with the disclosures in its financial statements for the year ended December 31, 2010.  Disclosures about Troubled Debt Restructurings required by the Update have been deferred by FASB until 2011.

In December 2010, the Intangibles topic of the ASC was amended to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings upon adoption.  Impairments occurring subsequent to adoption should be included in earnings.  The amendment is effective for the Company beginning January 1, 2011. Early adoption is not permitted.
Also in December 2010, the Business Combinations topic of the ASC was amended to specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only.  The amendment also requires that the supplemental pro forma disclosures include a description of the nature and amount of any material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.  This amendment is effective for the Company for business combinations for which the acquisition date is on or after January 1, 2011, although early adoption is permitted.  The Company does not expect the amendment to have any impact on the financial statements.Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2.  Formal Written Agreement

On October 13, 2010, the Company and Bank entered into a written agreement (“Written Agreement”) with the Federal Reserve Bank of Richmond (the “Reserve Bank”).  Under the terms of the Written Agreement, the Bank has agreed to develop and submit to the Reserve Bank for approval within the time periods specified therein written plans or programs to:

•	strengthen board oversight of the management and operations of the Bank;
•	strengthen credit risk management and administration;
•	provide for the effective grading of the Bank’s loan portfolio;
•	summarize the findings of its review of the adequacy of the staffing of its loan review function;
•
improve the Bank’s position with respect to loans, relationships, or other assets in excess of $500,000 that currently are or in the future become past due more than 90 days, on the Bank’s problem loan list, or adversely classified in any report of examination of the Bank;

•	review and revise the Bank’s methodology for determining the allowance for loan and lease losses (“ALLL”) and maintain an adequate ALLL;
•	maintain sufficient capital at the Company and the Bank;
•	establish a revised written contingency funding plan;
•	establish a revised investment policy;
•	improve the Bank’s earnings and overall condition;
•	revise the Bank’s information technology program; and
•	establish a disaster recovery and business continuity program.
•	establish a committee to monitor compliance with all aspects of the written agreement.

Further, both the Company and the Bank have agreed to refrain from declaring or paying dividends without prior regulatory approval.  The Company has agreed that it will not take any other form of payment representing a reduction in Bank’s capital or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior regulatory approval.  The Company also has agreed not to incur, increase or guarantee any debt or not to purchase or redeem any shares of its stock without prior regulatory approval.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note  3.                      Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies	$-	$-	$-	$-
State and political subdivisions	19,885	78	1,673	18,291
Mortgage backed securities	29,465	289	312	29,442
Pooled Trust Preferred	4,339	-	4,165	173
Single Issue Trust Preferred	1,926	-	122	1,804
SBA Pools	5,978	1	45	5,934
SLMA	500	-	48	452
	$62,093	$368	$6,365	$56,096

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Government agencies	$1,498	$9	$-	$1,507
State and political subdivisions	48,002	399	1,053	47,348
Mortgage backed securities	18,425	314	2	18,737
Pooled Trust Preferred	5,644	-	4,447	1,197
Single Issue Trust Preferred	1,950	-	362	1,588
SBA Pools	45	-	1	44
SLMA	500	-	114	386
Agency Preferred	262	-	121	141
	$76,326	$722	$6,100	$70,948

The following tables presents the age of gross unrealized losses and fair value by investment category:

	December 31, 2010
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

States and pol. subdivisions	$10,822	$807	$4,372	$865	$15,194	$1,672
Mortgage-backed securities	19,193	313	-	-	19,193	313
Pooled Trust Preferred Securities	-	-	173	4,165	173	4,165
Single Issue Trust Preferred	391	21	913	101	1,304	122
SBA Pools	4,018	45	-	-	4,018	45
SLMA	-	-	452	48	452	48

Total	$34,424	$1,186	$5,910	$5,179	$40,334	$6,365

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note  3.                      Investment Securities Available-For-Sale (Continued)

	December 31, 2009
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

States and pol. subdivisions	$12,363	$215	$7,975	$838	$20,338	$1,053
Mortgage-backed securities	1,465	1	224	1	1,689	2
Pooled Trust Preferred Securities	-	-	1,197	4,447	1,197	4,447
Single Issue Trust Preferred	-	-	1,588	362	1,588	362
SBA Pools	-	-	44	1	44	1
SLMA	-	-	386	114	386	114
Agency Preferred	86	15	55	106	141	121

Total	$13,914	$231	$11,469	$5,869	$25,383	$6,100

The segment of our portfolio that contains the largest unrealized loss is our pooled trust preferred securities (TRUP CDOs) which represent trust preferred securities issued primarily by banks and a limited number of insurance companies and real estate investment trusts. As of December 31, 2010, our TRUP CDOs book value totaled $4.34 million.

The Company reviews its investment portfolio on a quarterly basis for indications of other-than-temporary impairment (“OTTI”).

During the first quarter of 2009, the FASB ASC Topic 320, Investments-Debt and Equity Securities, amended the assessment criteria for recognizing and measuring OTTI related to debt securities.

For other than temporary impairment analysis, the Company utilizes the current accounting guidance for OTTI that is intended to measure the change in projected cash flows for securitized assets. Specifically, we measure how the current projected cash flows differ from our most recent projection (e.g. as of the last quarter). A decrease in the present value of projected cash flows is considered an “adverse change” and may trigger a charge for other-than-temporary impairment. The Company formally analyzes the credit characteristics of the underlying collateral on each individual security as a basis for credit deferral / default assumptions.   This methodology is documented and reviewed with our audit committee quarterly for determining impairment each quarter.  Additionally, we utilize certain data contained in the baseline deferral / default assumptions that were developed by the FDIC (from default data during the 1988-1992 periods) . The Company’s credit evaluation of each of the entities comprising the underlying collateral considers all available information and evidence.  Our initial credit evaluation focuses on asset quality (using the Texas Ratio and Modified Texas Ratio), capitalization (using Leverage, Tier 1 and Total Risk Based Capital), third party ratings of financial strength, the ratio of reserve for loan losses to loans and current earnings performance. For those underlying issuers that are determined to be potentially impaired based on the initial review, we perform a more detailed quarterly trend analysis. This analysis focuses on trends related to non-performing assets, reserve for loan losses, capitalization and earnings performance. The results of the internal assessment are factored into an analysis stressing the projections of cash flow.

At December 31, 2010, the following assumptions were used in our cash flow projections:
• Deferral / default ranges for 2011 – 0.70% to 3.00%.
• Deferral / default ranges for 2012 – 1.00% to 2.00%.
• Deferral / default rate for 2013 – 1.00%.
• Deferral / default ranges for years thereafter – 0.25% to 0.36%.
• Prepayments - 1% annually, 100% at maturity
· The discount rate is calculated using the original discount  margin as of the purchase date based on the purchase  price added to the appropriate forward 3-month LIBOR rate.
• 15% recovery with 2 year lag extended to 5 years if has been in deferral for 2 years
• 0% recovery on existing defaults
• Cash flows are discounted at the effective interest rate.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note  3. Investment Securities Available-For-Sale (Continued)

Underlying banks can prepay their trust preferred securities on a quarterly call date after a five year period from the original date of issue .We use a constant prepayment assumption of 1% annually and 100% at maturity. The extent of future prepayments is difficult to project. Since trust preferred securities will count as Tier 1 capital until the end of 2012, it is conceivable that there will not be an initial burst of prepayment activity as tax-deductible Tier 1 capital is still attractive. As large issuers lose Tier 1 treatment beginning in 2013, some of them will likely prepay their trust preferred securities; however, trust preferred will still be eligible as Tier 2 capital so that some large issuers may not prepay until closer to maturity. For issuers with assets of less than $15 billion but greater than $500 million, existing trust preferred securities were grandfathered but these issuers are prohibited from issuing new trust preferred securities that can be counted as Tier 1 capital, making it unlikely that these issuers will prepay their existing trust preferred. Our projections also include for existing deferrals a 15% recovery  after a two-year lag (if an issuer has been in deferral for two years, we extend the assumed recovery to the end of the 5-year deferral period, or an additional 3 years).

Deferral and default announcements that are received after the balance sheet date but before the filing date are incorporated into the OTTI calculation for the period end report. Typically deferral announcements are received on or around each payment date which is the last week of each quarter.

During 2010, we incurred credit-related OTTI charges on our TRUP CDOs of $1.26 million. For the 12 months ended December 31, 2009, we incurred credit-related OTTI charges on our TRUP CDOs of $5.62 million

Below is a table of the Company’s remaining pooled trust preferred balances as of December 31, 2010:

Description	Type	Class	Original Amount $	Book Value 12/31/10 $	Fair Value 12/31/10 $	Unrealized Gain/(Loss) $	Lowest Credit Rating	Percentage of Banks Currently Deferring or Defaulting	Number of Issuers Currently Performing	Excess/ (Negative) Subordination Percentage(1)

Pretsel 4-B	Pooled	Mezz B	700,000	85	19	(66)	Ca	27.10%	4	19.28%
Prestel 11-B	Pooled	Mezz B	500,000	420	66	(354)	Ca	29.70%	47	(29.10)%
Prestel 12-B	Pooled	Mezz B	750,000	394	16	(378)	Ca	32.70%	47	(36.81)%
Prestel 13-B	Pooled	Mezz B	500,000	358	33	(325)	Ca	31.50%	46	(34.94)%
Prestel 15-B	Pooled	Mezz B	500,000	263	4	(259)	Ca	35.40%	52	(41.00)%
Prestel 18-C	Pooled	Mezz C	500,000	362	4	(358)	Ca	24.60%	54	(16.78)%
Prestel 19-C	Pooled	Mezz C	500,000	346	3	(343)	Ca	24.60%	52	(18.99)%
Prestel 20-C	Pooled	Mezz C	500,000	102	1	(101)	Ca	30.60%	45	(25.42)%
Prestel 21-C	Pooled	Mezz C	500,000	293	5	(288)	Ca	28.70%	51	(21.64)%
Prestel 22-C	Pooled	Mezz C	500,000	307	4	(303)	Ca	29.70%	63	(23.97)%
Prestel 22-C	Pooled	Mezz C	500,000	331	5	(326)	Ca	29.70%	63	(23.97)%
Prestel 22-C	Pooled	Mezz C	500,000	330	5	(325)	Ca	29.70%	63	(23.97)%
Prestel 23-C	Pooled	Mezz C	500,000	442	6	(436)	C	27.30%	93	(18.33)%
Tropc CDO III	Pooled	Subordinate	1,000,000	306	2	(304)	C	39.20%	30	(33.23)%

(1) Excess subordination percentages are reviewed on a quarterly basis. .Excess subordination is computed by comparing the balances of the remaining performing collateral to the current balances of all traunches equal to and senior to the class that the Company owns. Negative excess subordination indicates there is not enough performing collateral in the pool to cover the outstanding balance of all classes equal to and senior to those the Company owns. The subordination percentage only applies to principal and does not include excess interest. The Company’s OTTI calculations compute the present value of the future cash flows (principal and interest) to determine impairment. The impairment charges to date on each pooled trust preferred security are reflective of the negative excess subordination percentages shown above.

The Company also assesses other securities for OTTI quarterly by reviewing credit ratings, financial and regulatory reports as well as other pertinent financial indicators published. As of December 31, 2010 and December 31, 2009, the Company's assessment revealed no impairment other than that deemed temporary.

Investment securities available-for-sale with a carrying value of $42,885 and $47,988 at December 31, 2010 and 2009 respectively, and a market value of $41,849 and $48,309 at December 31, 2010 and 2009, respectively were pledged as collateral on public deposits, FHLB advances and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note  3. Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2010 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due in one year or less	$ -	$ -
Due after one year through five years	810	775
Due after five years through ten years	2,860	2,846
Due after ten years	28,958	23,033
	32,628	26,654

Mortgage-backed securities	29,465	29,442
	$ 62,093	$ 56,096

For the years ended December 31, 2010 and 2009, proceeds from sale of securities were $33,479 and $28,308, respectively.  Gross realized gains and losses on investment securities available for sale were as follows:

	2010	2009

Realized gains	$259	$533
Realized losses	$422)	$(153)
Net gains (losses)	$(163)	$380

Note 4.  Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Pacific Coast Bankers’ Bank and Community Bankers’ Bank  stock with a carrying value of $5,776 and $6,383 at December 31, 2010 and 2009, respectively are stated at cost and included as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these entities to hold these investments, and the only market for this stock is the issuing agency.  Also included in “Other Investments” are Certificates of Deposits purchased from other FDIC insured institutions in 2009 and 2010.  The balances of these CDs were $250 and $2,034 at December 31, 2010 and 2009, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses

The composition of net loans is as follows:

	2010	2009
Real Estate Secured:
Residential 1-4 family	$175,522	$183,983
Multifamily	15,593	12,895
Construction and Land Loans	30,901	46,929
Commercial, Owner Occupied	78,279	85,791
Commercial, Non-owner occupied	43,652	41,032
Second mortgages	14,132	16,980
Equity lines of credit	10,016	10,164
Farmland	12,790	11,176
	380,885	408,950

Secured (other) and unsecured
Personal	26,773	29,703
Commercial	40,471	44,840
Agricultural	2,848	3,069
	70,092	77,612

Overdrafts	214	191

	451,191	486,753
Less:
Allowance for loan losses	10,320	11,681
Net deferred fees	597	634
	10,017	12,315

Loans, net	$440,274	$474,438

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)
Note 5.  Loans and Allowance for Loan Losses (Continued)

Activity in the allowance for loan losses is as follows:

	2010	2009

Balance, beginning	$11,681	$5,171
Provision charged to operations	4,799	9,614
Loans charged to reserve	(6,244)	(3,247)
Recoveries	84	143

Balance, ending	$10,320	$11,681

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following table is an analysis of past due loans as of December 31, 2010:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing

Real Estate Secured
Residential 1-4 family	$3,780	$1,245	$4,937	$9,962	$165,560	$175,522	$1,726
Equity lines of credit	-	99	-	99	9,917	10,016	-
Multifamily	-	-	40	40	15,553	15,593	-
Farmland	348	-	774	1,122	11,668	12,790	-
Constuction, Land Development, Other Land Loans	825	152	3,153	4,130	26,771	30,901	53
Commercial Real Estate- Owner Occupied	1,612	105	6,301	8,018	70,260	78,278	1,776
Commercial Real Estate- Non Owner Occupied	-	165	1,520	1,685	41,967	43,652	602
Second Mortgages	234	-	529	763	13,369	14,132	-
Non Real Estate Secured
Personal	303	101	74	478	26,510	26,988	14
Business	190	406	1,456	2,052	38,419	40,471	289
Agricultural	7	-	96	103	2,745	2,848	68

Total	$7,299	$2,273	$18,880	$28,452	$422,739	$451,191	$4,528

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

The following is a summary of non-accrual loans at December 31, 2010:

Amount
Real Estate Secured
Residential 1-4 Family	$3,211
Multifamily	40
Construction and Land Loans	3,100
Commercial-Owner Occupied	4,525
Commercial- Non Owner Occupied	918
Second Mortgages	529
Equity Lines of Credit	-
Farmland	774
Secured (other) and Unsecured
Personal	60
Commercial	1,167
Agricultural	29

Total	$14,353

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following tables represent a summary of credit quality indicators of the Bank’s loan portfolio at December 31, 2010:
The grades are assigned and or modified by the Company’s credit review and credit analysis departments based on the creditworthiness of the borrower and the overall strength of the loan.

Credit Risk Profile by Internally Assigned Grade
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	40,371	1,911	977	4,298	7,102	3,604
Satisfactory	80,759	9,258	4,399	7,355	26,055	16,729
Acceptable	36,411	1,806	4,285	5,585	27,878	13,013
Special Mention	4,778	946	178	2,346	5,430	304
Substandard	12,832	1,672	2,951	11,317	11,390	10,002
Doubtful	371	-	-	-	424	-

Total	$ 175,522	$ 15,593	$ 12,790	$ 30,901	$ 78,278	$ 43,652

(1)  Quality--This grade is reserved for the Bank’s top quality loans. These loans have excellent sources of repayment, with no significant identifiable risk of collection.  Generally, loans assigned this rating will demonstrate the following characteristics:

•	Conformity in all respects with Bank policy, guidelines, underwriting standards, and Federal and State regulations (no exceptions of any kind).

•	Documented historical cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources.

•	Adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

For existing loans, all of the requirements above apply plus all payments have been made as agreed, current financial information on all borrowers and guarantors has been obtained and analyzed, and overall business operating trends are either stable or improving.

   Satisfactory-This grade is given to acceptable loans. These loans have adequate sources of repayment, with little identifiable risk of collection. Loans assigned this rating will demonstrate the following characteristics:

•
General conformity to the Bank's policy requirements, product guidelines and underwriting standards.  Any exceptions that are identified during the underwriting and approval process have been adequately mitigated by other factors.

•	Documented historical cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources.

•	Adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor

For existing loans, all of the requirements outlined above will apply, plus all payments have been made as agreed, current financial information on all borrowers and guarantors has been obtained and analyzed, and overall business operating trends are stable with any declines considered minor and temporary.

Acceptable-This grade is given to loans that show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss.  Loans assigned this rating may demonstrate some or all of the following characteristics:

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
Note 5.  Loans and Allowance for Loan Losses (Continued)
 Acceptable (continued)

•
Additional exceptions to the Bank's policy requirements, product guidelines or underwriting standards that present a higher degree of risk to the Bank.  Although the combination and/or severity of identified exceptions is greater, all exceptions have been properly mitigated by other factors.

•
Unproved, insufficient or marginal primary sources of repayment that appear sufficient to service the debt at this time.  Repayment weaknesses may be due to minor operational issues, financial trends, or reliance on projected (not historic) performance.

•	Marginal or unproven secondary sources to liquidate the debt, including combinations of liquidation of collateral and liquidation value to the net worth of the borrower or guarantor.

For existing loans, payments have generally been made as agreed with only minor and isolated delinquencies.

Special Mention -This grade is given to Watch List loans that include the following characteristics:

•	Loans with underwriting guideline tolerances and/or exceptions with no identifiable mitigating factors.

•
Extending loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank's position at some future date. Potential weaknesses are the result of deviations from prudent lending practices.

•
Loans where adverse economic conditions that develop subsequent to the loan origination do not jeopardize liquidation of the debt, but do substantially increase the level of risk may also warrant this rating.

     Substandard-Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

 The weaknesses may include, but are not limited to:

•	High debt to worth ratios and or declining or negative earnings trends

•	Declining or inadequate liquidity

•	Improper loan structure or questionable repayment sources

•	Lack of well-defined secondary repayment source, and

•	Unfavorable competitive comparisons.

Such loans are no longer considered to be adequately protected due to the borrower's declining net worth, lack of earnings capacity, declining collateral margins and/or unperfected collateral positions. A possibility of loss of a portion of the loan balance cannot be ruled out. The repayment ability of the borrower is marginal or weak and the loan may have exhibited excessive overdue status or extensions and/or renewals.

Doubtful -Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status, and no definite repayment schedule exists.

However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:

•	Injection of capital

•	Alternative financing

•	Liquidation of assets or the pledging of additional collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)
Note 5.  Loans and Allowance for Loan Losses (Continued)

Credit Risk Profile based on payment activity
	Consumer - Non Real Estate	Equity Line of Credit	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$26,699	$10,016	$39,015	$2,751
Nonperforming (>90 days past due)	74	-	1,456	97

Total	$26,773	$10,016	$40,471	$2,848

The following tables reflect the Bank’s impaired loans at December 31, 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2010 With no Related Allowance
Real Estate Secured
Residential 1-4 family	$7,451	$7,772	$-	$6,857	$191
Equity lines of credit	-	-	-	-	-
Multifamily	40	40	-	1,314	1
Farmland	774	1,300	-	924	-
Construction, Land Development, Other Land Loans	3,853	3,853	-	5,768	141
Commercial Real Estate- Owner Occupied	5,498	5,498	-	3,318	260
Commercial Real Estate- Non Owner Occupied	3,506	3,506	-	2,215	77
Second Mortgages	700	700	-	516	25
Non Real Estate Secured
Personal /Consumer	21	21	-	11	2
Business Commercial	1,266	1,266	-	1,162	55
Agricultural	-	-	-	-	-
Credit Cards	-	-	-	-	-

Total	$23,109	$23,956	$-	$22,085	$752

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2010 With an Allowance Recorded
Real Estate Secured
Residential 1-4 family	$4,515	$4,515	$644	$2,377	$262
Equity lines of credit	-	-	-	-	-
Multifamily	1,632	1,632	92	770	51
Farmland	312	312	34	191	21
Construction, Land Development, Other Land Loans	7,035	7,515	917	4,264	139
Commercial Real Estate- Owner Occupied	4,277	4,277	110	2,981	37
Commercial Real Estate- Non Owner Occupied	5,033	5,033	1,071	1,981	88
Second Mortgages	84	122	-	42	-
Non Real Estate Secured
Personal /Consumer	50	50	-	54	1
Business Commercial	2,132	2,132	1,250	956	58
Agricultural	28	28	12	8	-
Credit Cards	-	-	-	-	-

Total	$25,098	$25,616	$4,130	$13,624	$657

A loan is considered impaired and an allowance for loan losses is established on loans for which it is probable that the full collection of principal and interest is in doubt. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value based on recent appraisal  and /or tax assessment value, liquidation value and/or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, all of the total impaired loans were evaluated based on the fair value of the collateral. On a quarterly basis, the ALLL methodology begins with the determination of individually impaired loans. All loans that are rated “7” (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated “6” (Substandard) or are expected to be downgraded to “6”, require additional analysis to determine whether they may be impaired. All loans that are rated “5” (Special Mention) are presumed not to be impaired. However, “5” rated loans with the following characteristics warrant further analysis before completing an assessment of impairment:

•	A loan is 60 days or more delinquent on scheduled principal or interest;
•	A loan is presently in an unapproved over advanced position;
•	A loan is newly modified; or
•	A loan is expected to be modified.

The Company’s credit administration personnel and senior financial officers are responsible for tracking, coding, and monitoring loans that become Troubled Debt Restructurings. Concessions are made to existing borrowers in the form of modified interest rates and / or payment terms. The loans are segregated for regulatory and external reporting. Each specific TDR is reviewed to determine if the accrual of interest should be discontinued and also reviewed for impairment. The Company’s senior credit administration officer performs this analysis on a quarterly basis in addition to determining any other loans that are impaired within the loan portfolio. The Company had a total of $13.98 million and $6.01 million of loans categorized as troubled debt restructurings as of December 31, 2010 and December 31, 2009, respectively. Interest is accrued on TDRs if the loan is otherwise not impaired and the full collection of principal and interest under the modified terms is still deemed likely to occur by management.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 6.  Premises and Equipment

Premises and equipment are comprised of the following:

	2010	2009

Land	$10,760	$10,723
Bank Premises	14,061	14,061
Equipment	12,195	12,015
	37,016	36,799
Less: accumulated depreciation	13,507	12,237
	23,509	24,562
Construction in Progress	-	51

	$23,509	$24,613

Depreciation expense was $1,293 and $1,321 for 2010 and 2009, respectively.

Note 7.  Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers.  As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable.  The current value of the policies at December 31, 2010 and 2009 was $12,777 and $12,324, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 8.  Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2010	2009

Deferred tax assets:
Allowance for loan loss	$3,503	$3,971
Previous Years AMT	802	293
Loss on Other Equity Investments	51	51
NOL carry-forwards (20 year carry-forward period)	3,529
Other than temporary impairment charge on AFS securities	2,340	3,947
Net unrealized loss on securities available-for-sale	2,039	1,829
	12,264	10,091

Deferred tax liability:
Depreciation	(377)	(417)
	(377)	(417)

Net deferred tax asset	$11,887	$9,674

The components of income tax expense related to continuing operations are as follows:

	2010	2009

Federal:
Current	$(4,294)	$(1,024)
Deferred	2,029	(4,210)

Total	$(2,265)	$(5,234)

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2010	2009

Statutory rate applied to earnings before income taxes	$(1498)	$(3,949)
Tax exempt interest	(586)	(807)
Life Insurance benefits	-	(223)
Other, net	(181)	(255)

Total	$(2,265)	$(5,234)

Note 9. Deposits

The composition of deposits is as follows:

	2010	2009

Non-interest bearing demand	$85,923	$84,073
Interest bearing demand	94,084	75,560
Savings deposits	59,788	55,745
Time deposits, in amounts of $100,000 or more	99,766	111,637
Other time deposits	197,211	192,889

Total deposits	$536,772	$519,904

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)
Note 9.  Deposits (Continued)

The scheduled maturities of time deposits at December 31, 2010 are as follows:

2011	$146,653
2012	88,884
2013	20,749
2014	12,503
2015	18,180
Thereafter	10,008

$296,977

Note 10. Other Short-Term Borrowings

Other short-term borrowings totaling $65.95 million at December 31, 2010 as shown on the balance sheet consist of seven Federal Home Loan Bank advances that are secured by a lien on a specific class of residential and commercial mortgage loans of the Bank.  The advances are also secured by a specific group of available for sale securities held in safekeeping by the FHLB. The Federal Home Loan Bank has the option to convert these advances which total $65.5 million to a three month LIBOR-based floating rate advance.  These seven notes carry interest rates that range from 2.61% to 4.80% at December 31, 2010. The average rate on these seven borrowings was 3.47%. No new FHLB borrowings occurred during 2009 or 2010. Also included in other short-term borrowings are the contractual principal payments due over the next 12 months on a seller financed mortgage secured by Bank property and an FHLB advance granted through the FHLB’s Affordable Housing Program. These contractual payments total $78 over the next 12 months. Short-term borrowings also include the contractual principal payments due totaling $375 over the next 12 months on funds drawn on a Term Loan issued to the Company by one of its Correspondent Banks. The rate on this loan is 6.75%. This loan is secured by the Stock of the subsidiary Bank. The remaining balances on these three borrowings are included in long-term debt. The balance at the beginning of the year totaling $74.04 million represented the highest balance during the year. The average balance during 2010 was $68.57 million.  At December 31, 2009, short term borrowings totaled $74.04 million. The average rate paid on short term borrowings during 2009 was 4.05% and the average balance was $82.65 million.   The highest balance of short term borrowings during 2009 was $91.04 million.

Note 11. Long-Term Debt

At December 31, Highlands Bankshares, Inc. and its Subsidiary had the following long-term debt agreements:

	2010	2009
Note payable FHLB dated 03/04/05 for $5 million with an annual interest rate of 4.165%, due 03/04/2015. The note requires quarterly interest payments and has an early conversion option at 03/04/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.
	$ 5,000	Included in short term borrowings

Note payable FHLB dated 06/29/05 for $5 million with an annual interest rate of 3.760%, due 06/29/2015. The note requires quarterly interest payments and has an early conversion option at 06/29/2010. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	5,000	Included in short term borrowings

Note payable FHLB dated 08/23/05 for $750,000 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s affordable housing program. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	451	500

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 11. Long-Term Debt (Continued)

	2010	2009

Note payable FHLB dated 03/12/2008 for $8 million with an annual interest rate of 2.61%, due 03/12/2018. The note requires quarterly interest payments and has an early conversion option at 03/14/2011. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Included in short term borrowings	8,000

Other notes payable resulting from seller-financing transactions for $375 with annual interest rates ranging from 3.2% to 8.0%, and due dates ranging from 2010-2013. The notes require monthly installments of principal and interest of $6. The loans are secured by a first deed of trust on real estate.	46	74

Holding Company Note payable to Community Bankers Bank with a rate of 6.75%. The note requires monthly installments of principal and interest in the amount of $51. The loan is secured by the stock of the subsidiary bank and contains certain other covenants that are typical for Bank Holding Company loans. The loan is being amortized over a 10 year term and contains a balloon date at then end of 5 years.	3,471	2,262

Holding Company line of credit payable to Community Bankers Bank with a rate of 5%. The note requires monthly interest payments in the amount of $4. The loan is secured by the stock of the subsidiary bank and contains certain other covenants that are typical for Bank Holding Company loans. The loan matures in April 2012.	1,000	-
Total long-term debt	$ 14,968	$ 10,836

Contractual principal maturities of long-term debt at December 31, 2010 are as follows:

2011	$-
2012	1,479
2013	496
2014	2,691
2015	10,051
Thereafter	251

$14,968

Note 12. Capital Securities

On January 21, 1998, Highlands Capital Trust I, issued $7,500 of 9.25% Capital Securities which will mature on January 15, 2028.  The principal asset of the Trust is $7,500 of the Parent Company’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities.

IGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 12. Capital Securities (Continued)

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

On January 15, 2008 (the “Redemption Date”), after receiving regulatory approval, Highlands Bankshares, Inc. (the “Company”) redeemed $3.862 million in principal amount of its Junior Subordinated Debt Securities due January 15, 2028 (the “Debt Securities”). All of the Debt Securities are held by Highlands Capital Trust I (the “Trust”), the Company’s subsidiary. The redemption price paid for the Debt Securities was 104.625% of the principal amount of the Debt Securities redeemed, plus accrued and unpaid interest to but excluding the Redemption Date.

Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the debt securities, which would result in a deferral of distribution payments on the related Capital Securities. Due to the economic environment, the Board determined that, effective April 15 2010, the Company would begin deferring interest payments on the debt securities held by Highlands Capital Trust I.  As a result, distribution payments to holders of the Highlands Capital Trust I 9.25% Capital Securities are also being deferred.

Note 13. Operating Leases

The Company currently has no operating leases that have initial or remaining non-cancelable terms in excess of one year. Total operating lease expense was $7 and $30 for December 31, 2010 and 2009, respectively.

Note 14.                      Common Stock and Earnings (Loss) Per Common Share

Earnings (loss) per common share is computed using the weighted average outstanding shares for the years ended December 31.  Outstanding stock options (Note 15) have a dilutive effect on earnings per share, which is determined using the treasury stock method. For 2010 and 2009, the impact of conversions of outstanding stock options were anti-dilutive. The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2010	2009

Income available to common stockholders	$(2,040)	$(6,379)
Weighted average shares outstanding	5,011	5,006
Shares outstanding including assumed conversion	5,011	5,006
Basic earnings (loss) per share	$(0.43)	$(1.27)
Fully diluted earnings (loss) per share	$(0.43)	$(1.27)

Highlands Bankshares, Inc. paid dividends of  $552 or $0.11 per share in 2009.

Note 15. Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements.  The Bank makes a discretionary 1.5% profit sharing contribution to all employees exclusive of employee contributions and employer matching.    Employees may elect to make voluntary contributions to the plan up to 15% of their base pay.  In addition to the 1.5% profit sharing contribution, the Bank matches 50% of the employee’s initial 7% contribution; therefore, the maximum employer matching contribution per employee could be 3.5% of base pay.  The cost of Bank contributions under the savings plan was $303 and $324 in 2010 and 2009 respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 16. Stock Option Plan and Equity Compensation Plan

The Company sponsors an equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options to its directors, officers and employees for up to 200,000 shares of common stock. The Company did not grant any equity compensation in 2010 or 2009.

A summary of the status of the Company’s stock option plan is presented below:

	2010		2009

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$13.51	262,779	$13.28	280,585
Granted	-	-	-	-
Exercised	-	-	10.13	(10,016)
Expired	11.75	(27,850)	9.50	(7,790)

Options outstanding and exercisable at December 31	$13.72	234,929	$13.51	262,779

    Information pertaining to options outstanding at December 31,  2010 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$11.75 - $12.50	40,150	0.53 years	$12.50
$13.00 - $15.00	194,779	3.12 years	$13.97

Outstanding at end of year	234,929	2.67 years	$13.72

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 17. Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers.  Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $916 and $2,064, unfunded commitments under lines of credit of $42,610 and $41,298 and commitments to grant new loans of $537 and $7,980 for the years ended December 31, 2010 and 2009 respectively.  These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

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

Note 18.                        Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks, approximately $152,553 of lines of credit to fund any necessary cash requirements. The Bank has $76,000 of Federal Home Loan Bank advances outstanding against these lines of credit as of December 31, 2010. A specific class of commercial and residential mortgage loans, with a balance of $192,252 at December 31, 2010 and a specific group of securities available for sale with a lendable collateral value of $10,004 at December 31, 2010 were pledged to the FHLB as collateral. At December 31, 2010, the Bank had approximately $30,000 of available credit at the FHLB and $ 15,000 of unsecured lines of credit available with other correspondent banks.

In 2010, a former borrower filed two complaints in the Circuit Court of Washington County, VA, claiming that the Bank improperly handled the repossession and disposition of collateral from a warehouse in June/July 2008.  The borrower also claims that the bank acted as its business advisor and breached fiduciary duties owed to it in this capacity.  One complaint seeks $700 in damages for conversion based solely on the repossession/disposition of collateral.  The second complaint seeks $7,850 in damages for breach of fiduciary duty, violation of UCC Article 9, actual fraud, unjust enrichment, and business conspiracy The Bank’s demurrer to the second complaint was granted in part and denied in part with leave granted to amend. The Bank is still awaiting a ruling on its demurrer to the conversion complaint.    No trial date has been set.  The Bank disputes the allegations and believes that they are without merit.  The Bank intends to defend itself vigorously.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 19.                        Fair Value Disclosures

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

Fair Value Hierarchy

Under ASC Topic 820 on Fair Value Measurements and Disclosures, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets.
•
Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•
Level 3 - Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

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

Recurring --Investment Securities Available for Sale

Securities classified as available for sale are reported at fair value utilizing, Level 2 and Level 3 inputs. For Level 2 securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

As of December 31, 2010 the Company owns approximately $4.34 million (book value) in collateralized debt obligation securities that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs).  The market for these securities is not active and markets for similar securities are also not active.  The TRUP CDOs have been classified within Level 3 of the fair value hierarchy because we determined that significant adjustments are required to fair value at the measurement date. The cash flow projections for the pooled trust preferred securities utilize a discounted cash flow model that uses variables such as the estimate of future cash flows, creditworthiness of the underlying banks and determination of probability of default of the underlying collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
   (Amounts in thousands)
Note 19.                        Fair Value Disclosures (Continued)

The following summarizes the Company’s available for sale securities portfolio measured at fair value on a recurring basis as of December 31, 2010 and December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy.

	2010
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
State and Political Subdivisions	$-	$18,291	$-	$18,291
Mortgage Backed Securities	$-	$29,442	$-	$29,442
TRUP CDO’s	$-	$-	$173	$173
Single Issue Trust Preferred	$-	$1,804	$-	$1,804
SBA Pools	$-	$5,934	$-	$5,934
SLMA	$-	$452	$-	$452
Total AFS Securities	$-	$55,923	$173	$56,096

	2009
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
US Government agencies	$-	$1,507	$-	$1,507
State and Political Subdivisions	$-	$47,348	$-	$47,348
Mortgage Backed Securities	$-	$18,737	$-	$18,737
TRUP CDO’s	$-	$-	$1,197	$1,197
Single Issue Trust Preferred	$-	$1,588	$-	$1,588
SBA Pools	$-	$44	$-	$44
SLMA	$-	$386	$-	$386
Agency Preferred	$-	$141	$-	$141
Total AFS Securities	$-	$69,751	$1,197	$70,948

Pursuant to ASC Topic 820, the following table shows a reconciliation of the beginning and ending balance at December 31, 2010 for Level 3 assets measured on a recurring basis using significant unobservable inputs.

Investment Securities Available for Sale
Beginning balance, January 1, 2010	$1,197
Total gains (losses) included in net income	(1,263)
Included in Other comprehensive Income	239
Transfers in or out of Level 3	-
Ending Balance December 31, 2010	$173

Non Recurring - Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, all of the total impaired loans were evaluated based on the fair value of the collateral. Fair value is based upon independent market prices or appraised values of the collateral which the Company considers as nonrecurring Level 2.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 19.                        Fair Value Disclosures (Continued)

Non Recurring -Foreclosed Assets / Repossessions

Foreclosed assets and repossessions are adjusted to fair value upon transfer of the loans to foreclosed assets and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices or appraised values of the collateral which the Company considers as nonrecurring Level 2.

The following table summarizes the Company’s assets at fair value on a non - recurring basis as of December 31, 2010, segregated by the level of the valuation inputs within the fair value hierarchy.

	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$ -	$ 25,098	$ -	$ 25,098
Repossessions/OREO	$ -	$ 15,347	$ -	$ 15,347

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

Other Investments

Other investments include Federal Home Loan Bank stock, Federal Reserve Bank stock, Community Bankers Bank stock, and Pacific Coast Bankers Bank.  The carrying value of those securities approximates fair value based on the redemption provisions of those Banks. Also included in other investments are certificates of deposit purchased from other FDIC banks in which the carrying amount approximates fair value.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 19.                        Fair Value Disclosures (Continued)

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

The carrying amounts and fair values of the Company's financial instruments at December 31, 2010 and December 31, 2009 were as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$82,152	$82,152	$29,337	$29,337
Securities available for sale	56,096	56,096	70,948	70,948
Other investments	6,026	6,026	8,417	8,417
Loans, net	440,274	438,952	474,438	467,790
Deposits	(536,772)	(519,111)	(519,904)	(522,563)
Other short-term borrowings	(65,952)	(72,687)	(74,039)	(80,047)
Long-term debt	(14,968)	(15,779)	(10,836)	(10,875)
Capital Securities	(3,150)	(2,502)	(3,150)	(2,588)

Note 20.                        Related Party Transactions

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

	2010	2009

Balance, beginning	$16,443	$16,255
Additions	3,238	7,883
Reductions	(4,559)	(7,695)

Balance, ending	$15,122	$16,443

Unused commitments	$874	$894

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 20.                        Related Party Transactions (Continued)

Deposits from related parties held by the Bank at December 31, 2010 and 2009 were $4,139 and $4,600, respectively.

Note 21.                        Restrictions on Cash

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank.  The total of those reserve balances including available vault cash at December 31, 2010 and 2009 were $8,259 and $7,599, respectively.

Note 22.                        Minimum Regulatory Capital Requirements

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 22.                        Minimum Regulatory Capital Requirements (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined).  Management believes, as of December 31, 2010 and 2009, that the Company and the Bank met all the capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based capital to risk-weighted assets, Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets ratios as disclosed in the table below.  There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes

	Amount	Ratio	Amount	Ratio
As of December 31, 2010:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 42,957	9.56%	$ 35,933	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	37,284	8.30%	17,967	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	37,284	5.71%	26,099	=,> 4%

As of December 31, 2009:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 44,915	9.19%	$ 39,096	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	38,743	7.93%	19,548	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	38,743	5.90%	26,278	=,> 4%

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2010:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 45,388	10.13%	$ 35,849	=,> 8%	$ 44,811	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	39,728	8,87%	17,924	=,> 4%	26,887	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	39,728	6.10%	26,048	=,> 4%	32,561	=,> 5%

As of December 31, 2009:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 49,677	10.17%	$ 39,062	=,> 8%	$ 48,828	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	43,505	8.91%	19,531	=,> 4%	29,297	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	43,505	6.63%	26,242	=,> 4%	32,803	=,> 5%

Note 23.                        Restrictions on Dividends

The Parent Company’s principal asset is its investment in the Bank, its wholly-owned consolidated subsidiary.  The primary source of income for the Parent Company historically has been dividends from the Bank.  Regulatory agencies limit the amount of funds that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 23.                        Restrictions on Dividends (Continued)

Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years.

The Company and Bank currently are prohibited from paying dividends unless regulatory approval is obtained.  (See footnote 2 Formal Written Agreement).

Note 24.                        Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2010	2009

BOLI income	$452	$458
Life Insurance Proceeds	$-	$656

Other Contracted Services	$597	$578
Bank Franchise Taxes	$115	$470
FDIC Insurance Costs	$1,311	$1,183
Software Licensing / Maintenance	$731	$731

Note 25.  Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2010 and 2009 and for the years then ended.  Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2010	2009
ASSETS
Cash	$2,240	$1,051
Capital securities repurchased	600	600
Other investments	102	102
Equity in subsidiary	38,473	40,189
Other assets	393	145

Total Assets	$41,808	$42,087

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$334	$195
Other short term borrowings	373	453
Long Term Debt	4,471	2,261
Capital securities	3,750	3,750
Total Liabilities	8,928	6,659

STOCKHOLDERS’ EQUITY	32,880	35,428

Total Liabilities and Stockholders’ Equity	$41,808	$42,087

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 25.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2010	2009

Dividends from subsidiary	$-	$1,000
Interest income	55	55
Other income	-	59
Interest expense	(649)	(491)
Operating expense	(39)	(267)
	(633)	356

Income tax benefit	216	219
Equity in undistributed earnings (loss) of subsidiary	(1,723)	(6,954)

Net income (Loss)	$(2,140)	$(6,379)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Amounts in thousands)

Note 25.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)	$(2,140)	$(6,379)
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	5	17
Equity in undistributed earnings of subsidiary	1,723	6,954
Increase in other assets	(668)	(103)
Increase (decrease) in other liabilities	138	114

Net cash provided by operating activities	(942)	603

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase) sale of other investments	-	-
Net (increase) decrease in loans	-	-
Premises and equipment expenditures	-	-
Capital contributed to subsidiary bank	-	(1,000)

Net cash provided by (used in) investing activities	-	(1,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Short Term Borrowings	(79)	(547)
Increase in Long Term Debt	2,210	2,261
Cash dividends paid	-	(551)
Repurchase of capital securities	-	-
Proceeds from exercise of common stock options	-	101
Repurchase of Common Stock	-	-

Net cash (used in) provided by financing activities	2,131	1,264

Net increase (decrease) in cash and cash equivalents	1,189	867

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,051	184

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,240	$1,051
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTIN ACTIVITIES
Capital contributed to subsidiary bank—land and buildings	$-	$1,527

Note 26.   Life Insurance Proceeds

During the first quarter of 2009, the Company received life insurance proceeds as a result of the death of one of the Company’s executive officers. Death benefit proceeds received were $1.26 million including $604 representing the accumulated cash value of the various policies.