Form 10-K, Exhibit 13
period 2012-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2013-03-29
CIK 1008579

Exhibit 13.1

HIGHLANDS BANKSHARES, INC.  AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2012

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highlands Bankshares, Inc. and Subsidiary
Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia
March 29, 2013

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2012 based on the framework set forth in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on its evaluation, management concluded that, as of December 31, 2012, Highlands Bankshares, Inc.’s internal control over financial reporting was effective.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011
(Amounts in thousands)

	2012	2011
ASSETS
Cash and due from banks	$15,220	$15,734
Federal funds sold	65,988	70,341

Total Cash and Cash Equivalents	81,208	86,075

Investment securities available-for-sale (Note 3)	57,400	64,252
Other Investments, at cost (Note 4)	4,930	5,308
Loans, net of allowance for loan losses of $7,449 and $9,024 in 2012 and 2011, respectively (Note 5)	383,049	398,780
Premises and equipment, net (Note 6)	21,176	21,883
Deferred Tax Assets	8,298	8,615
Interest receivable	2,314	2,369
Bank Owned Life Insurance	13,689	13,230
Other Real Estate Owned, net	16,639	16,724
Other assets	3,793	3,747

Total Assets	$592,496	$620,983

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 9)
Noninterest bearing	$105,960	$98,950
Interest bearing	379,380	416,411

Total Deposits	485,340	515,361

Interest, taxes and other liabilities	2,066	2,570
Short term borrowings (Note 10)	20,170	57,676
Long-term debt (Note 11)	51,298	13,964
Capital securities (Note 12)	3,150	3,150
Total Other Liabilities	76,684	77,360

Total Liabilities	562,024	592,721

STOCKHOLDERS' EQUITY
Common stock, 5,011 shares issued and authorized 40,000 shares, par value $0.625 per share (Note 16)	3,132	3,132
Additional paid-in capital	7,783	7,783
Retained Earnings	21,428	19,406
Accumulated other comprehensive (loss)	(1,871)	(2,059)

Total Stockholders' Equity	30,472	28,262

Total Liabilities and Stockholders' Equity	$592,496	$620,983
The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
Years Ended December 31, 2012 and 2011
(Amounts in thousands, except per share data)

	2012	2011
INTEREST INCOME
Loans receivable and fees on loans	$23,337	$24,842
Securities available for sale:
Taxable	1,004	1,284
Tax-exempt	565	798
Other investment income	107	80
Federal funds sold	141	150
Total Interest Income	25,154	27,154

INTEREST EXPENSE
Deposits	4,229	6,495
Other borrowed funds	3,259	3,484
Total interest expense	7,488	9,979

Net interest income	17,666	17,175

PROVISION FOR LOAN LOSSES (Note 5)	958	4,648

Net interest income after provision for loan losses	16,708	12,527

NON-INTEREST INCOME
Securities gains (losses)	663	251
Service charges on deposit accounts	2,092	2,117
Other service charges, commissions and fees	1,789	1,646
Other operating income	841	1,110
Other than temporary impairment charge	(167)	(269)
Total Non-Interest Income	5,218	4,855

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14)	9,503	9,852
Occupancy expense of bank premises	1,156	1,102
Furniture and equipment expense	1,222	1,355
Other operating expenses (Note 24)	5,613	5,900
Foreclosed Assets –Write-down and operating expenses	2,190	3,328
Total Non-Interest Expenses	19,684	21,537

(Loss) Income Before Income Taxes	2,242	(4,155)

Income Tax Expense (Note 8)	220	2,362

Net Income (Loss)	$2,022	$(6,517)

Earnings (Loss) Per Common Share (Note 13)	$0.40	$(1.30)

Earnings (Loss) Per Common Share - assuming dilution (Note 13)	$0.40	$(1.30)
The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2012 and 2011
(Amounts in thousands, except per share data)

	2012	2011

Net Income (Loss)	$2,022	$(6,517)
Other Comprehensive Income
Unrealized gains on securities during the period	948	3,129
Less: reclassification adjustment for gains included	(663)	(251)
in net income
Other Comprehensive Income (Loss), before tax	285	2,878
Income tax expense (benefit) related to other	97	979
comprehensive Income
Other Comprehensive Income	188	1,899

COMPREHENSIVE INCOME (LOSS)	$2,210	$(4,618)

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2012 and 2011
(Amounts in thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Stockholders'
	Shares	Par Value	Capital	Earnings	Income	Equity

Balance, December 31, 2010	5,011	$3,132	$7,783	$25,923	$(3,958)	$32,880

Net income	-	-	-	(6,517)	-	(6,517)

Other comprehensive income	-	-	-	-	1,899	1,899

Balance, December 31, 2011	5,011	$3,132	$7,783	$19,406	$(2,059)	$28,262

Net income	-	-	-	2,022	-	2,022
	-	-	-	-	-	-
Other comprehensive income	-	-	-	-	188	188

Balance, December 31, 2012	5,011	$3,132	$7,783	$21,428	$(1,871)	$30,472

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2012 and 2011
(Amount in thousands)

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,022	$(6,517)
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	958	4,648
Provision for deferred income taxes	276	342
Depreciation and amortization	979	1,104
Valuation adjustment of deferred tax assets	(170)	4,170
Net realized (gains) losses on available-for-sale securities	(663)	(251)
Net amortization on securities	721	498
Amortization of capital issue costs	5	5
Other than temporary impairment charge	167	269
Valuation adjustment of other real estate owned	1,299	2,056
Decrease in interest receivable	55	175
(Increase) in other assets	(160)	(596)
Increase (decrease) in interest, taxes and other
liabilities	(504)	785
Net Cash provided by operating activities	4,985	6,688

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	11,557	12,880
Proceeds from maturities of debt and equity securities	20,335	6,897
Purchase of debt and equity securities	(24,979)	(25,823)
Redemption of other investments	378	718
Net decrease in loans --	6,144	28,825
Proceeds from sales of other real estate owned	7,245	4,554
Premises and equipment expenditures	(339)	(125)
Net Cash provided by investing activities	20,341	27,926

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in certificates of deposit	(51,189)	(40,300)
Net increase in demand, savings and other deposits	21,168	18,889
Net increase (decrease) in short term borrowings	(37,506)	(8,276)
Net increase (decrease) in long-term debt	37,334	(1,004)
Net Cash used in financing activities	(30,193)	(30,691)

Net increase (decrease) in cash and cash equivalents	(4,867)	3,923

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	86,075	82,152

CASH AND CASH EQUIVALENTS AT END OF YEAR	$81,208	$86,075

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$7,751	$10,124
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS
Transfer of loans to other real estate owned	$8,629	$8,021
Loans originated from sales of other real estate owned	$1,573	$1,593

  The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
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

Securities Available-for-Sale

Securities classified as available-for-sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity.  Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.  Securities available-for-sale are carried at fair value.  Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred income tax effect.  Realized gains or losses are included in earnings on the trade date and are determined on the basis of the amortized cost of specific securities sold.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity. On a quarterly basis the Company reviews any securities which are considered to be impaired as defined by accounting guidance. During this review, the Company determines if the impairment is deemed to be other than temporary. If it is determined that the impairment is other than temporary, i.e. impaired because of credit issues, the investment is written down by a charge in the Statement of Income (Loss).

Loans

The Company makes mortgage, commercial and consumer loans to customers.  Included in mortgage lending are loans secured by real estate such as single family and multifamily dwelling units as well as  commercial properties both owner occupied and held for lease to others.  Commercial loans include those primarily secured by business assets or land or may be unsecured. Consumer loans include second mortgages and equity lines of credit and other personal loans which may be secured or unsecured. The Company also makes farmland loans and other agricultural type loans such as financing farming activities.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
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

The Company’s Credit Review and Analysis Department evaluates various loans individually for impairment as required by Statement of Financial Accounting Standards ASC 310, Receivables –Subsequent Measurement.  Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management.  The evaluations are based upon discounted expected cash flows or collateral valuations.  If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment.  If a loan evaluated individually is not impaired, then the loan is considered for impairment under ASC 450, Accounting for Contingencies, with a group of loans that have similar characteristics. For loans without individual measures of impairment, the Company makes estimates of losses for groups of loans as required by ASC 450.  Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and the general collateral type.  Assigned loan grades include Quality, Satisfactory, Acceptable, Special Mention, Substandard and Doubtful, each with an increasing risk of potential loss. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan.  The resulting estimate of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans, including:  borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience and ability of lending management; and, national and local economic conditions.

The amounts of estimated impairment for individually evaluated loans and groups of loans are added together for a total estimate of loan losses.  This estimate of losses is compared to the allowance for loan losses of the Company as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance is made.  If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates.  If the estimate of losses is below the range of reasonable estimates, the allowance is reduced by adjusting the provision for loan losses.  The Company recognizes the inherent imprecision in estimates of losses due to various uncertainties  and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high or too low.  If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the consolidated financial statements.

Premises and Equipment

Land is carried at cost.   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
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

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and gains and losses on disposals are included in net expenses from foreclosed assets. Foreclosed assets at December 31, 2012 and 2011 were $16,639 and $16,724 respectively.  We have established a general allowance related to OREO properties as properties may be sold for amounts that are less than current appraised values reduced by the estimated selling costs.

Income Taxes

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Under ASC 740, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the Company’s tax circumstance and filings under the most current and relevant accounting rules and believes the Company has incurred no liability for uncertain beneficial tax positions (or any related penalties and interest) for the periods open to normal jurisdictional examinations (2009 through 2011).

Earnings (Loss) Per Common Share

Earnings (loss) per common share are calculated based on the weighted average outstanding shares during the year.  Earnings (loss) per common share assuming dilution are calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end.

Stock Compensation Plans

The Company accounts for stock compensation plans under the guidance of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values.  No options were granted during 2012 or 2011.

Use of Estimates

In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expense during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets, and the fair value of investment securities.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
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

Recent Accounting Pronouncements

In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the ASC was amended by ASU 2011-03.  The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control.  The other criteria to assess effective control were not changed.  The amendments were effective for the Company on January 1, 2012 and had no effect on the financial statements.

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements.  The amendments were effective for the Company beginning January 1, 2012 and had no effect on the financial statements.

Update No. 2013-02 -- Comprehensive Income (Topic 220):  The update was issued to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. Early adoption is permitted.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.
.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

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

•	review and revise the Bank’s methodology for determining the allowance for loan and lease losses (“ALLL”) and maintain an adequate ALLL;
•	maintain sufficient capital at the Company and the Bank;
•	establish a revised written contingency funding plan;
•	establish a revised written strategic and capital plan;
•	establish a revised investment policy;
•	improve the Bank’s earnings and overall condition;
•	revise the Bank’s information technology program;
•	establish a disaster recovery and business continuity program; and,
•	establish a committee to monitor compliance with all aspects of the written agreement.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note  3.  Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Treasuries	$-	$-	$-	$-
State and political subdivisions	11,708	302	25	11,985
Mortgage backed securities	27,120	531	9	27,642
Pooled Trust Preferred	3,879	-	3,585	294
Single Issue Trust Preferred	908	-	22	886
SBA Pools	16,119	34	62	16,091
SLMA	500	2	-	502
	$60,234	$869	$3,703	$57,400

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S Treasuries	$6,029	$3	$-	$6,032
State and political subdivisions	18,030	275	137	18,168
Mortgage backed securities	30,002	632	5	30,629
Pooled Trust Preferred	4,067	-	3,917	150
Single Issue Trust Preferred	1,923	-	108	1,815
SBA Pools	6,821	219	44	6,996
SLMA	500	-	38	462
	$67,372	$1,129	$4,249	$64,252

The following tables presents the age of gross unrealized losses and fair value by investment category:

	December 31, 2012
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$1,352	$25	$-	$-	$1,352	$25
Mortgage-backed securities	496	9	-	-	496	9
Pooled Trust Preferred Securities	-	-	294	3,585	294	3,585
Single Issue Trust Preferred	-	-	886	22	886	22
SBA Pools	9,073	59	1,707	3	10,780	62
SLMA	-	-	-	-	-	-

Total	$10,921	$93	$2,887	$3,610	$13,808	$3,703

The total number of investment securities in a loss position at December 31, 2012 was 27.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note  3.  Investment Securities Available-For-Sale (Continued)

	December 31, 2011
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$705	$45	$4,367	$92	$5,072	$137
Mortgage-backed securities	4,554	5	-	-	4,554	5
Pooled Trust Preferred Securities	-	-	150	3,917	150	3,917
Single Issue Trust Preferred	505	7	809	101	1,314	108
SBA Pools	-	-	2,007	44	2,007	44
SLMA	-	-	462	38	462	38

Total	$5,764	$57	$7,795	$4,192	$13,559	$4,249

The total number of investment securities in a loss position at December 31, 2011 was 28.

The segment of the investment portfolio that contains the largest unrealized loss is the Company’s pooled trust preferred securities (TRUP CDOs) which represent trust preferred securities issued primarily by banks and a limited number of insurance companies and real estate investment trusts. As of  December 31, 2012, the TRUP CDO’s book value totaled $3.88 million.

The Company reviews its investment portfolio on a quarterly basis for indications of other-than-temporary impairment (“OTTI”).
For other than temporary impairment analysis, the Company utilizes the current accounting guidance for OTTI that is intended to measure the change in projected cash flows for securitized assets. Specifically, the Company measures how the current projected cash flows differ from the most recent projection (e.g. as of the last quarter). A decrease in the present value of projected cash flows is considered an “adverse change” and may trigger a charge for other-than-temporary impairment. The Company formally analyzes the credit characteristics of the underlying collateral on each individual security as a basis for credit deferral / default assumptions.   This methodology is documented and reviewed with the audit committee quarterly for determining impairment each quarter.  Additionally, the Company utilizes certain data contained in the baseline deferral / default assumptions that were developed by the FDIC (from default data during the 1988-1992 periods). The Company’s credit evaluation of each of the entities comprising the underlying collateral considers all available information and evidence and the  initial credit evaluation focuses on asset quality (using the Texas Ratio and Modified Texas Ratio), capitalization (using Leverage, Tier 1 and Total Risk Based Capital), third party ratings of financial strength, the ratio of reserve for loan losses to loans and current earnings performance. For those underlying issuers that are determined to be potentially impaired based on the initial review, the Company performs a more detailed quarterly trend analysis. This analysis focuses on trends related to non-performing assets, reserve for loan losses, capitalization and earnings performance. The results of the internal assessment are factored into an analysis stressing the projections of cash flow.

At December 31, 2012, the following assumptions were used in the Company’s cash flow projections:
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
December 31, 2012
(Amounts in thousands)

Note  3.  Investment Securities Available-For-Sale (Continued)

Underlying banks can prepay their trust preferred securities on a quarterly call date after a five year period from the original date of issue. The Company uses a constant prepayment assumption of 1% annually and 100% at maturity. The extent of future prepayments is difficult to project. The projections also include for existing deferrals a 15% recovery  after a two-year lag (if an issuer has been in deferral for two years, the assumed recovery is extended to the end of the 5-year deferral period, or an additional 3 years).

Deferral and default announcements that are received after the balance sheet date but before the filing date are incorporated into the OTTI calculation for the period end report. Typically deferral announcements are received on or around each payment date which is the last week of each quarter.

During 2012, credit-related OTTI charges on the TRUP CDOs in the amount of $167 thousand were incurred.  For the 12 months ended December 31, 2011, credit-related OTTI charges on the TRUP CDOs in the amount of $269 thousand were incurred.

Below is a table of the Company’s remaining pooled trust preferred balances as of December 31, 2012 (in thousands):

Description	Type	Class	Original Amount $	Book Value 12/31/12 $	Fair Value 12/31/12 $	Unrealized Gain/(Loss) $	Lowest Credit Rating	Percentage of Banks Currently Deferring or Defaulting	Number of Issuers Currently Performing	Excess/ (Negative) Subordination Percentage(1)

Pretsel 4-B	Pooled	Mezz B	700	85	57	(28)	Ca	27.10%	4	19.87%
Prestel 11-B	Pooled	Mezz B	500	392	60	(332)	Ca	32.30%	41	(30.43)%
Prestel 12-B	Pooled	Mezz B	750	381	91	(290)	Ca	35.30%	46	(37.18)%
Prestel 13-B	Pooled	Mezz B	500	326	10	(316)	Ca	38.10%	40	(45.15)%
Prestel 15-B	Pooled	Mezz B	500	263	10	(253)	Ca	33.40%	50	(42.51)%
Prestel 18-C	Pooled	Mezz C	500	209	1	(208)	Ca	30.30%	52	(23.24)%
Prestel 19-C	Pooled	Mezz C	500	255	1	(254)	Ca	26.10%	47	(28.54)%
Prestel 20-C	Pooled	Mezz C	500	11	1	(10)	Ca	33.60%	42	(29.69)%
Prestel 21-C	Pooled	Mezz C	500	294	10	(284)	Ca	29.40%	48	(21.25)%
Prestel 22-C	Pooled	Mezz C	500	316	4	(312)	Ca	28.70%	61	(17.67)%
Prestel 22-C	Pooled	Mezz C	500	316	4	(312)	Ca	28.70%	61	(17.67)%
Prestel 22-C	Pooled	Mezz C	500	283	4	(279)	Ca	28.70%	61	(17.67)%
Prestel 23-C	Pooled	Mezz C	500	442	23	(419)	C	26.30%	92	(10.09)%
Tropc CDO III	Pooled	Subordinate	1,000	306	18	(288)	C	41.76%	30	(33.17)%

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

The Company also assesses other securities for OTTI quarterly by reviewing credit ratings, financial and regulatory reports as well as other pertinent financial indicators published. As of December 31, 2012 and 2011, the Company's assessment revealed no impairment other than that deemed temporary.

Investment securities available-for-sale with a carrying value of $41,994 and $45,258 at December 31, 2012 and 2011 respectively, and a market value of $42,718 and $46,011 at December 31, 2012 and 2011, respectively, were pledged as collateral on public deposits, FHLB advances and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note  3.  Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2012 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due in one year or less	$-	$-
Due after one year through five years	500	502
Due after five years through ten years	4,814	4,841
Due after ten years	27,800	24,415
	33,114	29,758

Mortgage-backed securities	27,120	27,642
	$60,234	$57,400

For the years ended December 31, 2012 and 2011, proceeds from sale of securities were $11,557 and $12,880, respectively.  Gross realized gains and losses on investment securities available for sale were as follows:

	2012	2011

Realized gains	$663	$251
Realized losses	-	-
Net gains (losses)	$663	$251

Note 4.  Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Pacific Coast Bankers’ Bank and Community Bankers’ Bank  stock with a carrying value of $4,680 and $5,058 at December 31, 2012 and 2011, respectively are stated at cost and included as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these entities to hold these investments, and the only market for this stock is the issuing agency.  Also included in “Other Investments” is a Certificate of Deposit purchased from an FDIC - insured institution.  The balance of this CD was $250 at December 31, 2012 and 2011, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses

The composition of net loans is as follows:

	2012	2011
Real Estate Secured:
Residential 1-4 family	$167,777	$169,027
Multifamily	17,348	15,375
Construction and Land Loans	19,161	23,295
Commercial, Owner Occupied	64,504	71,367
Commercial, Non-owner occupied	35,536	36,489
Second mortgages	9,298	12,247
Equity lines of credit	8,287	9,126
Farmland	11,180	12,207
	333,091	349,133

Secured (other) and unsecured
Personal	22,358	23,824
Commercial	31,927	32,407
Agricultural	3,372	2,784
	57,657	59,015

Overdrafts	297	207

	391,045	408,355
Less:
Allowance for loan losses	7,449	9,024
Net deferred fees	547	551
	7,996	9,575

Loans, net	$383,049	$398,780

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following table is an analysis of past due loans as of December 31, 2012:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing

Real Estate Secured
Residential 1-4 family	$4,894	$956	$4,029	$9,879	$157,898	$167,777	$-
Equity lines of credit	-	-	-	-	8,287	8,287	-
Multifamily	-	-	-	-	17,348	17,348	-
Farmland	133	28	129	290	10,890	11,180	-
Construction, Land Development, Other Land Loans	209	78	1,953	2,240	16,921	19,161	-
Commercial Real Estate- Owner Occupied	221	21	2,888	3,130	61,374	64,504	-
Commercial Real Estate- Non Owner Occupied	239	2,115	290	2,644	32,892	35,536	-
Second Mortgages	374	9	495	878	8,420	9,298	-
Non Real Estate Secured
Personal	307	155	56	518	22,137	22,655	6
Commercial	402	205	526	1,133	30,794	31,927	-
Agricultural	3	-	-	3	3,369	3,372	-

Total	$6,782	$3,567	$10,366	$20,715	$370,330	$391,045	$6

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

The following is a summary of non-accrual loans at December 31, 2012:

Amount
Real Estate Secured
Residential 1-4 Family	$4,213
Multifamily	-
Construction and Land Loans	1,953
Commercial-Owner Occupied	2,888
Commercial- Non Owner Occupied	290
Second Mortgages	495
Equity Lines of Credit	-
Farmland	129
Secured (other) and Unsecured
Personal	50
Commercial	526
Agricultural	-

Total	$10,544

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following table is an analysis of past due loans as of December 31, 2011:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing

Real Estate Secured
Residential 1-4 family	$3,471	$1,071	$4,236	$8,778	$160,249	$169,027	$171
Equity lines of credit	-	205	-	205	8,921	9,126	-
Multifamily	97	-	646	743	14,632	15,375	-
Farmland	-	134	-	134	12,073	12,207	-
Constuction, Land Development, Other Land Loans	271	59	1,846	2,176	21,119	23,295	-
Commercial Real Estate- Owner Occupied	1,199	476	6,989	8,664	62,703	71,367	920
Commercial Real Estate- Non Owner Occupied	-	1,446	863	2,309	34,180	36,489	292
Second Mortgages	243	10	518	771	11,476	12,247	26
Non Real Estate Secured
Personal	244	113	134	491	23,540	24,031	41
Commercial	224	25	630	879	31,528	32,407	-
Agricultural	17	7	2	26	2,758	2,784	-

Total	$5,766	$3,546	$15,864	$25,176	$383,179	$408,355	$1,450

The December 31, 2011 total below includes approximately $4.9 million of loans that were current and paying under the terms of their existing loan agreement but included in non-accrual per regulatory guidance.

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
December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following tables represent a summary of credit quality indicators of the Bank’s loan portfolio at December 31, 2012 and December 31, 2011. The grades are assigned and or modified by the Company’s credit review and credit analysis departments based on the creditworthiness of the borrower and the overall strength of the loan.

Credit Risk Profile by Internally Assigned Grade –December 31, 2012
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	34,201	994	1,001	3,768	5,016	1,168
Satisfactory	81,500	12,328	3,589	5,765	25,485	14,539
Acceptable	35,202	2,731	6,078	6,059	19,683	11,048
Special Mention	4,481	890	9	1,698	5,686	2,353
Substandard	12,393	405	503	1,871	8,634	6,428
Doubtful	-	-	-	-	-	-

Total	$167,777	$17,348	$11,180	$19,161	$64,504	$35,536

Credit Risk Profile by Internally Assigned Grade –December 31, 2011
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	37,509	1,220	1,104	4,108	6,119	1,604
Satisfactory	79,225	9,790	3,419	6,026	23,168	14,756
Acceptable	33,427	1,481	3,944	5,940	25,652	9,270
Special Mention	3,739	1,318	1,767	2,195	4,073	1,518
Substandard	15,127	1,566	1,973	5,026	12,355	9,341
Doubtful	-	-	-	-	-	-

Total	$169,027	$15,375	$12,207	$23,295	$71,367	$36,489

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
December 31, 2012
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

         Substandard-Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
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

However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:

•	Injection of capital

•	Alternative financing

•	Liquidation of assets or the pledging of additional collateral.

Credit Risk Profile based on payment activity – December 31, 2012

	Consumer - Non Real Estate	Equity Line of Credit /Jr. liens	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$22,599	$17,090	$31,401	$3,372
Nonperforming (>90 days past due)	56	495	526	-

Total	$22,655	$17,585	$31,927	$3,372

Credit Risk Profile based on payment activity - December 31, 2011

	Consumer - Non Real Estate	Equity Line of Credit / Jr. liens	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$23,897	$20,855	$31,777	$2,782
Nonperforming (>90 days past due)	134	518	630	2

Total	$24,031	$21,373	$32,407	$2,784

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following tables reflect the Bank’s impaired loans at December 31, 2012 and December 31, 2011:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
12/31/12 With no Related Allowance
Real Estate Secured
Residential 1-4 family	$6,559	$6,559	$-	$7,797	$237
Equity lines of credit	-	-	-	-	-
Multifamily	-	-	-	460	-
Farmland	299	299	-	291	15
Construction, Land Development, Other Land Loans	1,660	1,730	-	2,074	40
Commercial Real Estate- Owner Occupied	5,010	5,010	-	7,083	138
Commercial Real Estate- Non Owner Occupied	3,432	3,432	-	4,146	136
Second Mortgages	321	321	-	456	14
Non Real Estate Secured
Personal	9	9	-	20	1
Commercial	68	68	-	1,257	5
Agricultural	20	20	-	10	1

Total	$17,378	$17,448	$-	$23,594	$587

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
12/31/12 With an Allowance Recorded
Real Estate Secured
Residential 1-4 family	$4,486	$4,486	$491	$4,146	$165
Equity lines of credit	-	-	-	-	-
Multifamily	405	405	5	526	17
Farmland	203	203	2	255	13
Construction, Land Development, Other Land Loans	-	-	-	1,269	-
Commercial Real Estate- Owner Occupied	2,698	2,698	369	2,342	15
Commercial Real Estate- Non Owner Occupied	2,995	2,995	494	3,739	88
Second Mortgages	-	-	-	54	-
Non Real Estate Secured
Personal	22	22	1	48	2
Commercial	658	658	585	757	15
Agricultural	716	735	232	358	68

Total	$12,183	$12,202	$2,179	$13,494	$383

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
December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

A loan is considered impaired and an allowance for loan losses is established on loans for which it is probable that the full collection of principal and interest is in doubt. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value based on recent appraisal  and /or tax assessment value, liquidation value and/or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2012 and 2011, all of the total impaired loans were evaluated based on the fair value of the collateral. On a quarterly basis, the ALLL methodology begins with the determination of individually impaired loans. All loans that are rated “7” (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated “6” (Substandard) or are expected to be downgraded to “6”, require additional analysis to determine whether they may be impaired. All loans that are rated “5” (Special Mention) are presumed not to be impaired. However, “5” rated loans with the following characteristics warrant further analysis before completing an assessment of impairment:

•	A loan is 60 days or more delinquent on scheduled principal or interest;
•	A loan is presently in an unapproved over advanced position;
•	A loan is newly modified; or
•	A loan is expected to be modified.

The Company’s credit administration personnel and senior financial officers are responsible for tracking, coding, and monitoring loans that become Troubled Debt Restructurings. Concessions are made to existing borrowers in the form of modified interest rates and / or payment terms. The loans are segregated for regulatory and external reporting. Each specific TDR is reviewed to determine if the accrual of interest should be discontinued and also reviewed for impairment. The Company’s senior credit administration officer performs this analysis on a quarterly basis in addition to determining any other loans that are impaired within the loan portfolio. The Company had a total of $21.61 million and $16.03 million of loans categorized as troubled debt restructurings as of December 31, 2012 and 2011, respectively. Interest is accrued on TDRs if the loan is otherwise not impaired and the full collection of principal and interest under the modified terms is still deemed probable.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
 December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following is a summary of troubled debt restructurings occurring during the twelve months ended December 31, 2012.

Troubled Debt Restructurings Interest only	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment

Residential 1-4 family	1	729	729
Equity lines of credit
Multifamily
Farmland	1	137	137
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages	1	83	83
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	3	949	949

Troubled Debt Restructurings Below Market Rate	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment

Residential 1-4 family	12	1,732	1,724
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	2	4,557	4,501
Commercial Real Estate- Non Owner Occupied	5	9,470	9,383
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	19	15,759	15,608

IGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

Troubled Debt Restructurings Loan term extension	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily	1	411	407
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	1	732	725
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer	1	28	28
Business Commercial
Agricultural	1	129	129

Total	4	1,300	1,289

Troubled Debt Restructurings All	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment
Total Restructurings	26	18,008	17,846

Troubled Debt Restructurings That subsequently defaulted	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment

Residential 1-4 family (Interest Only)	1	729	729
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages (Interest Only)	1	84	84
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	2	813	813

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
 December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following is a summary of troubled debt restructurings occurring during the twelve months ended December 31, 2011.
Troubled Debt Restructurings Interest only	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily
Farmland	1	152	152
Construction, Land Development, Other Land Loans	1	1,364	834
Commercial Real Estate- Owner Occupied	4	1,418	1,418
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial	1	992	992
Agricultural	1	129	129

Total	8	4,055	3,525

Troubled Debt Restructurings Below Market Rate	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment

Residential 1-4 family	14	1,412	1,410
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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

Troubled Debt Restructurings Loan term extension	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment

Residential 1-4 family	4	1,860	1,851
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans	1	317	317
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages	2	510	510
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural	2	670	651

Total	9	3,357	3,329

Troubled Debt Restructurings All	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment
Total Restructurings	35	14,598	14,023

Troubled Debt Restructurings That subsequently defaulted	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Recorded Investment

Residential 1-4 family (Loan Term Extension)	1	385	383
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans ( Interest Only)	1	1,364	834
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages (Loan Term Extension)	1	426	426
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	3	2,175	1,643

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
          (Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by loan category and is segregated by impairment evaluation method as of  December 31, 2012 and December 31, 2011.

Twelve months ended December 31, 2012	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance December 31, 2011	1,618	477	1,746	1,209	400	371	69	336	764	1,620	414	9,024
Provision for Credit Losses	47	49	(858)	511	856	(123)	(16)	(237)	101	356	272	958
Charge-offs	584	246	518	686	183	90	23	4	453	594	-	3,381
Recoveries	(161)	-	(453)	(5)	(2)	(3)	-	(2)	(74)	(148)	-	(848)
Net Charge-offs	423	246	65	681	181	87	23	2	379	446	-	2,533
Ending Balance December 31, 2012	1,242	280	823	1,039	1,075	161	30	97	486	1,530	686	7,449
Ending Balance: Individually evaluated for impairment	491	5	-	369	494	-	-	2	1	817	-	2,179
Ending Balance: Collectively Evaluated for Impairment	751	275	823	670	581	161	30	95	485	713	686	5,270
Loans:
Ending Balance: Individually Evaluated for Impairment	11,045	405	1,660	7,708	6,427	321	-	502	328	1,462	-	29,858
Ending Balance: Collectively Evaluated for Impairment	156,732	16,943	17,501	56,796	29,109	8,977	8,287	10,678	22,327	33,837	-	361,187
Ending Balance: December 31, 2012	$167,777	$17,348	$19,161	$64,504	$35,536	$9,298	$8,287	$11,180	$22,655	$35,299	-	$391,045

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
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
December 31, 2012
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

The following describes the Company’s basic methodology for computing its ALLL for the twelve months ending December 31, 2012 and 2011.

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
December 31, 2012
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

The values for external factors are updated on a quarterly basis based on current economic data.

(3)	Internal process factors: Internal factors that influence loss rates as a result of risk management and control practices include the following:

a.	Past-Due Loans.
b.	Non-Accrual Loans
c.	CRE Concentrations
d.	Loan Volume Level
e.	Level and Trend of Classified Loans

  The values for internal factors are updated on a quarterly basis based on current portfolio metrics.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 6.   Premises and Equipment

Premises and equipment are comprised of the following:

	2012	2011

Land	$10,004	$10,004
Bank Premises	14,061	14,061
Equipment	12,623	12,299
	36,688	36,364
Less: accumulated depreciation	15,512	14,570
	21,176	21,794
Construction in Progress	-	89

	$21,176	$21,883

Depreciation expense was $959 and $1,083 for 2012 and 2011, respectively.

Note 7.   Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers.  As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable.  The current value of the policies at December 31, 2012 and 2011 was $13,689 and $13,230, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 8.   Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2012	2011

Deferred tax assets:
Allowance for loan loss	$2,532	$3,068
Previous Years AMT	802	802
Other Real Estate Owned Valuation Reserve	1,119	-
Loss on Other Equity Investments	51	51
NOL carry-forwards (20 year carry-forward period)	4,616	5,679
Other than temporary impairment charge on AFS securities	2,489	2,432
Net unrealized loss on securities available-for-sale	964	1,061
	12,573	13,093

Deferred tax liability:	(275)	(308)
Depreciation	(275)	(308)
Deferred Tax Asset Valuation Allowance	(4,000)	(4,170)

Net deferred tax assets:	$8,298	$8,615

The components of income tax expense related to continuing operations are as follows:

	2012	2011

Federal:
Current	$114	$(2,150)
Deferred	106	4,512

Total	$220	$2,362

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2012	2011

Statutory rate applied to earnings (losses) before income taxes	$763	$(1,413)
Tax exempt interest	(230)	(272)
Deferred Tax Valuation allowance	(170)	4,170
Other, net	(143)	(123)

Total	$220	$2,362

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2011, in consideration of uncertainties regarding the timing of improvements in current economic conditions and management’s estimate of future tax liabilities, management provided an allowance of $4.17 million.  As of December 31, 2012, management maintained an allowance of $4.0 million to reflect its estimate of net realizable value at that date.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 9. Deposits

The composition of deposits is as follows:

	2012	2011

Non-interest bearing demand	$105,960	$98,950
Interest bearing demand	98,391	93,527
Savings deposits	75,345	66,207
Time deposits, in amounts of $100,000 or more	63,443	84,064
Other time deposits	142,201	172,613

Total deposits	$485,340	$515,361

The scheduled maturities of time deposits at December 31, 2012 are as follows:

2013	$111,918
2014	35,101
2015	18,787
2016	3,788
2017	13,067
Thereafter	22,983

$205,644

Note 10.   Short-Term Borrowings

Short-term borrowings totaling $20.17 million at December 31, 2012 as shown on the balance sheet consist primarily of two Federal Home Loan Bank advances that are secured by a lien on a specific class of residential and commercial mortgage loans of the Bank.  The advances are also secured by a specific group of available for sale securities held in safekeeping by the FHLB. The Federal Home Loan Bank has the option to convert these advances which total $20 million to a three month LIBOR-based floating rate advance.  These two notes carry interest rates that range from 3.84% to 4.34% at December 31, 2012. The average rate paid on these two borrowings is 3.97%. Also included in other short-term borrowings are the contractual principal payments due over the next 12 months on a seller financed mortgage secured by Bank property and an FHLB advance granted through the FHLB’s Affordable Housing Program. The contractual payments due on the seller financed mortgage total  $16 over the next 8 months and carry a rate of 3.2%. The contractual payments due on the FHLB Affordable Housing program loan total $50 and have a zero interest rate.  Short-term borrowings also include the contractual principal payments due totaling $103 over the next 12 months on funds drawn on a Term Loan issued to the Company by one of its Correspondent Banks. The rate on this loan is 6.75%. This loan is secured by the Stock of the subsidiary Bank. During the second quarter of 2011, the Company requested and the correspondent bank agreed to modify the closed-end loan to extend the amortization period of the loan for a new 20-year period.  The Closed – End Term Loan has a balloon maturity in April 2014 and the Company deposited the 35 monthly payments up to the balloon date into a reserve account held at the correspondent bank.  The remaining balances on the seller financed mortgage, the FHLB Affordable Housing Program Loan and the loan from the Company’s correspondent bank are included in long-term debt.

During the third quarter of 2012, the Bank restructured $47.50 million of its $67.91 million of Federal Home Loan Bank (FHLB) borrowings. This restructuring resulted in a decrease in the weighted average borrowing rate by approximately 100 basis points or approximately $480,000 in reduced interest expense annually.  It also extended the average maturity dates on these borrowings by approximately 2.5 years. $37.5 million of these borrowings were previously shown as short term borrowings due to the FHLB’s option to convert these advances to a floating rate on a quarterly basis. The advances were restructured to straight fixed rate advances with maturity dates now ranging from 2017 to 2019. The Company computed the present values of the future cash flows in order to determine if the modification resulted in a substantially different debt instrument. The changes in cash flows did not exceed the “substantially different” criteria, thus, the restructure was not treated as an extinguishment of debt. For the year ended 2011, the balance at the beginning of the year totaling $65.95 million represented the highest balance for short term borrowings and the average balance for short term borrowings during 2011 was $61.81 million.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 11.   Long-Term Debt

At December 31, Highlands Bankshares, Inc. and its Subsidiary had the following long-term debt agreements:

	2012	2011
Note payable FHLB dated 03/04/05 for $5 million with an annual interest rate of 4.165%, due 03/04/2015. The note requires quarterly interest payments. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Restructured into a new advance on 08/29/12 See below	$5,000

Note payable FHLB dated 06/29/05 for $5 million with an annual interest rate of 3.760%, due 06/29/2015. The note requires quarterly interest payments. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	Restructured into a new advance on 08/29/12 See below	5,000

Note payable FHLB dated 08/23/05 for $750,000 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s Affordable Housing Program. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	352	402

Note payable resulting from seller-financing transaction for $250 with an annual interest rate of 3.2%. and a due date in 2013. The note requires monthly installments of principal and interest of $3. The loan is secured by a first deed of trust on real estate.	-	17

Holding Company Note payable to Community Bankers Bank with a rate of 6.75%. The note requires monthly installments of principal and interest in the amount of $28. The loan is secured by the stock of the subsidiary bank and contains certain other covenants that are typical for Bank Holding Company loans. During the second quarter of 2011, the Company requested and CBB agreed to modify the closed-end loan to extend the amortization period of the loan for a new 20-year period. The Company simultaneously paid off a Revolving Line of Credit. The Closed – End Term Loan has a balloon maturity in April 2014 and the Company has deposited the  monthly payments up to the balloon date into a reserve account held at CBB
	3,446	3,545

Re-structured note payable FHLB dated 08/29/12 for $12.5 million with an annual interest rate of 3.53%, due 08/29/19. The note requires quarterly interest payments. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	$12,500	included in short term borrowings

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 11.   Long-Term Debt (continued)

Re-structured note payable FHLB dated 08/29/12 for $12.5 million with an annual interest rate of 3.70%, due 08/29/19. The note requires quarterly interest payments. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	12,500	included in short term borrowings

Re-structured note payable FHLB dated 08/29/12 for $5 million with an annual interest rate of 2.73%, due 08/29/18. The note requires quarterly interest payments. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.(2)	5,000	Included in Long Term Debt above and re-structured in 2012

Re-structured note payable FHLB dated 08/29/12 for $5 million with an annual interest rate of 3.74%, due 08/29/19. The note requires quarterly interest payments. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	5,000	included in short term borrowings

Re-structured note payable FHLB dated 08/29/12 for $7.5 million with an annual interest rate of 2.43%, due 08/29/17. The note requires quarterly interest payments. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	7,500	included in short term borrowings

Re-structured note payable FHLB dated 08/29/12 for $5 million with an annual interest rate of 2.86%, due 08/29/18. The note requires quarterly interest payments. The loan is secured by a floating blanket lien on a specific class of mortgage loans of the Bank and a specific group of securities available for sale.	5,000	Included in Long Term Debt above and re-structured in 2012

Total	$51,298	$13,964

Contractual principal maturities of long-term debt at December 31, 2012 are as follows:

2013	$-
2014	3,496
2015	51
2016	51
2017	7,552
Thereafter	40,148

$51,298

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

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

Note 13.  Common Stock and Earnings (Loss) Per Common Share

Earnings (loss) per common share is computed using the weighted average outstanding shares for the years ended December 31.  Outstanding stock options (Note 16) have a dilutive effect on earnings per share, which is determined using the treasury stock method. For 2012 and 2011, the impact of conversions of outstanding stock options were anti-dilutive. The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2012	2011

Income (loss) available to common stockholders	$2,022	$(6,517)
Weighted average shares outstanding	5,011	5,011
Shares outstanding including assumed conversion	5,011	5,011
Basic earnings (loss) per share	$0.40	$(1.30)
Fully diluted earnings (loss) per share	$0.40	$(1.30)

Note 14.  Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements.  The Bank makes a discretionary 1.5% profit sharing contribution to all employees exclusive of employee contributions and employer matching.    Employees may elect to make voluntary contributions to the plan up to the maximum allowed by law.  In addition to the 1.5% profit sharing contribution, the Bank matches 100% of the employee’s initial 1% contribution and 50% of the next 5%. The cost of  Bank contributions under the savings plan was $287 and $293 in 2012 and 2011 respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 15.   Stock Option Plan and Equity Compensation Plan

The Company sponsors an equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options to its directors, officers and employees for up to 200,000 shares of common stock. The Company did not grant any equity compensation in 2012 or 2011.

A summary of the status of the Company’s stock option plan is presented below:

	2012		2011

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$13.97	194,779	$13.72	234,929
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	13.00	(43.179)	12.50	(40,150)

Options outstanding and exercisable at December 31	$14.24	151,600	$13.97	194,779

    Information pertaining to options outstanding at December 31, 2012 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$13.00 - $15.00	151,600	1.57 years	$ 14.24

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 16.   Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers.  Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $700 and $610, unfunded commitments under lines of credit of $38,605 and $40,882 and commitments to grant new loans of $2,210 and $1,756 for the years ended December 31, 2012 and 2011 respectively.  These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

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

Note 17.  Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks certain lines of credit to fund any necessary cash requirements. The Bank has $67,902 of Federal Home Loan Bank advances outstanding against its corresponding line of credit as of December 31, 2012. A specific class of commercial and residential mortgage loans, with a balance of $163,672 at December 31, 2012 and a specific group of securities available for sale with a lendable collateral value of $7,800 at December 31, 2012 were pledged to the FHLB as collateral. At December 31, 2012, the Bank had approximately $31,000 of available credit at the FHLB and $6,000 of secured lines of available credit granted from one of its correspondent banks.

In 2010, a former borrower filed two complaints in the Circuit Court of Washington County, VA, claiming that the Bank improperly handled the repossession and disposition of collateral from a warehouse in June/July 2008.  The borrower also claims that the Bank acted as its business advisor and breached fiduciary duties owed to it in this capacity.  One complaint seeks $700,000 in damages for an alleged conversion based solely on the repossession/disposition of collateral.  The second complaint seeks $7,850,000 in damages for an alleged breach of fiduciary duty, violation of UCC Article 9, actual fraud, unjust enrichment, and business conspiracy.  In response, the Bank filed demurrers to both complaints, both of which were granted in part and denied in part with leave granted to amend. The Borrower chose not to amend either complaint, opting instead to consolidate her remaining claims into one action.  The borrower's remaining claims against the Bank are for violation of UCC Article 9, fraud, unjust enrichment of personal property, and conversion of personal property. No trial date has been set. The Bank disputes the allegations and believes that they are without merit.  The Bank intends to defend itself vigorously.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
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

As of December 31, 2012 the Company owns approximately $3.88 million (book value) in collateralized debt obligation securities that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs).  The market for these securities is not active and markets for similar securities are also not active.  The TRUP CDOs have been classified within Level 3 of the fair value hierarchy because the Company determined that significant adjustments are required to fair value at the measurement date. The cash flow projections for the pooled trust preferred securities utilize a discounted cash flow model that uses variables such as the estimate of future cash flows, creditworthiness of the underlying banks and determination of probability of default of the underlying collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
   (Amounts in thousands)

Note 18.  Fair Value Disclosures (Continued)

The following summarizes the Company’s available for sale securities portfolio measured at fair value on a recurring basis as of December 31, 2012 and December 31, 2011, segregated by the level of the valuation inputs within the fair value hierarchy.

2012
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
US Treasuries	$-	$-	$-	$-
State and Political Subdivisions	$-	$11,985	$-	$11,985
Mortgage Backed Securities	$-	$27,642	$-	$27,642
TRUP CDO’s	$-	$-	$294	$294
Single Issue Trust Preferred	$-	$886	$-	$886
SBA Pools	$-	$16,091	$-	$16,091
SLMA	$-	$502	$-	$502
Total AFS Securities	$-	$57,106	$294	$57,400

2011
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
US Treasuries	$-	$6,032	$-	$6,032
State and Political Subdivisions	$-	$18,168	$-	$18,168
Mortgage Backed Securities	$-	$30,629	$-	$30,629
TRUP CDO’s	$-	$-	$150	$150
Single Issue Trust Preferred	$-	$1,815	$-	$1,815
SBA Pools	$-	$6,996	$-	$6,996
SLMA	$-	$462	$-	$462
Total AFS Securities	$-	$64,102	$150	$64,252

Pursuant to ASC Topic 820, the following table shows a reconciliation of the beginning and ending balance at December 31, 2012 and 2011for Level 3 assets measured on a recurring basis using significant unobservable inputs.

Investment Securities Available for Sale	2012	2011

Beginning Balance, January 1	$150	$173
Total gains (losses) included in net income	(167)	(269)
Included in Other Comprehensive Income	311	246
Transfers in or out of Level 3	-	-
Ending Balance, December 31	$294	$150

Non Recurring - Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2012, all of the total impaired loans were evaluated based on the fair value of the collateral. Fair value is based upon independent market prices or appraised values of the collateral which the Company considers as nonrecurring Level 2.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 18.  Fair Value Disclosures (Continued)

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

The following table summarizes the Company’s assets at fair value on a non - recurring basis as of December 31, 2012 and December 31, 2011 segregated by the level of the valuation inputs within the fair value hierarchy. The tables disclose the recorded investment of impaired loans requiring a specific allowance.

December 31, 2012	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$ -	$ 12,183	$ -	$ 12,183
Repossessions/OREO, net	$ -	$ 16,661	$ -	$ 16,661

December 31, 2011	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$ -	$ 14,803	$ -	$ 14,803
Repossessions/OREO	$ -	$ 16,852	$ -	$ 16,852

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
December 31, 2012
(Amounts in thousands)

Note 18.  Fair Value Disclosures (Continued)

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

The carrying amounts and fair values of the Company's financial instruments at December 31, 2012 and December 31, 2011 were as follows:

	December 31, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$81,208	$81,208	$86,075	$86,075
Securities available for sale	57,400	57,400	64,252	64,252
Other investments	4,930	4,930	5,308	5,308
Loans, net	383,049	383,173	398,780	398,221
Deposits	(485,340)	(480,424)	(515,361)	(508,599)
Other short-term borrowings	(20,170)	(23,072)	(57,676)	(65,844)
Long-term debt	(51,298)	(57,145)	(13,964)	(14,951)
Capital Securities	(3,150)	(3,542)	(3,150)	(3,014)

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

	2012	2011

Balance, beginning	$14,479	$15,122
Additions	3,177	4,752
Reductions	(6,704)	(5,395)
Balance, ending	$10,952	$14,479
Unused commitments	$680	$665

IGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 19.  Related Party Transactions (Continued)

Deposits from related parties held by the Bank at December 31, 2012 and 2011 were $3,778 and $4,894, respectively.

Note 20.  Restrictions on Cash

The Federal Reserve Bank required the Bank to maintain reserve balances.  The total of those reserve balances including available vault cash at December 31, 2012 and 2011 was $9,679 and $8,622 respectively.

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
December 31, 2012
(Amounts in thousands)

Note 21.  Minimum Regulatory Capital Requirements (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined).

As of December 31, 2012, the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total Risk-Based Capital (to Risk-Weighted Assets)	$35,341	9.11%	$31,047	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	30,467	7.85%	15,524	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	30,467	5.18%	23,536	=,> 4%

As of December 31, 2011:
Total Risk-Based Capital (to Risk-Weighted Assets)	$33,506	8.29%	$32,347	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	28,424	7.03%	16,174	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	28,424	4.57%	24,889	=,> 4%

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2012:
Total Risk-Based Capital (to Risk-Weighted Assets)	$38,931	10.05%	$30,985	=,> 8%	$38,732	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	34,057	8.79%	15,493	=,> 4%	23,239	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	34,057	5.80%	23,475	=,> 4%	29,344	=,> 5%

As of December 31, 2011:
Total Risk-Based Capital (to Risk-Weighted Assets)	$36,543	9.08%	$32,209	=,> 8%	$40,262	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	31,461	7.81%	16,105	=,> 4%	24,157	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	31,461	5.07%	24,816	=,> 4%	31,021	=,> 5%

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
December 31, 2012
(Amounts in thousands)

Note 22.  Restrictions on Dividends (Continued)

Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years.

The Company and Bank currently are prohibited from paying dividends unless regulatory approval is obtained.  (See Note 2 Formal Written Agreement).

Note 23.  Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2012	2011

BOLI income	$459	$452

Other Contracted Services	$743	$667
FDIC Insurance Costs	$1,330	$1,539
Software Licensing / Maintenance	$736	$635
Postage and Freight	$299	$314
Legal	$337	$457

Note 24.  Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2012 and 2011 and for the years then ended.  Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2012	2011
ASSETS
Cash	$178	$178
Capital securities repurchased	600	600
Other investments	102	102
Equity in subsidiary	37,209	34,445
Other assets	711	1,009

Total Assets	$38,800	$36,334

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$1,028	$680
Other short term borrowings	103	97
Long Term Debt	3,447	3,545
Capital securities	3,750	3,750
Total Liabilities	8,328	8,072

STOCKHOLDERS’ EQUITY	30,472	28,262

Total Liabilities and Stockholders’ Equity	$38,800	$36,334

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2012	2011

Dividends from subsidiary	$-	$-
Interest and dividend income	59	55
Other income	-	-
Interest expense	(604)	(634)
Operating expense	(9)	(11)
	(554)	(590)

Income tax benefit	189	201
Equity in undistributed earnings (loss) of subsidiary	2,387	(6,128)

Net income (Loss)	$2,022	$(6,517)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)	$2,022	$(6,517)
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	5	5
Equity in undistributed earnings of subsidiary	(2,387)	6,128
Increase in other assets	104	(822)
Increase (decrease) in other liabilities	348	347

Net cash used in operating activities	92	(859)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase) sale of other investments	-	-
Net (increase) decrease in loans	-	-
Premises and equipment expenditures	-	-
Capital contributed to subsidiary bank	-	-

Net cash provided by (used in) investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Short Term Borrowings	6	(277)
Increase in Long Term Debt	(98)	(926)

Net cash (used in) provided by financing activities	(92)	(1,203)

Net increase (decrease) in cash and cash equivalents	-	(2,062)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	178	2,240

CASH AND CASH EQUIVALENTS AT END OF YEAR	$178	$178