Form 10-K, Exhibit 13
period 2013-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2014-03-31
CIK 1008579

Exhibit 13.1

HIGHLANDS BANKSHARES, INC.  AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2013

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highlands Bankshares, Inc. and Subsidiary
Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 25 to the financial statements, the term loan of the Company, which is secured by 100% of the stock of Highlands Union Bank, matures on April 21, 2014, and the Company does not currently have the resources available to repay the debt and the parties have not agreed to the terms of renewal or extension.  These conditions raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in Note 25.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Our opinion is not modified with respect to this matter.

                                                                                                 CERTIFIED PUBLIC ACCOUNTANTS

Blacksburg, Virginia
March 31, 2014

Management's Annual Report on Internal Control Over Financial Reporting

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2013 based on the framework set forth in "Internal Control - Integrated Framework - 1992" issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on its evaluation, management concluded that, as of December 31, 2013, Highlands Bankshares, Inc.’s internal control over financial reporting was effective.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2013 and 2012
(Amounts in thousands)

	2013	2012
ASSETS
Cash and due from banks	$16,965	$15,220
Federal funds sold	67,030	65,988

Total Cash and Cash Equivalents	83,995	81,208

Investment securities available-for-sale (Note 3)	55,318	57,400
Other Investments, at cost (Note 4)	4,710	4,930
Loans, net of allowance for loan losses of $6,825 and $7,449 in 2013 and 2012, respectively (Note 5)	396,961	383,049
Premises and equipment, net (Note 6)	20,188	21,176
Deferred Tax Assets (Note 8)	10,444	8,298
Interest receivable	2,171	2,314
Bank Owned Life Insurance	14,132	13,689
Other Real Estate Owned, net	7,834	16,639
Other assets	2,559	3,793

Total Assets	$598,312	$592,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 9)
Noninterest bearing	$107,328	$105,960
Interest bearing	380,946	379,380

Total Deposits	488,274	485,340

Interest, taxes and other liabilities	2,595	2,066
Short term borrowings (Note 10)	23,500	20,170
Long-term debt (Note 11)	47,802	51,298
Capital securities (Note 12)	3,150	3,150
Total Other Liabilities	77,047	76,684

Total Liabilities	565,321	562,024

STOCKHOLDERS' EQUITY
Common stock, 5,011 shares issued and authorized 40,000 shares, par value $0.625 per share (Note 15)	3,132	3,132
Additional paid-in capital	7,783	7,783
Retained Earnings	22,910	21,428
Accumulated other comprehensive loss	(834)	(1,871)

Total Stockholders' Equity	32,991	30,472

Total Liabilities and Stockholders' Equity	$598,312	$592,496
The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2013 and 2012
(Amounts in thousands, except per share data)

	2013	2012
INTEREST INCOME
Loans receivable and fees on loans	$21,599 30,33383	$23,337 30,33383
Securities available for sale:
Taxable	735	1,004
Tax-exempt	551	565
Other investment income	155	107
Federal funds sold	146	141
Total Interest Income	23,186	25,154

INTEREST EXPENSE
Deposits	2,951	4,229
Other borrowed funds	3,143	3,259
Total interest expense	6,094	7,488

Net interest income	17,092	17,666

PROVISION FOR LOAN LOSSES (Note 5)	1,320	958

Net interest income after provision for loan losses	15,772	16,708

NON-INTEREST INCOME
Securities gains (losses)	(758)	663
Service charges on deposit accounts	2,088	2,092
Other service charges, commissions and fees	1,714	1,789
Other operating income	1,054	841
Other than temporary impairment charge	-	(167)
Total Non-Interest Income	4,098	5,218

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14)	9,578	9,503
Occupancy expense of bank premises	1,185	1,156
Furniture and equipment expense	1,193	1,222
Other operating expenses (Note 23)	5,326	5,613
Foreclosed Assets –Write-down and operating expenses	3,785	2,190
Total Non-Interest Expenses	21,067	19,684

Income (Loss) before Income Taxes	(1,197)	2,242

Income Tax (Benefit) (Note 8)	(2,679)	220

Net Income	$1,482	$2,022

Earnings Per Common Share (Note 13)	$0.30	$0.40

Earnings Per Common Share - assuming dilution (Note 13)	$0.30	$0.40
The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2013 and 2012
(Amounts in thousands, except per share data)

	2013	2012

Net Income	1,482	2,022
Other Comprehensive Income
Unrealized gains on securities during the period	813	948
Less: reclassification adjustment for (gains) losses included
in net income	758	(663)
Other Comprehensive Income before tax	1,571	285
Income tax expense related to other	534	97
comprehensive Income
Other Comprehensive Income	1,037	188

COMPREHENSIVE INCOME	2,519	2,210

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2013 and 2012
(Amounts in thousands)

	Common Stock		Additional Paid-in	Retained	Total Stockholders'	Accumulated Other Comprehensive
	Shares	Par Value	Capital	Earnings	Equity	Income (Loss)

Balance, December 31, 2011	5,011	$3,132	$7,783	$19,406	$(2,059)	$28,262

Net income	-	-	-	2,022	-	2,022

Other comprehensive income	-	-	-	-	188	188

Balance, December 31, 2012	5,011	$3,132	$7,783	$21,428	$(1,871)	$30,472

Net income	-	-	-	1,482	-	1,482
	-	-	-	-	-	-
Other comprehensive income	-	-	-	-	1,037	1,037

Balance, December 31, 2013	5,011	$3,132	$7,783	$22,910	$(834)	$32,991

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2013 and 2012
(Amount in thousands)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,482	$2,022
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	1,320	958
Provision for deferred income taxes	56	276
Depreciation and amortization	896	979
Valuation adjustment of deferred tax assets	(2,000)	(170)
Net realized (gains) losses on available-for-sale securities	758	(663)
Net amortization on securities	756	721
Amortization of capital issue costs	5	5
Other than temporary impairment charge	-	167
Valuation adjustment of other real estate owned	1,299	1,299
Decrease in interest receivable	143	55
(Increase) decrease in other assets	2,744	(160)
Increase (decrease) in interest, taxes and other
liabilities	529	(504)
Net Cash provided by operating activities	7,988	4,985

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	4,367	11,557
Proceeds from maturities of debt and equity securities	11,330	20,335
Purchase of debt and equity securities	(13,559)	(24,979)
Redemption of other investments	220	378
Net (increase) decrease in loans	(15,729)	6,144
Proceeds from sales of other real estate owned	6,399	7,245
Premises and equipment expenditures	(997)	(339)
Net Cash provided by investing activities	(7,969)	20,341

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in certificates of deposit	(20,308)	(51,189)
Net increase in demand, savings and other deposits	23,242	21,168
Net increase (decrease) in short term borrowings	3,330	(37,506)
Net increase (decrease) in long-term debt	(3,496)	37,334
Net Cash provided by (used in) financing activities	2,768	(30,193)

Net increase (decrease) in cash and cash equivalents	2,787	(4,867)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	81,208	86,075

CASH AND CASH EQUIVALENTS AT END OF YEAR	$83,995	$81,208

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$5,882	$7,751
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS
Transfer of loans to other real estate owned	$3,737	$8,629
Loans originated from sales of other real estate owned	$3,240	$1,573

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
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

Securities Available-for-Sale

Securities classified as available-for-sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity.  Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.  Securities available-for-sale are carried at fair value.  Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred income tax effect.  Realized gains or losses are included in earnings on the trade date and are determined on the basis of the amortized cost of specific securities sold.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity. On a quarterly basis the Company reviews any securities which are considered to be impaired as defined by accounting guidance. During this review, the Company determines if the impairment is deemed to be other than temporary. If it is determined that the impairment is other than temporary, i.e. impaired because of credit issues, the investment is written down by a charge in the Statement of Income.

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
December 31, 2013
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
December 31, 2013
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

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management using updated appraisals and other information and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Generally, appraisals are updated every 24 months for all individually significant properties or when current events indicate that a property may have suffered a material decrease in value.  Revenue and expenses from operations and gains and losses on disposals are included in Non-interest expense captioned “Foreclosed Assets-Write-down and operating expenses”. Foreclosed assets at December 31, 2013 and 2012 were $7,834 and $16,639 respectively.

Income Taxes

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Under ASC 740, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the Company’s tax circumstance and filings under the most current and relevant accounting rules and believes the Company has incurred no liability for uncertain beneficial tax positions (or any related penalties and interest) for the periods open to normal jurisdictional examinations (2010 through 2012).

Earnings Per Common Share

Earnings per common share are calculated based on the weighted average outstanding shares during the year.  Earnings per common share assuming dilution are calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end.

Stock Compensation Plans

The Company accounts for stock compensation plans under the guidance of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values.  No options were granted during 2013 or 2012.

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
December 31, 2013
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

Recent Accounting Pronouncements

In February 2013, ASU No. 2013-02 - Comprehensive Income was issued to improve  the reporting of reclassifications out of accumulated other comprehensive income by requiring an entity to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts.  The amendments are effective for reporting periods beginning after December 15, 2012 with early adoption permitted.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740) - Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss or a Tax Credit Carryforward Exists. ASU 2013-11 is intended to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carrryforward exists. This presentation had not been addressed in Topic 740 and there was diversity in reporting practices in those instances. ASU 2013-11 requires an unrecognized tax benefit to be presented as a liability and not netted against a deferred tax asset. ASU 2013-11 is effective for reporting periods beginning after December 15, 2013. Adoption by the Company is not expected to have an impact on the consolidated financial statements and related disclosures.

Accounting Standards Update (ASU) No. 2014-04, Receivables - Troubled Debt Restructurings by Creditors - Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure was issued by the FASB on January 20, 2014.  The amendments are intended to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized.  These amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (a) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or (b) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures are required.  The amendments are effective for public business entities for annual periods and interim periods within those annual periods beginning after December 15, 2014.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note  3.                      Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

State and political subdivisions	$9,795	51	309	$9,537
Mortgage backed securities	30,984	190	434	30,740
Pooled Trust Preferred	-	-	-	-
Single Issue Trust Preferred	907	-	24	883
SBA Pools	14,396	30	767	13,659
SLMA	500	-	1	499
	$56,582	$271	$1,535	$55,318

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

State and political subdivisions	11,708	302	25	11,985
Mortgage backed securities	27,120	531	9	27,642
Pooled Trust Preferred	3,879	-	3,585	294
Single Issue Trust Preferred	908	-	22	886
SBA Pools	16,119	34	62	16,091
SLMA	500	2	-	502
	$60,234	$869	$3,703	$57,400

The following tables presents the age of gross unrealized losses and fair value by investment category:

	December 31, 2013
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$4,812	$144	$849	$165	$5,661	$309
Mortgage-backed securities	16,586	308	1,733	126	18,319	434
Pooled Trust Preferred Securities	-	-	-	-	-	-
Single Issue Trust Preferred	-	-	883	24	883	24
SBA Pools	7,273	482	4,802	285	12,075	767
SLMA	499	1	-	-	499	1

Total	$29,170	$935	$8,267	$600	$37,437	$1,535

The total number of investment securities in a loss position at December 31, 2013 was 52.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note  3.                      Investment Securities Available-For-Sale (Continued)

	December 31, 2012
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$1,352	$25	$-	$-	$1,352	$25
Mortgage-backed securities	496	9	-	-	496	9
Pooled Trust Preferred Securities	-	-	294	3,585	294	3,585
Single Issue Trust Preferred	-	-	886	22	886	22
SBA Pools	9,073	59	1,707	3	10,780	62
SLMA	-	-	-	-	-	-
Total	$10,921	$93	$2,887	$3,610	$13,808	$3,703

The total number of investment securities in a loss position at December 31, 2012 was 27.

The Company assesses securities for OTTI quarterly by reviewing credit ratings, financial and regulatory reports as well as other pertinent financial indicators published. As of December 31, 2013 and 2012, the Company's assessment revealed no impairment other than that deemed temporary.

Investment securities available-for-sale with a carrying value of $40,077 and $41,994 at December 31, 2013 and 2012 respectively, and a market value of $39,889 and $42,718 at December 31, 2013 and 2012, respectively, were pledged as collateral on public deposits, FHLB advances and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note  3.        Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2013 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$500	$499
Due after one year through five years	125	128
Due after five years through ten years	3,631	3,632
Due after ten years	21,342	20,319
	25,598	24,578

Mortgage-backed securities	30,984	30,740
	$56,582	$55,318

For the years ended December 31, 2013 and 2012, proceeds from sale of securities were $4,367 and $11,557, respectively.  Gross realized gains and losses on investment securities available for sale were as follows:

	2013	2012

Realized gains	$575	$663
Realized losses	(1,333)	-
Net gains (losses)	$(758)	$663

Note 4.         Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Pacific Coast Bankers’ Bank and Community Bankers’ Bank  stock with a carrying value of $4,460 and $4,680 at December 31, 2013 and 2012, respectively are stated at cost and included as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these entities to hold these investments, and the only market for this stock is the issuing agency.  Also included in “Other Investments” is a Certificate of Deposit purchased from an FDIC - insured institution.  The balance of this CD was $250 at December 31, 2013 and 2012, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses

The composition of net loans is as follows:

	2013	2012
Real Estate Secured:
Residential 1-4 family	$175,860	$167,777
Multifamily	20,592	17,348
Construction and Land Loans	18,509	19,161
Commercial, Owner Occupied	71,459	64,504
Commercial, Non-owner occupied	37,117	35,536
Second mortgages	7,934	9,298
Equity lines of credit	7,884	8,287
Farmland	9,322	11,180
	348,677	333,091

Secured (other) and unsecured
Personal	20,472	22,358
Commercial	31,575	31,927
Agricultural	3,376	3,372
	55,423	57,657

Overdrafts	304	297

	404,404	391,045
Less:
Allowance for loan losses	6,825	7,449
Net deferred fees	618	547
	7,443	7,996

Loans, net	$396,961	$383,049

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses (Continued)

The following table is an analysis of past due loans as of December 31, 2013:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing

Real Estate Secured
Residential 1-4 family	$3,219	$1,805	$2,699	$7,723	$168,137	$175,860	$-
Equity lines of credit	-	-	318	318	7,566	7,884	-
Multifamily	-	97	-	97	20,495	20,592	-
Farmland	38	-	129	167	9,155	9,322	-
Construction, Land Development, Other Land Loans	303	117	1,615	2,035	16,474	18,509	-
Commercial Real Estate- Owner Occupied	665	26	1,610	2,301	69,158	71,459	-
Commercial Real Estate- Non Owner Occupied	234	2,257	637	3,128	33,989	37,117	-
Second Mortgages	341	3	56	400	7,534	7,934	-
Non Real Estate Secured
Personal	357	177	146	680	20,096	20,776	2
Commercial	1,344	121	266	1,731	29,844	31,575	-
Agricultural	29	-	-	29	3,347	3,376	-

Total	$6,530	$4,603	$7,476	$18,609	$385,795	$404,404	$2

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

The following is a summary of non-accrual loans at December 31, 2013:

Amount
Real Estate Secured
Residential 1-4 Family	$2,890
Multifamily	-
Construction and Land Loans	1,694
Commercial-Owner Occupied	3,005
Commercial- Non Owner Occupied	2,429
Second Mortgages	92
Equity Lines of Credit	318
Farmland	146
Secured (other) and Unsecured
Personal	144
Commercial	266
Agricultural	-

Total	$10,984

The December 31, 2013 total above includes approximately $3,250 of loans that were current and paying under the terms of their existing loan agreement but included in non-accrual per regulatory guidance.

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
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses (Continued)

The following tables represent a summary of credit quality indicators of the Bank’s loan portfolio at December 31, 2013 and December 31, 2012. The grades are assigned and or modified by the Company’s credit review and credit analysis departments based on the creditworthiness of the borrower and the overall strength of the loan.

Credit Risk Profile by Internally Assigned Grade –December 31, 2013
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	33,137	-	823	3,425	5,831	1,495
Satisfactory	90,569	15,419	4,128	8,123	27,712	15,153
Acceptable	38,958	3,049	3,699	3,733	22,007	11,148
Special Mention	4,678	2,124	6	1,652	6,823	2,507
Substandard	8,518	-	666	1,576	8,620	6,814
Doubtful	-	-	-	-	466	-

Total	$175,860	$20,592	$9,322	$18,509	$71,459	$37,117

Credit Risk Profile by Internally Assigned Grade –December 31, 2012
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	34,201	994	1,001	3,768	5,016	1,168
Satisfactory	81,500	12,328	3,589	5,765	25,485	14,539
Acceptable	35,202	2,731	6,078	6,059	19,683	11,048
Special Mention	4,481	890	9	1,698	5,686	2,353
Substandard	12,393	405	503	1,871	8,634	6,428
Doubtful	-	-	-	-	-	-

Total	$167,777	$17,348	$11,180	$19,161	$64,504	$35,536

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
December 31, 2013
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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses (Continued)

 The weaknesses may include, but are not limited to:

•	High debt to worth ratios and or declining or negative earnings trends

•	Declining or inadequate liquidity

•	Improper loan structure or questionable repayment sources

•	Lack of well-defined secondary repayment source

•	Unfavorable competitive comparisons

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

However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:

•	Injection of capital

•	Alternative financing

•	Liquidation of assets or the pledging of additional collateral.

Credit Risk Profile based on payment activity – December 31, 2013
	Consumer - Non Real Estate	Equity Line of Credit /Jr. liens	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$20,630	$15,444	$31,309	$3,376
Nonperforming (>90 days past due)	146	374	266	-

Total	$20,776	$15,818	$31,575	$3,376

Credit Risk Profile based on payment activity - December 31, 2012
	Consumer - Non Real Estate	Equity Line of Credit / Jr. liens	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$22,599	$17,090	$31,401	$3,372
Nonperforming (>90 days past due)	56	495	526	-

Total	$22,655	$17,585	$31,927	$3,372

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses  (Continued)

The following tables reflect the Bank’s impaired loans at December 31, 2013 and December 31, 2012:

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no Related Allowance
Real Estate Secured
Residential 1-4 family	$6,042	$6,042	$-	$6,300	$198
Equity lines of credit	364	364	-	182	6
Multifamily	-	-	-	-	-
Farmland	483	483	-	391	11
Construction, Land Development, Other Land Loans	1,694	1,694	-	1,677	1
Commercial Real Estate- Owner Occupied	5,393	5,393	-	5,201	173
Commercial Real Estate- Non Owner Occupied	6,454	6,454	-	4,943	250
Second Mortgages	62	62	-	191	3
Non Real Estate Secured
Personal	53	53	-	31	3
Commercial	96	96	-	82	5
Agricultural	-	-	-	10	-

Total	$20,641	$20,641	$-	$19,008	$650

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Real Estate Secured
Residential 1-4 family	$3,026	$3,026	$394	$3,756	$145
Equity lines of credit	38	38	38	19	1
Multifamily	-	-	-	202	-
Farmland	200	200	25	201	8
Construction, Land Development, Other Land Loans	-	-	-	-	-
Commercial Real Estate- Owner Occupied	3,528	3,528	630	3,113	72
Commercial Real Estate- Non Owner Occupied	4,581	4,581	1,230	3,788	93
Second Mortgages	56	56	45	28	1
Non Real Estate Secured
Personal	133	133	84	77	6
Commercial	924	924	695	791	34
Agricultural	181	181	56	448	4

Total	$12,667	$12,667	$3,197	$12,423	$364

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses  (Continued)

December 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no Related Allowance
Real Estate Secured
Residential 1-4 family	$6,559	$6,559	$-	$7,797	$237
Equity lines of credit	-	-	-	-	-
Multifamily	-	-	-	460	-
Farmland	299	299	-	291	15
Construction, Land Development, Other Land Loans	1,660	1.730	-	2,074	40
Commercial Real Estate- Owner Occupied	5,010	5,010	-	7,083	138
Commercial Real Estate- Non Owner Occupied	3,432	3,432	-	4,146	136
Second Mortgages	321	321	-	456	14
Non Real Estate Secured
Personal	9	9	-	20	1
Commercial	68	68	-	1,257	5
Agricultural	20	20	-	10	1

Total	$17,378	$17,448	$-	$23,594	$587

December 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Real Estate Secured
Residential 1-4 family	$4,486	$4,486	$491	$4,146	$165
Equity lines of credit	-	-	-	-	-
Multifamily	405	405	5	526	17
Farmland	203	203	2	255	13
Construction, Land Development, Other Land Loans	-	-	-	1,269	-
Commercial Real Estate- Owner Occupied	2,698	2,698	369	2,342	15
Commercial Real Estate- Non Owner Occupied	2,995	2,995	494	3,739	88
Second Mortgages	-	-	-	54	-
Non Real Estate Secured
Personal	22	22	1	48	2
Commercial	658	658	585	757	15
Agricultural	716	735	232	358	68

Total	$12,183	$12,202	$2,179	$13,494	$383

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses  (Continued)

 A loan is considered impaired and an allowance for loan losses is established on loans for which it is probable that the full collection of principal and interest is in doubt. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value based on recent appraisal  and /or tax assessment value, liquidation value and/or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2013 and 2012, all of the total impaired loans were evaluated based on the fair value of the collateral. On a quarterly basis, the ALLL methodology begins with the determination of individually impaired loans. All loans that are rated “7” (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated “6” (Substandard) or are expected to be downgraded to “6”, require additional analysis to determine whether they may be impaired. All loans that are rated “5” (Special Mention) are presumed not to be impaired. However, “5” rated loans with the following characteristics warrant further analysis before completing an assessment of impairment:

•	A loan is 60 days or more delinquent on scheduled principal or interest;
•	A loan is presently in an unapproved over advanced position;
•	A loan is newly modified; or
•	A loan is expected to be modified.

The Company’s credit administration personnel and senior financial officers are responsible for tracking, coding, and monitoring loans that become troubled debt restructurings. Concessions are made to existing borrowers in the form of modified interest rates and / or payment terms. The loans are segregated for regulatory and external reporting. Each specific troubled debt restructuring is reviewed to determine if the accrual of interest should be discontinued and also reviewed for impairment. The Company’s senior credit administration officer performs this analysis on a quarterly basis in addition to determining any other loans that are impaired within the loan portfolio. The Company had a total of $17,810 and $21,610 of loans categorized as troubled debt restructurings as of December 31, 2013 and 2012, respectively. Interest is accrued on troubled debt restructurings if the loan is otherwise not impaired and the full collection of principal and interest under the modified terms is still deemed probable.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
 December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses  (Continued)

The following is a summary of troubled debt restructurings occurring during the twelve months ended December 31, 2013.

Troubled Debt Restructurings Interest only	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	1	1,395	1,395
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	1	1,395	1,395

Troubled Debt Restructurings Below Market Rate	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family	2	1,264	1,264
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied	5	8,687	8,687
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	7	9,951	9,951

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses  (Continued)

Troubled Debt Restructurings Loan term extension	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family	3	500	500
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans	1	55	55
Commercial Real Estate- Owner Occupied	1	552	552
Commercial Real Estate- Non Owner Occupied
Second Mortgages	1	36	36
Non Real Estate Secured
Personal / Consumer
Business Commercial	1	71	71
Agricultural	3	755	755

Total	10	1,969	1,969

Troubled Debt Restructurings All	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment
Total Restructurings	18	13,315	13,315

Troubled Debt Restructurings That subsequently defaulted	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
 December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses  (Continued)

The following is a summary of troubled debt restructurings occurring during the twelve months ended December 31, 2012.

Troubled Debt Restructurings Interest only	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family	1	729	729
Equity lines of credit
Multifamily
Farmland	1	137	137
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages	1	83	83
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	3	949	949

Troubled Debt Restructurings Below Market Rate	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family	12	1,732	1,724
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	2	4,557	4,501
Commercial Real Estate- Non Owner Occupied	5	9,470	9,383
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	19	15,759	15,608

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

Troubled Debt Restructurings Loan term extension	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily	1	411	407
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	1	732	725
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer	1	28	28
Business Commercial
Agricultural	1	129	129

Total	4	1,300	1,289

Troubled Debt Restructurings All	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment
Total Restructurings	26	18,008	17,846

Troubled Debt Restructurings That subsequently defaulted	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family (Interest Only)	1	729	729
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans ( Interest Only)
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages (Interest Only)	1	84	84
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	2	813	813

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses  (Continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by loan category and is segregated by impairment evaluation method as of  December 31, 2013 and December 31, 2012.

Twelve months ended December 31, 2013	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance December 31, 2012	1,242	280	823	1,039	1,075	161	30	97	486	1,530	686	7,449
Provision for Credit Losses	166	(137)	(471)	42	748	126	23	8	366	117	332	1,320
Charge-offs	452	-	127	52	408	134	3	40	444	420	-	2,080
Recoveries	(19)	-	(5)	-	-	-	-	-	(75)	(37)	-	(136)
Net Charge-offs	433	-	122	52	408	134	3	40	369	383	-	1,944
Ending Balance December 31, 2013	975	143	230	1,029	1,415	153	50	65	483	1,264	1,018	6,825
Ending Balance: Individually evaluated for impairment	394	-	-	630	1,230	45	38	25	84	751	-	3,197
Ending Balance: Collectively Evaluated for Impairment	581	143	230	399	185	108	12	40	399	513	1,018	3,628
Loans:
Ending Balance: Individually Evaluated for Impairment	9,068	-	1,694	8,921	11,035	118	402	683	490	1,201	-	33,612
Ending Balance: Collectively Evaluated for Impairment	166,792	20,592	16,815	62,538	26,082	7,816	7,482	8,639	20,286	33,750	-	370,792
Ending Balance: December 31, 2013	$175,860	$20,592	$18,509	$71,459	$37,117	$7,934	$7,884	$9,322	$20,776	$34,951	-	$404,404

Twelve months ended December 31, 2012	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance December 31, 2011	1,618	477	1,746	1,209	400	371	69	336	764	1,620	414	9,024
Provision for Credit Losses	47	49	(858)	511	856	(123)	(16)	(237)	101	356	272	958
Charge-offs	584	246	518	686	183	90	23	4	453	594	-	3,381
Recoveries	(161)	-	(453)	(5)	(2)	(3)	-	(2)	(74)	(148)	-	(848)
Net Charge-offs	423	246	65	681	181	87	23	2	379	446	-	2,533
Ending Balance December 31, 2012	1,242	280	823	1,039	1,075	161	30	97	486	1,530	686	7,449
Ending Balance: Individually evaluated for impairment	491	5	-	369	494	-	-	2	1	817	-	2,179
Ending Balance: Collectively Evaluated for Impairment	751	275	823	670	581	161	30	95	485	713	686	5,270
Loans:
Ending Balance: Individually Evaluated for Impairment	11,045	405	1,660	7,708	6,427	321	-	502	328	1,462	-	29,858
Ending Balance: Collectively Evaluated for Impairment	156,732	16,943	17,501	56,796	29,109	8,977	8,287	10,678	22,327	33,837	-	361,187
Ending Balance: December 31, 2012	$167,777	$17,348	$19,161	$64,504	$35,536	$9,298	$8,287	$11,180	$22,655	$35,299	-	$391,045

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 5.         Loans and Allowance for Loan Losses  (Continued)

 Overview of Loan Review and ALLL Processes

The loan review function performs various tasks that are utilized to discover weaknesses within the loan portfolio.  These include annual reviews on loan relationships that are greater than $500,000.  The relationship review includes a discussion on the collateral, repayment history, guarantor(s) financial position, and debt service coverage on an individual and global level.  These reviews are based primarily upon federal tax returns for cash flow determination, internally prepared interim statements and personal financial statements.  Debt service coverage (DSC) is calculated on each individual customer, or guarantor, as well as the aggregate or global DSC.  The DSC is discounted to determine a “stressed” DSC.  Collateral evaluation includes an inspection of the collateral file to determine if the Bank is indeed properly securitized.  Collateral is discounted, when appropriate, to determine a “stressed” LTV.   In addition to annual loan relationship reviews, quarterly reviews on all loan relationships over $100,000 that are graded Substandard, Doubtful and Loss are also completed.  This quarterly review process is comprised of a shortened version of the full relationship review.  These quarterly reviews include a discussion on personal credit management, DSC and LTV.  In addition to these quarterly reviews of all non-pass watch list relationships, a semi-annual review is conducted on all Special Mention loan relationships that are on the watch list.  These reviews are prepared in the same manner as the quarterly non-pass relationship reviews.  The appropriateness of the risk rating of each relationship is assessed, with changes to the risk rating being made by the Senior Credit Review Officer, when deemed appropriate. Other measures taken to determine potential problem relationships include the monthly preparation of the watch list.  During that process, past due loan reports are reviewed, as well as any other information that might be presented by loan officers, regarding a particular loan relationship that is exhibiting stress.  To be considered as a watch list relationship, distinct characteristics must be exhibited.  These include, but are not limited to late payments greater than 60 days, a low DSC calculation, bankruptcy filings, casualty losses, or other issues that would cause a perceived increase in the risk of loss to the Bank. The final segment of the loan review process involves special reviews.  These reviews target specific segments of the loan portfolio, i.e. credit cards, equity lines, consumer loans, construction loans, and other specific segments of the loan portfolio that management wishes to have reviewed.  However, currently, the primary emphasis of the loan review function is loan relationship review work, and watch list management.

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

The following describes the Company’s basic methodology for computing its ALLL for the twelve months ending December 31, 2013 and 2012.

On a quarterly basis, the ALLL methodology begins with the identification of loans subject to ASC 310.  All loans that are rated “7” (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated “6” (Substandard) or are expected to be downgraded to “6”, require additional analysis to determine whether they may be impaired under ASC 310. All loans that are rated “5” (Special Mention) are presumed not to be impaired. However, “5” rated loans, together with any troubled debt restructured loans, may warrant further analysis before completing an assessment of impairment.

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
December 31, 2013
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

ASC 450 Loan Loss:

For all other loans, including individual loans determined not to be impaired under ASC 310, the associated ALLL is calculated in accordance with ASC 450 that provides for estimated credit losses likely to be realized on groups of loans with similar risk characteristics. The Bank uses standard call report categories to segregate loans into groups with similar risk characteristics. Estimated credit losses reflect significant factors that affect the collectability of the portfolio as of the evaluation date. Key factors that influence risk within the Bank’s loan portfolio are divided into three major categories:

(1) Historical Loss Factor: To calculate the anticipated loan loss in each call report category for ASC 450 loans, the Bank begins with the net loss in each category for each of the last twelve quarters. The Bank uses a rolling twelve quarter weighted historical loss average where the most recent quarters are weighted heavier than the earlier quarters so that the calculation reflects current risk trends within the portfolio.  The weighting used by the Company is similar to the Rule of 78’s with the net losses of the most recent quarter weighted at 12/78ths and those in the first quarter in the twelve quarter period weighted at 1/78th.   Therefore, the net losses of the most recent year represent approximately 54% of the calculation compared with 33% if a simple average of losses over the three-year period was used. The total of weighted factors for each call report category is applied to the current outstanding loan balance in each category to calculate expected loss based on historical data for a group of loans with similar risk characteristics.  The same weighting is applied to all loan types.

(2)  External economic factors:  Economic conditions have a significant impact on the Bank’s loan portfolio because deteriorating conditions can adversely impact both collateral values and the customer’s ability to service debt.  Management has selected the following external factors as indicators of economic conditions:

a.	National GDP Growth Rate
b.	Local Unemployment Rates
c.	The Prime Rate

The values for external factors are updated on a quarterly basis based on current economic data.

(3)  Internal process factors:  Internal factors that influence loss rates as a result of risk management and control practices include the following:

d.	Past-Due Loans
e.	Non-Accrual Loans
f.	CRE Concentrations
g.	Loan Volume Level
h.	Level and Trend of Classified Loans

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 6.         Premises and Equipment

Premises and equipment are comprised of the following:

	2013	2012

Land	$9,150	$10,004
Bank Premises	14,061	14,061
Equipment	13,355	12,623
	36,566	36,688
Less: accumulated depreciation	16,378	15,512

	$20,188	$21,176

Depreciation expense was $876 and $959 for 2013 and 2012, respectively.

Note 7.         Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers.  As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable.  The current value of the policies at December 31, 2013 and 2012 was $14,132 and $13,689, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 8.         Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2013	2012

Deferred tax assets:
Allowance for loan loss	$2,321	$2,532
Previous Years AMT	802	802
Loss on Other Equity Investments	51	51
NOL carry-forwards (20 year carry-forward period)	9,125	5,735
Other than temporary impairment charge on AFS securities	-	2,489
Net unrealized loss on securities available-for-sale	430	964
	12,729	12,573

Deferred tax liability:
Depreciation	(285)	(275)
	(285)	(275)
Deferred Tax Asset Valuation Allowance	(2,000)	(4,000)

Net deferred tax assets:	$10,444	$8,298

The components of income tax expense related to continuing operations are as follows:

	2013	2012

Federal:
Current	$(735)	$114
Deferred	(1,944)	106

Total	$(2,679)	$220

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2013	2012

Statutory rate applied to earnings (losses) before income taxes	$(406)	$763
Tax exempt interest	(187)	(230)
Deferred Tax Valuation allowance	(2,000)	(170)
Other, net	(86)	(143)

Total	$(2,679)	$220

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2011, in consideration of uncertainties regarding the timing of improvements in current economic conditions and management’s estimate of future tax liabilities, management provided an allowance of $4,170.  As of December 31, 2013, management maintained an allowance of $2,000 to reflect its estimate of net realizable value at that date. The expiration date range related to the utilization of the net operating losses (20 year period) is 2030 thru 2033.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 9. Deposits

The composition of deposits is as follows:

	2013	2012

Non-interest bearing demand	$107,328	$105,960
Interest bearing demand	116,052	98,391
Savings deposits	79,558	75,345
Time deposits, in amounts of $100,000 or more	57,369	63,443
Other time deposits	127,967	142,201

Total deposits	$488,274	$485,340

The scheduled maturities of time deposits at December 31, 2013 are as follows:

2014	$ 97,992
2015	32,098
2016	8,460
2017	12,149
2018	12,052
Thereafter	22,585

$ 185,336

Note 10.        Short-Term Borrowings

Short-term borrowings totaling $23,500 at December 31, 2013 as shown on the balance sheet consist primarily of two Federal Home Loan Bank advances that are secured by a lien on a specific class of residential and commercial mortgage loans of the Bank. The advances are also secured by a specific group of available for sale securities held in safekeeping by the FHLB. The Federal Home Loan Bank has the option to convert these advances which total $20,000 to a three month LIBOR-based floating rate advance.  These two notes have interest rates that range from 3.84% to 4.34% at December 31, 2013. The average rate paid on these two borrowings was 3.97% during 2012 and 2013. Also included in other short-term borrowings are the contractual principal payments due over the next 12 on an FHLB advance granted through the FHLB’s Affordable Housing Program. The contractual payments due on the FHLB Affordable Housing program loan total $50 and have a zero interest rate.  Short-term borrowings also include the remaining balance of $3,450 on a Term Loan issued to the Company by one of its correspondent banks. The rate on this loan is 6.75%. This loan is secured by the Stock of the subsidiary Bank.

During the third quarter of 2012, the Bank restructured $47,500 of its $67,910 of Federal Home Loan Bank (FHLB) borrowings. This restructuring resulted in a decrease in the weighted average borrowing rate by approximately 100 basis points or approximately $480 in reduced interest expense annually.  It also extended the average maturity dates on these borrowings by approximately 2.5 years. $37.5 million of these borrowings were previously shown as short term borrowings due to the FHLB’s option to convert these advances to a floating rate on a quarterly basis. The advances were restructured to straight fixed rate advances with maturity dates now ranging from 2017 to 2019. For the year ended 2012, the balance at the beginning of the year totaling $57,680 represented the highest balance for short term borrowings and the average balance for short term borrowings during 2012 was $38,920.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 11.        Long-Term Debt

At December 31, Highlands Bankshares, Inc. and its Subsidiary had the following long-term debt agreements:

	2013	2012

Note payable FHLB dated 08/23/05 for $750 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s Affordable Housing Program.	302	352
Holding Company Note payable to Community Bankers Bank with a rate of 6.75%. The note requires monthly installments of principal and interest in the amount of $28. The loan is secured by the stock of the subsidiary bank and contains certain other covenants that are typical for Bank Holding Company loans. The Closed – End Term Loan has a balloon maturity in April of 2014.	Included in short term borrowings	3,446

Note payable FHLB dated 08/29/12 for $12,500 with an annual interest rate of 3.53%, due 08/29/19. The note requires quarterly interest payments.	$12,500	12,500

Note payable FHLB dated 08/29/12 for $12,500 with an annual interest rate of 3.70%, due 08/29/19. The note requires quarterly interest payments.	12,500	12,500

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 2.73%, due 08/29/18. The note requires quarterly interest payments	5,000	5,000

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 3.74%, due 08/29/19. The note requires quarterly interest payments.	5,000	5,000

Note payable FHLB dated 08/29/12 for $7,500 with an annual interest rate of 2.43%, due 08/29/17. The note requires quarterly interest payments.	7,500	7,500

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 2.86%, due 08/29/18. The note requires quarterly interest payments.	5,000	5,000

Total	$47,802	$51,298

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 11.        Long-Term Debt (continued)

A specific class of commercial and residential mortgage loans, with a balance of $151,106 at December 31, 2013 and a specific group of securities available for sale with a lendable collateral value of $4,472 at December 31, 2013 were pledged to the FHLB as collateral for the above advances and to secure additional available lines of credit.

Contractual principal maturities of long-term debt at December 31, 2013 are as follows:

2014	$-
2015	50
2016	51
2017	7,552
2018	10,053
Thereafter	30,096

$47,802

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
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

The Capital Securities may be included in Tier I capital for regulatory capital adequacy purposes up to 25% of Tier I capital after its inclusion. The portion of the Capital Securities not considered as Tier I capital may be included in Tier II capital.  Distributions to the holders of the Capital Securities are included in interest expense.

Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the debt securities, which would result in a deferral of distribution payments on the related Capital Securities. In 2010, the Company began deferring interest payments on the debt securities held by Highlands Capital Trust I.  As a result, distribution payments to holders of the Highlands Capital Trust I 9.25% Capital Securities are also being deferred.

Note 13.        Common Stock and Earnings  Per Common Share

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31.  Outstanding stock options (Note 15) impact on earnings per share is determined using the treasury stock method. For 2013 and 2012, the impact of conversions of outstanding stock options was anti-dilutive. The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2013	2012

Income available to common stockholders	$1,482	$2,022
Weighted average shares outstanding	5,011	5,011
Shares outstanding including assumed conversion	5,011	5,011
Basic earnings per share	$0.30	$0.40
Fully diluted earnings per share	$0.30	$0.40

Note 14.        Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements.  The Bank makes a discretionary 1.5% profit sharing contribution to all employees exclusive of employee contributions and employer matching.    Employees may elect to make voluntary contributions to the plan up to the maximum allowed by law.  In addition to the 1.5% profit sharing contribution, the Bank matches 100% of the employee’s initial 1% contribution and 50% of the next 5%. The cost of  Bank contributions under the savings plan was $290 and $287 in 2013 and 2012, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 15.        Stock Option Plan and Equity Compensation Plan

The Company sponsors an equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options to its directors, officers and employees for up to 200,000 shares of common stock. The Company did not grant any equity compensation in 2013 or 2012.

A summary of the status of the Company’s stock option plan is presented below:

	2013		2012

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$14.24	151,600	$13.97	194,779
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	13.00	(44,700)	13.00	(43,179)

Options outstanding and exercisable at December 31	$14.76	106,900	$14.24	151,600

    Information pertaining to options outstanding at December 31, 2013 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$13.00 - $15.00	106,900	1.00 years	$14.76

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 16.        Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers.  Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $524 and $700, unfunded commitments under lines of credit of $39,572 and $38,605 and commitments to grant new loans of $2,830 and $2,210 for the years ended December 31, 2013 and 2012, respectively.  These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

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

Note 17.                        Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks certain lines of credit to fund any necessary cash requirements. The Bank has $67,851 of Federal Home Loan Bank advances outstanding against its corresponding line of credit as of December 31, 2013. A specific class of commercial and residential mortgage loans, with a balance of $151,106 at December 31, 2013 and a specific group of securities available for sale with a lendable collateral value of $4,472 at December 31, 2013 were pledged to the FHLB as collateral. At December 31, 2013, the Bank had approximately $29,000 of available credit at the FHLB and $6,000 of secured lines of available credit granted from one of its correspondent banks.

In 2010, a former borrower filed two complaints in the Circuit Court of Washington County, VA, claiming that the Bank improperly handled the repossession and disposition of collateral from a warehouse in 2008.  The borrower also claims that the bank acted as its business advisor and breached fiduciary duties owed to it in this capacity.  One complaint seeks $700 in damages for conversion based solely on the repossession/disposition of collateral.  The second complaint seeks $7,850 in damages for breach of fiduciary duty, violation of UCC Article 9, actual fraud, unjust enrichment, and business conspiracy.  In response, the Bank filed demurrers to both complaints, both of which were granted in part and denied in part with leave granted to amend. The Borrower chose not amend either complaint, opting instead to consolidate her remaining claims into one action.  The borrower's remaining claims against the Bank are for violation of UCC Article 9, fraud, unjust enrichment of personal property, and conversion of personal property. No trial date has been set. The Bank disputes the allegations and believes that they are without merit.  The Bank intends to defend itself vigorously.

On January 27, 2014, Angela Welch, as Chapter 7 Trustee for the bankruptcy estate of Frank Michael Mongelluzzi, named the Bank as a defendant in a lawsuit filed in the U.S. District Court for the Middle District of Florida, Tampa Division.  The  complaint states three counts: the first for avoidance and recovery of fraudulent transfers pursuant to 11 U.S.C. § 544(b) and Florida Statutes §§ 726.105(1)(a) and 726.108, and/or otherwise applicable law; the second for avoidance and recovery of fraudulent transfers pursuant to 11 U.S.C. § 544(b) and Florida Statutes §§ 726.105(1)(b) and 726.108, and/or otherwise applicable law; and the third for avoidance and recovery of fraudulent transfers pursuant to 11 U.S.C. § 544(b) and Florida Statutes §§ 726.106(1) and 726.108, and/or otherwise applicable law.  Each count seeks the recovery of $1,246,103.37 in

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 17.                        Commitments and Contingencies (Continued)

overdraft repayments made by the debtor to the Bank, prejudgment interest, and costs.  The matter is in the pleading stage.  The Bank has responded with a motion to dismiss and intends to vigorously defend itself.  We are unable to evaluate the likelihood of an unfavorable outcome or estimate the amount or range of potential loss.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
   (Amounts in thousands)

Note 18.                        Fair Value Disclosures (Continued)

The following summarizes the Company’s available for sale securities portfolio measured at fair value on a recurring basis as of December 31, 2013 and December 31, 2012, segregated by the level of the valuation inputs within the fair value hierarchy.

2013
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
State and Political Subdivisions	$-	$9,537	$-	$9,537
Mortgage Backed Securities	$-	$30,740	$-	$30,740
TRUP CDO’s	$-	$-	$-	$-
Single Issue Trust Preferred	$-	$883	$-	$883
SBA Pools	$-	$13,659	$-	$13,659
SLMA	$-	$499	$-	$499
Total AFS Securities	$-	$55,318	$-	$55,318

2012
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
State and Political Subdivisions	$-	$11,985	$-	$11,985
Mortgage Backed Securities	$-	$27,642	$-	$27,642
TRUP CDO’s	$-	$-	$294	$294
Single Issue Trust Preferred	$-	$886	$-	$886
SBA Pools	$-	$16,091	$-	$16,091
SLMA	$-	$502	$-	$502
Total AFS Securities	$-	$57,106	$294	$57,400

Pursuant to ASC Topic 820, the following table shows a reconciliation of the beginning and ending balance at December 31, 2013 and 2012 for Level 3 assets measured on a recurring basis using significant unobservable inputs.

Investment Securities Available for Sale	2012	2012

Beginning Balance, January 1	$294	$150
Total gains (losses) included in net income	(754)	(167)
Included in Other Comprehensive Income	460	311
Transfers in or out of Level 3	-	-
Ending Balance, December 31	$-	$294

Non Recurring - Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2013, all of the total impaired loans were evaluated based on the fair value of the collateral.  The Company frequently obtains appraisals prepared by external professional appraisers and applies discounts ranging from 8% to 40% depending on type of property, condition, location, etc. The Company also in certain instances prepares internally generated valuations from on-site inspections, third-party valuation models or other information.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 18.                        Fair Value Disclosures (Continued)

Non Recurring -Foreclosed Assets / Repossessions

Foreclosed assets and repossessions are adjusted to fair value upon transfer of the loans to foreclosed assets and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices or recent appraised values of the collateral which the Company considers as nonrecurring Level 2.  When the current appraised value is not available and /or further discounted below the most recent appraised value less selling costs due to such things as absorption rates and market conditions, the Company records the foreclosed assets within Level 3 of the fair value hierarchy.

The following table summarizes the Company’s assets at fair value on a non - recurring basis as of December 31, 2013 and December 31, 2012 segregated by the level of the valuation inputs within the fair value hierarchy. The tables disclose the recorded investment of impaired loans requiring a specific allowance.

December 31, 2013	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$-	$-	$12,667	$12,667
Repossessions/OREO, net	$-	$1,218	$6,618	$7,836

December 31, 2012	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$-	$12,183	$-	$12,183
Repossessions/OREO, net	$-	$16,661	$-	$16,661

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis for which the Company uses Level 3 inputs to determine fair value (dollars in thousands):

		Quantitative Information about Level 3 Fair Value Measurements
			Valuation	Unobservable	Range
December 31,	2013	2012	Techniques	Input (2)	(Weighted Average)
OREO	$6,618	$-	Appraisal of collateral (1)	Appraisal adjustments	0% to 45% (13%)
				Liquidation expenses	0% to 10% (9%)

Impaired loans	$12,667	$-	Fair value of collateral –real estate (1), (3)	Appraisal adjustments	0% to 10% (9%)
			FFair value of collateral –equipment, inventory, other (1), (3)	Appraisal adjustments	25% to 50% (33%)
				Liquidation expenses	0% to 10% -9%)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 18.                        Fair Value Disclosures (Continued)

Valuation adjustments and liquidation cost adjustments represent unobservable inputs for OREO and impaired loans.  The ranges of discounts applied are based on age of independent appraisals, type and condition of collateral, current market conditions, and experience with the local market.
(1) Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various level 3 inputs which are not identifiable.

(2)  Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.  The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

(3) Includes qualitative adjustments by management.

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

Other Investments

Other investments include Federal Home Loan Bank stock, Federal Reserve Bank stock, Community Bankers Bank stock and Pacific Coast Bankers Bank stock.  The carrying value of those securities approximates fair value based on the redemption provisions of those Banks. Also included in other investments are certificates of deposit purchased from other FDIC banks in which the carrying amount approximates fair value.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 18.                        Fair Value Disclosures (Continued)

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

Off-Balance Sheet Instruments

The amount of off-balance sheet commitments to extend credit, standby letters of credit, and financial guarantees, is considered equal to fair value.  Because of the uncertainty involved in attempting to assess the likelihood and timing of commitments being.

drawn upon, coupled with the lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the given value of the commitment

The carrying amounts and fair values of the Company's financial instruments at December 31, 2013 and December 31, 2012 were as follows:

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$83,995	$83,995	$81,208	$81,208
Securities available for sale	55,318	55,318	57,400	57,400
Other investments	4,710	4,710	4,930	4,930
Loans, net	396,961	390,401	383,049	383,173
Deposits	(488,274)	(466,120)	(485,340)	(480,424)
Other short-term borrowings	(23,500)	(25,538)	(20,170)	(23,072)
Long-term debt	(47,802)	(50,892)	(51,298)	(57,145)
Capital Securities	(3,150)	(3,175)	(3,150)	(3,542)

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

	2013	2012

Balance, beginning	$10,952	$14,479
Additions	3,546	3,177
Reductions	(6,775)	(6,704)
Balance, ending	$7,723	$10,952
Unused commitments	$574	$680

Deposits from related parties held by the Bank at December 31, 2013 and 2012 were $3,531 and $3,778, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 20.                        Restrictions on Cash

The Federal Reserve Bank requires the Bank to maintain reserve balances.  The total of those reserve balances including available vault cash at December 31, 2013 and 2012 was $10,311 and $9,679 respectively.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 21.        Minimum Regulatory Capital Requirements (continued)

Existing quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined).

As of December 31, 2013, the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Risk-Based Capital (to Risk-Weighted Assets)	$35,129	9.81%	$28,650	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	30,627	8.55%	14,325	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	30,627	5.22%	23,451	=,> 4%

As of December 31, 2012:
Total Risk-Based Capital (to Risk-Weighted Assets)	$35,341	9.11%	$31,047	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	30,467	7.85%	15,524	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	30,467	5.18%	23,536	=,> 4%

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2013:
Total Risk-Based Capital (to Risk-Weighted Assets)	$39,477	11.03%	$28,626	=,> 8%	$35,783	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	34,975	9.77%	14,313	=,> 4%	21,470	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	34,975	5.98%	23,402	=,> 4%	29,253	=,> 5%

As of December 31, 2012:
Total Risk-Based Capital (to Risk-Weighted Assets)	$38,931	10.05%	$30,985	=,> 8%	$38,732	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	34,057	8.79%	15,493	=,> 4%	23,239	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	34,057	5.80%	23,475	=,> 4%	29,344	=,> 5%

On July 7, 2013 the Federal Reserve Board approved Basel III Final Rule to begin implementation January 1, 2015. The desired overall objective of Basel III is to improve the banking sector’s ability to absorb shocks arising from financial and economic stress.  The Final Rule changes minimum capital ratios and raises the Tier 1 Risk Weighted Assets to 6% from 4%.  In addition, the new rules require a bank to maintain a capital conservation buffer of between 2 and 2 ½ % beginning in 2016.  The new rules will be phased in beginning in 2015 with complete compliance required by 2019.  Generally, the Basel III Final Rule will require banks to maintain higher levels of common equity and regulatory capital.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

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

Note 23.                        Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2013	2012

BOLI income	$445	$459
Sale of Fixed Assets	$382	$-
Other Contracted Services	$615	$743
Bank Franchise Taxes	$300	$200
FDIC Insurance Costs	$1,320	$1,330
Software Licensing / Maintenance	$656	$736
Postage and Freight	$342	$299
Legal	$389	$337

Note 24.        Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2013 and 2012 and for the years then ended.  Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2013	2012
ASSETS
Cash	$178	$178
Capital securities repurchased	600	600
Other investments	102	102
Equity in subsidiary	40,487	37,209
Other assets	460	711

Total Assets	$41,827	$38,800

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$1,636	$1,028
Other short term borrowings	3,450	103
Long Term Debt	-	3,447
Capital securities	3,750	3,750
Total Liabilities	8,836	8,328

STOCKHOLDERS’ EQUITY	32,991	30,472
Total Liabilities and Stockholders’ Equity	$41,827	$38,800

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Amounts in thousands)

Note 24.        Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2013	2012

Dividends from subsidiary	$-	$-
Interest and dividend income	100	59
Other income	-	-
Interest expense	(850)	(604)
Operating expense	(8)	(9)
	(758)	(554)

Income tax benefit	257	189
Equity in undistributed earnings of subsidiary	1,983	2,387

Net income	$1,482	$2,022

CONDENSED STATEMENTS OF CASH FLOWS
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,482	$2,022
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	5	5
Equity in undistributed earnings of subsidiary	(1,983)	(2,387)
Increase in other assets	(12)	104
Increase (decrease) in other liabilities	608	348

Net cash provided by operating activities	100	92

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase) sale of other investments	-	-
Net (increase) decrease in loans	-	-
Premises and equipment expenditures	-	-
Capital contributed to subsidiary bank	-	-

Net cash provided by (used in) investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Short Term Borrowings	3,347	6
Decrease in Long Term Debt	(3,447)	(98)

Net cash (used in) provided by financing activities	(100)	(92)

Net increase (decrease) in cash and cash equivalents	-	-

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	178	178

CASH AND CASH EQUIVALENTS AT END OF YEAR	$178	$178

Note 25.  Going Concern

At December 31, 2013, the April 21, 2014 maturity date on the closed end term loan had not been extended or the debt replaced with new debt.  As presented in Notes 10 and 11, this loan is secured by 100% of the stock of Highlands Union Bank.   In addition, primarily due to the balloon maturity in April 2014, the Company is in technical violation of the loan agreement pertaining to debt service coverage as of December 31, 2013.  As reflected in Note 24, the parent company does not have the cash resources to repay the indebtedness and because of the restrictions imposed on dividends from the Bank under the Formal Written Agreement as discussed in Notes 2 and 22, the Bank cannot pay dividends to the parent without prior regulatory approval, which approval is unlikely to be obtained.  Therefore, repayment of this note in full at maturity is dependent on a new source of funding or the extension of the maturity of the current term loan facility.  Subsequent to December 31, 2013, in anticipation of a three-year extension or renewal of the term loan, the Company deposited $169 with the same correspondent bank which amount represents 6 months payments calculated under current terms.  The Company also is in the process of privately raising funds that would enable it to repay the term loan.  Although the Company anticipates that it will be able to finalize an extension of the maturity date of the term loan and/or obtain funds sufficient to repay the term loan, neither of these transactions had closed at the time these financial statements were issued.  Therefore, the ability of the Company to continue as a going concern remains contingent upon its ability to repay, replace or extend the maturity date of the term loan.