Form 10-K, Exhibit 13
period 2014-12-31
HIGHLANDS BANKSHARES INC /VA/
filed 2015-03-30
CIK 1008579

Exhbit 13.1

HIGHLANDS BANKSHARES, INC.  AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2014

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highlands Bankshares, Inc. and Subsidiary
Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2014. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

                                      CERTIFIED PUBLIC ACCOUNTANTS

Bristol, Virginia
March 30, 2015

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2014 based on the framework set forth in "Internal Control - Integrated Framework - 1992" issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on its evaluation, management concluded that, as of December 31, 2014, Highlands Bankshares, Inc.’s internal control over financial reporting was effective.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2014 and 2013
(Amounts in thousands)

	2014	2013
ASSETS
Cash and due from banks	$ 15,018	$ 16,965
Federal funds sold	40,792	67,030

Total Cash and Cash Equivalents	55,810	83,995

Investment securities available-for-sale (Note 3)	84,335	55,318
Other Investments, at cost (Note 4)	6,767	4,710
Loans, net of allowance for loan losses of $5,477 and $6,825 in 2014 and 2013, respectively (Note 5)	401,520	396,961
Premises and equipment, net (Note 6)	20,236	20,188
Deferred Tax Assets, net (Note 8)	10,744	10,444
Interest receivable	2,235	2,171
Bank Owned Life Insurance	14,183	14,132
Other Real Estate Owned, net	6,685	7,834
Other assets	2,599	2,559

Total Assets	$ 605,114	$ 598,312

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 9)
Noninterest bearing	$ 118,557	$ 107,328
Interest bearing	364,940	380,946

Total Deposits	483,497	488,274

Interest, taxes and other liabilities	1,014	2,595
Short term borrowings (Note 10)	20,051	23,500
Long-term debt (Note 11)	47,750	47,802
Capital securities (Note 12)	-	3,150
Total Other Liabilities	68,815	77,047

Total Liabilities	552,312	565,321

STOCKHOLDERS' EQUITY
Common stock, 7,851 shares and 5,011 shares issued in 2014 and 2013, respectively, authorized 40,000 shares, par value $0.625 per share (Note 15)	4,907	3,132

Preferred stock, 2,092 shares issued and authorized 10,000 shares, par value $2.00 per share	4,184	-
Additional paid-in capital	18,180	7,783
Retained Earnings	25,436	22,910
Accumulated other comprehensive income (loss)	95	(834)
Total Stockholders' Equity	52,802	32,991

Total Liabilities and Stockholders' Equity	$ 605,114	$ 598,312
The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2014 and 2013
(Amounts in thousands, except per share data)

	2014	2013
INTEREST INCOME
Loans receivable and fees on loans	$ 21,332	$ 21,599
Securities available for sale:
Taxable	1,005	735
Tax-exempt	483	551
Other investment income	215	155
Federal funds sold	136	146
Total Interest Income	23,171	23,186

INTEREST EXPENSE
Deposits	2,539	2,951
Other borrowed funds	2,685	3,143
Total interest expense	5,224	6,094

Net interest income	17,947	17,092

PROVISION FOR LOAN LOSSES (Note 5)	1,324	1,320

Net interest income after provision for loan losses	16,623	15,772

NON-INTEREST INCOME
Securities gains (losses)	1	(758)
Service charges on deposit accounts	1,915	2,088
Other service charges, commissions and fees	1,649	1,714
Other operating income	710	1,054
Total Non-Interest Income	4,275	4,098

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14)	10,025	9,578
Occupancy expense of bank premises	1,069	1,185
Furniture and equipment expense	1,166	1,193
Other operating expenses (Note 23)	5,356	5,326
Foreclosed Assets –Write-down and operating expenses	1,533	3,785
Total Non-Interest Expenses	19,149	21,067

Income (Loss) before Income Taxes	1,749	(1,197)

Income Tax Benefit (Note 8)	(777)	(2,679)

Net Income	$ 2,526	$ 1,482

Earnings Per Common Share (Note 13)	$ 0.36	$ 0.30

Diluted Earnings Per Common Share (Note 13)	$ 0.28	$ 0.30
The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2014 and 2013
(Amounts in thousands, except per share data)

	2014	2013

Net Income	$ 2,526	$1,482
Other Comprehensive Income
Unrealized gains on securities during the period	1,,408	813
Less: reclassification adjustment for (gains) losses included
in securities gains (losses) in the Consolidated Statement of Inc income	(1)	758
Income
Other Comprehensive Income before tax	1,407	1,571
Income tax expense related to other	478	534
comprehensive Income
Other Comprehensive Income	929	1,037

COMPREHENSIVE INCOME	$3,455	$2,519

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2014 and 2013
(Amounts in thousands)

The Notes to Consolidated Financial Statements are an integral part of these statements

	Common Stock Shares	Par Value	Preferred Stock Shares	Preferred Stock Par Value	Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity
Balance December 31, 2012	5,011	$ 3,132	-	-	$ 7,783	$ 21,428	$ (1,871)	$ 30,472
Net Income						$ 1,482		$ 1,482
Other Comprehensive Income							$ 1,037	$ 1,037
Balance, December 31, 2013	5,011	$ 3,132	-	-	$ 7,783	$22,910	$ (834)	$ 32,991
Net Income						$ 2,526		$ 2,526
Issuance of Common Stock	2,840	$ 1,775			$ 7,643			$ 9,418
Issuance of Preferred Stock			2,092	$ 4,184	$ 2,754			$ 6,938
Other Comprehensive Income							$ 929	$ 929
Balance December 31, 2014	7,851	$4,907	2,092	$ 4,184	$ 18,180	$ 25,436	$ 95	$ 52,802

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2014 and 2013
(Amount in thousands)

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,526	$1,482
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	1,324	1,320
Provision for deferred income taxes	517	56
Depreciation and amortization	883	896
Valuation adjustment of deferred tax assets	(1,000)	(2,000)
Net realized (gains) losses on available-for-sale securities	(1)	758
Net amortization on securities	732	756
Amortization of capital issue costs	29	5
Valuation adjustment of other real estate owned	486	1,299
(Increase) decrease in interest receivable	(64)	143
(Increase) decrease in other assets	(399)	2,744
Increase (decrease) in interest, taxes and other
liabilities	(1,581)	529
Net Cash provided by operating activities	3,452	7,988

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	-	4,367
Proceeds from maturities of debt and equity securities	11,094	11,330
Purchase of debt and equity securities	(39,434)	(13,559)
(Purchase) redemption of other investments	(2,057)	220
Net (increase) decrease in loans	(9,188)	(15,729)
Proceeds from sales of other real estate owned	3,547	6,399
Proceeds from cash surrender value of life insurance	360	-
Premises and equipment expenditures	(88)7	(997)
Net Cash used in investing activities	(36,565)	(7,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in certificates of deposit	(15,531)	(20,308)
Net increase in demand, savings and other deposits	10,754	23,242
Net increase (decrease) in short term borrowings	(3,449)	3,330
Net decrease in long-term debt	(52)	(3,496)
Net decrease in capital securities	(3,150)	-
Issuance of common stock	9,418	-
Issuance of preferred stock	6,938	-
Net Cash provided by financing activities	4,928	2,768

Net increase (decrease) in cash and cash equivalents	(28,185)	2,787

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	83,995	81,208

CASH AND CASH EQUIVALENTS AT END OF YEAR	$55,810	$83,995

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$6,630	$5,882
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS
Transfer of loans to other real estate owned	$3,304	$3,737
Loans originated from sales of other real estate owned	$1,748	$3,240
The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note  1.                       Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the “Parent Company”) and its wholly-owned subsidiary, Highlands Union Bank (the "Bank").  The statements also include Highlands Union Insurance Services, Inc., Highlands Union Financial Services, Inc., and Blue Ridge Hospitality, LLC, which are wholly owned subsidiaries of the Bank. Blue Ridge Hospitality, LLC, was formed in June 2014 to hold and manage certain properties acquired by the Bank through foreclosure or deed in lieu of foreclosure.  All significant intercompany balances and transactions have been eliminated in consolidation.  The accounting and reporting policies of Highlands Bankshares, Inc. and Subsidiaries, (the “Company”) conform to U.S. generally accepted accounting principles and to standard practices within the banking industry.

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
December 31, 2014
(Amounts in thousands)

Note  1.                      Summary of Significant Accounting Policies (Continued)

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid balance.  Loan origination fees, net of certain direct origination costs, are deferred and amortized to income over the estimated lives of the loans using the straight-line method which is not materially different from the interest method. The accrual of interest on a loan is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection.  Credit card loans and other personal loans are typically charged off no later than 180 days past due.   In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Payments on non-accrual loans are applied to principal or applied on a cash basis. All interest accrued but not collected for loans that are placed on non-accrual or charged off status is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

The Company’s Credit Review and Analysis Department evaluates various loans individually for impairment as required by Financial Accounting Standards Board ASC 310, Receivables –Subsequent Measurement.  Loans evaluated individually for impairment include classified loans, non-performing loans, loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management.  The evaluations are based upon discounted expected cash flows or collateral valuations.  If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment.   For loans that are not individually evaluated, the Company makes estimates of losses for groups of loans as required by ASC 450-20, Accounting for Contingencies.  Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and the general collateral type.  Assigned loan grades include Quality, Satisfactory, Acceptable, Special Mention, Substandard and Doubtful, each with an increasing risk of potential loss. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan.  The resulting estimate of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans, including:  borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience and ability of lending management; and, national and local economic conditions.

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
December 31, 2014
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

Other Real Estate Owned

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

Income Taxes

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Under ASC 740, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the Company’s tax circumstance and filings under the most current and relevant accounting rules and believes the Company has incurred no liability for uncertain beneficial tax positions (or any related penalties and interest) for the periods open to normal jurisdictional examinations (2011 through 2013).

Earnings Per Common Share

Earnings per common share are calculated based on the weighted average outstanding shares during the year.  Earnings per common share assuming dilution are calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end.

Stock Compensation Plans

The Company accounts for stock compensation plans under the guidance of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values.  No options were granted during 2014 or 2013.

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
December 31, 2014
Amounts in thousands)

Note 1. Summary of Significant Accounting Policies (Continued)

Business Segments

The Company reports its activities as a single business segment.  In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Recent Accounting Pronouncements

In February 2013, ASU No. 2013-02 - Comprehensive Income was issued to improve the reporting of reclassifications out of accumulated other comprehensive income by requiring an entity to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts.  The amendment was effective for the current reporting period.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740) - Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss or a Tax Credit Carryforward Exists. ASU 2013-11 is intended to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. This presentation had not been addressed in Topic 740 and there was diversity in reporting practices in those instances. ASU 2013-11 requires an unrecognized tax benefit to be presented as a liability and not netted against a deferred tax asset.  The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted.  Adoption by the Company is not expected to have an impact on the consolidated financial statements and related disclosures.

Accounting Standards Update (ASU) No. 2014-04, Receivables - Troubled Debt Restructurings by Creditors - Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure was issued by the FASB on January 20, 2014.  The amendments are intended to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized.  These amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (a) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or (b) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures are required. The amendments are effective for interim periods within annual periods beginning after December 15, 2014.

On May 28, 2014, the FASB issued ASU 2014-09 – Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective.  The core principle of the new guidance is that entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  To achieve the core principle, an entity should apply the following steps: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when the performance obligation is satisfied.  The new guidance is effective for the Company for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, early application is not permitted. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures; however, the Company does not currently expect the new guidance to have a material effect on its financial statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
Amounts in thousands)

Note 1. Summary of Significant Accounting Policies (Continued)

In June 2014, the FASB issued ASU 2014-11 – Transfers and Servicing: Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures, which changes the accounting for repurchase-to-maturity transactions to secured borrowing accounting. Additionally, for repurchase financing arrangements, the amendments of this ASU require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The ASU is effective for the first interim or annual period beginning after December 15, 2014. Earlier application is not permitted.  The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements.

In August 2014, the FASB issued ASU 2014-14 – Receivables – Troubled Debt Restructurings by Creditors: Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure which requires de-recognition of mortgage loan and recognition of other receivable if the loan has a government guarantee (e.g. FHA/VA) and upon foreclosure if the following is met: 1) the loan has a government guarantee that is not separable from the loan before foreclosure; 2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and, 3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. The other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The guidance is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2014.  The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements.

Other accounting standards have been issued by the FASB that are not currently applicable to the Company or are not expected to have a material impact on the Company’s financial statements.

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
•
improve the Bank’s position with respect to loans, relationships, or other assets in excess of $500,000 that currently are, or in the future become past due more than 90 days, on the Bank’s problem loan list, or adversely classified in any report of examination of the Bank;

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note  3.                      Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

State and political subdivisions	$ 9,546	$ 163	$ 8	$ 9,701
Mortgage backed securities	61,476	395	148	61,723
Single Issue Trust Preferred	500	-	12	488
SBA Pools	12,669	29	275	12,423
	$ 84,191	$ 587	$ 443	$ 84,335

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

State and political subdivisions	$ 9,795	$ 51	$ 309	$ 9,537
Mortgage backed securities	30,984	190	434	30,740
Single Issue Trust Preferred	907	-	24	883
SBA Pools	14,396	30	767	13,659
SLMA	500	-	1	499
	$ 56,582	$ 271	$ 1,535	$ 55,318

The following tables presents the age of gross unrealized losses and fair value by investment category:

	December 31, 2014
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$ -	$ -	$ 1,002	$ 8	$ 1,002	$ 8
Mortgage-backed securities	5,244	19	7,586	129	12,830	148
Single Issue Trust Preferred	-	-	488	12	488	12
SBA Pools	-	-	11,239	275	11,239	275

Total	$ 5,244	$ 19	$ 20,315	$ 424	$25,559	$ 443

The total number of investment securities in a loss position at December 31, 2014 was 34.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note  3.                      Investment Securities Available-For-Sale (Continued)

	December 31, 2013
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$ 4,812	$ 144	$ 849	$ 165	$ 5,661	$ 309
Mortgage-backed securities	16,586	308	1,733	126	18,319	434
Pooled Trust Preferred Securities	-	-	-	-	-	-
Single Issue Trust Preferred	-	-	883	24	883	24
SBA Pools	7,273	482	4,802	285	12,075	767
SLMA	499	1	-	-	499	1

Total	$ 29,170	$ 935	$ 8,267	$ 600	$37,437	$ 1,535

The total number of investment securities in a loss position at December 31, 2013 was 52.

The Company assesses securities for OTTI quarterly by reviewing credit ratings, financial and regulatory reports as well as other pertinent financial indicators published. As of December 31, 2014 and 2013, the Company's assessment revealed no impairment other than that deemed temporary.

Investment securities available-for-sale with a book value (amortized cost) of $39,298 and $40,077 at December 31, 2014 and 2013 respectively, and a market value of $39,325 and $39,889 at December 31, 2014 and 2013, respectively, were pledged as collateral on public deposits, FHLB advances, secured correspondent credit lines and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note  3. Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2014 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due in one year or less	$ -	$ -
Due after one year through five years	1,529	1,554
Due after five years through ten years	2,088	2,119
Due after ten years	19,098	18,939
	22,715	22,612

Mortgage-backed securities	61,476	61,723
	$ 84,191	$ 84,335

For the years ended December 31, 2014 and 2013, proceeds from sales of securities were $0 and $4,367 respectively.  Gross realized gains and losses on investment securities available for sale were as follows:

	2014	2013

Realized gains from sales and calls of securities	$ 1	$ 575
Realized losses	-	(1,333)
Net gains (losses)	$ 1	$ (758)

Note 4.  Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Pacific Coast Bankers’ Bank and Community Bankers’ Bank  stock with a carrying value of $4,525 and $4,460 at December 31, 2014 and 2013, respectively are stated at cost and included as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these entities to hold these investments, and the only market for this stock is the issuing agency.  Also included in “Other Investments” are Certificates of Deposit purchased from other FDIC - insured institutions.  The balances of these CDs were $2,242 and $250 at December 31, 2014 and 2013, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses

The composition of net loans is as follows:

	2014	2013
Real Estate Secured:
Residential 1-4 family	$ 186,829	$ 175,860
Multifamily	21,131	20,592
Construction and Land Loans	18,518	18,509
Commercial, Owner Occupied	70,748	71,459
Commercial, Non-owner occupied	32,173	37,117
Second mortgages	8,075	7,934
Equity lines of credit	6,499	7,884
Farmland	8,246	9,322
	352,219	348,677

Secured (other) and unsecured
Personal	20,901	20,472
Commercial	31,586	31,575
Agricultural	2,683	3,376
	55,170	55,423

Overdrafts	285	304

	407,674	404,404
Less:
Allowance for loan losses	5,477	6,825
Net deferred fees	677	618
	6,154	7,443

Loans, net	$ 401,520	$ 396,961

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following table is an analysis of past due loans as of December 31, 2014:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing

Real Estate Secured
Residential 1-4 family	$ 4,521	$ 3,001	$ 2,884	$ 10,406	$ 176,423	$ 186,829	$ -
Equity lines of credit	45	-	-	45	6,454	6,499	-
Multifamily	1,252	-	-	1,252	19,879	21,131	-
Farmland	208	-	477	685	7,561	8,246	-
Construction, Land Development, Other Land Loans	417	31	168	616	17,902	18,518	-
Commercial Real Estate- Owner Occupied	2,193	790	2,344	5,327	65,421	70,748	-
Commercial Real Estate- Non Owner Occupied	225	85	1,547	1,857	30,316	32,173	-
Second Mortgages	107	51	134	292	7,783	8,075	-
Non Real Estate Secured
Personal	404	105	233	742	20,444	21,186	22
Commercial	720	49	447	1,216	30,370	31,586	-
Agricultural	3	-	-	3	2,680	2,683	-

Total	$ 10,095	$ 4,112	$ 8,234	$ 22,441	$ 385,233	$ 407,674	$ 22

The following is a summary of non-accrual loans at December 31, 2014:

Amount
Real Estate Secured
Residential 1-4 Family	$ 3,401
Multifamily	-
Construction and Land Loans	168
Commercial-Owner Occupied	5,259
Commercial- Non Owner Occupied	1,547
Second Mortgages	134
Equity Lines of Credit	-
Farmland	477
Secured (other) and Unsecured
Personal	211
Commercial	447
Agricultural	-
Total	$ 11,644

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following table is an analysis of past due loans as of December 31, 2013:
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing

Real Estate Secured
Residential 1-4 family	$ 3,219	$ 1,805	$ 2,699	$ 7,723	$ 168,137	$ 175,860	$ -
Equity lines of credit	-	-	318	318	7,566	7,884	-
Multifamily	-	97	-	97	20,495	20,592	-
Farmland	38	-	129	167	9,155	9,322	-
Construction, Land Development, Other Land Loans	303	117	1,615	2,035	16,474	18,509	-
Commercial Real Estate- Owner Occupied	665	26	1,610	2,301	69,158	71,459	-
Commercial Real Estate- Non Owner Occupied	234	2,257	637	3,128	33,989	37,117	-
Second Mortgages	341	3	56	400	7,534	7,934	-
Non Real Estate Secured
Personal	357	177	146	680	20,096	20,776	2
Commercial	1,344	121	266	1,731	29,844	31,575	-
Agricultural	29	-	-	29	3,347	3,376	-

Total	$ 6,530	$ 4,603	$ 7,476	$ 18,609	$ 385,795	$ 404,404	$ 2

The following is a summary of non-accrual loans at December 31, 2013:

Amount
Real Estate Secured
Residential 1-4 Family	$ 2,890
Multifamily	-
Construction and Land Loans	1,694
Commercial-Owner Occupied	3,005
Commercial- Non Owner Occupied	2,429
Second Mortgages	92
Equity Lines of Credit	318
Farmland	146
Secured (other) and Unsecured
Personal	144
Commercial	266
Agricultural	-

Total	$ 10,984

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following tables represent a summary of credit quality indicators of the Bank’s loan portfolio at December 31, 2014 and December 31, 2013. The grades are assigned and or modified by the Company’s credit review and credit analysis departments based on the creditworthiness of the borrower and the overall strength of the loan.

Credit Risk Profile by Internally Assigned Grade –December 31, 2014
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	29,494	6	37	3,278	4,159	874
Satisfactory	100,767	16,326	3,090	8,091	31,018	15,052
Acceptable	44,021	2,719	4,080	4,745	20,987	12,223
Special Mention	2,640	828	198	2,231	3,994	2,108
Substandard	9,907	1,252	841	173	10,590	1,916
Doubtful	-	-	-	-	-	-

Total	$ 186,829	$ 21,131	$ 8,246	$ 18,518	$ 70,748	$ 32,173

Credit Risk Profile by Internally Assigned Grade –December 31, 2013
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	33,137	-	823	3,425	5,831	1,495
Satisfactory	90,569	15,419	4,128	8,123	27,712	15,153
Acceptable	38,958	3,049	3,699	3,733	22,007	11,148
Special Mention	4,678	2,124	6	1,652	6,823	2,507
Substandard	8,518	-	666	1,576	8,620	6,814
Doubtful	-	-	-	-	466	-

Total	$ 175,860	$ 20,592	$ 9,322	$ 18,509	$ 71,459	$ 37,117

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
December 31, 2014
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
December 31, 2014
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

However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:

•	Injection of capital

•	Alternative financing

•	Liquidation of assets or the pledging of additional collateral.

Credit Risk Profile based on payment activity – December 31, 2014
	Consumer - Non Real Estate	Equity Line of Credit /Jr. liens	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$ 20,953	$ 14,440	$ 31,139	$ 2,683
Nonperforming (>90 days past due)	233	134	447	-

Total	$ 21,186	$ 14,574	$ 31,586	$ 2,683

Credit Risk Profile based on payment activity - December 31, 2013
	Consumer - Non Real Estate	Equity Line of Credit / Jr. liens	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$ 20,630	$ 15,444	$ 31,309	$ 3,376
Nonperforming (>90 days past due)	146	374	266	-

Total	$ 20,776	$ 15,818	$ 31,575	$ 3,376

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following tables reflect the Bank’s impaired loans at December 31, 2014 and December 31, 2013:

December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no Related Allowance
Real Estate Secured
Residential 1-4 family	$ 7,988	$ 7,988	$ -	$ 7,015	$ 256
Equity lines of credit	24	24	-	194	1
Multifamily	1,252	1,252	-	626	21
Farmland	842	842	-	663	32
Construction, Land Development, Other Land Loans	1,738	1,738	-	1,716	64
Commercial Real Estate- Owner Occupied	9,188	9,392	-	7,291	262
Commercial Real Estate- Non Owner Occupied	-	-	-	3,227	-
Second Mortgages	618	618	-	340	20
Non Real Estate Secured
Personal	54	54	-	53	3
Commercial	361	361	-	229	20
Agricultural	-	-	-	-	-

Total	$ 22,065	$ 22,269	$ -	$ 21,354	$ 679

December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Real Estate Secured
Residential 1-4 family	$ 3,148	$ 3,148	$ 586	$ 3,087	$ 125
Equity lines of credit	-	-	-	19	-
Multifamily	-	-	-	-	-
Farmland	-	-	-	100	-
Construction, Land Development, Other Land Loans	366	366	20	183	13
Commercial Real Estate- Owner Occupied	1,403	1,403	143	2,466	56
Commercial Real Estate- Non Owner Occupied	1,916	1,916	322	3,249	31
Second Mortgages	-	-	-	28	-
Non Real Estate Secured
Personal	253	253	188	193	7
Commercial	802	802	540	863	28
Agricultural	7	7	7	94	1

Total	$ 7,895	$ 7,895	$ 1,806	$ 10,282	$ 261

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no Related Allowance
Real Estate Secured
Residential 1-4 family	$ 6,042	$ 6,042	$ -	$ 6,300	$ 198
Equity lines of credit	364	364	-	182	6
Multifamily	-	-	-	-	-
Farmland	483	483	-	391	11
Construction, Land Development, Other Land Loans	1,694	1,694	-	1,677	1
Commercial Real Estate- Owner Occupied	5,393	5,393	-	5,201	173
Commercial Real Estate- Non Owner Occupied	6,454	6,454	-	4,943	250
Second Mortgages	62	62	-	191	3
Non Real Estate Secured
Personal	53	53	-	31	3
Commercial	96	96	-	82	5
Agricultural	-	-	-	10	-

Total	$ 20,641	$ 20,641	$ -	$ 19,008	$ 650

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Real Estate Secured
Residential 1-4 family	$ 3,026	$ 3,026	$ 394	$ 3,756	$ 145
Equity lines of credit	38	38	38	19	1
Multifamily	-	-	-	202	-
Farmland	200	200	25	201	8
Construction, Land Development, Other Land Loans	-	-	-	-	-
Commercial Real Estate- Owner Occupied	3,528	3,528	630	3,113	72
Commercial Real Estate- Non Owner Occupied	4,581	4,581	1,230	3,788	93
Second Mortgages	56	56	45	28	1
Non Real Estate Secured
Personal	133	133	84	77	6
Commercial	924	924	695	791	34
Agricultural	181	181	56	448	4

Total	$ 12,667	$ 12,667	$ 3,197	$ 12,423	$ 364

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

 A loan is considered impaired and an allowance for loan losses is established on loans for which it is probable that the full collection of principal and interest is in doubt. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value based on recent appraisal  and /or tax assessment value, liquidation value and/or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2014 and 2013, all of the total impaired loans were evaluated based on the fair value of the collateral. On a quarterly basis, the ALLL methodology begins with the determination of individually impaired loans. All loans that are rated “7” (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated “6” (Substandard) or are expected to be downgraded to “6”, require additional analysis to determine whether they may be impaired. All loans that are rated “5” (Special Mention) are presumed not to be impaired. However, “5” rated loans with the following characteristics warrant further analysis before completing an assessment of impairment:

•	A loan is 60 days or more delinquent on scheduled principal or interest;
•	A loan is presently in an unapproved over advanced position;
•	A loan is newly modified; or,
•	A loan is expected to be modified.

The Company’s credit administration personnel and senior financial officers are responsible for tracking, coding, and monitoring loans that become troubled debt restructurings. Concessions are made to existing borrowers in the form of modified interest rates and / or payment terms. The loans are segregated for regulatory and external reporting. Each specific troubled debt restructuring is reviewed to determine if the accrual of interest should be discontinued and also reviewed for impairment. The Company’s senior credit administration officer performs this analysis on a quarterly basis in addition to determining any other loans that are impaired within the loan portfolio. The Company had a total of $12,060 and $17,810 of loans categorized as troubled debt restructurings as of December 31, 2014 and 2013, respectively. Interest is accrued on troubled debt restructurings if the loan is otherwise not impaired and the full collection of principal and interest under the modified terms is still deemed probable.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
 December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following is a summary of troubled debt restructurings occurring during the twelve months ended December 31, 2014.

Troubled Debt Restructurings Interest only	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily	1	1,252	1,252
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	1	1,395	1,395
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	2	2,647	2,647

Troubled Debt Restructurings Below Market Rate	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family	1	879	879
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	1	707	707
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	2	1,586	1,586

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

Troubled Debt Restructurings Loan term extension	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family	6	1,217	1,217
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	1	2,114	2,114
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural	1	129	129

Total	8	3,460	3,460
Troubled Debt Restructurings All	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment
Total Restructurings	12	7,693	7,693

Troubled Debt Restructurings That subsequently defaulted	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 December 31, 2014
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
December 31, 2014
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
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total

IGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
          (Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by loan category and is segregated by impairment evaluation method as of  December 31, 2014 and December 31, 2013.

Twelve months ended December 31, 2014	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance December 31, 2013	975	143	230	1,029	1,415	153	50	65	483	1,264	1,018	6,825
Provision for Credit Losses	277	(123)	(142)	(407)	886	(61)	140	(53)	636	86	85	1,324
Charge-offs	258	-	18	345	1,239	25	116	-	544	407	-	2,952
Recoveries	(1)	-	(17)	(132)	(1)	-	-	-	(90)	(39)	-	(280)
Net Charge-offs	257	-	1	213	1,238	25	116	-	454	368	-	2,672
Ending Balance December 31, 2014	995	20	87	409	1,063	67	74	12	665	982	1,103	5,477
Ending Balance: Individually evaluated for impairment	586	-	20	143	322	-	-	-	188	547	-	1,806
Ending Balance: Collectively Evaluated for Impairment	409	20	67	266	741	67	74	12	477	435	1,103	3,671
Loans:
Ending Balance: Individually Evaluated for Impairment	11,136	1,252	2,104	10,591	1,916	618	24	842	592	1,170	-	30,245
Ending Balance: Collectively Evaluated for Impairment	175,693	19,879	16,414	60,157	30,257	7,457	6,475	7,404	20,594	33,099	-	377,429
Ending Balance: December 31, 2014	$186,829	$21,131	$18,518	$70,748	$32,173	$8,075	$6,499	$8,246	$21,186	$34,269	-	$407,674

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

 Overview of Loan Review and ALLL Processes

The loan review function performs various tasks that are utilized to discover weaknesses within the loan portfolio.  These include annual reviews on loan relationships that are greater than $500,000.  The relationship review includes a discussion on the collateral, repayment history, guarantor(s) financial position, and debt service coverage on an individual and global level.  These reviews are based primarily upon federal tax returns for cash flow determination, internally prepared interim statements and personal financial statements.  Debt service coverage (DSC) is calculated on each individual customer, or guarantor, as well as the aggregate or global DSC.  The DSC is discounted to determine a “stressed” DSC.  Collateral evaluation includes an inspection of the collateral file to determine if the Bank is indeed properly securitized.  Collateral is discounted, when appropriate, to determine a “stressed” loan to value ratio (LTV).   In addition to annual loan relationship reviews, quarterly reviews on all loan relationships over $100,000 that are graded Substandard, Doubtful and Loss are also completed.  This quarterly review process is comprised of a shortened version of the full relationship review.  These quarterly reviews include a discussion on personal credit management, DSC and LTV.  In addition to these quarterly reviews of all non-pass watch list relationships, a semi-annual review is conducted on all Special Mention loan relationships that are on the watch list.  These reviews are prepared in the same manner as the quarterly non-pass relationship reviews.  The appropriateness of the risk rating of each relationship is assessed, with changes to the risk rating being made by the Senior Credit Review Officer, when deemed appropriate. Other measures taken to determine potential problem relationships include the monthly preparation of the watch list.  During that process, past due loan reports are reviewed, as well as any other information that might be presented by loan officers, regarding a particular loan relationship that is exhibiting stress.  To be considered as a watch list relationship, distinct characteristics must be exhibited.  These include, but are not limited to late payments greater than 60 days, a low DSC calculation, bankruptcy filings, casualty losses, or other issues that would cause a perceived increase in the risk of loss to the Bank. The final segment of the loan review process involves special reviews.  These reviews target specific segments of the loan portfolio, i.e. credit cards, equity lines, consumer loans, construction loans, and other specific segments of the loan portfolio that management wishes to have reviewed.  However, currently, the primary emphasis of the loan review function is loan relationship review work, and watch list management.

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

The following describes the Company’s basic methodology for computing its ALLL for the twelve months ending December 31, 2014 and 2013.

On a quarterly basis, the ALLL methodology begins with the identification of loans subject to ASC 310.  All loans that are rated “7” (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated “6” (Substandard) or are expected to be downgraded to “6”, require additional analysis to determine whether they may be impaired under ASC 310. All loans that are rated “5” (Special Mention) are presumed not to be impaired. However, “5” rated loans, together with any troubled debt restructured loans, may warrant further analysis before completing an assessment of impairment.  For ASC 310 loans that are individually evaluated and found to be impaired (primarily those designated as Substandard and Doubtful), the associated ALLL will be based upon one of the three impairment measurement methods specified within ASC 310:

(1)	Present value of expected future cash flows discounted at the loan’s effective interest rate;
(2)	Loan’s observable market price; or,
(3)	Fair value of the collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
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

ASC 450 Loan Loss:

For all other loans, including individual loans determined not to be impaired under ASC 310, the associated ALLL is calculated in accordance with ASC 450 that provides for estimated credit losses likely to be realized on groups of loans with similar risk characteristics. The Bank uses standard call report categories to segregate loans into groups with similar risk characteristics. Estimated credit losses reflect significant factors that affect the collectability of the portfolio as of the evaluation date. Key factors that influence risk within the Bank’s loan portfolio are divided into three major categories:

(1) Historical Loss Factor: To calculate the anticipated loan loss in each call report category for ASC 450 loans, the Bank begins with the net loss in each category for each of the last twelve quarters. The Bank uses a rolling twelve quarter weighted historical loss average where the most recent quarters are weighted heavier than the earlier quarters so that the calculation reflects current risk trends within the portfolio.  The weighting used by the Bank is similar to the Rule of 78’s with the net losses of the most recent quarter weighted at 12/78ths and those in the first quarter in the twelve quarter period weighted at 1/78th.   Therefore, the net losses of the most recent year represent approximately 54% of the calculation compared with 33% if a simple average of losses over the three-year period was used. The total of weighted factors for each call report category is applied to the current outstanding loan balance in each category to calculate expected loss based on historical data for a group of loans with similar risk characteristics.  The same weighting is applied to all loan types.

(2)External economic factors:  Economic conditions have a significant impact on the Bank’s loan portfolio because deteriorating conditions can adversely impact both collateral values and the customer’s ability to service debt.  Management has selected the following external factors as indicators of economic conditions:

a.	National GDP Growth Rate
b.	Local Unemployment Rates
c.	The Prime Rate

The values for external factors are updated on a quarterly basis based on current economic data.

(3)Internal process factors:  Internal factors that influence loss rates as a result of risk management and control practices include the following:

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 6.  Premises and Equipment

Premises and equipment are comprised of the following:

	2014	2013

Land	$ 9,150	$ 9,150
Bank Premises	14,071	14,061
Equipment	14,201	13,355
	37,422	36,566
Less: accumulated depreciation	17,200	16,378
Construction in progress	14	-
	$ 20,236	$ 20,188

Depreciation expense was $863 and $876 for 2014 and 2013, respectively.

Note 7.  Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers.  As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable.  The current value of the policies at December 31, 2014 and 2013 was $14,183 and $14,132, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 8.  Income Taxes

The components of the net deferred tax asset, included in other assets, are as follows:

	2014	2013

Deferred tax assets:
Allowance for loan loss	$1,862	$2,321
Previous Years AMT	802	802
Loss on Other Equity Investments	51	51
NOL carry-forwards (20 year carry-forward period)	9,420	9,125
Net unrealized loss on securities available-for-sale	-	430
	12,135	12,729

Deferred tax liability:
Depreciation	(342)	(285)
Net unrealized gain on securities available for sale	(49)	-
	(391	(285)
Deferred Tax Asset Valuation Allowance	(1,000)	(2,000)

Net deferred tax assets:	$10,744	$10,444

The components of income tax expense related to continuing operations are as follows:

	2014	2013

Federal:
Current	$(295)	$(735)
Deferred	(482)	(1,944)

Total	$(777)	$(2,679)

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2014	2013

Statutory rate applied to earnings (losses) before income taxes	$595	$(406)
Tax exempt interest	(164)	(187)
Life Insurance proceeds	(78)
Deferred Tax Valuation allowance	(1,000)	(2,000)
Other, net	(130)	(86)

Total	$(777)	$(2,679)

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2011, in consideration of uncertainties regarding the timing of improvements in current economic conditions and management’s estimate of future tax liabilities, management provided an allowance of $4,170.  As of December 31, 2014, management maintained an allowance of $1,000 to reflect its estimate of net realizable value at that date. The expiration date range related to the utilization of the net operating losses (20 year period) is 2030 thru 2034.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 9. Deposits

The composition of deposits is as follows:

	2014	2013

Non-interest bearing demand	$ 118,557	$ 107,328
Interest bearing demand	111,527	116,052
Savings deposits	83,608	79,558
Time deposits, in amounts of $100,000 or more	52,812	57,369
Other time deposits	116,993	127,967

Total deposits	$ 483,497	$ 488,274

The scheduled maturities of time deposits at December 31, 2014 are as follows:

2015	$ 84,035
2016	23,131
2017	14,996
2018	12,169
2019	13,467
Thereafter	22,007

$ 169,805

Note 10. Short-Term Borrowings

Short-term borrowings totaling $20,051 at December 31, 2014 as shown on the balance sheet consist primarily of two Federal Home Loan Bank advances that are secured by a lien on a specific class of residential and commercial mortgage loans of the Bank. The advances are also secured by a specific group of available for sale securities held in safekeeping by the FHLB. The Federal Home Loan Bank has the option to convert these advances which total $20,000 to a three month LIBOR-based floating rate advance.  These two notes have interest rates that range from 3.84% to 4.34% at December 31, 2014. The average rate paid on these two borrowings was 3.97% during 2013 and 2014. Also included in other short-term borrowings are the contractual principal payments due over the next 12 months on an FHLB advance granted through the FHLB’s Affordable Housing Program. The contractual payments due on the FHLB Affordable Housing program loan total $51 and have a zero interest rate.  As discussed in Note 25, the Company paid off a Holding Company Loan from Community Bankers Bank in the amount of $3,440 with funds received in the private placement capital raise. This loan was included in short-term borrowings as of December 31, 2013.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 11. Long-Term Debt

At December 31, Highlands Bankshares, Inc. and its Subsidiary had the following long-term debt agreements:

	2014	2013

Note payable FHLB dated 08/23/05 for $750 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s Affordable Housing Program.	$250	302

Note payable FHLB dated 08/29/12 for $12,500 with an annual interest rate of 3.53%, due 08/29/19. The note requires quarterly interest payments.	12,500	12,500

Note payable FHLB dated 08/29/12 for $12,500 with an annual interest rate of 3.70%, due 08/29/19. The note requires quarterly interest payments.	12,500	12,500

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 2.73%, due 08/29/18. The note requires quarterly interest payments	5,000	5,000

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 3.74%, due 08/29/19. The note requires quarterly interest payments.	5,000	5,000

Note payable FHLB dated 08/29/12 for $7,500 with an annual interest rate of 2.43%, due 08/29/17. The note requires quarterly interest payments.	7,500	7,500

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 2.86%, due 08/29/18. The note requires quarterly interest payments.	5,000	5,000

Total	$47,750	$47,802

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 11. Long-Term Debt (continued)

A specific class of commercial and residential mortgage loans, with a balance of $151,033 at December 31, 2014 and a specific group of securities available for sale with a lendable collateral value of $3,620 at December 31, 2014 were pledged to the FHLB as collateral for the above advances and to secure additional available lines of credit.

Contractual principal maturities of long-term debt at December 31, 2014 are as follows:

2015	$ -
2016	51
2017	7,552
2018	10,053
2019	30,054
Thereafter	40

$ 47,750

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 12. Capital Securities

The Company completed a $7.5 million capital issue of 9.25% Preferred Securities (the “Trust Preferred Securities”) on January 23, 1998.  These Trust Preferred Securities were issued by Highlands Capital Trust I, a wholly owned subsidiary of the Company.

On July 15, 2014, the Company redeemed in full the Trust Preferred Securities and paid all the deferred interest payments with proceeds received from the April 2014 private placement capital raise that is further discussed in Note 25.

Note 13.  Stock and Earnings Per Share

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31.  Outstanding stock options (Note 15) impact on earnings per share is determined using the treasury stock method. For 2014 and 2013, the impact of conversions of outstanding stock options was anti-dilutive. During 2014, the Company issued a total of 2,092,287 shares of Series A preferred stock (See Note 25). These preferred shares are non-voting mandatorily convertible non-cumulative preferred shares which are entitled to receive dividends equal to dividends paid on the Company’s common shares. The Series A preferred shares will rank pari passu with the common stock with respect to all terms (other than voting), including, the payment of dividends or distributions, and payments and rights upon liquidation and dissolution. The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2014	2013

Income available to common stockholders	$ 2,526	$ 1,482
Weighted average shares outstanding	6,964	5,011
Shares outstanding including assumed conversion	9,056	5,011
Basic earnings per common share	$ 0.36	$ 0.30
Fully diluted earnings per share (including convertible preferred shares oustanding)	$ 0.28	$ 0.30

Note 14. Profit Sharing and Retirement Savings Plan

The Bank has a 401(K) savings plan available to substantially all employees meeting minimum eligibility requirements.  The Bank makes a discretionary 1.5% profit sharing contribution to all employees exclusive of employee contributions and employer matching.    Employees may elect to make voluntary contributions to the plan up to the maximum allowed by law.  In addition to the 1.5% profit sharing contribution, the Bank matches 100% of the employee’s initial 1% contribution and 50% of the next 5%. The cost of Bank contributions under the savings plan was $300 and $290 in 2014 and 2013, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 15. Stock Option Plan and Equity Compensation Plan

The Company sponsors an equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options to its directors, officers and employees for up to 200,000 shares of common stock. The Company did not grant any equity compensation in 2014 or 2013.

A summary of the status of the Company’s stock option plan is presented below:

	2014		2013

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$ 14.76	106,900	$ 14.24	151,600
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	14.50	(51,300)	13.00	(44,700)

Options outstanding and exercisable at December 31	$ 15.00	55,600	$ 14.76	106,900

    Information pertaining to options outstanding at December 31, 2014 is as follows:

Options Outstanding and Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life	Exercise Price

55,600	0.44 years	$ 15.00

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 16. Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers.  Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $324 and $524, unfunded commitments under lines of credit of $41,738 and $39,572 and commitments to grant new loans of $2,862 and $2,830 for the years ended December 31, 2014 and 2013, respectively.  These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Bank's exposure to credit loss, in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

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

Note 17.                        Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks certain lines of credit to fund any necessary cash requirements. The Bank has $67,801 of Federal Home Loan Bank advances outstanding against its corresponding line of credit as of December 31, 2014. A specific class of commercial and residential mortgage loans, with a balance of $151,033 at December 31, 2014 and a specific group of securities available for sale with a lendable collateral value of $3,620 at December 31, 2014 were pledged to the FHLB as collateral. At December 31, 2014, the Bank had approximately $49,000 of available credit at the FHLB and $6,000 of secured lines of available credit granted from one of its correspondent banks.

In 2010, Edith Moser (“Moser”) filed two complaints in the Circuit Court of Washington County, VA, claiming that Highlands Union Bank (the “Bank”) improperly handled the repossession and disposition of collateral from a warehouse in June/July 2008.  Moser also claims that the Bank acted as her business advisor and breached fiduciary duties owed to her in this capacity.  One complaint seeks $700 in damages for conversion based solely on the repossession/disposition of collateral.  The second complaint seeks $7,850 in damages for breach of fiduciary duty, violation of UCC Article 9, actual fraud, unjust enrichment, and business conspiracy.  In response, the Bank filed demurrers to both complaints, both of which were granted in part and denied in part with leave granted to amend. Moser chose not to amend either complaint, opting instead to consolidate her remaining claims into one action.  Moser’s remaining claims against the Bank were for violation of UCC Article 9, fraud, unjust enrichment of personal property, and conversion of personal property.  This proceeding concluded in February 2015, following a jury trial at which the court struck the UCC and fraud claims and the jury returned a verdict in favor of Moser with respect to the remaining claims, awarding her $4 in compensatory damages and no punitive damages.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 17.                        Commitments and Contingencies (Continued)

On January 27, 2014, Angela Welch, as Chapter 7 Trustee for the bankruptcy estate of Frank Michael Mongelluzzi, named the Bank as a defendant in a lawsuit filed in the U.S. District Court for the Middle District of Florida, Tampa Division, No. 8:14cv00189-JDW-TBM, M.D. Fla.  The case was transferred to the U.S. District Court for the Western District of Virginia, and is styled Welch v. Highlands Union Bank, 1:14-cv-00063-JPJ-PMS, W.D. Va.  The  complaint states three counts: the first for avoidance and recovery of fraudulent transfers pursuant to 11 U.S.C. § 544(b) and Florida Statutes §§ 726.105(1)(a) and 726.108, and/or otherwise applicable law; the second for  avoidance and recovery of fraudulent transfers pursuant to 11
U.S.C. § 544(b) and Florida Statutes §§ 726.105(1)(b) and 726.108, and/or otherwise applicable law; and the third for avoidance and recovery of fraudulent transfers pursuant to 11 U.S.C. § 544(b) and Florida Statutes §§ 726.106(1) and 726.108, and/or otherwise applicable law.  Each count seeks the recovery of $1,246 in overdraft repayments made by the debtor to the Bank, prejudgment interest, and costs.  The matter is in the discovery stage. The Bank intends to vigorously defend itself. We are unable to evaluate the likelihood of an unfavorable outcome or estimate the amount or range of potential loss.

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

Recurring --Investment Securities Available for Sale

Securities classified as available for sale are reported at fair value utilizing Level 2.  For Level 2 securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 18.                        Fair Value Disclosures (Continued)

The following summarizes the Company’s available for sale securities portfolio measured at fair value on a recurring basis as of December 31, 2014 and December 31, 2013, segregated by the level of the valuation inputs within the fair value hierarchy.

2014
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
State and Political Subdivisions	$ -	$ 9,701	$ -	$ 9,701
Mortgage Backed Securities	$ -	61,723	$ -	61,723
Single Issue Trust Preferred	$ -	488	$ -	488
SBA Pools	$ -	12,423	$ -	12,423
SLMA	$ -	-	$ -	-
Total AFS Securities	$ -	$ 84,335	$ -	$ 84,335

2013
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
State and Political Subdivisions	$ -	$ 9,537	$ -	$ 9,537
Mortgage Backed Securities	$ -	30,740	$ -	30,740
Single Issue Trust Preferred	$ -	883	$ -	883
SBA Pools	$ -	13,659	$ -	13,659
SLMA	$ -	499	$ -	499
Total AFS Securities	$ -	$ 55,318	$ -	$ 55,318

Pursuant to ASC Topic 820, the following table shows a reconciliation of the beginning and ending balance at December 31, 2013 for Level 3 assets measured on a recurring basis using significant unobservable inputs.

Investment Securities Available for Sale	2013

Beginning Balance, January 1	$ 294
Total gains (losses) included in net income	(754)
Included in Other Comprehensive Income	460
Transfers in or out of Level 3	-
Ending Balance, December 31	$ -

Non Recurring - Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2014 and December 31, 2013, all of the total impaired loans were evaluated based on the fair value of the collateral.  The Company frequently obtains appraisals prepared by external professional appraisers and applies discounts ranging from 8% to 40% depending on type of property, condition, location, etc.; therefore, the Company records impaired loans in Level 3. The Company also in certain instances prepares internally generated valuations from on-site inspections, third-party valuation models or other information.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
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

The following table summarizes the Company’s assets at fair value on a non - recurring basis as of December 31, 2014 and December 31, 2013 segregated by the level of the valuation inputs within the fair value hierarchy. The tables disclose the recorded investment of impaired loans requiring a specific allowance.

December 31, 2014	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$ -	$ -	$ 7,895	$ 7,895
Repossessions/OREO, net	$ -	$ -	$ 6,704	$ 6,704

December 31, 2013	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$ -	$ -	$ 12,667	$ 12,667
Repossessions/OREO, net	$ -	$ 1,218	$ 6,618	$ 7,836

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis for which the Company uses Level 3 inputs to determine fair value (dollars in thousands):

		Quantitative Information about Level 3 Fair Value Measurements
			Valuation	Unobservable	Range
December 31,	2014	2013	Techniques	Input (2)	(Weighted Average)
OREO	$6,704	$6,618	Appraisal of collateral (1)	Appraisal adjustments	0% to 45% (13%)
				Liquidation expenses	0% to 10% (9%)

Impaired loans	$7,895	$12,667	Fair value of collateral –real estate (1), (3)	Appraisal adjustments	0% to 10% (9%)
			FFair value of collateral –equipment, inventory, other (1), (3)	Appraisal adjustments	25% to 50% (33%)
				Liquidation expenses	0% to 10% (9%)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
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

Other Short-Term Borrowings

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 18.                        Fair Value Disclosures (Continued)

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

The carrying amounts and fair values of the Company's financial instruments at December 31, 2014 and December 31, 2013 were as follows:

	December 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 55,810	$ 55,810	$ 83,995	$ 83,995
Securities available for sale	84,335	84,335	55,318	55,318
Other investments	6,767	6,767	4,710	4,710
Loans, net	401,520	398,019	396,961	390,401
Deposits	(483,497))	(464,335))	(488,274)	(466,120))
Other short-term borrowings	(20,051))	(21,495))	(23,500)	(25,538))
Long-term debt	(47,750))	(50,799))	(47,802)	(50,892))
Capital Securities	-	-	(3,150)	(3,175))

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

	2014	2013

Balance, beginning	$ 7,723	$ 10,952
Additions	2,549	3,546
Reductions	(2,498))	(6,775))
Balance, ending	$ 7,774	$ 7,723
Unused commitments	$ 720	$ 574

Deposits from related parties held by the Bank at December 31, 2014 and 2013 were $4,029 and $3,531, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 20.                        Restrictions on Cash

The Federal Reserve Bank requires the Bank to maintain reserve balances.  The total of those reserve balances including available vault cash at December 31, 2014 and 2013 was $9,455 and $10,311 respectively.

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
December 31, 2014
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

As of December 31, 2014, the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Company’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes

	Amount	Ratio	Amount	Ratio
As of December 31, 2014:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 51,688	14.32%	$ 28,875	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	47,167	13.07%	14,437	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	47,167	7.78%	24,239	=,> 4%

As of December 31, 2013:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 35,129	9.81%	$ 28,650	=,> 8%
Tier 1 Capital (to Risk-Weighted Assets)	30,627	8.55%	14,325	=,> 4%
Tier 1 Capital (to Adjusted Total Assets)	30,627	5.22%	23,451	=,> 4%

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2014:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 51,184	14.19%	$ 28,861	=,> 8%	$ 36,076	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	46,663	12.93%	14,430	=,> 4%	21,645	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	46,663	7.71%	24,196	=,> 4%	30,245	=,> 5%

As of December 31, 2013:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 39,477	11.03%	$ 28,626	=,> 8%	$ 35,783	=,> 10%
Tier 1 Capital (to Risk-Weighted Assets)	34,975	9.77%	14,313	=,> 4%	21,470	=,> 6%
Tier 1 Capital (to Adjusted Total Assets)	34,975	5.98%	23,402	=,> 4%	29,253	=,> 5%

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
December 31, 2014
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

Note 23.                        Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2014	2013

BOLI income	$ 410	$ 445
Sale of Fixed Assets	$ 6	$ 382
Other Contracted Services	$ 614	$ 615
Bank Franchise Taxes	$ 260	$ 300
FDIC Insurance Costs	$ 1,203	$ 1,320
Software Licensing / Maintenance	$ 642	$ 656
Postage and Freight	$ 293	$ 342
Legal	$ 336	$ 389
Other Loan Expense	$ 332	$ 173

Note 24.  Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2014 and 2013 and for the years then ended.  Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2014	2013
ASSETS
Cash	$ 331	$ 178
Capital securities repurchased	-	600
Other investments	102	102
Equity in subsidiary	52,295	40,487
Other assets	74	460

Total Assets	$ 52,802	$ 41,827

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest, taxes and other liabilities	$ -	$ 1,636
Other short term borrowings	-	3,450
Long Term Debt	-	-
Capital securities	-	3,750
Total Liabilities	-	8,836

STOCKHOLDERS’ EQUITY	52,802	32,991
Total Liabilities and Stockholders’ Equity	$ 52,802	$ 41,827

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
	2014	2013

Dividends from subsidiary	$ -	$ -
Interest and dividend income	48	100
Other income	11	-
Interest expense	(356)	(850)
Operating expense	(155)	(8)
	(452)	(758)

Income tax benefit	154	257
Equity in undistributed earnings of subsidiary	2,824	1,983

Net income	$ 2,526	$ 1,482

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 2,526	$ 1,482
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	24	5
Equity in undistributed earnings of subsidiary	(2,824)	(1,983)
(Increase) decrease in other assets	207	(12)
Increase (decrease) in other liabilities	(1,636)	608

Net cash provided by (used in) operating activities	(1,703)	100

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital contributed to subsidiary bank	(7,900)	-

Net cash (used in) investing activities	(7,900)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Short Term Borrowings	(3,450)	3,347
Issuance of Common Stock	9,418
Issuance of Preferred Stock	6,938
Decrease in Long Term Debt	-	(3,447)
Redemption of capital securities	(3,150)	-

Net cash provided by (used in) financing activities	9,756	(100)

Net increase in cash and cash equivalents	153	-

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	178	178

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 331	$178

Note 25. Private Placement Capital Raise / Rights Offering

On April 16, 2014, the management and board of directors of Highlands Bankshares, Inc. announced the completion of a $16,525 private placement capital raise. Purchasers in the private placement included outside investors, as well as certain directors and executive officers of the Company. The Company sold 2,673,249 newly issued shares of the Company’s common stock at $3.50 per share, and 2,048,179 shares of Series-A convertible perpetual preferred stock at $3.50 per share. The private placement was disclosed on Form 8-K on April 16, 2014. The Company immediately paid off a Holding Company Loan in the amount of $3,440 to Community Bankers Bank on April 16, 2014 with the funds received from the capital raise. The Company also paid off the remaining $3,150 of its trust preferred securities including accrued interest. The payoff totaling $4,802 was completed on July 15, 2014. The Company down-streamed to the subsidiary Bank in June 2014 $7,500 of funds received from the capital raise. During the third quarter of 2014, the Company also conducted a rights offering to its existing shareholders other than directors and executive officers. The Company raised a total of $556 as a result of the offering. The Company immediately down-streamed $400 of the $556 to the Bank in September of 2014. In October 2014, one of the private placement purchasers, TNH Financial Fund, LP, purchased another $183 of common and preferred stock which allowed them to maintain the same ownership percentage that was held immediately prior to the rights offering. Net proceeds received from the private placement issues and rights offering totaled $16,356.