Form 10-K, Exhibit 13
HIGHLANDS BANKSHARES INC /VA/
filed 2016-03-30
CIK 1008579

Exhibit 13.1

HIGHLANDS BANKSHARES, INC.  AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2015

C O N T E N T S

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

Management’s Annual Report on Internal Control over Financial Reporting	3

FINANCIAL STATEMENTS
Consolidated Balance Sheets	4
Consolidated Statements of Income	5
Consolidated Statements of Comprehensive Income	6
Consolidated Statements of Stockholders' Equity	7
Consolidated Statements of Cash Flows	8-9
Notes to Consolidated Financial Statements	10-55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highlands Bankshares, Inc. and Subsidiary
Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2015. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

 CERTIFIED PUBLIC ACCOUNTANTS

Bristol, Virginia
March 29, 2016

Management's Annual Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act).  Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2015 based on the framework set forth in the Committee of Sponsoring Organizations of the Treadway Commission’s 2013 Internal Control - Integrated Framework. Based on its evaluation, management concluded that, as of December 31, 2015, Highlands Bankshares Inc.’s internal control over financial reporting was effective.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014
(Amounts in thousands)

	2015	2014
ASSETS
Cash and due from banks	$ 26,713	$ 15,018
Federal funds sold	20,178	40,792

Total Cash and Cash Equivalents	46,891	55,810

Investment securities available-for-sale (Note 3)	79,860	84,335
Other Investments, at cost (Note 4)	6,592	6,767
Loans, net of allowance for loan losses of $5,654 and $5,477 in 2015 and 2014, respectively (Note 5)	426,429	401,520
Premises and equipment, net (Note 6)	20,612	20,236
Deferred Tax Assets, net (Note 8)	12,126	10,744
Interest receivable	1,761	2,235
Bank Owned Life Insurance	14,585	14,183
Other Real Estate Owned, net	5,694	6,685
Other assets	2,432	2,599

Total Assets	$ 616,982	$ 605,114

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 9)
Noninterest bearing	$ 129,634	$ 118,557
Interest bearing	365,278	364,940

Total Deposits	494,912	483,497

Interest, taxes and other liabilities	761	1,014
Short term borrowings (Note 10)	20,052	20,051
Long-term debt (Note 11)	47,698	47,750
Total Other Liabilities	68,511	68,815

Total Liabilities	563,422	552,312

STOCKHOLDERS' EQUITY
Common stock, 7,851 shares issued in 2015 and 2014, authorized 40,000 shares, par value $0.625 per share (Note 15)	4,907	4,907

Preferred stock, 2,092 shares issued in 2015 and 2014, authorized 10,000 shares, par value $2.00 per share	4,184	4,184
Additional paid-in capital	17,944	18,180
Retained Earnings	26,773	25,436
Accumulated other comprehensive income (loss)	(248)	95
Total Stockholders' Equity	53,560	52,802

Total Liabilities and Stockholders' Equity	$ 616,982	$ 605,114

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2015 and 2014
(Amounts in thousands, except per share data)

	2015	2014
INTEREST INCOME
Loans receivable and fees on loans	$ 20,930	$ 21,332 30,33383
Securities available for sale:
Taxable	1,165	1,005
Tax-exempt	361	483
Other investment income	222	215
Federal funds sold	85	136
Total Interest Income	22,763	23,171

INTEREST EXPENSE
Deposits	2,169	2,539
Other borrowed funds	2,388	2,685
Total interest expense	4,557	5,224

Net interest income	18,206	17,947

PROVISION FOR LOAN LOSSES (Note 5)	1,469	1,324

Net interest income after provision for loan losses	16,737	16,623

NON-INTEREST INCOME
Securities gains	16	1
Service charges on deposit accounts	1,685	1,915
Other service charges, commissions and fees	1,647	1,649
Other operating income	584	710
Total Non-Interest Income	3,932	4,275

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14)	10,242	10,025
Occupancy expense of bank premises	1,131	1,069
Furniture and equipment expense	1,370	1,166
Other operating expenses (Note 17 and 23)	6,049	5,356
Foreclosed Assets –Write-down and operating expenses	1,745	1,533
Total Non-Interest Expenses	20,537	19,149

Income (Loss) before Income Taxes	132	1,749
		(1,197)
Income Tax Benefit (Note 8)	(1,205)	(777)

Net Income	$ 1,337	$ 2,526

Earnings Per Common Share (Note 13)	$ 0.17	$ 0.36

Diluted Earnings Per Common Share (Note 13)	$ 0.13	$ 0.28

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2015 and 2014
 (Amounts in thousands, except per share data)

	2015	2014

Net Income	$ 1,337	$ 2,526
Other Comprehensive Income
Unrealized gains (losses) on securities during the period	(504)	1,408
Less: reclassification adjustment for gains included
in securities gains in the Consolidated Statement of	(16)	(1)
Income
Other Comprehensive Income (Loss) before tax	(520)	1,407
Income tax expense (benefit) related to Other	(177)	478
Comprehensive Income (Loss)
Other Comprehensive Income (Loss)	(343)	929

COMPREHENSIVE INCOME	$ 994	$ 3,455

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2015 and 2014
(Amounts in thousands)

	Common Stock Shares	Par Value	Preferred Stock Shares	Par Value	Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity
Balance December 31, 2013	5,011	$ 3,132	-	-	$ 7,783	$ 22,910	$ (834)	$ 32,991
Net Income						$ 2,526		$ 2,526
Issuance of Common Stock	2,840	$1,775			$7,643			$9,418
Issuance of Preferred Stock			2,092	$4,184	$2,754			$6,938
Other Comprehensive Income							$ 929	$ 929
Balance, December 31, 2014	7,851	$ 4,907	2,092	$4,184	$ 18,180	$25,436	$ 95	$ 52,802
Net Income						$ 1,337		$ 1,337
Additional Paid In Capital					(236)			$ (236)
Other Comprehensive Loss							$ (343)	$ (343)
Balance December 31, 2015	7,851	$4,907	2,092	$ 4,184	$ 17,944	$ 26,773	$ (248)	$ 53,560

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2015 and 2014
(Amount in thousands)

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 1,337	$ 2,526
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	1,469	1,324
Provision for deferred income taxes	232	517
Depreciation and amortization	1,024	883
Valuation adjustment of deferred tax assets	(1,000)	(1,000)
Net realized gains on available-for-sale securities	(16)	(1)
Net amortization on securities	1,059	732
Amortization of capital issue costs	-	29
Valuation adjustment of other real estate owned	1,275	486
(Increase) decrease in interest receivable	(474)	(64)
(Increase) decrease in other assets	(175)	(399)
Increase (decrease) in interest, taxes and other
liabilities	253	(1,581)
Net cash provided by operating activities	4,984	3,452

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	1,025	-
Proceeds from maturities of debt and equity securities	17,759	11,094
Purchase of debt and equity securities	(15,875)	(39,434)
(Purchase) redemption of other investments	175	(2,057)
Net (increase) in loans	(30,510)	(9,188)
Proceeds from sales of other real estate owned	3,447	3,547
Proceeds from cash surrender value of life insurance	-	360
Premises and equipment expenditures	(1,288)	(887)
Net cash used in investing activities	(25,267)	(36,565)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in certificates of deposit	(14,089)	(15,531)
Net increase in demand, savings and other deposits	25,504	10,754
Net increase (decrease) in short term borrowings	1	(3,449)
Net decrease in long-term debt	(52)	(52)
Net decrease in capital securities	-	(3,150)
Issuance of common stock	-	9,418
Issuance of preferred stock	-	6,938
Net cash provided by financing activities	11,364	4,928
Net increase (decrease) in cash and cash equivalents	(8,919)	(28,185)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	55,810	83,995

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 46,891	$ 55,810

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 6,630	$ 6,630
Income taxes	$ -	$ -

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS
Transfer of loans to other real estate owned	$ 4,131	$ 3,304
Loans originated from sales of other real estate owned	$ 390	$ 1,748

       The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note  1.                       Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the “Parent Company”) and its wholly-owned subsidiary, Highlands Union Bank (the "Bank").  The statements also include Highlands Union Insurance Services, Inc., Highlands Union Financial Services, Inc., Blue Ridge Hospitality, LLC, and Russell Road Properties, LLC which are wholly owned subsidiaries of the Bank. Blue Ridge Hospitality, LLC, formed in June 2014 and Russell Road Properties, LLC, formed in March of 2015 are also subsidiaries of the Bank created to hold and manage certain properties acquired by the Bank through foreclosure or deed in lieu of foreclosure.  All significant intercompany balances and transactions have been eliminated in consolidation.  The accounting and reporting policies of Highlands Bankshares, Inc. and its subsidiaries, (collectively the “Company”) conform to U.S. generally accepted accounting principles and to standard practices within the banking industry.

Nature of Operations

The Company operates in Abingdon, Virginia, and surrounding southwest Virginia, eastern Tennessee, and western North Carolina under the laws of the Commonwealth of Virginia.  The Parent Company was organized on December 29, 1995.  The Parent Company is supervised by the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. The Bank began banking operations on April 27, 1985 under a state bank charter and provides a wide range of financial services to individuals and businesses.  The Bank’s primary lending products include mortgage, consumer and commercial loans, and its primary deposit products are checking, savings, and certificates of deposit.  As a state bank and a member of the Federal Reserve Bank of Richmond, the Bank is subject to regulation by the Virginia State Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank.  Highlands Union Insurance Services, Inc. became effective October 8, 1999 for the purpose of selling insurance through Bankers Insurance LLC. The only activity in Highlands Union Financial Services is the receipt of life insurance commissions.

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
December 31, 2015
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
December 31, 2015
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

Income Taxes

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Under ASC 740, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the Company’s tax circumstance and filings under the most current and relevant accounting rules and believes the Company has incurred no liability for uncertain beneficial tax positions (or any related penalties and interest) for the periods open to normal jurisdictional examinations (2012 through 2014).

Earnings Per Common Share

Earnings per common share are calculated based on the weighted average outstanding shares during the year.  Earnings per common share assuming dilution are calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end.

Stock Compensation Plans

The Company accounts for stock compensation plans under the guidance of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values.  No options were granted during 2015 or 2014.

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
December 31, 2015
(Amounts in thousands)

Note 1. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In January 2014, the FASB issued ASU No. 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments were effective for annual periods, and interim periods within those annual periods beginning after December 15, 2014. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 was effective for annual reporting periods, and interim periods within that period, beginning after December 15, 2016. ASU No. 2015-14 issued in August 2015 deferred the effective date of this Update to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.  The adoption of this ASU is not expected to have a material effect on the Company’s current financial position or results of operations; however, it may impact the reporting of future financial statement disclosures.

In April 2015, the FASB issued ASU No. 2015-03 Interest-Imputation of Interest (Subtopic 835-30), which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update.  The amendments will be effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. The Company does not expect these amendments to have a material effect on its financial statements.

In August 2015, the FASB issued ASU No. 2015-15 Interest-Imputation of Interest (Subtopic 835-30) Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting to clarify the SEC staff’s position on presenting and measuring debt issuance costs incurred in connection with line-of-credit arrangements which were not addressed in authoritative guidance within Update 2015-03. An entity is allowed to defer and present debt issuance costs as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.  The Company does not expect these amendments to have a material effect on its financial statements.

In January 2016, ASU No. 2016-01 Financial Instruments--Overall (Subtopic 825-10) was issued by the FASB.  The amendments address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments.  The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of these amendments on its financial statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 2. Formal Written Agreement

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note  3.                      Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

State and political subdivisions	$ 6,834	$ 124	$ -	$ 6,958
Mortgage backed securities	62,911	160	478	62,593
SBA Pools	10,494	9	194	10,309
	$ 80,239	$ 293	$ 672	$ 79,860

	2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

State and political subdivisions	$ 9,546	$ 163	$ 8	$ 9,701
Mortgage backed securities	61,476	395	148	61,723
Single Issue Trust Preferred	500	-	12	488
SBA Pools	12,669	29	275	12,423
	$ 84,191	$ 587	$ 443	$ 84,335

The following tables presents the age of gross unrealized losses and fair value by investment category:

	December 31, 2015
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage-backed securities	45,790	363	4,589	115	50,379	478
Single Issue Trust Preferred	-	-	-	-	-	-
SBA Pools	157	3	9,110	191	9,267	194

Total	$ 45,947	$ 366	$ 13,699	$ 306	$59,646	$ 672

The total number of investment securities in a loss position at December 31, 2015 was 34.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note  3.                      Investment Securities Available-For-Sale (Continued)

	December 31, 2014
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$ -	$ -	$ 1,002	$ 8	$ 1,002	$ 8
Mortgage-backed securities	5,244	19	7,586	129	12,830	148
Single Issue Trust Preferred	-	-	488	12	488	12
SBA Pools	-	-	11,239	275	11,239	275

Total	$ 5,244	$ 19	$ 20,315	$ 424	$25,559	$ 443

The total number of investment securities in a loss position at December 31, 2014 was 83.

The Company assesses securities for OTTI quarterly by reviewing credit ratings, financial and regulatory reports as well as other pertinent financial indicators published. As of December 31, 2015 and 2014, the Company's assessment revealed no impairment other than that deemed temporary.

Investment securities available-for-sale with a book value (amortized cost) of $31,422 and $39,298 at December 31, 2015 and 2014 respectively, and a market value of $31,355 and $39,325 at December 31, 2015 and 2014, respectively, were pledged as collateral on public deposits, FHLB advances, secured correspondent credit lines and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note  3. Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2015 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due in one year or less	$ -	$ -
Due after one year through five years	2,631	2,664
Due after five years through ten years	7	7
Due after ten years	14,690	14,596
	17,328	17,267

Mortgage-backed securities	62,911	62,593
	$ 80,239	$ 79,860

For the years ended December 31, 2015 and 2014, proceeds from sales of securities were $1,025 and $4,367 respectively.  Gross realized gains and losses on investment securities available for sale were as follows:

	2015	2014

Realized gains from sales and calls of securities	$ 16	$ 1
Realized losses	-	-
Net gains	$ 16	$ 1

Note 4.  Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Pacific Coast Bankers’ Bank and Community Bankers’ Bank  stock with a carrying value of $4,350 and $4,525 at December 31, 2015 and 2014, respectively are stated at cost and included as “ Other Investments” on the Company’s Balance Sheets. These investments are considered to be restricted as the Company is required by these entities to hold these investments, and the only market for this stock is the issuing agency.  Also included in “Other Investments” are Certificates of Deposit purchased from other FDIC - insured institutions.  The balances of these CDs were $2,242 and $2,242 at December 31, 2015 and 2014, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses

The composition of net loans is as follows:

	2015	2014
Real Estate Secured:
Residential 1-4 family	$ 194,287	$ 186,829
Multifamily	23,895	21,131
Construction and Land Loans	19,163	18,518
Commercial, Owner Occupied	73,031	70,748
Commercial, Non-owner occupied	38,025	32,173
Second mortgages	8,169	8,075
Equity lines of credit	6,000	6,499
Farmland	11,283	8,246
	373,853	352,219

Secured (other) and unsecured
Personal	20,775	20,901
Commercial	35,144	31,586
Agricultural	2,959	2,683
	58,878	55,170

Overdrafts	139	285

	432,870	407,674
Less:
Allowance for loan losses	5,654	5,477
Net deferred fees	787	677
	6,441	6,154

Loans, net	$ 426,429	$ 401,520

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

The following is a summary of residential real estate currently in the process of foreclosure as well as foreclosed residential real estate as of December 31, 2015.

	Number	Balance
Residential real estate in the process of foreclosure	-	$ -
Foreclosed residential real estate	10	$ 1,295

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following table is an analysis of past due loans as of December 31, 2015:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing

Real Estate Secured
Residential 1-4 family	$ 4,193	$ 1,580	$ 2,545	$ 8,318	$ 185,969	$ 194,287	$ -
Equity lines of credit	24	-	17	41	5,959	6,000	-
Multifamily	-	-	-	-	23,895	23,895	-
Farmland	56	7	303	366	10,917	11,283	-
Construction, Land Development, Other Land Loans	49	61	37	147	19,016	19,163	-
Commercial Real Estate- Owner Occupied	514	485	5,014	6,013	67,018	73,031	-
Commercial Real Estate- Non Owner Occupied	-	-	-	-	38,025	38,025	-
Second Mortgages	88	37	5	130	8,039	8,169	-
Non Real Estate Secured
Personal	264	141	163	568	20,346	20,914	-
Commercial	590	217	366	1,173	33,971	35,144	-
Agricultural	45	-	-	45	2,914	2,959	-

Total	$ 5,823	$ 2,528	$ 8,450	$ 16,801	$ 416,069	$ 432,870	$ -

The following is a summary of non-accrual loans at December 31, 2015:

Amount
Real Estate Secured
Residential 1-4 Family	$ 2,675
Multifamily	-
Construction and Land Loans	71
Commercial-Owner Occupied	5,856
Commercial- Non Owner Occupied	-
Second Mortgages	5
Equity Lines of Credit	17
Farmland	303
Secured (other) and Unsecured
Personal	163
Commercial	366
Agricultural	-
Total	$ 9,456

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
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
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following tables represent a summary of credit quality indicators of the Bank’s loan portfolio at December 31, 2015 and December 31, 2014. The grades are assigned and or modified by the Company’s credit review and credit analysis departments based on the creditworthiness of the borrower and the overall strength of the loan.

Credit Risk Profile by Internally Assigned Grade –December 31, 2015
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	$ 25,939	$ -	$ 25	$ 3,036	$ 2,870	$ 1,481
Satisfactory	109,993	20,271	6,323	7,406	38,926	19,979
Acceptable	46,639	1,811	3,922	6,420	21,671	12,157
Special Mention	3,133	792	195	397	2,552	2,523
Substandard	8,583	1,021	818	1,904	7,012	1,885
Doubtful	-	-	-	-	-	-

Total	$ 194,287	$ 23,895	$ 11,283	$ 19,163	$ 73,031	$ 38,025

Credit Risk Profile by Internally Assigned Grade –December 31, 2014
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	$ 29,494	$ 6	$ 37	$ 3,278	$ 4,159	$ 874
Satisfactory	100,767	16,326	3,090	8,091	31,018	15,052
Acceptable	44,021	2,719	4,080	4,745	20,987	12,223
Special Mention	2,640	828	198	2,231	3,994	2,108
Substandard	9,907	1,252	841	173	10,590	1,916
Doubtful	-	-	-	-	-	-

Total	$ 186,829	$ 21,131	$ 8,246	$ 18,518	$ 70,748	$ 32,173

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
December 31, 2015
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

•
Loans where adverse economic conditions that develop subsequent to the loan origination do not jeopardize liquidation of the debt, but do substantially increase the level of risk, may also warrant this rating.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

 The weaknesses may include, but are not limited to:

•	High debt to worth ratios and / or declining or negative earnings trends

•	Declining or inadequate liquidity

•	Improper loan structure or questionable repayment sources

•	Lack of well-defined secondary repayment source

•	Unfavorable competitive comparisons

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

However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:

•	Injection of capital

•	Alternative financing

•	Liquidation of assets or the pledging of additional collateral

The following tables provide a summary of loans whose risk profile is based on payment activity.

Credit Risk Profile based on payment activity – December 31, 2015
	Consumer - Non Real Estate	Equity Line of Credit /Second Mortgages	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$ 20,751	$ 14,147	$ 34,778	$ 2,959
Nonperforming (>90 days past due)	163	22	366	-

Total	$ 20,914	$ 14,169	$ 35,144	$ 2,959

Credit Risk Profile based on payment activity - December 31, 2014
	Consumer - Non Real Estate	Equity Line of Credit / Second Mortgages	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$ 20,953	$ 14,440	$ 31,339	$ 2,683
Nonperforming (>90 days past due)	233	134	447	-

Total	$ 21,186	$ 14,574	$ 31,586	$ 2,683

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following tables reflect the Bank’s impaired loans at December 31, 2015 and December 31, 2014:

December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no Related Allowance
Real Estate Secured
Residential 1-4 family	$ 7,078	$ 7,078	$ -	$ 7,533	$ 247
Equity lines of credit	51	51	-	38	2
Multifamily	1,021	1,021	-	1,137	60
Farmland	816	816	-	829	38
Construction, Land Development, Other Land Loans	1,547	1,547	-	1,643	92
Commercial Real Estate- Owner Occupied	5,569	5,569	-	7,379	132
Commercial Real Estate- Non Owner Occupied	-	-	-	-	-
Second Mortgages	398	398	-	508	14
Non Real Estate Secured
Personal	68	68	-	61	4
Commercial	315	315	-	338	13
Agricultural	-	-	-	-	-

Total	$ 16,863	$ 16,863	$ -	$ 19,466	$ 602

December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Real Estate Secured
Residential 1-4 family	$ 1,846	$ 1,846	$ 249	$ 2,497	$ 93
Equity lines of credit	-	-	-	-	-
Multifamily	-	-	-	-	-
Farmland	-	-	-	-	-
Construction, Land Development, Other Land Loans	446	446	32	406	25
Commercial Real Estate- Owner Occupied	2,119	2,119	799	1,761	9
Commercial Real Estate- Non Owner Occupied	1,885	1,885	290	1,901	56
Second Mortgages	18	18	10	9	1
Non Real Estate Secured
Personal	114	114	45	184	4
Commercial	670	670	512	736	28
Agricultural	-		-	4	-

Total	$ 7,098	$ 7,098	$ 1,937	$ 7,498	$ 216

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
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
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

 A loan is considered impaired and an allowance for loan losses is established on loans for which it is probable that the full collection of principal and interest is in doubt. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value based on recent appraisal  and /or tax assessment value, liquidation value and/or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2015 and 2014, all of the total impaired loans were evaluated based on the fair value of the collateral. On a quarterly basis, the ALLL methodology begins with the determination of individually impaired loans. All loans that are rated “7” (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated “6” (Substandard) or are expected to be downgraded to “6”, require additional analysis to determine whether they may be impaired. All loans that are rated “5” (Special Mention) are presumed not to be impaired. However, “5” rated loans with the following characteristics warrant further analysis before completing an assessment of impairment:

•	A loan is 60 days or more delinquent on scheduled principal or interest;
•	A loan is presently in an unapproved over advanced position;
•	A loan is newly modified; or,
•	A loan is expected to be modified.

The Company’s credit administration personnel and senior financial officers are responsible for tracking, coding, and monitoring loans that become troubled debt restructurings. Concessions are made to existing borrowers in the form of modified interest rates and / or payment terms. The loans are segregated for regulatory and external reporting. Each specific troubled debt restructuring is reviewed to determine if the accrual of interest should be discontinued and also reviewed for impairment. The Company’s senior credit administration officer performs this analysis on a quarterly basis in addition to determining any other loans that are impaired within the loan portfolio. The Company had a total of $10,064 and $12,060 of loans categorized as troubled debt restructurings as of December 31, 2015 and 2014, respectively. Interest is accrued on troubled debt restructurings if the loan is otherwise not impaired and the full collection of principal and interest under the modified terms is still deemed probable.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
 December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following is a summary of troubled debt restructurings occurring during the twelve months ended December 31, 2015.
Troubled Debt Restructurings Interest only	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Oustanding Recorded Investment

Residential 1-4 family	1	$ 188	$ 188
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	2	2,203	2,203
Commercial Real Estate- Non Owner Occupied
Second Mortgages	1	68	68
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	4	$ 2,459	$ 2,459

Troubled Debt Restructurings Below Market Rate	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family	1	$ 863	$ 863
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	1	1,547	1,547
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	2	$ 2,410	$ 2,410

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

Troubled Debt Restructurings Loan term extension	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family	1	$ 131	$ 131
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans	1	35	35
Commercial Real Estate- Owner Occupied	1	847	847
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	3	$ 1,013	$ 1,013
Troubled Debt Restructurings All	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstaniding Recorded Investment
Total Restructurings	9	$ 5,882	$ 5,882

Troubled Debt Restructurings that subsequently defaulted during the twelve months ended December 31, 2015	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following is a summary of troubled debt restructurings occurring during the twelve months ended December 31, 2014.
Troubled Debt Restructurings Interest only	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily	1	$ 1,252	$ 1,252
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	1	1,395	1,395
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	2	$ 2,647	$ 2,647

Troubled Debt Restructurings Below Market Rate	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family	1	$ 879	$ 879
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied	1	707	707
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	2	$ 1,586	$ 1,586

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

Troubled Debt Restructurings Loan term extension	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family	6	$ 1,217	$ 1,217
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	1	2,114	2,114
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural	1	129	129

Total	8	3,460	3,460
Troubled Debt Restructurings All	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Total Restructurings	12	$ 7,693	$ 7,693

Troubled Debt Restructurings that subsequently defaulted during the twelve months ended December 31, 2014	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
          (Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by loan category and is segregated by impairment evaluation method as of December 31, 2015 and December 31, 2014.

Twelve months ended December 31, 2015	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance December 31, 2014	$ 995	$ 20	$ 87	$ 409	$ 1,063	$ 67	$ 74	$ 12	$ 665	$ 982	$ 1,103	$ 5,477
Provision for Credit Losses	16	(20)	(79)	634	(309)	(21)	(95)	(8)	759	152	440	1,469
Charge-offs	360	-	12	407	12	3	-	-	796	257	-	1,847
Recoveries	(3)	-	(41)	(376)	(6)	-	(41)	(3)	(76)	(9)	-	(555)
Net Charge-offs	357	-	(29)	31	6	3	(41)	(3)	720	248	-	1,292
Ending Balance December 31, 2015	654	-	37	1,012	748	43	20	7	704	886	1,543	5,654
Ending Balance: Individually evaluated for impairment	249	-	32	799	290	10	-	-	45	512		1,937
Ending Balance: Collectively Evaluated for Impairment	405	-	5	213	458	33	20	7	659	374	1,543	3,717
Loans:
Ending Balance: Individually Evaluated for Impairment	8,924	1,021	1,993	7,688	1,885	416	51	816	182	985	-	23,961
Ending Balance: Collectively Evaluated for Impairment	185,363	22,874	17,170	65,343	36,140	7,753	5,949	10,467	20,732	37,118	-	408,909
Ending Balance: December 31, 2015	$194,287	$23,895	$19,163	$73,031	$38,025	$8,169	$6,000	$11,283	$20,914	$38,103	-	$432,870

    HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

Twelve months ended December 31, 2014	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance December 31, 2013	$ 975	$ 143	$ 230	$ 1,029	$ 1,415	$ 153	$ 50	$ 65	$ 483	$ 1,264	$ 1,018	$ 6,825
Provision for Credit Losses	277	(123)	(142)	(407)	886	(61)	140	(53)	636	86	85	1,324
Charge-offs	258	-	18	345	1,239	25	116	-	544	407	-	2,952
Recoveries	(1)	-	(17)	(132)	(1)	-	-	-	(90)	(39)	-	(280)
Net Charge-offs	257	-	1	213	1,238	25	116	-	454	368	-	2,672
Ending Balance December 31, 2014	995	20	87	409	1,063	67	74	12	665	982	1,103	5,477
Ending Balance: Individually evaluated for impairment	586	-	20	143	322	-	-	-	188	547	-	1,806
Ending Balance: Collectively Evaluated for Impairment	409	20	67	266	741	67	74	12	477	435	1,103	3,671
Loans:
Ending Balance: Individually Evaluated for Impairment	11,136	1,252	2,104	10,591	1,916	618	24	842	592	1,170	-	30,245
Ending Balance: Collectively Evaluated for Impairment	175,693	19,879	16,414	60,157	30,257	7,457	6,475	7,404	20,594	33,099	-	377,429
Ending Balance: December 31, 2014	$186,829	$21,131	$18,518	$70,748	$32,173	$8,075	$6,499	$8,246	$21,186	$34,269	-	$407,674

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

 Overview of Loan Review and ALLL Processes

The loan review function performs various tasks that are utilized to discover weaknesses within the loan portfolio.  These include annual reviews on loan relationships that are greater than $500.  The relationship review includes a discussion on the collateral, repayment history, guarantor(s) financial position, and debt service coverage on an individual and global level.  These reviews are based primarily upon federal tax returns for cash flow determination, internally prepared interim statements and personal financial statements.  Debt service coverage (DSC) is calculated on each individual customer, or guarantor, as well as the aggregate or global DSC.  The DSC is discounted to determine a “stressed” DSC.  Collateral evaluation includes an inspection of the collateral file to determine if the Bank is indeed properly securitized.  Collateral is discounted, when appropriate, to determine a “stressed” loan to value ratio (LTV).   In addition to annual loan relationship reviews, quarterly reviews on all loan relationships over $100 that are graded Substandard, Doubtful and Loss are also completed.  This quarterly review process is comprised of a shortened version of the full relationship review.  These quarterly reviews include a discussion on personal credit management, DSC and LTV.  In addition to these quarterly reviews of all non-pass watch list relationships, a semi-annual review is conducted on all Special Mention loan relationships that are on the watch list.  These reviews are prepared in the same manner as the quarterly non-pass relationship reviews.  The appropriateness of the risk rating of each relationship is assessed, with changes to the risk rating being made by the Senior Credit Review Officer, when deemed appropriate. Other measures taken to determine potential problem relationships include the monthly preparation of the watch list.  During that process, past due loan reports are reviewed, as well as any other information that might be presented by loan officers, regarding a particular loan relationship that is exhibiting stress.  To be considered as a watch list relationship, distinct characteristics must be exhibited.  These include, but are not limited to late payments greater than 60 days, a low DSC calculation, bankruptcy filings, casualty losses, or other issues that would cause a perceived increase in the risk of loss to the Bank. The final segment of the loan review process involves special reviews.  These reviews target specific segments of the loan portfolio, i.e. credit cards, equity lines, consumer loans, construction loans, and other specific segments of the loan portfolio that management wishes to have reviewed.  However, currently, the primary emphasis of the loan review function is loan relationship review work, and watch list management.

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

The following describes the Company’s basic methodology for computing its ALLL for the twelve months ending December 31, 2015 and 2014.

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
December 31, 2015
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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 6.  Premises and Equipment

Premises and equipment are comprised of the following:

	2015	2014

Land	$ 9,150	$ 9,150
Bank Premises	14,299	14,071
Equipment	15,258	14,201
	38,707	37,422
Less: accumulated depreciation	18,133	17,200
Construction in progress	38	14
	$ 20,612	$ 20,236

Depreciation expense was $933 and $863 for 2015 and 2014, respectively.

Note 7.  Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers.  As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable.  The current value of the policies at December 31, 2015 and 2014 was $14,585 and $14,183, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 8.  Income Taxes

The components of the net deferred tax asset are as follows:

	2015	2014

Deferred tax assets:
Allowance for loan loss	$ 1,922	$ 1,862
Previous years AMT	802	802
Loss on other equity investments	51	51
NOL carry-forwards (20 year carry-forward period)	9,627	9,420
Net unrealized loss on securities available-for-sale	129	-

	12,531	12,135

Deferred tax liability:
Depreciation	(405)	(342)
Net unrealized gain on securities available for sale	-	(49)
	(405)	(391)
Deferred Tax Asset Valuation Allowance	-	(1,000)

Net deferred tax assets:	$ 12,126	$ 10,744

The components of income tax expense related to continuing operations are as follows:

	2015	2014

Federal:
Current	$ (438)	$ (295)
Deferred	(767)	(482)

Total	$ (1,205)	$ (777)

The Company’s income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2015	2014

Statutory rate applied to earnings before income taxes	$ 45	$ 595
Tax exempt interest	(123)	(164)
Life insurance proceeds	-	(78)
Deferred tax valuation allowance reversal	(1,000)	(1,000)
Other, net	(127)	(130)

Total	$ (1,205)	$ (777)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 8.  Income Taxes (continued)

Income tax benefits in 2015 totaled $1,205 compared to $777 in 2014. In the second quarter of 2015, the Company reversed the remaining balance of the valuation allowance that was established against the deferred tax assets (“DTA”) during the fourth quarter of 2011. The valuation allowance was established during 2011 due to uncertainty at the time regarding the ability to generate sufficient future taxable income to fully realize the benefit of the net DTA. Subsequent to 2011, earnings performance and asset quality have improved resulting in greater expected realization of the DTA. In addition, the Company raised $16,123 in net proceeds of new capital in 2014 which allowed the Company to pay off two high rate debt instruments (the Company’s Community Bankers Bank note and Trust Preferred Securities) improving future earnings potential.  As a result of these factors, the Company reversed $1,000 of the DTA in the second quarter of 2014, and due to the continued improvements in asset quality and earnings performance the remaining $1,000 of the DTA valuation allowance was reversed in the second quarter of 2015. In assessing the realizability of DTA, management considers whether it is more likely than not that some portion or all of the DTA will not be realized. The Company evaluates the carrying amount of its DTA on a quarterly basis in accordance with the guidance provided in FASB ASC Topic 740 (“ASC 740”), in particular, applying the criteria set forth therein to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that some portion, or all, of the DTA will not be realized within its life cycle, based on the weight of available evidence. In most cases, the realization of the DTA is dependent upon the Company generating a sufficient level of taxable income in future periods, which can be difficult to predict.  If the Company’s forecast of taxable income within the carry forward periods available under applicable law is not sufficient to cover the amount of net deferred assets, such assets may be impaired. Management considers the reversal of deferred tax liabilities (including the impact of available carry-back and carry-forward periods), projected future taxable income and tax-planning strategies in making this assessment.

Management, in conjunction with the board of directors, will continue to evaluate the carrying value of the Company’s DTA on a quarterly basis, in accordance with ASC 740, and will determine any need for a valuation allowance based upon circumstances and expectations then in existence.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 9. Deposits

The composition of deposits is as follows:

	2015	2014

Non-interest bearing demand	$ 129,634	$ 118,557
Interest bearing demand	119,787	111,527
Savings deposits	89,776	83,608
Time deposits, in amounts of $100,000 or more	49,242	52,812
Other time deposits	106,473	116,993

Total deposits	$ 494,912	$ 483,497

The scheduled maturities of time deposits at December 31, 2015 are as follows:

2016	$ 71,161
2017	25,006
2018	14,313
2019	12,364
2020	13,181
Thereafter	19,690

$ 155,715

      Time deposits greater than $250 totaled $8,874 and $9,923 at December 31, 2015 and December 31, 2014, respectively.

Note 10. Short-Term Borrowings

Short-term borrowings totaling $20,052 at December 31, 2015, as shown on the balance sheet, consist primarily of two Federal Home Loan Bank advances that are secured by a lien on a specific class of residential and commercial mortgage loans of the Bank. The advances are also secured by a specific group of available for sale securities held in safekeeping by the FHLB. The FHLB has the option to convert these advances which total $20,000 to a three month LIBOR-based floating rate advance.  These two notes have interest rates that range from 3.84% to 4.34% at December 31, 2015. The average rate paid on these two borrowings was 3.97% during 2014 and 2015. Also included in other short-term borrowings are the contractual principal payments due over the next 12 months on an FHLB advance granted through the FHLB’s Affordable Housing Program. The contractual payments due on the FHLB Affordable Housing program loan total $52 and have a zero interest rate.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 11. Long-Term Debt

At December 31, Highlands Bankshares, Inc. and its Subsidiary had the following long-term debt agreements:

2015	2014

Note payable FHLB dated 08/23/05 for $750 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB’s Affordable Housing Program.
$ 198	$ 250

Note payable FHLB dated 08/29/12 for $12,500 with an annual interest rate of 3.53%, due 08/29/19. The note requires quarterly interest payments.	12,500	12,500

Note payable FHLB dated 08/29/12 for $12,500 with an annual interest rate of 3.70%, due 08/29/19. The note requires quarterly interest payments.	12,500	12,500

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 2.73%, due 08/29/18. The note requires quarterly interest payments	5,000	5,000

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 3.74%, due 08/29/19. The note requires quarterly interest payments.	5,000	5,000

Note payable FHLB dated 08/29/12 for $7,500 with an annual interest rate of 2.43%, due 08/29/17. The note requires quarterly interest payments.	7,500	7,500

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 2.86%, due 08/29/18. The note requires quarterly interest payments.	5,000	5,000

Total	$ 47,698	$ 47,750

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 11. Long-Term Debt (continued)

A specific class of commercial and residential mortgage loans, with a balance of $159,674 at December 31, 2015 and a specific group of securities available for sale with a lendable collateral value of $2,639 at December 31, 2015 were pledged to the FHLB as collateral for the above advances and to secure additional available lines of credit.

Contractual principal maturities of long-term debt at December 31, 2015 are as follows:

2016	$ -
2017	7,552
2018	10,053
2019	30,053
2020	40

$ 47,698

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
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

Note 13.  Stock and Earnings Per Share

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31.  Outstanding stock options (Note 15) impact on earnings per share is determined using the treasury stock method. For 2015 and 2014, the impact of conversions of outstanding stock options was anti-dilutive. During 2014, the Company issued a total of 2,092,287 shares of Series A preferred stock (See Note 25). These preferred shares are non-voting mandatorily convertible non-cumulative preferred shares which are entitled to receive dividends equal to dividends paid on the Company’s common shares. The Series A preferred shares will rank pari passu with the common stock with respect to all terms (other than voting), including, the payment of dividends or distributions, and payments and rights upon liquidation and dissolution. The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2015	2014

Income available to common stockholders	$ 1,337	$ 2,526
Weighted average shares outstanding	7,851	6,964
Shares outstanding including assumed conversion	9,943	9,056
Basic earnings per common share	$ 0.17	$ 0.36
Fully diluted earnings per share (including convertible preferred shares oustanding)	$ 0.13	$ 0.28

Note 14. Profit Sharing and Retirement Savings Plan

The Bank has a 401(k) savings plan available to substantially all employees meeting minimum eligibility requirements.  The Bank makes a discretionary 1.5% profit sharing contribution to all employees exclusive of employee contributions and employer matching.    Employees may elect to make voluntary contributions to the plan up to the maximum allowed by law.  In addition to the 1.5% profit sharing contribution, the Bank matches 100% of the employee’s initial 1% contribution and 50% of the next 5%. The cost of Bank contributions under the savings plan was $303 and $300 in 2015 and 2014, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 15. Stock Option Plan and Equity Compensation Plan

The Company sponsors an equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options to its directors, officers and employees for up to 200,000 shares of common stock. The Company did not grant any equity compensation in 2015 or 2014.

A summary of the status of the Company’s stock option plan is presented below:

	2015		2014

	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	$ 15.00	55,600	$ 14.76	106,900
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	15.00	(55,600)	14.50	(51,300)

Options outstanding and exercisable at December 31	$ -	-	$ 14.76	55,600

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 16. Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers.  Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $292 and $324, unfunded commitments under lines of credit of $40,024 and $41,738, and commitments to grant new loans of $5,614 and $2,862 for the years ended December 31, 2015 and 2014, respectively.  These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Bank's exposure to credit loss, in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

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

Note 17.                        Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks certain lines of credit to fund any necessary cash requirements. The Bank has $67,750 of Federal Home Loan Bank advances outstanding against its corresponding line of credit as of December 31, 2015. A specific class of commercial and residential mortgage loans, with a balance of $159,674 at December 31, 2015 and a specific group of securities available for sale with a lendable collateral value of $2,639 at December 31, 2015 were pledged to the FHLB as collateral. At December 31, 2015, the Bank had approximately $61,000 of available credit at the FHLB and approximately $7,000 of lines of available credit granted from one of its correspondent banks.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 17.                        Commitments and Contingencies (Continued)

In October 2015, concerning the matter of Angela Welch, as Chapter 7 trustee for the bankruptcy estate of Frank Michael Mongeluzzi, the Bank settled the claims for $425. The $425 payment is reflected in other operating expenses (non-interest expense) for the year ended December 31, 2015.

On December 23, 2015, James M. Brock and Jean W. Brock (together, “Brock”) filed a complaint in the Circuit Court of Grayson County, Virginia, alleging that the Bank acted negligently when it foreclosed on property adjacent to the Brock’s property and allegedly failed to remediate the foreclosed property, allegedly causing damage to Brock’s property. Brock seeks damages of $200,000 plus prejudgment interest, attorneys’ fees, and costs.  The Bank denies any wrongdoing in this matter and intends to vigorously defend itself.  No trial date has yet been set.  The Company is unable to estimate the likelihood of an unfavorable outcome or the amount or range of potential loss.

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
December 31, 2015
(Amounts in thousands)

Note 18.                        Fair Value Disclosures (Continued)

The following summarizes the Company’s available for sale securities portfolio measured at fair value on a recurring basis as of December 31, 2015 and December 31, 2014, segregated by the level of the valuation inputs within the fair value hierarchy.

2015
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
State and Political Subdivisions	$ -	$ 6,958	$ -	$ 6,958
Mortgage Backed Securities	-	62,593	-	62,593
SBA Pools	-	10,309	-	10,309
Total AFS Securities	$ -	$ 79,860	$ -	$ 79,860

2014
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
State and Political Subdivisions	$ -	$ 9,701	$ -	$ 9,701
Mortgage Backed Securities	-	61,723	-	61,723
Single Issue Trust Preferred	-	488	-	488
SBA Pools	-	12,423	-	12,423
Total AFS Securities	$ -	$ 84,335	$ -	$ 84,335

Non Recurring - Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2015 and December 31, 2014, all of the total impaired loans were evaluated based on the fair value of the collateral.  The Company frequently obtains appraisals prepared by external professional appraisers and applies discounts ranging from 8% to 40% depending on type of property, condition, location, etc.; therefore, the Company records impaired loans in Level 3. The Company also in certain instances prepares internally generated valuations from on-site inspections, third-party valuation models or other information.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 18.                        Fair Value Disclosures (Continued)

Non Recurring –Other Real Estate Owned  / Repossessions

Other Real Estate Owned and repossessions are adjusted to fair value upon transfer of the loans to Other Real Estate Owned and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices or recent appraised values of the collateral which the Company considers as nonrecurring Level 2.  When the current appraised value is not available and /or further discounted below the most recent appraised value less selling costs due to such things as absorption rates and market conditions, the Company records the foreclosed assets within Level 3 of the fair value hierarchy.

The following table summarizes the Company’s assets at fair value on a non - recurring basis as of December 31, 2015 and December 31, 2014 segregated by the level of the valuation inputs within the fair value hierarchy. The tables disclose the recorded investment of impaired loans requiring a specific allowance.

December 31, 2015	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$ -	$ -	$ 7,098	$ 7,098
Repossessions/OREO, net	$ -	$ -	$ 5,724	$ 5,724

December 31, 2014	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$ -	$ -	$ 7,895	$ 7,895
Repossessions/OREO, net	$ -	$ -	$ 6,704	$ 6,704

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis for which the Company uses Level 3 inputs to determine fair value (dollars in thousands):

		Quantitative Information about Level 3 Fair Value Measurements
			Valuation	Unobservable	Range
December 31,	2015	2014	Techniques	Input (2)	(Weighted Average)
OREO, net	$5,724	$6,704	Appraisal of collateral (1)	Appraisal adjustments	0% to 45% (13%)
				Liquidation expenses	0% to 10% (9%)

Impaired loans	$7,098	$7,895	Fair value of collateral –real estate (1), (3)	Appraisal adjustments	0% to 10% (9%)
			FFair value of collateral –equipment, inventory, other (1), (3)	Appraisal adjustments	25% to 50% (33%)
				Liquidation expenses	0% to 10% (9%)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
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
December 31, 2015
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

The carrying amounts and fair values of the Company's financial instruments at December 31, 2015 and December 31, 2014 were as follows:

	December 31, 2015		December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 46,891	$ 46,891	$ 55,810	$ 55,810
Securities available for sale	79,860	79,860	84,335	84,335
Other investments	6,592	6,592	6,767	6,767
Loans, net	426,429	419,907	401,520	398,019
Deposits	(494,912)	(472,197)	(483,497)	(464,335)
Other short-term borrowings	(20,052)	(21,970)	(20,051)	(21,495)
Long-term debt	(47,698)	(50,313)	(47,750)	(50,799)

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

	2015	2014

Balance, beginning	$ 7,774	$ 7,723
Additions	2,326	2,549
Reductions	(2,377)	(2,498)
Balance, ending	$ 7,723	$ 7,774
Unused commitments	$ 667	$ 720

Deposits from related parties held by the Bank at December 31, 2015 and 2014 were $4,035 and $4,029, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 20.                        Restrictions on Cash

The Federal Reserve Bank requires the Bank to maintain reserve balances.  The total of those reserve balances including available vault cash at December 31, 2015 and 2014 was $3,892 and $9,455 respectively.

Note 21.                        Minimum Regulatory Capital Requirements

Regulators of the Company and its subsidiary, Highlands Union Bank (the “Bank”), have implemented risk-based capital guidelines which require compliance with certain minimum capital ratios as a percent of assets and other certain off-balance sheet items that are adjusted for predefined credit risk factors.  Effective January 1, 2015 (with some changes transitioned into full effectiveness over two to four years), the Bank became subject to new capital requirements adopted by the Federal Reserve. These new requirements create a new required ratio for common equity Tier 1 ("CETI") capital, increase the Tier 1 capital ratio, change the risk weight of certain assets for purposes of the risk-based capital ratios, create an additional capital conservation buffer over the required capital ratios and change what qualifies as capital for purposes of meeting these various capital requirements. Beginning in 2016, failure to maintain the required capital conservation buffer will limit the ability of the Bank to pay dividends, repurchase shares or pay discretionary bonuses. The Company is exempt from consolidated capital requirements as those requirements do not apply to certain small bank holding companies with assets under $1 billion.

Under the new capital regulations, the minimum capital ratios are: (1) CETI capital ratio of 4.5% of risk-weighted assets (new); (2) a Tier 1 capital ratio of 6.0% of risk-weighted assets (increased from 4.0%): (3) a total capital ratio of 8.0% of risk-weighted assets (unchanged); and (4) a leverage ratio of 4.0% (unchanged). CETI generally consists of common stock and retained earnings, subject to applicable regulatory adjustments and deductions.

There are a number of changes in what constitutes regulatory capital, some of which are subject to transition periods. These changes include the phasing-out of certain instruments as qualifying capital. The Bank does not use any of these instruments. Under the new requirements for total capital, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of CETI will be deducted from capital. The Bank has elected to permanently opt-out of the inclusion of accumulated other comprehensive income in our capital calculations, as permitted by the regulations. This opt-out will reduce the impact of market volatility on our regulatory capital levels.

The new requirements also include changes in the risk-weights of assets to better reflect credit risk and other risk exposures. These include a 150% risk weight (increased from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and for non-residential mortgage loans that are 90 days past due or otherwise in non-accrual status; a 20% (increased from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; a 250% risk weight (increased from 100%) for mortgage servicing and deferred tax assets that are not deducted from capital; and increased risk weights (0% to 600%) for equity exposures.

In addition to the minimum CETI, Tier 1 and total capital ratios, the Bank will have to maintain a capital conservation buffer consisting of additional CETI capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions. This new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented in January 2019.

The Federal Reserve’s prompt corrective action standards also changed effective January 1, 2015. Under the new standards, in order to be considered well-capitalized, the Bank must have a CETI ratio of 6.5% (new), a Tier 1 ratio of 8.0% (increased from 6.0%), a total risk-based capital ratio of 10.0% (unchanged) and a leverage ratio of 5.0% (unchanged). As of December 31, 2015, the Bank meets all these new requirements, including the full capital conservation buffer.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 21.                        Minimum Regulatory Capital Requirements (Continued)

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio

As of December 31, 2015:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 49,588	12,55%	$ 39,506	=> 10%
Common Equity Tier 1 Capital to Risk Weighted Assets	44,573	11.28%	25,679	=> 6.5%
Tier 1 Capital (to Risk-Weighted Assets)	44,573	11.28%	31,605	=> 8%
Tier 1 Capital (to Adjusted Total Assets -Leverage	44,573	7.33%	30,422	=>5%

As of December 31, 2014:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 51,184	14.19%	$ 28,861	=> 10%
Tier 1 Capital (to Risk-Weighted Assets)	46,663	12.93%	14,430	=> 6%
Tier 1 Capital (to Adjusted Total Assets) -Leverage	46,663	7.71%	24,196	=> 5%

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 23.                        Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2015	2014

BOLI income	$ 401	$ 410
Other Contracted Services	$ 775	$ 614
Bank Franchise Taxes	$ 367	$ 260
FDIC Insurance Costs	$ 863	$ 1,203
Software Licensing / Maintenance	$ 736	$ 642
Postage and Freight	$ 282	$ 293
Legal	$ 378	$ 336
Other Loan Expense	$ 330	$ 332
Other Losses	$ 450	$ 95
Advertising	$ 260	$ 142

Note 24.  Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2015 and 2014 and for the years then ended.  Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2015	2014
ASSETS
Cash	$ 14	$ 331
Other investments	102	102
Equity in subsidiary	53,444	52,295
Other assets	-	74

Total Assets	$ 53,560	$ 52,802

STOCKHOLDERS’ EQUITY	$ 53,560	$ 52,802

CONDENSED STATEMENTS OF INCOME
	2015	2014

Interest and dividend income	$ 4	$ 48
Other income	-	11
Interest expense	-	(356)
Operating expense	(95)	(155)
	(91)	(452)

Income tax benefit	31	154
Equity in undistributed earnings of subsidiary	1,397	2,824

Net income	$ 1,337	$ 2,526

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 1,337	$ 2,526
Adjustments to reconcile net income to net cash Used in operating activities:
Depreciation and amortization	-	24
Equity in undistributed earnings of subsidiary	(1,397)	(2,824)
(Increase) decrease in other assets	43	207
Increase (decrease) in other liabilities	-	(1,636)

Net cash used in operating activities	(17)	(1,703)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital contributed to subsidiary bank	(300)	(7,900)

Net cash (used in) investing activities	(300)	(7,900)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Short Term Borrowings	-	(3,450)
Issuance of Common Stock	-	9,418
Issuance of Preferred Stock	-	6,938
Redemption of capital securities	-	(3,150)

Net cash provided by financing activities	-	9,756

Net increase (decrease) in cash and cash equivalents	(317)	153

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	331	178

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 14	$ 331

Note 25. Private Placement Capital Raise / Rights Offering

On April 16, 2014, the management and board of directors of Highlands Bankshares, Inc. announced the completion of a $16,525 private placement capital raise. Purchasers in the private placement included outside investors, as well as certain directors and executive officers of the Company. The Company sold 2,673,249 newly issued shares of the Company’s common stock at $3.50 per share, and 2,048,179 shares of Series-A convertible perpetual preferred stock at $3.50 per share. The private placement was disclosed on Form 8-K on April 16, 2014. The Company immediately paid off a Holding Company Loan in the amount of $3,440 to Community Bankers Bank on April 16, 2014 with the funds received from the capital raise. The Company also paid off the remaining $3,150 of its trust preferred securities including accrued interest. The payoff totaling $4,802 was completed on July 15, 2014. The Company down-streamed to the subsidiary Bank in June 2014 $7,500 of funds received from the capital raise. During the third quarter of 2014, the Company also conducted a rights offering to its existing shareholders other than directors and executive officers. The Company raised a total of $556 as a result of the offering. The Company immediately down-streamed $400 of the $556 to the Bank in September of 2014. In October 2014, one of the private placement purchasers, TNH Financial Fund, LP, purchased another $183 of common and preferred stock which allowed them to maintain the same ownership percentage that was held immediately prior to the rights offering. Net proceeds received from the private placement issues and rights offering totaled $16,123.