Form 10-K, Exhibit 13
HIGHLANDS BANKSHARES INC /VA/
filed 2017-03-30
CIK 1008579

Exhibit 13.1

HIGHLANDS BANKSHARES, INC.  AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2016

C O N T E N T S

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

Management's Annual Report on Internal Control over Financial Reporting	3

FINANCIAL STATEMENTS
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Consolidated Statements of Comprehensive Income
  Consolidated Statements of Stockholders' Equity
  Consolidated Statements of Cash Flows
  Notes to Consolidated Financial Statements

4 5 6 7 8 9-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highlands Bankshares, Inc. and Subsidiary
Abingdon, Virginia

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2016. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

 CERTIFIED PUBLIC ACCOUNTANTS

Blacksburg, Virginia
March 30, 2017

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2016 based on the framework set forth in the Committee of Sponsoring Organizations of the Treadway Commission's 2013 Internal Control - Integrated Framework. Based on its evaluation, management concluded that, as of December 31, 2016, Highlands Bankshares Inc.'s internal control over financial reporting was effective.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2016 and 2015
(Amounts in thousands)

	2016	2015
ASSETS
Cash and due from banks	$ 27,391	$ 26,713
Federal funds sold	22,994	20,178

Total Cash and Cash Equivalents	50,385	46,891

Investment securities available-for-sale (Note 3)	95,073	79,860
Other Investments, at cost (Note 4)	6,637	6,592
Loans Held for Sale	1,255	-
Loans, net of allowance for loan losses of $4,829 and $5,654 in 2016 and 2015, respectively (Note 5)	404.838	426,429
Premises and equipment, net (Note 6)	17,814	20,612
Real Estate held for Sale	1,680	-
Deferred Tax Assets, net (Note 8)	12,989	12,126
Interest receivable	2,047	1,761
Bank Owned Life Insurance	14,314	14,585
Other Real Estate Owned, net	2,768	5,694
Other assets	2,878	2,432

Total Assets	$ 612,678	$ 616,982

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 9)
Noninterest bearing	$ 134,488	$ 129,634
Interest bearing	355,381	365,278

Total Deposits	489,869	494,912

Interest, taxes and other liabilities	1,353	761
Short term borrowings (Note 10)	27,552	20,052
Long-term debt (Note 11)	40,146	47,698
Total Other Liabilities	69,051	68,511

Total Liabilities	558,920	563,422

STOCKHOLDERS' EQUITY
Common stock, 8,199 and 7,851 shares issued in 2016 and 2015, respectively, authorized 40,000 shares, par value $0.625 per share (Note 15)	5,124	4,907

Preferred stock, 2,092 shares issued in 2016 and 2015, authorized 10,000 shares, par value $2.00 per share	4,184	4,184
Additional paid-in capital	18,891	17,944
Retained Earnings	26,785	26,773
Accumulated other comprehensive income (loss)	(1,226)	(248)
Total Stockholders' Equity	53,758	53,560

Total Liabilities and Stockholders' Equity	$ 612,678	$ 616,982

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2016 and 2015
(Amounts in thousands, except per share data)

	2016	2015
INTEREST INCOME
Loans receivable and fees on loans	$ 21,327	$ 20,930
Securities available for sale:
Taxable	1,408	1,165
Tax-exempt	333	361
Other investment income	227	222
Federal funds sold	99	85
Total Interest Income	23,394	22,763

INTEREST EXPENSE
Deposits	1,794	2,169
Other borrowed funds	2,381	2,388
Total interest expense	4,175	4,557

Net interest income	19,219	18,206

PROVISION FOR LOAN LOSSES (Note 5)	1,526	1,469

Net interest income after provision for loan losses	17,693	16,737

NON-INTEREST INCOME
Securities gains	47	16
Mortgage Banking Income	525	-
Service charges on deposit accounts	1,786	1,685
Other service charges, commissions and fees	1,748	1,647
Other operating income	762	584
Total Non-Interest Income	4,868	3,932

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 14)	12,005	10,242
Occupancy expense of bank premises	1,332	1,131
Furniture and equipment expense	1,516	1,370
Other operating expenses (Notes 17 and 23)	6,173	6,049
Foreclosed Assets –Write-down and operating expenses	1,883	1,745
Total Non-Interest Expenses	22,909	20,537

Income (Loss) before Income Taxes	(348)	132

Income Tax Benefit (Note 8)	(360)	(1,205)

Net Income	$ 12	$ 1,337

Earnings Per Common Share (Note 13)	$ 0.00	$ 0.17

Diluted Earnings Per Common Share (Note 13)	$ 0.00	$ 0.13

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2016 and 2015
 (Amounts in thousands, except per share data)

	2016	2015

Net Income	$12	$1,337
Other Comprehensive Income
Unrealized gains (losses) on securities during the period	(1,434)	(504)
Less: reclassification adjustment for gains included
in securities gains in the Consolidated Statement of	(47)	(16)
Income
Other Comprehensive Income (Loss) before tax	(1,481)	(520)
Income tax expense (benefit) related to Other	(503)	(177)
Comprehensive Income (Loss)
Other Comprehensive Income (Loss)	(978)	(343)

Comprehensive Income (loss)	$(966)	$994

The Notes to Consolidated Financial Statements are an integral part of these statements.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2016 and 2015
(Amounts in thousands)

	Common Stock Shares	Par Value	Preferred Stock Shares	Par Value	Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Stockholders' Equity
Balance December 31, 2014	7,851	$ 4,907	2,092	$4,184	$ 18,180	$25,436	$ 95	$ 52,802
Net Income						1,337		1,337
Additional Paid In Capital					(236)			(236)
Other Comprehensive Loss							(343)	(343)
Balance December 31, 2015	7,851	$4,907	2,092	$ 4,184	$ 17,944	$ 26,773	$ (248)	$ 53,560
Net Income						12		12
Issuance of Common Stock	262	163			947			1,110
Other Comprehensive Loss							(978)	(978)
Grant of Restricted Stock	86	54			(54)			-
Compensation expense on restricted stock					54			54
Balance December 31, 2016	8,199	$5,124	2,092	$ 4,184	$ 18,891	$ 26,785	$ (1,226)	$ 53,758

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2016 and 2015
(Amounts in thousands)

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 12	$ 1,337
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	1,526	1,469
Restricted Stock expense	54	-
Provision for deferred income taxes	297	232
Depreciation and amortization	954	1,024
Valuation adjustment of deferred tax assets	-	(1,000)
Net realized gains on available-for-sale securities	(47)	(16)
Net amortization on securities	916	1,059
Valuation adjustment of other real estate owned	890	1,275
Valuation adjustment of Real Estate Held for Sale	315
Origination of loans held for sale	(16,969)	-
Proceeds from loans held for sale	15,714	-
(Increase) decrease in interest receivable	(286)	(474)
(Increase) decrease in other assets	(5)	(175)
Increase (decrease) in interest, taxes and other
liabilities	592	253
Net cash provided by operating activities	3,963	4,984

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of debt and equity securities	21,164	1,025
Proceeds from maturities of debt and equity securities	19,035	17,759
Purchase of debt and equity securities	(57,759)	(15,875)
(Purchase) redemption of other investments	(45)	175
Net (increase) decrease in loans	18,433	(30,510)
Proceeds from sales of other real estate owned	3,060	3,447
Premises and equipment expenditures	(372)	(1,288)
Net cash provided by (used in) investing activities	3,516	(25,267)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in certificates of deposit	(15,163)	(14,089)
Net increase in demand, savings and other deposits	10,120	25,504
Net increase (decrease) in short term borrowings	7,500	1
Net decrease in long-term debt	(7,552)	(52)
Issuance of common stock	1,110	-
Net cash provided by financing activities	(3,985)	11,364
Net increase (decrease) in cash and cash equivalents	3,494	(8,919)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	46,891	55,810

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 50,385	$ 46,891

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 4,186	$ 6,630
Income taxes	$ -	$ -

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS
Transfer of loans to other real estate owned	$ 1,632	$ 4,131
Loans originated from sales of other real estate owned	$ 105	$ 390

The Notes to Consolidated Financial Statements are an integral part of these statements

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note  1.  Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the "Parent Company") and its wholly-owned subsidiary, Highlands Union Bank (the "Bank").  The statements also include Highlands Union Insurance Services, Inc., Highlands Union Financial Services, Inc., and Russell Road Properties, LLC which are wholly owned subsidiaries of the Bank. Russell Road Properties, LLC, formed in March of 2015 to hold and manage certain properties acquired by the Bank through foreclosure or deed in lieu of foreclosure.  All significant intercompany balances and transactions have been eliminated in consolidation.  The accounting and reporting policies of Highlands Bankshares, Inc. and its subsidiaries, (collectively the "Company") conform to U.S. generally accepted accounting principles and to standard practices within the banking industry.

Nature of Operations

The Company operates in Abingdon, Virginia, and surrounding southwest Virginia, eastern Tennessee, and western North Carolina under the laws of the Commonwealth of Virginia.  The Parent Company was organized on December 29, 1995.  The Parent Company is supervised by the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. The Bank began banking operations on April 27, 1985 under a state bank charter and provides a wide range of financial services to individuals and businesses.  The Bank's primary lending products include mortgage, consumer and commercial loans, and its primary deposit products are checking, savings, and certificates of deposit.  As a state bank and a member of the Federal Reserve Bank of Richmond, the Bank is subject to regulation by the Virginia State Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank.  Highlands Union Insurance Services, Inc. became effective October 8, 1999 for the purpose of selling insurance through Bankers Insurance LLC. The only activity in Highlands Union Financial Services is the receipt of life insurance commissions.

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
December 31, 2016
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

Loans Held for Sale

The Company's mortgage division, Highlands Home Mortgage, originates certain single family, residential mortgage loans for sale on a presold basis. The division began operations in the second quarter of 2016. The loans are sold to various investors on a servicing released basis using a best efforts approach. The Company does not consider either the rate lock commitment or the purchased commitment a derivative contract.

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

The Company's Credit Review and Analysis Department evaluates various loans individually for impairment as required by Financial Accounting Standards Board ASC 310, Receivables –Subsequent Measurement.  Loans evaluated individually for impairment include classified loans, non-performing loans, loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management.  The evaluations are based upon discounted expected cash flows or collateral valuations.  If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment.   For loans that are not individually evaluated, the Company makes estimates of losses for groups of loans as required by ASC 450-20, Accounting for Contingencies.  Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and the general collateral type.  Assigned loan grades include Quality, Satisfactory, Acceptable, Special Mention, Substandard and Doubtful, each with an increasing risk of potential loss. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan.  The resulting estimate of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans, including:  borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience and ability of lending management; and, national and local economic conditions.

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
December 31, 2016
(Amounts in thousands)

Note 1. Summary of Significant Accounting Policies (Continued)

Premises and Equipment

Land is carried at cost.   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line method over estimated useful lives.  Maintenance and repairs are charged to current operations while improvements are capitalized.  Disposition gains and losses are reflected in current operations. Purchased software costs are included in other assets and expensed over periods ranging from 3-5 years.

Real Estate held for Sale

Real estate held for sale is initially measured at the lower of the carrying amount or fair value less costs to sell.  A loss is recognized for any initial adjustment of the of the asset's carrying amount to its fair value less cost to sell in the period the held for sale criteria are met.  The fair value less costs to sell will be assessed each reporting period.  Subsequent changes in the asset's fair value less cost to sell would be reported as an adjustment to its carrying amount, except that the adjusted carrying amount will not exceed the carrying amount of the asset at the time it was initially classified as held for sale.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management using updated appraisals and other information and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Generally, appraisals are updated every 24 months for all individually significant properties or when current events indicate that a property may have suffered a material decrease in value.  Revenue and expenses from operations and gains and losses on disposals are included in Non-interest expense captioned "Foreclosed Assets-Write-down and operating expenses".

Income Taxes

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Under ASC 740, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the Company's tax circumstance and filings under the most current and relevant accounting rules and believes the Company has incurred no liability for uncertain beneficial tax positions (or any related penalties and interest) for the periods open to normal jurisdictional examinations (2013 through 2015).

Earnings Per Common Share

Earnings per common share are calculated based on the weighted average outstanding shares during the year.  Earnings per common share assuming dilution are calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end.

Stock Compensation Plans

The Company accounts for stock compensation plans under the guidance of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values.  No options were granted during 2016 or 2015. See Note 12 for discussion of issuance of shares of restricted stock.

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

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 was effective for annual reporting periods, and interim periods within that period, beginning after December 15, 2016. ASU No. 2015-14 issued in August 2015 deferred the effective date of this Update to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.  The adoption of this ASU is not expected to have a material effect on the Company's current financial position or results of operations; however, it may impact the reporting of future financial statement disclosures.

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

In August 2015, the FASB issued ASU No. 2015-15 Interest-Imputation of Interest (Subtopic 835-30) Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting  to clarify the SEC staff's position on presenting and measuring debt issuance costs incurred in connection with line-of-credit arrangements which were not addressed in authoritative guidance within  Update 2015-03 .  An entity is allowed to defer and present debt issuance costs as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.  The Company does not expect these amendments to have a material effect on its financial statements.

In January 2016, ASU No. 2016-01 Financial Instruments--Overall (Subtopic 825-10) was issued by the FASB.  The amendments address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments.  The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of these amendments on its financial statements.

In March 2016, ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" was issued by the FASB.  This ASU includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. Some of the key provisions of this new ASU include: (1) companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital ("APIC"). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement, and APIC pools will be eliminated. The guidance also eliminates the requirement that excess tax benefits be realized before companies can recognize them. In addition, the guidance requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity; (2) increase the amount an employer can withhold to cover income taxes on awards and still qualify for the

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 1. Summary of Significant Accounting Policies (Continued)

exception to liability classification for shares used to satisfy the employer's statutory income tax withholding obligation. The new guidance will also require an employer to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on its statement of cash flows (current guidance did not specify how these cash flows should be classified); and (3) permit companies to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards. Forfeitures can be estimated, as required today, or recognized when they occur. ASU No. 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016. The Company does not expect these amendments to have a material effect on its financial statements.

In June 2016, ASU No. 2016-13, "Measurement of Credit Losses on Financial Instruments" was issued by the FASB.   This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income.  The ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments.  ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 2. Formal Written Agreement

On October 13, 2010, the Company and Bank entered into a written agreement ("Written Agreement") with the Federal Reserve Bank of Richmond (the "Reserve Bank").  Under the terms of the Written Agreement, the Bank has agreed to develop and submit to the Reserve Bank for approval within the time periods specified therein written plans or programs to:

•	strengthen board oversight of the management and operations of the Bank;
•	strengthen credit risk management and administration;
•	provide for the effective grading of the Bank's loan portfolio;
•	summarize the findings of its review of the adequacy of the staffing of its loan review function;
•
improve the Bank's position with respect to loans, relationships, or other assets in excess of $500,000 that currently are, or in the future become past due more than 90 days, on the Bank's problem loan list, or adversely classified in any report of examination of the Bank;

•	review and revise the Bank's methodology for determining the allowance for loan and lease losses ("ALLL") and maintain an adequate ALLL;
•	maintain sufficient capital at the Company and the Bank;
•	establish a revised written contingency funding plan;
•	establish a revised written strategic and capital plan;
•	establish a revised investment policy;
•	improve the Bank's earnings and overall condition;
•	revise the Bank's information technology program;
•	establish a disaster recovery and business continuity program; and,
•	establish a committee to monitor compliance with all aspects of the written agreement.

Further, both the Company and the Bank have agreed to refrain from declaring or paying dividends without prior regulatory approval.  The Company has agreed that it will not take any other form of payment representing a reduction in Bank's capital or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior regulatory approval.  The Company also has agreed not to incur, increase or guarantee any debt or not to purchase or redeem any shares of its stock without prior regulatory approval.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note  3. Investment Securities Available-For-Sale

The amortized cost and market value of securities available-for-sale are as follows:

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

State and political subdivisions	$ 13,013	$ 41	$ 603	$ 12,451
Mortgage backed securities	75,384	93	1,189	74,288
SBA Pools	8,533	6	205	8,334
	$ 96,930	$ 140	$ 1,997	$ 95,073

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

State and political subdivisions	$ 6,834	$ 124	$ -	$ 6,958
Mortgage backed securities	62,911	160	478	62,593
SBA Pools	10,494	9	194	10,309
	$ 80,239	$ 293	$ 672	$ 79,860

The following tables presents the age of gross unrealized losses and fair value by investment category:

	December 31, 2016
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$ 9,191	$ 603	$ -	$ -	$ 9,191	$ 603
Mortgage-backed securities	66,878	1,189	-	-	66,878	1,189
SBA Pools	7,587	205	-	-	7,587	205

Total	$ 83,656	$ 1,997	$ -	$ -	$83,656	$ 1,997

The total number of investment securities in a loss position at December 31, 2016 was 108.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note  3. Investment Securities Available-For-Sale (Continued)

	December 31, 2015
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$-	$-	$-	$-	$-	$-
Mortgage-backed securities	45,790	363	4,589	115	50,379	478
SBA Pools	157	3	9,110	191	9,267	194

Total	$45,947	$366	$13,699	$306	$59,646	$672

The total number of investment securities in a loss position at December 31, 2015 was 34.

The Company assesses securities for Other than Temporary Impairment ("OTTI") quarterly by reviewing credit ratings, financial and regulatory reports as well as other pertinent financial indicators published. As of December 31, 2016 and 2015, the Company's assessment revealed no impairment other than that deemed temporary.

Investment securities available-for-sale with a book value (amortized cost) of $33,238 and $31,422 at December 31, 2016 and 2015 respectively, and a market value of $32,698 and $31,355 at December 31, 2016 and 2015, respectively, were pledged as collateral on public deposits, FHLB advances, secured correspondent credit lines and for other purposes as required or permitted by law.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note  3. Investment Securities Available-For-Sale (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2016 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due in one year or less	$ 555	$ 562
Due after one year through five years	2,255	2,273
Due after five years through ten years	3	3
Due after ten years	18,733	17,947
	21,546	20,785

Mortgage-backed securities	75,384	74,288
	$ 96,930	$ 95,073

For the years ended December 31, 2016 and 2015, proceeds from sales of securities were $21,164 and $1,025 respectively.  Gross realized gains and losses on investment securities available for sale were as follows:

	2016	2015

Realized gains from sales and calls of securities	$ 65	$ 16
Realized losses	18	-
Net gains	$ 47	$ 16

Note 4.  Other Investments

Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Pacific Coast Bankers' Bank and Community Bankers' Bank  stock with a carrying value of $4,395 and $4,350 at December 31, 2016 and 2015, respectively are stated at cost and included as " Other Investments" on the Company's Balance Sheets. These investments are considered to be restricted as the Company is required by these entities to hold these investments, and the only market for this stock is the issuing agency.  Also included in "Other Investments" are Certificates of Deposit purchased from other FDIC - insured institutions.  The balances of these CDs were $2,242 and $2,242 at December 31, 2016 and 2015, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses

The composition of net loans is as follows:

	2016	2015
Real Estate Secured:
Residential 1-4 family	$ 186,695	$ 194,287
Multifamily	22,630	23,895
Construction and Land Loans	15,978	19,163
Commercial, Owner Occupied	72,383	73,031
Commercial, Non-owner occupied	28,818	38,025
Second mortgages	6,934	8,169
Equity lines of credit	13,395	6,000
Farmland	12,194	11,283
	359,027	373,853

Secured (other) and unsecured:
Personal	17,745	20,775
Commercial	29,977	35,144
Agricultural	3,490	2,959
	51,212	58,878

Overdrafts	142	139

	410,381	432,870
Less:
Allowance for loan losses	4,829	5,654
Net deferred fees	714	787
	5,543	6,441

Loans, net	$ 404,838	$ 426,429

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

The following is a summary of residential real estate currently in the process of foreclosure as well as foreclosed residential real estate as of December 31, 2016.

	Number	Balance
Residential real estate in the process of foreclosure	8	$ 817
Foreclosed residential real estate	6	$ 340

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following table is an analysis of past due loans as of December 31, 2016:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing

Real Estate Secured
Residential 1-4 family	$ 841	$ 242	$ 1,000	$ 2,083	$ 184,612	$ 186,695	$ -
Equity lines of credit	-	30	10	40	13,355	13,395	-
Multifamily	-	-	-	-	22,630	22,630	-
Farmland	-	47	564	611	11,583	12,194	-
Construction, Land Development, Other Land Loans	39	-	-	39	15,939	15,978	-
Commercial Real Estate- Owner Occupied	14	-	3,868	3,882	68,501	72,383	2,210
Commercial Real Estate- Non Owner Occupied	-	-	-	-	28,818	28,818	-
Second Mortgages	160	1	18	179	6,755	6,934	-
Non Real Estate Secured
Personal	118	23	12	153	17,734	17,887	-
Commercial	142	54	462	658	29,319	29,977	-
Agricultural	-	7	-	7	3,483	3,490	-

Total	$ 1,314	$ 404	$ 5,934	$ 7,652	$ 402,729	$ 410,381	$ 2,210

The following is a summary of non-accrual loans at December 31, 2016:

Amount
Real Estate Secured
Residential 1-4 Family	$ 1,275
Multifamily	-
Construction and Land Loans	-
Commercial-Owner Occupied	1,658
Commercial- Non Owner Occupied	-
Second Mortgages	18
Equity Lines of Credit	10
Farmland	564
Secured (other) and Unsecured
Personal	12
Commercial	462
Agricultural	-
Total	$ 3,999

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
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
December 31, 2016
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses (Continued)

The following tables represent a summary of credit quality indicators of the Bank's loan portfolio at December 31, 2016 and December 31, 2015. The grades are assigned and or modified by the Company's credit review and credit analysis departments based on the creditworthiness of the borrower and the overall strength of the loan.

Credit Risk Profile by Internally Assigned Grade –December 31, 2016
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	$ 32,054	$ -	$ 19	$ 1,941	$ 3,686	$ 387
Satisfactory	106,154	18,335	7,823	5,969	36,806	15,198
Acceptable	41,369	1,410	3,474	5,961	22,767	5,119
Special Mention	3,399	1,896	-	-	4,435	4,221
Substandard	3,719	989	878	2,107	4,689	3,893
Doubtful	-	-	-	-	-	-

Total	$ 186,695	$ 22,630	$ 12,194	$ 15,978	$ 72,383	$ 28,818

Credit Risk Profile by Internally Assigned Grade –December 31, 2015
Grade (1)	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied

Quality	$ 25,939	$ -	$ 25	$ 3,036	$ 2,870	$ 1,481
Satisfactory	109,993	20,271	6,323	7,406	38,926	19,979
Acceptable	46,639	1,811	3,922	6,420	21,671	12,157
Special Mention	3,133	792	195	397	2,552	2,523
Substandard	8,583	1,021	818	1,904	7,012	1,885
Doubtful	-	-	-	-	-	-

Total	$ 194,287	$ 23,895	$ 11,283	$ 19,163	$ 73,031	$ 38,025

 (1)  Quality--This grade is reserved for the Bank's top quality loans. These loans have excellent sources of repayment, with no significant identifiable risk of collection.  Generally, loans assigned this rating will demonstrate the following characteristics:
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
December 31, 2016
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
December 31, 2016
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
However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:
•	Injection of capital
•	Alternative financing
•	Liquidation of assets or the pledging of additional collateral
The following tables provide a summary of loans whose risk profile is based on payment activity.
Credit Risk Profile based on payment activity – December 31, 2016
	Consumer - Non Real Estate	Equity Line of Credit /Second Mortgages	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$ 17,875	$ 20,301	$ 29,515	$ 3,490
Nonperforming (>90 days past due)	12	28	462	-

Total	$ 17,887	$ 20,329	$ 29,977	$ 3,490

Credit Risk Profile based on payment activity – December 31, 2015
	Consumer - Non Real Estate	Equity Line of Credit /Second Mortgages	Commercial - Non Real Estate	Agricultural - Non Real Estate

Performing	$ 20,751	$ 14,147	$ 34,778	$ 2,959
Nonperforming (>90 days past due)	163	22	366	-

Total	$ 20,914	$ 14,169	$ 35,144	$ 2,959

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following tables reflect the Bank's impaired loans at December 31, 2016 and December 31, 2015:

December 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no Related Allowance
Real Estate Secured
Residential 1-4 family	$ 4,848	$ 4,848	$ -	$ 5,963	$ 200
Equity lines of credit	25	25	-	38	1
Multifamily	989	989	-	1,005	1
Farmland	685	685	-	750	24
Construction, Land Development, Other Land Loans	1,741	1,741	-	1,643	114
Commercial Real Estate- Owner Occupied	5,802	5,802	-	5,685	390
Commercial Real Estate- Non Owner Occupied	1,883	1,883	-	941	39
Second Mortgages	186	186	-	292	8
Non Real Estate Secured
Personal	14	14	-	41	1
Commercial	43	43	-	179	3
Agricultural	-	-	-	-	-

Total	$ 16,216	$ 16,216	$ -	$ 16,537	$ 781

December 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Real Estate Secured
Residential 1-4 family	$ 460	$ 460	$ 36	$ 1,153	$ 14
Equity lines of credit	-	-	-	-	-
Multifamily	-	-	-	-	-
Farmland	192	192	16	96	11
Construction, Land Development, Other Land Loans	366	366	20	406	22
Commercial Real Estate- Owner Occupied	1,139	2,139	558	1,629
Commercial Real Estate- Non Owner Occupied	2,009	2,009	314	1,947	41
Second Mortgages	18	18	9	18	-
Non Real Estate Secured
Personal	51	51	29	82	3
Commercial	634	634	365	652	16
Agricultural	-	-	-	-	-

Total	$ 4,869	$ 5,869	$ 1,347	$ 5,983	$ 107

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
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
December 31, 2016
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

 A loan is considered impaired and an allowance for loan losses is established on loans for which it is probable that the full collection of principal and interest is in doubt. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value based on recent appraisal  and /or tax assessment value, liquidation value and/or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2016 and 2015, all of the total impaired loans were evaluated based on the fair value of the collateral. On a quarterly basis, the ALLL methodology begins with the determination of individually impaired loans. All loans that are rated "7" (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated "6" (Substandard) or are expected to be downgraded to "6", require additional analysis to determine whether they may be impaired. All loans that are rated "5" (Special Mention) are presumed not to be impaired. However, "5" rated loans with the following characteristics warrant further analysis before completing an assessment of impairment:

•	A loan is 60 days or more delinquent on scheduled principal or interest;
•	A loan is presently in an unapproved over advanced position;
•	A loan is newly modified; or,
•	A loan is expected to be modified.

The Company's credit administration personnel and senior financial officers are responsible for tracking, coding, and monitoring loans that become troubled debt restructurings. Concessions are made to existing borrowers in the form of modified interest rates and / or payment terms. The loans are segregated for regulatory and external reporting. Each specific troubled debt restructuring is reviewed to determine if the accrual of interest should be discontinued and also reviewed for impairment. The Company's senior credit administration officer performs this analysis on a quarterly basis in addition to determining any other loans that are impaired within the loan portfolio. The Company had a total of $12,660 and $10,064 of loans categorized as troubled debt restructurings as of December 31, 2016 and 2015, respectively. Interest is accrued on troubled debt restructurings if the loan is otherwise not impaired and the full collection of principal and interest under the modified terms is still deemed probable.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
 December 31, 2016
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

The following is a summary of troubled debt restructurings occurring during the twelve months ended December 31, 2016.

Troubled Debt Restructurings Interest only	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Oustanding Recorded Investment

Residential 1-4 family	1	$ 180	$ 180
Equity lines of credit
Multifamily
Farmland	1	57	57
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied	4	4,288	4,288
Commercial Real Estate- Non Owner Occupied
Second Mortgages	1	64	64
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	7	$ 4,589	$ 4,589

Troubled Debt Restructurings Below Market Rate	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family	1	$ 848	$ 848
Equity lines of credit
Multifamily
Farmland
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied	1	1,516	1,516
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	2	$ 2,364	$ 2,364

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

Troubled Debt Restructurings Loan term extension	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family	2	$ 452	$ 452
Equity lines of credit
Multifamily	1	999	999
Farmland	2	193	193
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	5	$ 1,643	$ 1,643

Troubled Debt Restructurings All	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstaniding Recorded Investment

Total Restructurings	14	$ 8,596	$ 8,596

Troubled Debt Restructurings that subsequently defaulted during the twelve months ended December 31, 2016	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential 1-4 family	1	$ 175	$ 175
Equity lines of credit
Multifamily
Farmland	2	$ 193	$ 193
Construction, Land Development, Other Land Loans
Commercial Real Estate- Owner Occupied
Commercial Real Estate- Non Owner Occupied
Second Mortgages
Non Real Estate Secured
Personal / Consumer
Business Commercial
Agricultural

Total	3	$ 368	$ 368

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 December 31, 2016
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
December 31, 2016
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
December 31, 2016
          (Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)
The following tables present the balance in the allowance for loan losses and the recorded investment in loans by loan category and is segregated by impairment evaluation method as of December 31, 2016 and December 31, 2015.

Twelve months ended December 31, 2016	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance December 31, 2015	654	-	37	1,012	748	43	20	7	704	886	1,543	5,654
Provision for Credit Losses	(66)	-	(2)	1,564	(310)	(24)	14	11	947	(323)	(285)	1,526
Charge-offs	249	-	28	1,245		4	9	2	1,044	165	-	2,746
Recoveries	(32)	-	(14)	(8)	(7)	-	(2)	-	(195)	(137)	-	(395)
Net Charge-offs	217	-	14	1,237	(7)	4	7	2	849	28	-	2,351
Ending Balance December 31, 2016	371	-	21	1,339	445	15	27	16	802	535	1,258	4,829
Ending Balance: Individually evaluated for impairment	36	-	20	558	314	9	-	16	29	365		1,347
Ending Balance: Collectively Evaluated for Impairment	335	-	1	781	131	6	27	-	773	170	1,258	3,842
Loans:
Ending Balance: Individually Evaluated for Impairment	5,308	989	2,107	6,941	3,892	204	25	877	65	677	-	21,085
Ending Balance: Collectively Evaluated for Impairment	181,387	21,641	13,871	65.442	24,926	6,730	13,370	11,317	17,822	32,790	-	389,296
Ending Balance: December 31, 2016	$186,695	$22,630	$15,978	$72,383	$28,818	$6,934	$13,395	$12,194	$17,887	$33,467	-	$410,381

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

Twelve months ended December 31, 2015	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance December 31, 2014	$995	$20	$87	$409	$1,063	$67	$74	$12	$665	$982	$1,103	$5,477
Provision for Credit Losses	16	(20)	(79)	634	(309)	(21)	(95)	(8)	759	152	440	1,469
Charge-offs	360	-	12	407	12	3	-	-	796	257	-	1,847
Recoveries	(3)	-	(41)	(376)	(6)	-	(41)	(3)	(76)	(9)	-	(555)
Net Charge-offs	357	-	(29)	31	6	3	(41)	(3)	720	248	-	1,292
Ending Balance December 31, 2015	654	-	37	1,012	748	43	20	7	704	886	1,543	5,654
Ending Balance: Individually evaluated for impairment	249	-	32	799	290	10	-	-	45	512		1,937
Ending Balance: Collectively Evaluated for Impairment	405	-	5	213	458	33	20	7	659	374	1,543	3,717
Loans:
Ending Balance: Individually Evaluated for Impairment	8,924	1,021	1,993	7,688	1,885	416	51	816	182	985	-	23,961
Ending Balance: Collectively Evaluated for Impairment	185,363	22,874	17,170	65,343	36,140	7,753	5,949	10,467	20,732	37,118	-	408,909
Ending Balance: December 31, 2015	$194,287	$23,895	$19,163	$73,031	$38,025	$8,169	$6,000	$11,283	$20,914	$38,103	-	$432,870

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 5.  Loans and Allowance for Loan Losses  (Continued)

 Overview of Loan Review and ALLL Processes

The loan review function performs various tasks that are utilized to discover weaknesses within the loan portfolio.  These include annual reviews on loan relationships that are greater than $500.  The relationship review includes a discussion on the collateral, repayment history, guarantor(s) financial position, and debt service coverage on an individual and global level.  These reviews are based primarily upon federal tax returns for cash flow determination, internally prepared interim statements and personal financial statements.  Debt service coverage (DSC) is calculated on each individual customer, or guarantor, as well as the aggregate or global DSC.  The DSC is discounted to determine a "stressed" DSC.  Collateral evaluation includes an inspection of the collateral file to determine if the Bank is indeed properly securitized.  Collateral is discounted, when appropriate, to determine a "stressed" loan to value ratio (LTV).   In addition to annual loan relationship reviews, quarterly reviews on all loan relationships over $100 that are graded Substandard, Doubtful and Loss are also completed.  This quarterly review process is comprised of a shortened version of the full relationship review.  These quarterly reviews include a discussion on personal credit management, DSC and LTV.  In addition to these quarterly reviews of all non-pass watch list relationships, a semi-annual review is conducted on all Special Mention loan relationships that are on the watch list.  These reviews are prepared in the same manner as the quarterly non-pass relationship reviews.  The appropriateness of the risk rating of each relationship is assessed, with changes to the risk rating being made by the Senior Credit Review Officer, when deemed appropriate. Other measures taken to determine potential problem relationships include the monthly preparation of the watch list.  During that process, past due loan reports are reviewed, as well as any other information that might be presented by loan officers, regarding a particular loan relationship that is exhibiting stress.  To be considered as a watch list relationship, distinct characteristics must be exhibited.  These include, but are not limited to late payments greater than 60 days, a low DSC calculation, bankruptcy filings, casualty losses, or other issues that would cause a perceived increase in the risk of loss to the Bank. The final segment of the loan review process involves special reviews.  These reviews target specific segments of the loan portfolio, i.e. credit cards, equity lines, consumer loans, construction loans, and other specific segments of the loan portfolio that management wishes to have reviewed.  However, currently, the primary emphasis of the loan review function is loan relationship review work, and watch list management.

The segments of the Company's loan portfolio are disaggregated to a level that allows management to monitor risk and performance. In reviewing risk, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the commercial loan portfolio; (ii) the commercial real estate loan portfolio; (iii) the construction loan portfolio; (iv) the consumer loan portfolio; and, (v) the residential loan portfolio. The commercial real estate ("CRE") loan segment is further disaggregated into two classes. Non-owner occupied CRE loans, which include loans secured by non-owner occupied nonfarm nonresidential properties, generally have a greater risk profile than all other CRE loans, which include multifamily structures and owner-occupied commercial structures. The construction loan segment is further disaggregated into two classes. One-to-four family residential construction loans are generally made to individuals for the acquisition of and/or construction on a lot or lots on which a residential dwelling is to be built. Commercial construction loans are generally made to developers or investors for the purpose of acquiring, developing and constructing residential or commercial structures. Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing.

The following describes the Company's basic methodology for computing its ALLL for the twelve months ending December 31, 2016 and 2015.

On a quarterly basis, the ALLL methodology begins with the identification of loans subject to ASC 310.  All loans that are rated "7" (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated "6" (Substandard) or are expected to be downgraded to "6", require additional analysis to determine whether they may be impaired under ASC 310. All loans that are rated "5" (Special Mention) are presumed not to be impaired. However, "5" rated loans, together with any troubled debt restructured loans, may warrant further analysis before completing an assessment of impairment.  For ASC 310 loans that are individually evaluated and found to be impaired (primarily those designated as Substandard and Doubtful), the associated ALLL will be based upon one of the three impairment measurement methods specified within ASC 310:

(1)	Present value of expected future cash flows discounted at the loan's effective interest rate;
(2)	Loan's observable market price; or,
(3)	Fair value of the collateral.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
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

ASC 450 Loan Loss:

For all other loans, including individual loans determined not to be impaired under ASC 310, the associated ALLL is calculated in accordance with ASC 450 that provides for estimated credit losses likely to be realized on groups of loans with similar risk characteristics. The Bank uses standard call report categories to segregate loans into groups with similar risk characteristics. Estimated credit losses reflect significant factors that affect the collectability of the portfolio as of the evaluation date. Key factors that influence risk within the Bank's loan portfolio are divided into three major categories:

(1) Historical Loss Factor: To calculate the anticipated loan loss in each call report category for ASC 450 loans, the Bank begins with the net loss in each category for each of the last twelve quarters. The Bank uses a rolling twelve quarter weighted historical loss average where the most recent quarters are weighted heavier than the earlier quarters so that the calculation reflects current risk trends within the portfolio.  The weighting used by the Bank is similar to the Rule of 78's with the net losses of the most recent quarter weighted at 12/78ths and those in the first quarter in the twelve quarter period weighted at 1/78th.   Therefore, the net losses of the most recent year represent approximately 54% of the calculation compared with 33% if a simple average of losses over the three-year period was used.  The total of weighted factors for each call report category is applied to the current outstanding loan balance in each category to calculate expected loss based on historical data for a group of loans with similar risk characteristics.  The same weighting is applied to all loan types.

(2) External economic factors:  Economic conditions have a significant impact on the Bank's loan portfolio because deteriorating conditions can adversely impact both collateral values and the customer's ability to service debt.  Management has selected the following external factors as indicators of economic conditions:

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

Once the quarterly ALLL is computed, the calculations are reviewed by the Company's credit administration committee which is comprised of the CEO, CFO, and Senior Lending Officers, including Credit Review personnel.  The Company's controller also performs a detailed review of the computations, estimates, etc. included in the ALLL calculation. The ALLL is then reviewed and approved by the Board of Directors.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Loans Held for Sale

The Company's mortgage division, Highlands Home Mortgage, originates certain single family, residential first mortgage loans for sale on a presold basis. Loan sale activity is summarized below. This division began operations in the second quarter of 2016. Loans are typically sold to one of the various investors within 20 days of closing. Management believes the carrying amounts approximate the fair values of loans held for sale.

Twelve months ended December 31	2016	2015

Loans held for sale at end of period	$1,255	$-
Proceeds from sales of mortgage loans originated for sale	15,714	-
Gain on sales of mortgage loans originated for sale	$525	-

Note 6.  Premises and Equipment / Real Estate held for Sale

Premises and equipment are comprised of the following:

	2016	2015

Land	$7,471	$9,150
Bank Premises	13,681	14,299
Equipment	15,314	15,258
	36,466	38,707
Less: accumulated depreciation	18,770	18,133
Construction in progress	118	38
	$17,814	$20,612

Depreciation expense was $967 and $933 for 2016 and 2015, respectively.

The Company also has $1,680 of Real Estate held for sale. This consists of four vacant lots that were originally purchased for future branch expansion and/or bank operations and one property that was used for various back office departments. The Company is now actively marketing these five properties.

Note 7.  Bank Owned Life Insurance

The Company maintains insurance on the lives of certain key directors and officers.  As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable.  The current value of the policies at December 31, 2016 and 2015 was $14,314 and $14,585, respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 8.  Income Taxes

The components of the net deferred tax asset are as follows:

	2016	2015

Deferred tax assets:
Allowance for loan loss	$1,642	$1,922
Previous years AMT	802	802
Loss on other equity investments	51	51
NOL carry-forwards (20 year carry-forward period)	10,286	9,627
Net unrealized loss on securities available-for-sale	632	129

	13,413	12,531

Deferred tax liability:
Depreciation	(424)	(405)
Net unrealized gain on securities available for sale	-	-
	(424)	(405)
Deferred Tax Asset Valuation Allowance	-	-

Net deferred tax assets:	$12,989	$12,126

The components of income tax expense related to continuing operations are as follows:

	2016	2015

Federal:
Current	$(657)	$(438)
Deferred	297	(767)

Total	$(360)	$(1,205)

The Company's income tax expense differs from the expected tax expense at the statutory federal rate of 34% as follows:

	2016	2015

Statutory rate applied to earnings before income taxes	$(118)	$45
Tax exempt interest	(113)	(123)
Life insurance proceeds	(30)	-
Deferred tax valuation allowance reversal	-	(1,000)
Other, net	(99)	(127)

Total	$(360)	$(1,205)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 8.  Income Taxes (continued)

Income tax benefits in 2016 totaled $360 compared to $1,205 in 2015. In the second quarter of 2015, the Company reversed the remaining balance of the valuation allowance that was established against the deferred tax assets ("DTA") during the fourth quarter of 2011. The valuation allowance was established during 2011 due to uncertainty at the time regarding the ability to generate sufficient future taxable income to fully realize the benefit of the net DTA. Subsequent to 2011, earnings performance and asset quality have improved resulting in greater expected realization of the DTA. In addition, the Company raised $16,123 in net proceeds of new capital in 2014 which allowed the Company to payoff two high rate debt instruments (the Company's Community Bankers Bank note and Trust Preferred Securities) improving future earnings potential.  As a result of these factors, the Company reversed $1,000 of the DTA in the second quarter of 2014, and due to the continued improvements in asset quality and earnings performance the remaining $1,000 of the DTA valuation allowance was reversed in the second quarter of 2015. In assessing the realizability of DTA, management considers whether it is more likely than not that some portion or all of the DTA will not be realized. The Company evaluates the carrying amount of its DTA on a quarterly basis in accordance with the guidance provided in FASB ASC Topic 740 ("ASC 740"), in particular, applying the criteria set forth therein to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that some portion, or all, of the DTA will not be realized within its life cycle, based on the weight of available evidence. In most cases, the realization of the DTA is dependent upon the Company generating a sufficient level of taxable income in future periods, which can be difficult to predict.  If the Company's forecast of taxable income within the carry forward periods available under applicable law is not sufficient to cover the amount of net deferred assets, such assets may be impaired. Management considers the reversal of deferred tax liabilities (including the impact of available carry-back and carry-forward periods), projected future taxable income and tax-planning strategies in making this assessment.

Management, in conjunction with the board of directors, will continue to evaluate the carrying value of the Company's DTA on a quarterly basis, in accordance with ASC 740, and will determine any need for a valuation allowance based upon circumstances and expectations then in existence.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 9. Deposits

The composition of deposits is as follows:

	2016	2015

Non-interest bearing demand	$ 134,488	$ 129,634
Interest bearing demand	124,143	119,787
Savings deposits	90,686	89,776
Time deposits, in amounts of $100,000 or more	43,743	49,242
Other time deposits	96,809	106,473

Total deposits	$ 489,869	$ 494,912

The scheduled maturities of time deposits at December 31, 2016 are as follows:

2017	$ 66,373
2018	24,618
2019	14,388
2020	11,606
2021	8,854
Thereafter	14,713

$ 140,552

Time deposits greater than $250 totaled $6,308 and $8,874 at December 31, 2016 and December 31, 2015, respectively.

Note 10. Short-Term Borrowings

Short-term borrowings totaling $27,552 at December 31, 2016, as shown on the balance sheet, consist primarily of three Federal Home Loan Bank advances that are secured by a lien on a specific class of residential and commercial mortgage loans of the Bank. The FHLB has the option to convert two of these advances which total $20,000 to a three month LIBOR-based floating rate advance.  These two notes have interest rates that range from 3.84% to 4.34% at December 31, 2016. The average rate paid on these two borrowings was 3.97% during 2015 and 2016. The third advance has a fixed rate of 2.43% and matures on August 29, 2017. Also included in other short-term borrowings are the contractual principal payments due over the next 12 months on an FHLB advance granted through the FHLB's Affordable Housing Program. The contractual payments due on the FHLB Affordable Housing program loan total $52 and the advance has a zero interest rate.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 11. Long-Term Debt

At December 31, Highlands Bankshares, Inc. and its Subsidiary had the following long-term debt agreements:

	2016	2015

Note payable FHLB dated 08/23/05 for $750 with an annual interest rate of 0%, due 08/24/2020. The note requires monthly principal payments and was granted as part of the FHLB's Affordable Housing Program.	$146	$198

Note payable FHLB dated 08/29/12 for $12,500 with an annual interest rate of 3.53%, due 08/29/19. The note requires quarterly interest payments.	12,500	12,500

Note payable FHLB dated 08/29/12 for $12,500 with an annual interest rate of 3.70%, due 08/29/19. The note requires quarterly interest payments.	12,500	12,500

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 2.73%, due 08/29/18. The note requires quarterly interest payments	5,000	5,000

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 3.74%, due 08/29/19. The note requires quarterly interest payments.	5,000	5,000

Note payable FHLB dated 08/29/12 for $7,500 with an annual interest rate of 2.43%, due 08/29/17. The note requires quarterly interest payments.	Included in Short Term Borrowings	7,500

Note payable FHLB dated 08/29/12 for $5,000 with an annual interest rate of 2.86%, due 08/29/18. The note requires quarterly interest payments.	5,000	5,000

Total	$40,146	$47,698

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 11. Long-Term Debt (continued)

A specific class of commercial and residential mortgage loans, with a balance of $145,793 at December 31, 2016 were pledged to the FHLB as collateral for the above advances and to secure additional available lines of credit.

Contractual principal maturities of long-term debt at December 31, 2016 are as follows:

2017	$ -
2018	10,053
2019	30,053
2020	40
$ 40,146

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 12. Stock Issuances / Awards

On April 16, 2014, management and board of directors of Highlands Bankshares, Inc. announced the completion of a $16,525 private placement capital raise. Purchasers in the private placement included outside investors, as well as certain directors and executive officers of the Company. The Company sold 2,673,249 newly issued shares of the Company's common stock at $3.50 per share, and 2,048,179 shares of Series-A convertible perpetual preferred stock at $3.50 per share. The private placement was disclosed on Form 8-K on April 16, 2014. The Company immediately paid off a Holding Company Loan in the amount of $3,440 to Community Bankers Bank on April 16, 2014 with the funds received from the capital raise. The Company also paid off the remaining $3,150 of its trust preferred securities including accrued interest. The payoff totaling $4,802 was completed on July 15, 2014. The Company down-streamed to the subsidiary Bank in June 2014 $7,500 of funds received from the capital raise. During the third quarter of 2014, the Company also conducted a rights offering to its existing shareholders other than directors and executive officers. The Company raised a total of $556 as a result of the offering. The Company immediately down-streamed $400 of the $556 to the Bank in September of 2014. In October 2014, one of the private placement purchasers, TNH Financial Fund, LP, purchased another $183 of common and preferred stock which allowed them to maintain the same ownership percentage that was held immediately prior to the rights offering. Net proceeds received from the private placement issues and rights offering totaled $16,123. In January of 2016, the Company's CEO, Timothy K. Schools purchased 235,294 shares of the Company's common stock at a price of $4.25 per share in a private placement as disclosed on Form 4 on January 12, 2016.  In February 2016, two of the private placement purchasers participating in the capital raise in 2014, MFP Partners LP and Deerhill Pond Investment Partners, LP, each purchased another 12,744 shares of common stock at $4.25 per share which allowed them to maintain the same ownership percentage that was held immediately prior to Mr. Schools' purchase. The company down-streamed $1,150 to the Bank.

Effective September 6, 2016, the Company and Timothy K. Schools, the Company's President and Chief Executive Officer, executed an amendment to Mr. Schools' employment agreement. The amendment provides for the grant of 86,667 restricted shares of the Company's common stock. The Restricted Shares will vest 50% on the first anniversary of the Award Date and 50% on the second anniversary of the Award Date. The restricted shares will be expensed over the 2 year vesting period based on the grant date fair value of the shares.

Note 13.  Stock and Earnings Per Share

Earnings per common share is computed using the weighted average outstanding shares for the years ended December 31.  Outstanding stock options (Note 15) impact on earnings per share is determined using the treasury stock method. For 2015, the impact of conversions of outstanding stock options was anti-dilutive. During 2014, the Company issued a total of 2,092,287 shares of Series A preferred stock (See Note 12). These preferred shares are non-voting mandatorily convertible non-cumulative preferred shares which are entitled to receive dividends equal to dividends paid on the Company's common shares. The Series A preferred shares will rank pari passu with the common stock with respect to all terms (other than voting), including, the payment of dividends or distributions, and payments and rights upon liquidation and dissolution. The restricted stock awards issued by the Company to Mr. Schools are also included in the diluted shares total. The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per common share computation:

	2016	2015

Income available to common stockholders	$12	$1,337
Weighted average shares outstanding	8,107	7,851
Shares outstanding including assumed conversion	10,285	9,943
Basic earnings per common share	$0.00	$0.17
Fully diluted earnings per share (including convertible preferred shares oustanding)	$0.00	$0.13

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 14. Profit Sharing and Retirement Savings Plan

The Bank has a 401(k) savings plan available to substantially all employees meeting minimum eligibility requirements.  Prior to July 1, 2016, the Bank made a discretionary 1.5% profit sharing contribution to all employees exclusive of employee contributions and employer matching. Effective July 1, 2016 this discretionary 1.5% contribution was replaced with a performance based program tied to certain profitability goals, etc. being achieved. Employees may elect to make voluntary contributions to the plan up to the maximum allowed by law. The Bank also matches 100% of the employee's initial 1% contribution and 50% of the next 5%.  The cost of Bank contributions under the savings plan was $216 and $303 in 2016 and 2015, respectively.

Note 15. Stock Option Plan and Equity Compensation Plan

The Company sponsors an equity compensation plan, adopted by the Board of Directors in 2006, which provides for the granting of nonqualified stock options, stock appreciation rights, stock awards and stock units. Under the plan, the Company may grant options, restricted shares, etc. to its directors, officers and employees for up to 200,000 shares of common stock. The Company granted 86,667 shares of restricted stock to Timothy Schools in September 2016. The Company did not grant any equity compensation in 2015.

A summary of the status of the Company's stock option plan and restricted stock outstanding is presented below:

	2016		2015
	Restricted Stock		Outstanding Stock Options
	Price per Share	Number of Shares	Weighted Average Exercise Price	Number of Shares

Options outstanding at January 1	-	-	$ 15.00	55,600
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	15.00	(55,600)
Options outstanding and exercisable at December 31	$ -	-	$ -	-

Restricted Stock Awards Granted	$ 5.10	86,667	-	-

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 16. Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers.  Those financial instruments include commitments to extend credit and commercial letters of credit of approximately $373 and $292, unfunded commitments under lines of credit of $34,469 and $40,024, and commitments to grant new loans of $10,334 and $5,614 for the years ended December 31, 2016 and 2015, respectively.  These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Bank's exposure to credit loss, in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

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

Note 17. Commitments and Contingencies

The Bank has made arrangements with and has available from corresponding banks certain lines of credit to fund any necessary cash requirements. The Bank has $67,698 of Federal Home Loan Bank advances outstanding against its corresponding line of credit as of December 31, 2016. A specific class of commercial and residential mortgage loans, with a balance of $145,794 at December 31, 2016 were pledged to the FHLB as collateral. At December 31, 2016, the Bank had approximately $56,000 of available credit at the FHLB and approximately $5,000 of lines of available credit granted from one of its correspondent banks.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 17. Commitments and Contingencies (Continued)

On December 23, 2015, James M. Brock and Jean W. Brock (together, "Brock") filed a complaint in the Circuit Court of Grayson County, Virginia, alleging that the Bank acted negligently when it foreclosed on property adjacent to the Brock's property and allegedly failed to remediate the foreclosed property, allegedly causing damage to Brock's property. Brock seeks damages of $200,000 plus prejudgment interest, attorneys' fees, and costs.  The Bank denies any wrongdoing in this matter and intends to vigorously defend itself.  No trial date has yet been set.  The Company is unable to estimate the likelihood of an unfavorable outcome or the amount or range of potential loss.

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

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon third party models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the company's creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company's valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Recurring --Investment Securities Available for Sale

Securities classified as available for sale are reported at fair value utilizing Level 2.  For Level 2 securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond's terms and conditions, among other things.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
 (Amounts in thousands)

Note 18. Fair Value Disclosures (Continued)

The following summarizes the Company's available for sale securities portfolio measured at fair value on a recurring basis as of December 31, 2016 and December 31, 2015, segregated by the level of the valuation inputs within the fair value hierarchy.

2016
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
State and Political Subdivisions	$ -	$ 12,451	$ -	$ 12,451
Mortgage Backed Securities	-	74,288	-	74,288
SBA Pools	-	8,334	-	8,334
Total AFS Securities	$ -	$ 95,073	$ -	$ 95,073

2015
	Level 1	Level 2	Level 3	Total Fair Value
Available for Sale Securities
State and Political Subdivisions	$ -	$ 6,958	$ -	$ 6,958
Mortgage Backed Securities	-	62,593	-	62,593
SBA Pools	-	10,309	-	10,309
Total AFS Securities	$ -	$ 79,860	$ -	$ 79,860

Non Recurring - Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2016 and December 31, 2015, all of the total impaired loans were evaluated based on the fair value of the collateral.  The Company frequently obtains appraisals prepared by external professional appraisers and applies discounts ranging from 8% to 40% depending on type of property, condition, location, etc.; therefore, the Company records impaired loans in Level 3. The Company also in certain instances prepares internally generated valuations from on-site inspections, third-party valuation models or other information.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 18.  Fair Value Disclosures (Continued)

Non Recurring –Other Real Estate Owned  / Repossessions / Real estate held for sale

Other Real Estate Owned and repossessions are adjusted to fair value upon transfer of the loans to Other Real Estate Owned and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices or recent appraised values of the collateral which the Company considers as nonrecurring Level 2.  When the current appraised value is not available and /or further discounted below the most recent appraised value less selling costs due to such things as absorption rates and market conditions, the Company records the foreclosed assets within Level 3 of the fair value hierarchy. Real estate held for sale is adjusted to fair value upon transfer from fixed assets or when no longer being used for banking purposes.

The following table summarizes the Company's assets at fair value on a non - recurring basis as of December 31, 2016 and December 31, 2015 segregated by the level of the valuation inputs within the fair value hierarchy. The tables disclose the recorded investment of impaired loans requiring a specific allowance.

December 31, 2016	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$-	$-	$4,869	$4,869
Repossessions/OREO, net	$-	$-	$2,768	$2,768
Real Estate Held for sale	$-	$-	$1,680	$1,680

December 31, 2015	Level 1	Level 2	Level 3	Total Fair Value
Impaired Loans	$-	$-	$7,098	$7,098
Repossessions/OREO, net	$-	$-	$5,724	$5,724

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis for which the Company uses Level 3 inputs to determine fair value (dollars in thousands):

		Quantitative Information about Level 3 Fair Value Measurements
			Valuation	Unobservable	Range
December 31,	2016	2015	Techniques	Input (2)	(Weighted Average)
OREO, net	$2,768	$5,724	Appraisal of collateral (1)	Appraisal adjustments	0% to 45% (13%)
				Liquidation expenses	0% to 10% (9%)
Real Estate held for sale	$1,680	$-	Appraisal of collateral (1)	Appraisal adjustments	0% to 50% (40%)
				Liquidation expenses	0% to 10% (8%)
Impaired loans	$4,869	$7,098	Fair value of collateral –real estate (1), (3)	Appraisal adjustments	0% to 10% (9%)
			Fair value of collateral –equipment, inventory, other (1), (3)	Appraisal adjustments	25% to 50% (33%)
				Liquidation expenses	0% to 10% (9%)

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
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
December 31, 2016
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

The carrying amounts and fair values of the Company's financial instruments at December 31, 2016 and December 31, 2015 were as follows:

	December 31, 2016		December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 50,385	$ 50,385	$ 46,891	$ 46,891
Securities available for sale	95,073	95,073	79,860	79,860
Other investments	6,637	6,637	6,592	6,592
Loans, net	404,838	406,851	426,429	419,907
Deposits	(489,869)	(422,730)	(494,912)	(472,197)
Other short-term borrowings	(27,552)	(27,958)	(20,052)	(21,970)
Long-term debt	(40,146)	(41,825)	(47,698)	(50,313)

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

	2016	2015

Balance, beginning	$ 7,723	$ 7,774
Additions	1,354	2,326
Reductions	(4,374)	(2,377)
Balance, ending	$ 4,703	$ 7,723
Unused commitments	$ 675	$ 667

Deposits from related parties held by the Bank at December 31, 2016 and 2015 were $3,784 and $4,035 respectively.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 20. Restrictions on Cash

The Federal Reserve Bank requires the Bank to maintain reserve balances.  The total of those reserve balances including available vault cash at December 31, 2016 and 2015 was $4,346 and $3,892 respectively.

Note 21. Minimum Regulatory Capital Requirements

Regulators of the Company and its subsidiary, Highlands Union Bank (the "Bank"), have implemented risk-based capital guidelines which require compliance with certain minimum capital ratios as a percent of assets and other certain off-balance sheet items that are adjusted for predefined credit risk factors.  Effective January 1, 2015 (with some changes transitioned into full effectiveness over two to four years), the Bank became subject to new capital requirements adopted by the Federal Reserve. These new requirements create a new required ratio for common equity Tier 1 ("CETI") capital, increase the Tier 1 capital ratio, change the risk weight of certain assets for purposes of the risk-based capital ratios, create an additional capital conservation buffer over the required capital ratios and change what qualifies as capital for purposes of meeting these various capital requirements. Beginning in 2016, failure to maintain the required capital conservation buffer will limit the ability of the Bank to pay dividends, repurchase shares or pay discretionary bonuses. The Company is exempt from consolidated capital requirements as those requirements do not apply to certain small bank holding companies with assets under $1 billion.

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

The Federal Reserve's prompt corrective action standards also changed effective January 1, 2015. Under the new standards, in order to be considered well-capitalized, the Bank must have a CETI ratio of 6.5% (new), a Tier 1 ratio of 8.0% (increased from 6.0%), a total risk-based capital ratio of 10.0% (unchanged) and a leverage ratio of 5.0% (unchanged). As of December 31, 2016, the Bank meets all these new requirements, including the full capital conservation buffer.

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 21.   Minimum Regulatory Capital Requirements (Continued)

The Bank's actual and required capital amounts and ratios are as follows:

	Actual		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio

As of December 31, 2016:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 50,523	13.02%	$ 38,792	=> 10%
Common Equity Tier 1 Capital to Risk Weighted Assets	45,694	11.78%	25,215	=> 6.5%
Tier 1 Capital (to Risk-Weighted Assets)	45,694	11.78%	31,034	=> 8%
Tier 1 Capital (to Adjusted Total Assets -Leverage	45,694	7.59%	30,111	=>5%

As of December 31, 2015:
Total Risk-Based Capital (to Risk-Weighted Assets)	$ 49,588	12,55%	$ 39,506	=> 10%
Common Equity Tier 1 Capital to Risk Weighted Assets	44,573	11.28%	25,679	=> 6.5%
Tier 1 Capital (to Risk-Weighted Assets)	44,573	11.28%	31,605	=> 8%
Tier 1 Capital (to Adjusted Total Assets -Leverage	44,573	7.33%	30,422	=>5%

Note 22.  Restrictions on Dividends

The Parent Company's principal asset is its investment in the Bank, its wholly-owned consolidated subsidiary.  The primary source of income for the Parent Company historically has been dividends from the Bank.  Regulatory agencies limit the amount of funds that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

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

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 23. Other Operating Income and Expenses

Other operating income and expenses that exceed 1% of the total of interest income and other income presented separately consist of the following:

	2016	2015

BOLI income	$396	$401
Other Contracted Services	$763	$775
Bank Franchise Taxes	$423	$367
FDIC Insurance Costs	$693	$863
Software Licensing / Maintenance	$932	$736
Postage and Freight	$247	$282
Legal	$431	$378
Other Loan Expense	$167	$330
Other Losses	$124	$450
Advertising	$286	$260
Audit	$253	$180

Note 24.  Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2016 and 2015 and for the years then ended.  Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	2016	2015
ASSETS
Cash	$224	$14
Other investments	102	102
Equity in subsidiary	53,412	53,444
Other assets	20	-

Total Assets	$53,758	$53,560

STOCKHOLDERS' EQUITY	$53,758	$53,560

CONDENSED STATEMENTS OF INCOME
	2016	2015

Interest and dividend income	$4	$4
Other income	-	-
Interest expense	-	-
Operating expense	(86)	(95)
	(82)	(91)

Income tax benefit	27	31
Equity in undistributed earnings of subsidiary	67	1,397

Net income	$12	$1,337

HIGHLANDS BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
(Amounts in thousands)

Note 24.  Condensed Parent Company Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 12	$ 1,337
Adjustments to reconcile net income to net cash Used in operating activities:
Restricted stock expense	55	-
Equity in undistributed earnings of subsidiary	(67)	(1,397)
(Increase) decrease in other assets	(50)	43
Increase (decrease) in other liabilities	-	-

Net cash used in operating activities	(50)	(17)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital contributed to subsidiary bank	(850)	(300)

Net cash (used in) investing activities	(850)	(300)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Short Term Borrowings	-	-
Issuance of Common Stock	1,110	-
Issuance of Preferred Stock	-	-
Redemption of capital securities	-	-

Net cash provided by financing activities	1,110	-

Net increase (decrease) in cash and cash equivalents	210	(317)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	14	331

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 224	$ 14